PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-166013
333-166013-01 through 333-166013-23

Ply Gem Industries, Inc.
Exchange Offer for $150,000,000
13.125% Senior Subordinated Notes due 2014 and Related Guarantees

The Notes and the Guarantees

•
We are offering to exchange $150,000,000 of our outstanding 13.125% Senior Subordinated Notes due 2014 and certain related guarantees, which were issued on January 11, 2010 and which we refer to collectively as the initial notes, for a like aggregate amount of our registered 13.125% Senior Subordinated Notes due 2014 and certain related guarantees, which we refer to collectively as the exchange notes.  The exchange notes will be issued under an indenture dated as of January 11, 2010.

•
The exchange notes will mature on July 15, 2014.  We will pay interest on the exchange notes on January 15 and July 15 of each year, beginning on July 15, 2010, at a rate of 13.125% per annum, to holders of record on the January 1 or July 1 immediately preceding the interest payment date.

•
The exchange notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior debt, including borrowings under our senior secured asset-based revolving credit facility (the “ABL Facility”) and our existing 11.75% senior secured notes due 2013 (the “Senior Secured Notes”). The exchange notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries that are not guarantors.

•
The exchange notes will initially be jointly and severally, irrevocably and unconditionally guaranteed on a senior subordinated basis, subject to certain limitations described herein, by Ply Gem Holdings, Inc. and all our subsidiaries located in the United States (other than Unrestricted Subsidiaries as such term is defined in “Description of Notes”). The related guarantees will be general unsecured obligations of the guarantors and will be subordinated in right of payment to all existing and future senior debt of the guarantors, which includes their guarantees of the ABL Facility and the Senior Secured Notes.

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on June 30, 2010, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•
The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where those initial notes were acquired by that broker-dealer as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale.  See “Plan of Distribution.”

The date of this prospectus is June 1, 2010.

________________

MARKET AND INDUSTRY DATA

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on good faith estimates by our management, which are derived from their review of internal surveys, as well as the independent sources listed above.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read this prospectus carefully in its entirety before making an investment decision. In particular, you should read the section entitled “Risk Factors” included elsewhere in this prospectus and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Unless otherwise specified or the context requires otherwise, (i) the term “Ply Gem Industries” refers to Ply Gem Industries, Inc., the principal operating subsidiary of Ply Gem Holdings; (ii) the term “Ply Gem Holdings” refers to Ply Gem Holdings, Inc.; (iii) the terms “we,” “us,” or “our,” “Ply Gem” and the “Company” refer collectively to Ply Gem Holdings and its subsidiaries; (iv) the term “CI Noteholders” refers collectively to Caxton-Iseman (Ply Gem) III, L.P. and Caxton-Iseman (Ply Gem) IV, L.P.; (v) the term “Senior Note Offering” means the issuance of an additional $25.0 million aggregate principal amount of Senior Secured Notes on October 23, 2009 and (vi) the term “Refinancing Transactions” means (a) the Note Transfer (as defined herein), (b) the Note Contribution (as defined herein) and (c) the offering of the initial notes and the use of proceeds from such offering. The use of these terms is not intended to imply that Ply Gem Holdings and Ply Gem Industries are not separate and distinct legal entities.

The term “initial notes” refers to the 13.125% Senior Subordinated Notes due 2014 that were issued on January 11, 2010 in a private offering, and the term “exchange notes” refers to the 13.125% Senior Subordinated Notes due 2014 offered with this prospectus.  The term “notes” refers to the initial notes and the exchange notes, collectively.

Our Company

We are a leading manufacturer of residential exterior building products in North America. We offer a comprehensive product line of vinyl siding and skirting, vinyl windows and doors, and vinyl and composite fencing and railing that serves both the home repair and remodeling and new home construction sectors in the United States and Western Canada. Vinyl building products have the leading share of sales by volume in siding and windows, and a fast growing share of sales by volume in fencing in the United States. We also manufacture vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood, vinyl, aluminum and vinyl and aluminum clad windows, steel and fiberglass doors and stone veneer, enabling us to bundle complementary and color-matched products and accessories with our core vinyl products. We believe our broad product offering and geographically diverse manufacturing base allow us to better serve our customers and provide us with a competitive advantage over other vinyl building products suppliers. We have two reportable segments: (i) siding, fencing and stone and (ii) windows and doors.

We market our products using several leading brands across multiple price points, which enables us to diversify our sales across distribution channels with minimal channel conflict and reach the greatest number of end customers. We believe we are able to compete on favorable terms and conditions and maintain a strong customer base as a result of our extensive distribution coverage, high quality, innovative and comprehensive product line, proprietary vendor managed inventory program and production efficiency.

Ply Gem Holdings is a holding company with no operations or assets of our own other than the capital stock of our subsidiaries. For the three months ended April 3, 2010, we had net sales of $204.2 million, adjusted EBITDA of $12.1 million and net income of $54.1 million including a $98.2 million gain on extinguishment of debt.  For the year ended December 31, 2009, we had net sales of $951.4 million, adjusted EBITDA of $113.7 million and operating earnings of $40.1 million.

Our Sponsor

As of the date of this prospectus, affiliates of, and companies managed by, CI Capital Partners LLC, formerly known as Caxton-Iseman Capital LLC, including Caxton-Iseman (Ply Gem), L.P., Caxton-Iseman (Ply Gem) II, L.P. and Frederick J. Iseman (collectively, the “Sponsor”), beneficially own approximately 83% of the common stock of the indirect parent company of Ply Gem Industries.

Use of Proceeds

We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Refinancing Transactions

Prior to the issuance of the initial notes, we had $360.0 million aggregate principal amount of 9% senior subordinated notes due 2012 (the “9% notes”) outstanding. Caxton-Iseman (Ply Gem) III, L.P. and Caxton-Iseman (Ply Gem) IV, L.P. (together, the “CI Noteholders”), which are affiliates of the Sponsor, owned approximately $281.3 million aggregate principal amount of our 9% notes.

Through a series of transactions, (i) prior to the closing date of the offering of the initial notes, approximately $218.8 million aggregate principal amount of the 9% notes held by the CI Noteholders were transferred to affiliates of the Sponsor who are our indirect stockholders and ultimately to Ply Gem Prime Holdings, Inc. ("Ply Gem Prime Holdings"), our indirect parent company, and (ii) on February 12, 2010, such notes were transferred to our parent company, Ply Gem Holdings (collectively, the “Note Transfer”). Such 9% notes were then transferred to Ply Gem Industries as a capital contribution and cancelled on February 12, 2010 (the “Note Contribution”). Any interest payable on such 9% notes to a holder of record on a date prior to the Note Transfer and the Note Contribution was not contributed to Ply Gem Industries.

On February 16, 2010, we redeemed the remaining $141.2 million aggregate principal amount of outstanding 9% notes (including approximately $62.5 million of the 9% notes held by the CI Noteholders) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date.  Following the redemption, the CI Noteholders no longer hold any debt securities of Ply Gem Industries. See “Refinancing Transactions.”

Senior Note Offering

On October 23, 2009, Ply Gem Industries issued an additional $25.0 million aggregate principal amount of Senior Secured Notes in a private placement transaction. The proceeds of the Senior Note Offering were used for general corporate purposes. The new Senior Secured Notes are part of a single class of notes together with the originally issued Senior Secured Notes and have the same terms except that the new Senior Secured Notes have a different issue date and first interest payment date, trade under a separate CUSIP number, have a different U.S. federal income tax treatment relating to the recognition of original issue discount and have no registration rights.

Recent Developments

On May 28, 2010, Ply Gem Holdings filed a Registration Statement on Form S-1 relating to its proposed initial public offering of up to $300 million of common stock.  Ply Gem Holdings intends to use the proceeds that it receives from the offering to redeem or repurchase a portion of our outstanding indebtedness and to pay transaction fees and other expenses.  To the extent that any selling stockholders participate in the offering, Ply Gem Holdings will not receive any proceeds from the sale of shares by such stockholders.  There can be no assurance that Ply Gem Holdings' initial public offering of common stock will be completed on acceptable terms or at all.  The Registration Statement on Form S-1 has not yet become effective and common stock of Ply Gem Holdings may not be sold, nor may offers to buy be accepted, prior to the time the Registration Statement becomes effective.

Additional Information

Ply Gem Industries, Inc. is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513. Our telephone number is (919) 677-3900.

The following table describes the guarantors.  All of their principal offices are located at 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513, telephone number (919) 677-3900.

Name of Guarantor	Jurisdiction of Formation	Year of Formation
Alcoa Home Exteriors, Inc. (“AHE”)	Ohio	1928
Alenco Building Products Management, L.L.C.	Delaware	2001
Alenco Extrusion GA, L.L.C.	Delaware	2001
Alenco Extrusion Management, L.L.C.	Delaware	2001
Alenco Holding Corporation	Delaware	2000
Alenco Interests, L.L.C.	Delaware	2001
Alenco Trans, Inc.	Delaware	2000
Alenco Window GA, L.L.C.	Delaware	2001
Aluminum Scrap Recycle, L.L.C.	Delaware	2001
AWC Arizona, Inc.	Delaware	2005
AWC Holding Company (“AWC,” and together with its subsidiaries, “Alenco”)	Delaware	2004
Glazing Industries Management, L.L.C.	Delaware	2001
Great Lakes Window, Inc. (“Great Lakes”)	Ohio	1986
Kroy Building Products, Inc. (“Kroy”)	Delaware	1994
MW Manufacturers Inc. (“MW”)	Delaware	1999
MWM Holding, Inc. (“MWM Holding”)	Delaware	2002
Napco, Inc. (“Napco”)	Delaware	1989
New Alenco Extrusion, Ltd.	Texas	2001
New Alenco Window, Ltd.	Texas	2001
New Glazing Industries, Ltd.	Texas	2001
Ply Gem Holdings, Inc.	Delaware	2004
Ply Gem Pacific Windows Corporation (“Pacific Windows”)	Delaware	2006
Variform, Inc. (“Variform”)	Missouri	1964

SUMMARY OF THE EXCHANGE OFFER

In this subsection, “we,” “us” and “our” refer only to Ply Gem Industries, Inc., as issuer of the notes, exclusive of Ply Gem Holdings and our subsidiaries.

Exchange Offer
We are offering to exchange $150,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are properly tendered and not validly withdrawn.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on June 30, 2010 unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:
• there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

• there is no change in the current interpretation of the staff of the Securities and Exchange Commission (the “SEC”) permitting resales of the exchange notes;

• there is no stop order issued by the SEC that would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939;

• there is no litigation or threatened litigation that would impair our ability to proceed with this exchange offer; and

• we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes
To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.”  In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus.  For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners
If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures
If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights
You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes
If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer
Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay the expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:
• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

• you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, registration under the Securities Act; and

• the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

• the initial purchasers request us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

• you are prohibited by law or SEC policy from participating in the exchange offer or do not receive freely tradeable exchange notes in the exchange offer.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph.  We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales
It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under  “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

• you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

• the exchange notes acquired by you are being acquired in the ordinary course of business;

• you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

• if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers
If you are a broker-dealer (1) who receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuer in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer	Ply Gem Industries, Inc., a Delaware corporation.

Exchange Notes
Up to $150.0 million aggregate principal amount of 13.125% Senior Subordinated Notes due 2014. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement.  The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date	July 15, 2014.

Interest	The exchange notes will bear interest at a rate per annum equal to 13.125%, payable semi-annually, on January 15 and July 15 of each year, commencing on July 15, 2010.

Rankings and Guarantees
The exchange notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior debt, including borrowings under the ABL Facility and the Senior Secured Notes.  The exchange notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries that are not guarantors.

The exchange notes will initially be jointly and severally, irrevocable and unconditionally guaranteed on a senior subordinated basis, subject to certain limitations described herein, by Ply Gem Holdings and all our subsidiaries located in the United States (other than Unrestricted Subsidiaries as such term is defined in “Description of Notes”). The related guarantees will be general unsecured obligations of the guarantors and will be subordinated in right of payment to all existing and future senior debt of the guarantors, which includes their guarantees of the ABL Facility and the Senior Secured Notes.

As of April 3, 2010, we and the guarantors had $790.0 million of senior debt comprised of $725.0 million aggregate principal amount of Senior Secured Notes and $65.0 million of borrowings under the ABL Facility, with an additional $63.5 million available to be borrowed under the revolving portion of the ABL Facility. As of April 3, 2010, our Canadian subsidiary had an additional $6.5 million of liabilities (including trade payables), to which the notes would have been structurally subordinated.

Optional Redemption
Prior to January 15, 2012, we may redeem up to 40% of the aggregate principal amount of the exchange notes with the net cash proceeds from certain equity offerings at a redemption price equal to 113.125% of the aggregate principal amount of the exchange notes, plus accrued and unpaid interest, if any, provided that at least 60% of the original aggregate principal amount of the exchange notes remains outstanding after the redemption.

On or after January 15, 2012, and prior to January 15, 2013, we may redeem up to 100% of the aggregate principal amount of the exchange notes with the net cash proceeds from certain equity offerings at a redemption price equal to 103% of the aggregate principal amount of the exchange notes, plus accrued and unpaid interest, if any. On or after January 15, 2013, we may redeem up to 100% of the aggregate principal amount of the exchange notes with the net cash proceeds from certain equity offerings at a redemption price equal to 100% of the aggregate principal amount of the exchange notes, plus accrued and unpaid interest, if any.

At any time on or after January 15, 2012, we may redeem the exchange notes, in whole or in part, at the redemption prices listed in “Description of Notes—Optional Redemption.”

Change of Control
If we experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any. We might not be able to pay you the required price for the exchange notes you present to us at the time of a change of control because the ABL Facility, the Senior Secured Notes or other indebtedness may prohibit payment or we might not have enough funds at that time.

Following any such offer to purchase, under certain circumstances, prior to January 15, 2012, we may redeem all, but not less than all, of the exchange notes not tendered in such offer at a price equal to 101% of the principal amount, plus accrued and unpaid interest.

In addition, if we experience a change of control prior to January 15, 2012, we may redeem all, but not less than all, of the exchange notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium.

Restrictive Covenants	The indenture governing the exchange notes, among other things, limits the ability of Ply Gem Industries and its subsidiaries to:

• incur additional indebtedness;

• pay dividends or make other distributions or repurchase or redeem our stock or make restricted payments in respect of subordinated indebtedness;

• make investments;

• sell assets;

• incur certain liens;

• enter into agreements restricting our subsidiaries’ ability to pay dividends;

• enter into transactions with affiliates; and

• consolidate, merge or sell all or substantially all of our assets.

These limitations are subject to a number of important qualifications and exceptions as described under “Description of Notes—Certain Covenants.” The restrictive covenants generally do not restrict our parent company, Ply Gem Holdings, or any of its subsidiaries that are not our subsidiaries.

Original Issue Discount
Because the initial notes were issued with original issue discount, the exchange notes should be treated as having been issued with original issue discount for U.S. federal income tax purposes. Thus, U.S. Holders (as defined in “Federal Income Tax Considerations”) will be required to include amounts representing such original issue discount in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. See “Federal Income Tax Considerations.”

Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes.  We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Absence of a Public Market for the Exchange Notes
The exchange notes are new securities with no established market for them.  We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to Our Substantial Indebtedness and the Notes—There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.”

Form of the Exchange Notes
The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with U.S. Bank National Association, as custodian.  You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes—Book Entry; Delivery and Form—Exchange of Book Entry Notes for Certificated Notes” occurs.  Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Risk Factors	See “Risk Factors” beginning on page 15 for a discussion of factors you should carefully consider before deciding to invest in the exchange notes.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The summary historical financial data presented below for each of the years in the three-year period ended December 31, 2009 have been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes included elsewhere in this prospectus.  The summary historical financial data for the three-month periods ended April 3, 2010 and April 4, 2009 and the balance sheet data as of April 3, 2010 have been derived from our unaudited consolidated financial statements and the accompanying notes included elsewhere in this prospectus.  In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial position and results of operations in these periods.  The results of any interim period are not necessarily indicative of the results that can be expected for the full year or any future period.

This summary historical financial data are qualified in their entirety by the more detailed information appearing in our financial statements and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Financial Information,” “Use of Proceeds,” “Capitalization” and other financial information included elsewhere in this prospectus.

	Fiscal year ended December 31,			Three months ended
(Amounts in thousands)	2009	2008	2007	April 3, 2010	April 4, 2009
				(unaudited)	(unaudited)
Statement of operations data:(1)
Net sales	$951,374	$1,175,019	$1,363,546	$204,205	$182,751
Costs and expenses:
Cost of products sold	749,841	980,098	1,083,153	167,308	169,691
Selling, general and administrative expenses	141,772	155,388	155,963	33,806	40,962
Amortization of intangible assets	19,651	19,650	17,631	6,794	4,906
Goodwill impairment	—	450,000	—	—	—
Intangible asset impairment	—	—	4,150	—	—
Total costs and expenses	911,264	1,605,136	1,260,897	207,908	215,559
Operating earnings (loss)	40,110	(430,117)	102,649	(3,703)	(32,808)
Foreign currency gain (loss)	475	(911)	3,961	104	(88)
Interest expense	(135,514)	(138,015)	(99,698)	(34,007)	(33,756)
Interest income	211	617	1,704	53	65
Gain on extinguishment of debt	—	—	—	98,187	—
Income (loss) before provision (benefit) for income taxes	(94,718)	(568,426)	8,616	60,634	(66,587)
Provision (benefit) for income taxes	(17,966)	(69,951)	3,634	6,532	(11,049)
Net income (loss)	$(76,752)	$(498,475)	$4,982	$54,102	$(55,538)

Other financial data:
Adjusted EBITDA(2),(4)	$113,718	$94,416	$172,511	$12,109	$(13,233)
Capital expenditures	7,807	16,569	20,017	3,029	2,446
Depreciation and amortization	56,271	61,765	54,067	15,454	13,896
Net cash provided by (used in):
Operating activities	(16,882)	(58,865)	73,844	(21,416)	(48,716)
Investing activities	(7,835)	(11,487)	(56,407)	(3,028)	(2,425)
Financing activities	(17,528)	78,233	(15,068)	38,950	9,974
Ratio of earnings to fixed charges(3)	-	-	1.1	2.7	-

Balance sheet data (at period end):
Cash and cash equivalents	$17,063	$58,289	$52,053	$31,659	$17,215
Total assets	982,033	1,104,053	1,616,153	1,011,301	1,037,855
Total debt	1,100,397	1,114,186	1,038,096	926,778	1,124,433
Stockholder’s deficit	(313,482)	(242,628)	241,787	(143,831)	(298,563)

(1)
We adopted the recognition and disclosure requirements in 2007 and the measurement provisions in 2008 of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132(R) (now included in Accounting Standards Codification (ASC) 715, Compensation — Retirement Benefits). On January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (now included in ASC 740, Income Taxes).

(2)
Adjusted EBITDA means net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), amortization of non-cash write-off of the portion of excess purchase price from acquisitions allocated to inventories, impairment charges, gain on extinguishment of debt, customer inventory buybacks, and restructuring and integrations costs. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this prospectus provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.   The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company's ability to service its debt and/or incur debt and meet the Company's capital expenditure requirements; (ii) internally measure the Company's operating performance; and (iii) determine the Company's incentive compensation programs.  In addition, the Company's ABL Facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.  Adjusted EBITDA included in this prospectus should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a measure of performance in accordance with GAAP. You are cautioned not to place undue reliance on adjusted EBITDA.

(3)
The ratio of earnings to fixed charges is computed by dividing fixed charges into net income (loss) before provision (benefit) for income taxes plus fixed charges.  Fixed charges consist of interest expense, net plus amortization of deferred financing expense and our estimate of interest within rental expense.  For the years ended December 31, 2009 and 2008, the deficiency in the ratio of earnings to fixed charges to achieve a one to one ratio was $568.4 million and $94.7 million, respectively, which resulted from the depressed residential U.S. housing market.  For the three months ended April 4, 2009, the deficiency in the ratio of earnings to fixed charges to achieve a one to one ratio was $66.6 million, which also resulted from the depressed residential U.S. housing market.

(4)   The following table presents our calculation of Adjusted EBITDA reconciled to net income (loss).

	Fiscal year ended December 31,			Three months ended
(Amounts in thousands)	2009	2008	2007	April 3, 2010	April 4, 2009
				(unaudited)	(unaudited)

Net income (loss)	$(76,752)	$(498,475)	$4,982	$54,102	$(55,538)
Interest expense, net	135,303	137,398	97,994	33,954	33,691
Provision (benefit) for income taxes	(17,966)	(69,951)	3,634	6,532	(11,049)
Depreciation and amortization	56,271	61,765	54,067	15,454	13,896
(Gain)/loss on currency transaction	(475)	911	(3,961)	(104)	88
Non cash gain on extinguishment of debt	-	-	-	98,187	-
Non cash charge of purchase price
allocated to inventories	-	19	1,289	-	-
Restructuring/integration expense	8,992	10,859	10,356	106	3,994
Customer inventory buyback	8,345	1,890	-	252	1,685
Goodwill impairment	-	450,000	-	-	-
Intangible asset impairment	-	-	4,150	-	-
Adjusted EBITDA	$113,718	$94,416	$172,511	$12,109	$(13,233)

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the following factors in addition to the other information set forth in this prospectus before you decide to invest in the notes. The following risks could materially and adversely affect our ability to make payments with respect to the notes, our business or our financial condition or results of operations.  In any such case, you may lose all or part of your original investment.

Risks Related to Our Substantial Indebtedness and the Notes

The substantial level of our indebtedness may limit the cash flow available to invest in the ongoing needs of the business.

We have substantial indebtedness. As of April 3, 2010, we had approximately $926.8 million of indebtedness outstanding including the notes, the Senior Secured Notes and $65.0 million of outstanding senior indebtedness under the ABL Facility.

Our substantial amount of indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations on the notes, the Senior Secured Notes and the ABL Facility;

•
require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, reducing the availability of our cash flow for other purposes, such as capital expenditures, acquisitions and working capital;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to general adverse economic and industry conditions;

•	place us at a disadvantage compared to our competitors that have less debt;

•	expose us to fluctuations in the interest rate environment because the interest rates of the ABL Facility are at variable rates; and

•	limit our ability to borrow additional funds.

We expect to obtain the money necessary to pay our expenses, fund working capital and capital expenditures, and to pay the interest on our various debt instruments from cash flow from our operations and from our existing and available borrowings under our ABL Facility. Our ability to meet our debt obligations and other expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the industry in which we operate and competitive pressures. Our cash flow may not be sufficient to allow us to pay interest on our debt (including the Notes and the Senior Secured Notes) and to meet our other obligations. If we do not have enough cash flow, we may be required to refinance all or part of our existing debt, sell assets or borrow additional money. We may not be able to do so on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements, including the ABL Facility and the indentures governing the notes and the Senior Secured Notes may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could reduce the value of the Notes and limit our ability to pay principal and interest on the notes.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the ABL Facility and the indenture governing the Senior Secured Notes restrict, but do not completely prohibit, us from doing so. In addition, the indenture governing the notes allows us to issue additional notes under certain circumstances, which will also be guaranteed by the guarantors. The indenture governing the notes also allows us to incur additional senior debt and allows our foreign subsidiaries to incur additional debt, which would be effectively senior to the notes. In addition, the indenture governing the notes does not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of Notes.” If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

We will need to repay or refinance our existing indebtedness prior to maturity of the notes. Failure to do so could have a material adverse effect upon us.

The maturity of our ABL Facility and Senior Secured Notes is June 9, 2013, which is before the maturity date of the notes. As of April 3, 2010, we and the guarantors had approximately $790.0 million of senior debt comprised of $725.0 million aggregate principal amount of Senior Secured Notes and $65.0 million of borrowings under the ABL Facility, with an additional $63.5 million available to be borrowed under the revolving portion of the ABL Facility. Prior to the maturity of the notes, we will need to repay, refinance, extend the maturity of or otherwise amend the terms of this indebtedness. Our ability to refinance the ABL Facility and/or the Senior Secured Notes is dependent on, among other things, business conditions and our financial performance. The indenture governing the notes does not limit our ability to pay fees or interest on any permitted refinancing, and therefore, the indebtedness issued in any refinancing of the ABL Facility or the Senior Secured Notes could have a significantly higher rate of interest and costs than the ABL Facility or the Senior Secured Notes, respectively. We cannot assure you that we will be able to refinance, extend the maturity or otherwise amend the terms of our ABL Facility and/or the Senior Secured Notes, or whether any refinancing, extension or amendment will be on commercially reasonable terms. There can be no assurance that the financial terms or covenants of any new credit facility and/or other indebtedness issued to refinance our ABL Facility or the Senior Secured Notes will be the same or as favorable as those under our ABL Facility and Senior Secured Notes.

Our ability to complete a refinancing of our ABL Facility and our Senior Secured Notes prior to their respective maturities is subject to a number of conditions beyond our control. For example, if a disruption in the financial markets were to occur at the time that we intended to refinance this indebtedness, we might be restricted in our ability to access the financial markets. If we are unable to refinance this indebtedness, our alternatives would consist of negotiating an extension of our ABL Facility and/or the Senior Secured Notes and seeking or raising new capital. If we were unsuccessful, the lenders under our ABL Facility and the holders of our Senior Secured Notes could demand repayment of the indebtedness owed to them on the relevant maturity date. As a result, our ability to pay the principal of and interest on the notes would be adversely affected.

The terms of our debt covenants could limit how we conduct our business and our ability to raise additional funds.

The agreements that govern the terms of our debt, including the indentures that govern the notes and the Senior Secured Notes and the credit agreement that governs the ABL Facility, contain covenants that restrict our ability and the ability of our subsidiaries to:

•	incur and guarantee indebtedness or issue equity interests of restricted subsidiaries;

•	repay subordinated indebtedness prior to its stated maturity;

•	pay dividends or make other distributions on or redeem or repurchase our stock;

•	issue capital stock;

•	make certain investments or acquisitions;

•	create liens;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with stockholders and affiliates;

•	make capital expenditures; and

•	restrict dividends, distributions or other payments from our subsidiaries.

In addition, under the ABL Facility, if our excess availability is less than the greater of (a) 15% of the lesser of (i) the commitments and (ii) the borrowing base and (b) $20 million, we will be required to satisfy and maintain a fixed charge coverage ratio not less than 1.1 to 1.0. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control, and we cannot assure you that we will meet this ratio. A breach of any of these covenants could result in a default under the ABL Facility.

Moreover, the ABL Facility provides the lenders considerable discretion to impose reserves or availability blocks, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the lenders under the ABL Facility will not impose such actions during the term of the ABL Facility and further, were they to do so, the resulting impact of this action could materially and adversely impair our ability to make interest payments on the notes.

A breach of the covenants under the indenture that governs the notes or the indenture that governs the Senior Secured Notes or under the credit agreement that governs our ABL Facility could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our ABL Facility would permit the lenders under our ABL Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our ABL Facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

We may be unable to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay or refinance our indebtedness, including the notes, the Senior Secured Notes or our indebtedness under our ABL Facility. If our cash flows and capital resources are insufficient to fund our debt service obligations, we and our subsidiaries could face substantial liquidity problems and may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture that governs the notes, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount thereof. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture. In addition, a change of control may constitute an event of default under our ABL Facility and would also require us to offer to purchase the Senior Secured Notes at 101% of the principal amount thereof, together with accrued and unpaid interest. A default under our ABL Facility would result in an event of default under the indenture that governs the Senior Secured Notes and the indenture that governs the notes if the lenders accelerate the debt under our ABL Facility.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our ABL Facility, the indenture that governs the Senior Secured Notes and the indenture that governs the notes. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our ABL Facility, the Senior Secured Notes and the notes or obtain a waiver from the lenders under our ABL Facility, the holders of the Senior Secured Notes and you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees and may require holders of the notes to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided, or claims in respect of the notes and the guarantees could be subordinated to all of our other debt if the issuance of the notes was found to have been intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusions in whole or in part of others or to have been made for less than their reasonable equivalent value and we, at the time we incurred the indebtedness evidenced by the notes:

•	were insolvent or rendered insolvent by reason of such indebtedness;

•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

A court might also void an issuance of notes or a guaranty, without regard to the above factors, if the court found that we issued the notes or the guarantors entered into their respective guaranty with actual intent to hinder, delay or defraud our or their respective creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantees if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of the notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the notes or the guarantees.

In addition, any payment by us pursuant to the notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under the bankruptcy code.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent for purposes of these fraudulent transfer laws if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets;

•
the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the offering of the initial notes and the application of the proceeds therefrom, we will not be insolvent for purposes of these fraudulent transfer laws, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.

The exchange notes are a new issue of securities for which there is no established trading market.  We do not intend to apply for exchange notes to be listed on any securities exchange or to arrange for their quotation on any automated dealer quotation system. The initial purchasers in the offering of the initial notes have advised us that as of the issuance date of the initial notes they intended to make a market in the notes, but the initial purchasers are not obligated to do so.  The initial purchasers may discontinue any market making in the notes at any time, in their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes.

We also cannot assure you that you will be able to sell the exchange notes at a particular time or that the prices that you receive when you sell will be favorable.  Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Our Canadian subsidiary and our other future foreign subsidiaries will not be guarantors, and your claims will be subordinated to all of the creditors of the non-guarantor subsidiaries.

Our Canadian subsidiary, Ply Gem Canada, Inc. (formerly known as CWD Windows and Doors, Inc.), ("Ply Gem Canada"), is not a guarantor of the notes, the ABL Facility or the Senior Secured Notes. This non-guarantor subsidiary generated approximately 7.6% of our net sales, (19.4%) of our operating loss and 9.3% of our adjusted EBITDA for the three months ended April 3, 2010. In addition, it held approximately 4.1% of our consolidated assets as of April 3, 2010. Any right of ours to receive the assets of any of our non-guarantor subsidiaries upon their bankruptcy, liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of that subsidiary’s creditors, including trade creditors. To the extent that we are recognized as a creditor of that subsidiary, we may have such claim, but we would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness and other liabilities of that subsidiary senior to that held by us. As of April 3, 2010, on an adjusted basis after giving effect to the Refinancing Transactions, the notes would have been effectively junior to approximately $6.5 million of liabilities (including trade payables) of our non-guarantor subsidiary.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You will have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Federal and state statutes allow courts, under specific circumstances, to void the notes and guarantees and may require holders of the notes to return payments received from us.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Notes—Note Guarantees.”

The guarantee of the parent company is of limited value.

Investors should not rely on the Ply Gem Holdings guarantee in evaluating an investment in the notes. Ply Gem Holdings is a holding company with no operations or assets of its own other than the capital stock of Ply Gem Industries and its subsidiaries. In addition, the covenants contained in the indenture governing the notes do not apply to Ply Gem Holdings.

Your right to receive payments on the notes is subordinated to the senior debt.

Payment on the notes is subordinated in right of payment to all of the senior debt, including the ABL Facility and the Senior Secured Notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes. In these cases, we may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior debt and, due to the turnover provisions in the indenture, less, ratably, than the holders of unsubordinated obligations, including trade payables. In addition, all payments on the notes will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt.

As of April 3, 2010, we and the guarantors had approximately $790.0 million of senior debt, and we had approximately an additional $63.5 million available to be borrowed under the revolving portion of the ABL Facility. We will be permitted to incur additional indebtedness, including senior debt, in the future under the terms of the indenture.

The exchange notes should be treated as issued with original issue discount for U.S. federal income tax purposes.

Because the initial notes were issued with original issue discount, the exchange notes should be treated as issued with original issue discount for U.S. federal income tax purposes. Thus, U.S. Holders (as defined in “Certain United States Federal Income Tax Consequences”) will be required to include such original issue discount in gross income (as ordinary income) for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income and regardless of the U.S. Holder’s method of tax accounting. See “Federal Income Tax Considerations.”

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected.  Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited.  Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to Our Business

Downturns in the home repair and remodeling and new home construction sectors or the economy could lower the demand for, and pricing of, our products, which in turn could cause our net sales and net income to decrease.

Our performance is dependent to a significant extent upon the levels of home repair and remodeling and new home construction spending, all of which are affected by such factors as interest rates, inflation, consumer confidence, unemployment, and the availability of consumer credit. Single family housing starts for the new construction market declined significantly in 2009 as compared to 2008. If these trends continue, our net sales and net income may be adversely affected.

Availability of consumer credit could impact home repair and remodeling and new home construction sectors which could lower the demand for, and pricing of, our products, which in turn could cause our net sales and net income to decrease.

Our performance is dependent upon consumers having the ability to finance home repair and remodeling projects and/or the purchase of new homes. The ability of consumers to finance these purchases are affected by such factors as new and existing home prices, homeowners’ equity values, interest rates and home foreclosures, which in turn could result in a tightening of lending standards by financial institutions and reduce the ability of some consumers to finance home purchases or repair and remodeling expenditures. Recent trends, including declining home values, increased home foreclosures and tightening of credit standards by lending institutions, have negatively impacted the home repair and remodeling and new home construction sectors. If these credit market trends continue, our net sales and net income may be adversely affected.

We face competition from other vinyl exterior building products manufacturers and alternative building materials. If we are unable to compete successfully, we could lose customers and our sales could decline.

We compete with other national and regional manufacturers of vinyl exterior building products. Some of these companies are larger and have greater financial resources than we do. Accordingly, these competitors may be better equipped to withstand changes in conditions within the industries in which we operate and may have significantly greater operating and financial flexibility than we do. These competitors could take a greater share of sales and cause us to lose business from our customers. Additionally, our products face competition from alternative materials: wood, metal, fiber cement and masonry in siding, and wood in windows. An increase in competition from other vinyl exterior building products manufacturers and alternative building materials could cause us to lose our customers and lead to decreases in net sales.

Changes in the costs and availability of raw materials, especially PVC resin and aluminum, can decrease our profit margin by increasing our costs.

Our principal raw materials, PVC resin and aluminum, have been subject to rapid price changes in the past. While we have historically been able to substantially pass on significant PVC resin and aluminum cost increases through price increases to our customers, our results of operations for individual quarters can be and have been hurt by a delay between the time of PVC resin and aluminum cost increases and price increases in our products. While we expect that any significant future PVC resin and aluminum cost increases will be offset in part or whole over time by price increases to our customers, we may not be able to pass on any future price increases.

Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may decline if our key customers reduce the amount of products they purchase from us.

Our top ten customers accounted for approximately 36.3% of our net sales in the year ended December 31, 2009. Our largest customer, BlueLinx, distributes our vinyl siding and accessories through multiple channels within its building products distribution business, and accounted for approximately 9.2% of our 2009 net sales.   For the three months ended April 3, 2010, BlueLinx accounted for 8.6% of our net sales.  We expect a small number of customers to continue to account for a substantial portion of our net sales for the foreseeable future.

The loss of, or a significant adverse change in, our relationships with BlueLinx or any other major customer could cause a material decrease in our net sales. We expect our relationship with BlueLinx to continue.

The loss of, or a reduction in orders from, any significant customers, losses arising from customers’ disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major retail customer could cause a decrease in our net income and our cash flow. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

Our business is seasonal and can be affected by inclement weather conditions which could affect the timing of the demand for our products and cause reduced profit margins when such conditions exist.

Markets for our products are seasonal and can be affected by inclement weather conditions. Historically, our business has experienced increased sales in the second and third quarters of the year due to increased construction during those periods. Because much of our overhead and expense are fixed throughout the year, our operating profits tend to be lower in the first and fourth quarters. Inclement weather conditions can affect the timing of when our products are applied or installed, causing reduced profit margins when such conditions exist.

If we are unable to meet future capital requirements our product offering may become dated, our productivity may decrease and the quality of our products may decline, which, in turn, could reduce our sales and profitability.

We periodically make capital investments to, among other things, maintain and upgrade our facilities and enhance our production processes. As we grow our businesses, we may have to incur significant capital expenditures. If we do not have, or are unable to obtain adequate funds to make all necessary capital expenditures when required, or if the amount of future capital expenditures are materially in excess of our anticipated or current expenditures, our product offering may become dated, our productivity may decrease and the quality of our products may decline, which, in turn, could reduce our sales and profitability.

Increases in the cost of labor, union organizing activity and work stoppages at our facilities or the facilities of our suppliers could delay or impede our production, reduce sales of our products and increase our costs.

Our financial performance is affected by the availability of qualified personnel and the cost of labor. As of April 3, 2010, approximately 14.7% of our employees were represented by labor unions. We are subject to the risk that strikes or other types of conflicts with personnel may arise or that we may become a subject of union organizing activity. Furthermore, some of our direct and indirect suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. Any interruption in the production or delivery of our products could reduce sales of our products and increase our costs.

We may be subject to claims arising from the operations of our subsidiaries, including Ply Gem Industries, MW, Alenco, AHE, Pacific Windows, and United Stone Veneer prior to our acquisitions. Our ability to seek indemnification from the former owners of our subsidiaries may be limited, in which case, we would be liable for these claims.

We have acquired all of our subsidiaries in the last several years, including Ply Gem Industries, MW, Alenco, AHE, Pacific Windows and Ply Gem Stone (formerly known as United Stone Veneer or USV). We may be subject to claims or liabilities arising from the ownership or operation of our subsidiaries prior to our acquisition of them. Our ability to seek indemnification from the former owners of our subsidiaries is limited by various factors, including the specific limitations contained in the respective acquisition agreement and the financial ability of the former owners.

Under the terms of the stock purchase agreement governing the acquisition of Ply Gem Industries, Nortek, Inc. (“Nortek”) has agreed to indemnify us for liabilities arising from its former ownership or operations of subsidiaries or properties where such ownership or operation ceased prior to the completion of the Ply Gem acquisition, including certain environmental liabilities, liabilities arising in connection with certain leases, product liability and other litigations, benefit plans, and for certain other liabilities. Our ability to seek indemnification from Nortek is, however, limited by the strength of Nortek’s financial condition, which could change in the future as well as by specific financial limits for some indemnities. These liabilities could be significant, and if we are unable to enforce the Nortek indemnification rights, could make it difficult to pay the interest or principal amount of the notes when due. Nortek has covenanted to use their reasonable commercial efforts to novate certain sale and lease contracts relating to discontinued operations, thereby removing us and our affiliates from certain indemnification obligations thereunder, which obligations we retained in connection with the sales of certain of our businesses. Accordingly, during 2004 Nortek successfully novated four sale contracts relating to our discontinued operations, including our disposition of Hoover Treated Wood Products, Inc., Sagebrush Sales, Peachtree Doors and Windows and SNE Enterprises. As a consequence, we are no longer responsible for any indemnification obligations to the buyers of these former operations. Nortek has also covenanted that after the Ply Gem acquisition, it will not dispose of all or substantially all of its property and assets in a single transaction or series of related transactions, unless the acquirer of either its residential building products segment or HVAC segment (whichever is sold first) assumes all of Nortek’s obligations (including Nortek’s indemnification obligations) under the stock purchase agreement.

We completed the acquisition of MW during 2004. Our ability to seek indemnification from the selling stockholders of MWM Holding is restricted to breaches of a limited amount of corporate representations and warranties, and for the first $250,000 in certain costs of compliance by MW with the New Jersey Industrial Site Recovery Act at an MW facility in Hammonton, New Jersey and for 75% of any such costs between $250,000 and $5.5 million resulting from the compliance by MW with that same act.

We completed the acquisition of Alenco in February of 2006. Our ability to seek indemnification from the selling stockholders of AWC Holding Company for specified matters is subject to limitations, including the periods to submit claims, minimum amount of losses suffered and aggregate amounts of recovery.

We completed the acquisition of AHE in October of 2006. Our ability to seek indemnification from the selling stockholders of AHE for specified matters is subject to limitations, including the periods to submit claims, minimum amount of losses suffered and aggregate amounts of recovery.

We completed the acquisition of Pacific Windows in September of 2007. Our ability to seek indemnification from the selling stockholders of Pacific Windows for specified matters is subject to limitations, including the periods to submit claims, minimum amount of losses suffered and aggregate amounts of recovery.

We completed the acquisition of substantially all of the assets of Ply Gem Stone in October 2008. Our ability to seek indemnification from the sellers for specified matters is subject to limitations, including the periods to submit claims, minimum amount of losses suffered and aggregate amounts of recovery.

We could face potential product liability claims relating to products we manufacture.

Our historical product liability claims have not been material and while management is not aware of any material product liability issues, we do face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products proves to be defective, among other things, we may be responsible for damages related to any defective products and we may be required to recall or redesign such products. Because of the long useful life of our products, it is possible that latent defects might not appear for several years. Any insurance we maintain may not continue to be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Further, any claim or product recall could result in adverse publicity against us, which could cause our sales to decline, or increase our costs.

We are dependent on certain key personnel, the loss of whom could materially affect our financial performance and prospects.

Our continued success depends to a large extent upon the continued services of our senior management and certain key employees. To encourage the retention of certain key executives, we have entered into various equity-based compensation agreements with our senior executives, including Messrs. Robinette, Poe, Wayne, Morstad, and Pigues, designed to encourage their retention. Each member of our senior management team has substantial experience and expertise in our industry and has made significant contributions to our growth and success. We do face the risk, however, that members of our senior management may not continue in their current positions and their loss of services could cause us to lose customers and reduce our net sales, lead to employee morale problems and/or the loss of key employees, or cause production disruptions. Also, we may be unable to find qualified individuals to replace any of the senior executive officers who leave our Company.

Interruptions in deliveries of raw materials or finished goods could adversely affect our production and increase our costs, thereby decreasing our profitability.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives were found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material or finished good could cause us to cease manufacturing one or more of our products for a period of time.

Environmental requirements may impose significant costs and liabilities on us.

Our facilities are subject to numerous United States and Canadian federal, state, provincial and local laws and regulations relating to the presence of hazardous materials, pollution and the protection of the environment, including those governing emissions to air, discharges to water, use, storage and transport of hazardous materials, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety. From time to time, our facilities are subject to investigation or remediation of contamination, primarily as a result of historical activities. In addition, we have been identified as one of many potentially responsible parties for contamination present at certain offsite locations to which we or our predecessors are alleged to have sent hazardous materials for recycling or disposal. We believe that we are in material compliance with all applicable requirements of such laws and regulations. However, we may be held liable, or incur fines or penalties, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for newly-discovered contamination at any of our properties from activities conducted by previous occupants. Certain environmental laws impose strict, and under certain circumstances joint and several, liability for the cost of addressing releases of hazardous substances upon certain classes of persons, including site owners or operators and persons that disposed or arranged for the disposal of hazardous substances at contaminated sites. The amount of liability, fines or penalties may be significant and, if it exceeds the amount of indemnification available to us, could negatively affect our business, results of operations or cash flow. Under the stock purchase agreement governing the Ply Gem acquisition, our former parent, Nortek, has agreed to indemnify us, subject to certain limitations, for such liabilities arising from our former ownership or operation of subsidiaries or properties where such ownership or operation ceased prior to the completion of the Ply Gem acquisition and for certain other properties. Our ability to seek indemnification from Nortek is, however, limited by the strength of Nortek’s financial condition. Nortek has also covenanted that after the Ply Gem acquisition, it will not dispose of all or substantially all of its property and assets in a single transaction or series of related transactions, unless the acquirer of either its residential building products segment or HVAC segment (whichever is sold first) assumes all of Nortek’s obligations (including Nortek’s indemnification obligations) under the stock purchase agreement.

We are currently involved in environmental proceedings involving Ply Gem Canada (arising from subsurface contamination discovered at our Calgary, Alberta property), and we may in the future be subject to environmental proceedings involving Thermal-Gard, Inc. (arising from groundwater contamination in Punxsutawney, Pennsylvania) and Kroy Building Products, Inc. (relating to contamination in a drinking water well in York, Nebraska). Under the stock purchase agreement governing the Ply Gem acquisition, Nortek is to indemnify us fully for any liability in connection with the Punxsutawney contamination. Alcan Aluminum Corporation assumed the obligation to indemnify us with respect to certain liabilities for environmental contamination of the York property occurring prior to 1994 when it sold the property to us in 1998. Our former subsidiary, Hoover Treated Wood Products, Inc., is involved in an environmental proceeding in connection with a contaminated landfill site in Thomson, Georgia. While we had assumed an obligation to indemnify the purchaser of our former subsidiary when we sold Hoover Treated Wood Products, Inc., our obligation has been novated and assumed by Nortek.

Under the stock purchase agreement governing the acquisition of MW, the sellers agreed to indemnify us for the first $250,000 in certain costs of compliance with the New Jersey Industrial Site Recovery Act at an MW facility in Hammonton, New Jersey and for 75% of any such costs between $250,000 and $5.5 million. In connection with the MW acquisition, MW achieved compliance with the Industrial Site Recovery Act by obtaining a Remediation in Progress waiver from the New Jersey Department of Environmental Protection based on the ongoing remediation of the site by a previous occupant. MW’s Rocky Mount, Virginia property is subject to an environmental investigation relating to contamination associated with an underground storage tank formerly located at the Rocky Mount, Virginia property. Liability for the underground storage tank contamination and related investigation has been previously assumed by U.S. Industries, Inc., pursuant to its indemnity obligation under the Stock Purchase Agreement dated August 11, 1995, whereby U.S. Industries, Inc. sold the stock of MW to Fenway Partners. As the successor in interest of Fenway Partners, we are similarly indemnified by U.S. Industries, Inc. U.S. Industries and MW are working to develop a course of action to address the site contamination that is acceptable to both companies and the Virginia regulatory authorities.

Changes in environmental laws and regulations or in their enforcement, the discovery of previously unknown contamination or other liabilities relating to our properties and operations or the inability to enforce the indemnification obligations of Nortek, the MW Sellers and U.S. Industries, Inc. could result in significant environmental liabilities which could make it difficult to pay the interest or principal amount of our debt when due. In addition, we might incur significant capital and other costs to comply with increasingly stringent United States or Canadian environmental laws or enforcement policies which would decrease our cash flow available to service our indebtedness.

Manufacturing or assembly realignments may result in a decrease in our short-term earnings, until the expected cost reductions are achieved, due to the costs of implementation.

We continually review our manufacturing and assembly operations and sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs could result in a decrease in our short-term earnings until the expected cost reductions are achieved. Such programs may include the consolidation and integration of facilities, functions, systems and procedures. Such actions may not be accomplished as quickly as anticipated and the expected cost reductions may not be achieved or sustained.

We rely on a variety of intellectual property rights. Any threat to, or impairment of, these rights could cause us to incur costs to defend these rights.

As a company that manufactures and markets branded products, we rely heavily on trademark and service mark protection to protect our brands. We have a significant number of issued patents and rely on copyright protection for certain of our technologies. These protections may not adequately safeguard our intellectual property and we may incur significant costs to defend our intellectual property rights, which may harm our operating results. There is a risk that third parties, including our current competitors, will infringe on our intellectual property rights, in which case we would have to defend these rights. There is also a risk that third parties, including our current competitors, will claim that our products infringe on their intellectual property rights. These third parties may bring infringement claims against us or our customers, which may harm our operating results.

We are controlled by our principal equity holder, which has the power to take unilateral action and whose interests in our business could conflict with yours.

Affiliates of, and companies managed by, CI Capital Partners LLC, formerly known as Caxton-Iseman Capital LLC, including Caxton-Iseman (Ply Gem), L.P., Caxton-Iseman (Ply Gem) II, L.P. and Frederick Iseman, control our affairs and policies. Circumstances may occur in which the interests of these equity holders could be in conflict with the interests of creditors, including the holders of the notes. In addition, these equity holders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to creditors, including holders of the notes.

Increases in fuel costs could cause our cost of products sold to increase and net income to decrease.

Increases in fuel costs can negatively impact our cost to deliver our products to our customers and thus increase our cost of products sold. If we are unable to increase the selling price of our products to our customers to cover any increases in fuel costs, net income may be adversely affected.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included herein. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations, except as required by federal securities laws.

The information in this prospectus is not a complete description of our business or the risks associated with an investment in our securities. There can be no assurance that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under “Risk Factors,” and the following:

•	our high degree of leverage and significant debt service obligations;

•	restrictions under our Senior Secured Notes, our ABL Facility and the indenture governing the notes;

•	the competitive nature of our industry;

•	changes in interest rates, and general economic, home repair and remodeling and new home construction market conditions;

•	changes in the price and availability of raw materials; and

•	changes in our relationships with our significant customers.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes.  We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.  In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The proceeds from the issuance of the initial notes was approximately $145.7 million. We used such proceeds to redeem the $141.2 million aggregate principal amount of the 9% notes that remained outstanding following the Note Transfer and the Note Contribution on February 16, 2010 and to pay a portion of the related costs and expenses. We used cash on hand to pay any offering costs to the extent not paid from the offering proceeds.

The following is a summary of the sources and uses of proceeds from the offering of the initial notes. You should read the following together with the information set forth under “Prospectus Summary—Refinancing Transactions,” “Capitalization” and “Description of Other Indebtedness.”

Sources of funds (in millions)		Uses of funds (in millions)
Initial notes(1)	$145.7	Redemption of our outstanding 9% notes(2)	$141.2
		Financing costs and other expenses(3)	4.5
	$145.7		$145.7
____________

(1)	The initial notes have a face value of $150.0 million, but were offered at a discount of approximately $4.3 million.

(2)
On February 16, 2010, we redeemed the $141.2 million aggregate principal amount of 9% notes (including approximately $62.5 million of the 9% notes held by the CI Noteholders) at a redemption price equal to 100% of the principal amount thereof plus accured and unpaid interest.

(3)	Financing costs and other expenses include the initial purchasers’ discount and a portion of the fees and expenses related to the offering of the initial notes and the Refinancing Transactions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of April 3, 2010, on an actual basis.

You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.  Also see “Use of Proceeds,” “Risk Factors,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness.”

As of April 3, 2010
(Amounts in thousands)	Actual (unaudited)

Cash and cash equivalents	$31,659
Short-term and long-term debt:
ABL Facility(1)	65,000
11.75% Senior Secured Notes due 2013	725,000
Unamortized discount on $700.0 million 11.75% Senior Secured Notes due 2013(2)	(4,606)
Unamortized discount on $25.0 million 11.75% Senior Secured Notes due 2013 issued October 23, 2009(2)	(4,526)
13.125% Senior Subordinated Notes due 2014(3)	150,000
Unamortized discount on $150.0 million 13.125% Senior Subordinated Notes due 2014(3)	(4,090)
Total debt	926,778
Stockholder's deficit:
Common stock	—
Additional paid-in capital	324,174
Accumulated deficit	(469,643)
Accumulated other comprehensive loss, net of tax	1,638
Total stockholder's deficit	(143,831)
Total capitalization	$782,947
____________
(1)
Borrowings under the ABL Facility are limited to the lesser of the borrowing base, as defined therein, or $175.0 million, after giving effect to an amendment to the ABL Facility on July 16, 2009.  Borrowing may be used for general corporate purposes.  As of April 3, 2010, we had approximately $103.3 million of contractual availability and approximately $63.5 million of borrowing base availability under the ABL Facility, reflecting $65.0 million of borrowings outstanding and approximately $6.7 million of letters of credit.

(2)	The senior secured notes have a face value of $725.0 million, but were offered at an original discount of $11.5 million.
(3)	The initial notes have a face value of $150.0 million, but were offered at an original discount of $4.3 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The selected historical consolidated financial data presented below is for each of the years in the five-year period ended December 31, 2009.

The selected data presented below under the captions “Selected Statement of Operations Data” and “Selected Balance Sheet Data” for, and as of the end of, each of the years in the four-year period ended December 31, 2008, are derived from the consolidated financial statements of Ply Gem Holdings and subsidiaries, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm.  The consolidated financial statements as of December 31, 2008, and for the years ended December 31, 2008, and 2007, and the report thereon, are included elsewhere in this prospectus.

The selected data presented below under the captions “Selected Statement of Operations Data” and “Selected Balance Sheet Data” for, and as of the end of the year ended December 31, 2009, are derived from the consolidated financial statements of Ply Gem Holdings and subsidiaries, which financial statements have been audited by Ernst and Young LLP, an independent registered public accounting firm.  The consolidated financial statements as of December 31, 2009, and for the year ended December 31, 2009, and the report thereon, are included elsewhere in this prospectus.

The selected historical consolidated financial data set forth below is not necessarily indicative of the results of future operations and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The selected historical consolidated financial data presented below as of and for the three month periods ended April 3, 2010 and April 4, 2009 have been derived from, and should be read together with, the unaudited consolidated financial statements of Ply Gem Holdings and subsidiaries included elsewhere in this prospectus.  In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial position and results of operations in these periods.  The selected historical consolidated financial data set forth below is not necessarily indicative of the results of future operations.  The results of any interim period are not necessarily indicative of the results that may be expected for the full year or any future period.

	Fiscal year ended December 31,					Three months ended
(Amounts in thousands)	2009	2008	2007	2006	2005	April 3, 2010	April 4, 2009
						(unaudited)	(unaudited)
Selected Statement of operations data: (1)
Net sales	$951,374	$1,175,019	$1,363,546	$1,054,468	$838,868	$204,205	$182,751
Costs and expenses:
Cost of products sold	749,841	980,098	1,083,153	829,518	646,584	167,308	169,691
Selling, general and administrative expenses	141,772	155,388	155,963	125,619	92,738	33,806	40,962
Amortization of intangible assets	19,651	19,650	17,631	11,942	9,761	6,794	4,906
Goodwill impairment	—	450,000	—	—	—	—	—
Intangible asset impairment	—	—	4,150	782	—	—	—
Total costs and expenses	911,264	1,605,136	1,260,897	967,861	749,083	207,908	215,559
Operating earnings (loss)	40,110	(430,117)	102,649	86,607	89,785	(3,703)	(32,808)
Foreign currency gain (loss)	475	(911)	3,961	77	1,010	104	(88)
Interest expense	(135,514)	(138,015)	(99,698)	(76,680)	(57,657)	(34,007)	(33,756)
Interest income	211	617	1,704	1,205	730	53	65
Gain on extinguishment of debt	—	—	—	—	—	98,187	—
Income (loss) before provision (benefit) for income taxes and cumulative effect of accounting change	(94,718)	(568,426)	8,616	11,209	33,868	60,634	(66,587)
Provision (benefit) for income taxes	(17,966)	(69,951)	3,634	4,147	12,651	6,532	(11,049)
Income (loss)before cumulative effect of accounting change	(76,752)	(498,475)	4,982	7,062	21,217	54,102	(55,538)
Cumulative effect of accounting change, net of income tax benefit of $57	—	—	—	(86)	—	—	—
Net income (loss)	$(76,752)	$(498,475)	$4,982	$(76,752)	$21,217	$54,102	$(55,538)

Other financial data:
Capital expenditures	$7,807	$16,569	$20,017	20,318	14,742	$3,029	$2,446
Depreciation and amortization	56,271	61,765	54,067	33,816	26,125	15,454	13,896
Net cash provided by (used in):
Operating activities	(16,882)	(58,865)	73,844	53,425	63,910	(21,416)	(48,716)
Investing activities	(7,835)	(11,487)	(56,407)	(432,168)	(14,362)	(3,028)	(2,425)
Financing activities	(17,528)	78,233	(15,068)	405,396	(34,334)	38,950	9,974
Ratio of earnings to fixed charges(2)	-	-	1.1	1.1	1.5	2.7	-

Balance sheet data (at period end):
Cash and cash equivalents	$17,063	$58,289	$52,053	53,274	22,173	$31,659	$17,215
Total assets	982,033	1,104,053	1,616,153	1,649,721	1,049,998	1,011,301	1,037,855
Total debt	1,100,397	1,114,186	1,038,096	1,048,764	637,468	926,778	1,124,433
Stockholder’s equity (deficit)	(313,482)	(242,628)	241,787	227,716	215,514	(143,831)	(298,563)

(1)
We adopted the recognition and disclosure requirements in 2007 and the measurement provisions in 2008 of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132(R) (now included in Accounting Standards Codification (ASC) 715, Compensation — Retirement Benefits). On January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (now included in ASC 740, Income Taxes).  We adopted FASB Statement of Financial Accounting Standards No. 123(R) (revised 2004), Share-Based Payment (now included in ASC 718, Compensation — Stock Compensation and ASC 505, Equity) on January 1, 2006.

(2)
The ratio of earnings to fixed charges is computed by dividing fixed charges into net income (loss) before provision (benefit) for income taxes plus fixed charges.  Fixed charges consist of interest expense, net plus amortization of deferred financing expense and our estimate of interest within rental expense.  For the years ended December 31, 2009 and 2008, the deficiency in the ratio of earnings to fixed charges to achieve a one to one ratio was $568.4 million and $94.7 million, respectively, which resulted from the depressed residential U.S. housing market.  For the three months ended April 4, 2009, the deficiency in the ratio of earnings to fixed charges to achieve a one to one ratio was $66.6 million which also resulted from the depressed residential U.S. housing market.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in “Risk Factors” and elsewhere in this prospectus.  Actual results may differ materially from those contained in any forward-looking statements.  The following discussion should be read in conjunction with “Selected Historical Financial Information” and our financial statements and related notes included elsewhere in this prospectus.

General

We are a leading manufacturer of residential exterior building products in North America.  We offer a comprehensive product line of vinyl siding and skirting, vinyl windows and doors, vinyl and composite fencing and railing, and stone veneer that serves both the home repair and remodeling and the new home construction sectors in the United States and Western Canada.  Vinyl building products have the leading share of sales volume in siding and windows, and a fast growing share of sales volume in fencing in the United States. We also manufacture vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood, vinyl, aluminum, and vinyl and aluminum clad windows, and steel and fiberglass doors, enabling us to bundle complementary and color-matched products and accessories with our core vinyl products.   We believe our broad product offering and geographically diverse manufacturing base allow us to better serve our customers and provide us with a competitive advantage over other vinyl building products suppliers.  We have two reportable segments: (i) Siding, Fencing, and Stone, and (ii) Windows and Doors.

Ply Gem Holdings, a wholly owned subsidiary of Ply Gem Prime Holdings, was incorporated on January 23, 2004 for the purpose of acquiring Ply Gem Industries from Nortek.  The Ply Gem acquisition was completed on February 12, 2004, when Nortek sold Ply Gem Industries, to Ply Gem Holdings, pursuant to the terms of the stock purchase agreement among Ply Gem Investment Holdings, Inc., ("Ply Gem Investment Holdings") and Nortek and WDS LLC dated as of December 19, 2003, as amended.  Prior to February 12, 2004, the date of the Ply Gem acquisition, Ply Gem Holdings had no operations and Ply Gem Industries was a wholly-owned subsidiary of WDS LLC, which was a wholly-owned subsidiary of Nortek.

On August 27, 2004, Ply Gem Industries acquired all of the outstanding shares of capital stock of MWM Holding, in accordance with a stock purchase agreement entered into among Ply Gem, MWM Holding and the selling stockholders in the MW acquisition.  The accompanying financial statements include the operating results of MWM Holding from August 27, 2004, the date of acquisition.

On February 24, 2006, in connection with the acquisition of AWC Holding Company (“AWC”, and together with its subsidiaries, “Alenco”), a new holding company, Ply Gem Prime Holdings, was formed pursuant to a merger involving Ply Gem Investment Holdings.  As a result, Ply Gem Prime Holdings became the sole shareholder of Ply Gem Investment Holdings, each outstanding share of capital stock of Ply Gem Investment Holdings was converted into a share of a corresponding class of shares of the capital stock of Ply Gem Prime Holdings and Ply Gem Prime Holdings assumed Ply Gem Investment Holdings’ obligations under the Ply Gem Investment Holdings 2004 Stock Option Plan.  In connection therewith, each outstanding stock option and phantom unit of Ply Gem Investment Holdings was converted on a 1:1 basis into a stock option and phantom unit of Ply Gem Prime Holdings.

On January 11, 2010, Ply Gem Investment Holdings was merged with and into Ply Gem Prime Holdings, with Ply Gem Prime Holdings as the surviving corporation.  As a result, each outstanding share of senior preferred stock of Ply Gem Investment Holdings was converted into a share of a corresponding class of shares of the capital stock of Ply Gem Prime Holdings.

On February 24, 2006, Ply Gem completed the Alenco acquisition in accordance with a securities purchase agreement entered into among Ply Gem, all of the direct and indirect stockholders, warrant holders and stock option holders of AWC and FNL Management Corp., an Ohio corporation, as their representative on February 6, 2006.  Pursuant to the securities purchase agreement, Ply Gem purchased all of the issued and outstanding shares of common stock, warrants to purchase shares of common stock and options to purchase shares of common stock of AWC (other than certain shares of common stock of AWC held by certain members of the senior management of Alenco that were contributed separately to Ply Gem Prime Holdings in exchange for shares of capital stock of Ply Gem Prime Holdings).  Immediately following the completion of the Alenco acquisition, AWC became a wholly owned subsidiary of Ply Gem.  The accompanying financial statements include the operating results of Alenco from February 24, 2006, the date of acquisition.

On October 31, 2006, Ply Gem Industries acquired all of the outstanding shares of capital stock of AHE in accordance with a stock purchase agreement entered into among Ply Gem, Alcoa Securities Corporation, and Alcoa Inc.  The accompanying financial statements include the operating results of AHE from October 31, 2006, the date of acquisition.

On September 30, 2007, Ply Gem Industries acquired the vinyl window and patio door business of Certain Teed Corporation through a stock acquisition.  On the acquisition date, the Company changed the name of the acquired business to Ply Gem Pacific Windows Corporation.  The accompanying financial statements include the operating results of Pacific Windows from September 30, 2007, the date of acquisition.

On October 31, 2008, Ply Gem Industries acquired substantially all of the assets of Ply Gem Stone.  The accompanying financial statements include the operating results of Ply Gem Stone from October 31, 2008, the date of acquisition.

We are a holding company with no operations or assets of our own other than the capital stock of our subsidiaries.  The terms of Ply Gem Industries’ ABL Facility and the indentures governing Ply Gem Industries' Senior Secured Notes and Senior Subordinated Notes place restrictions on the ability of Ply Gem Industries and its subsidiaries to make certain payments and otherwise transfer assets to us.  Further, the terms of Ply Gem Industries’ ABL Facility place restrictions on the ability of Ply Gem Holdings to make certain dividend payments.

Financial Statement Presentation

Net sales.  Net sales represent the fixed selling price of our products plus certain shipping charges less applicable provisions for discounts and allowances.  Allowances include cash discounts, volume rebates and returns among others.

Cost of products sold.  Cost of products sold includes direct material and manufacturing costs, manufacturing depreciation, third-party and in-house delivery costs and product warranty expense.

Selling, general and administrative expense.  Selling, general and administrative expense (“SG&A expense”) includes all non-product related operating expenses, including selling, marketing, research and development costs, information technology, restructuring, and other general and administrative expenses.

Operating earnings (loss).  Operating earnings (loss) represents net sales less cost of products sold, SG&A expense and amortization of intangible assets.

Comparability.  All periods after the Pacific Windows acquisition in September 2007 include the results of operations of Pacific Windows.  All periods after the Ply Gem Stone acquisition in October 2008 include the results of operations of Ply Gem Stone.

Impact of Commodity Pricing

Our principal raw materials, PVC resin and aluminum, have historically been subject to rapid price changes.  We have in the past been able to pass on a substantial portion of significant cost increases through price increases to our customers.  Our results of operations for individual quarters can and have been impacted by a delay between the time of PVC resin and aluminum cost increases and decreases and related price changes that we implement in our products.

Impact of Weather

Since our building products are intended for exterior use, our sales and operating earnings tend to be lower during periods of inclement weather.  Weather conditions in the first and fourth quarter of each calendar year historically result in each quarter producing significantly less sales revenue than in any other period of the year.  As a result, we have historically had lower profits or losses in the first quarter, and reduced profits in the fourth quarter of each calendar year due to the weather.  Our results of operations for individual quarters in the future may be impacted by adverse weather conditions.

Critical Accounting Policies

The following discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  Certain of our accounting policies require the application of judgments in selecting the appropriate assumptions for calculating financial estimates.  By their nature, these judgments are subject to an inherent degree of uncertainty.  We periodically evaluate the judgments and estimates used for our critical accounting policies to ensure that such judgments and estimates are reasonable for our interim and year-end reporting requirements.  These judgments and estimates are based upon our historical experience, current trends and information available from other sources, as appropriate.  If different conditions result compared to our assumptions and judgments, the results could be materially different from our estimates.  Management also believes that the five areas where different assumptions could result in materially different reported results are 1) goodwill and intangible asset impairment tests, 2) accounts receivable related to estimation of allowances for doubtful accounts, 3) inventories in estimating reserves for obsolete and excess inventory, 4) warranty reserves, and 5) income taxes.  Although we believe the likelihood of a material difference in these areas is low based upon our historical experience, a 10% change in our allowance for doubtful accounts, inventory reserve estimates, and warranty reserve at April 3, 2010 would result in an approximate $0.5 million, $0.7 million, and $4.3 million impact on expenses, respectively. Additionally, we have included in the discussion that follows our estimation methodology for both accounts receivable and inventories.  While all significant policies are important to our consolidated financial statements, some of these policies may be viewed as being critical.  Our critical accounting policies include:

Revenue recognition.  We recognize sales based upon shipment of products to our customers net of applicable provisions for discounts and allowances.  Generally, the customer takes title upon shipment and assumes the risks and rewards of ownership of the product.  For certain products, our customers take title upon delivery, at which time revenue is then recognized.  Revenue includes selling price of the product and all shipping costs paid by the customer.  Revenue is reduced at the time of sale for estimated sales returns and all applicable allowances and discounts based on historical experience.  We also provide for estimates of warranty, bad debts, shipping costs and certain sales-related customer programs at the time of sale.  Shipping and warranty costs are included in cost of products sold.  Bad debt expense and sales-related marketing programs are included in SG&A expense.  We believe that our procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are reconciled to the actual amounts.

Accounts receivable.  We maintain an allowance for doubtful accounts for estimated losses from the inability of our customers to make required payments, which is provided for in bad debt expense.  We determine the adequacy of this allowance by regularly reviewing our accounts receivable aging and evaluating individual customers’ receivables, considering customers’ financial condition, credit history and other current economic conditions.  If a customer’s financial condition were to deteriorate which might impact its ability to make payment, then additional allowances may be required.

Inventories.  Inventories in the accompanying condensed consolidated balance sheets are valued at the lower of cost or market.  The Company records provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value.  The process for evaluating obsolete and excess inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be sold in the normal course of business.  Accelerating the disposal process or incorrect estimates of future sales may cause actual results to differ from estimates at the time such inventory is disposed or sold.   As of April 3, 2010, the Company had inventory purchase commitments of approximately $65.0 million.  Inventory reserves were approximately $7.1 million at April 3, 2010, increasing approximately $0.4 million compared to the December 31, 2009 reserve balance of approximately $6.7 million.

Long-lived Assets.  The Company reviews long-lived assets for impairment annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.  The Company performs undiscounted operating cash flow analyses to determine if impairment exists.  If impairment is determined to exist, any related impairment loss is calculated based on the asset’s fair value and the discounted cash flow.

         As of December 31, 2009, the Company determined that the continued decline in the US housing market required a re-evaluation of the Company’s forecasts.  The Company tested for impairment using the “Step One” test for asset groups held and used, and determined that further impairment testing of the fair value of the asset groups (under “Step Two”) was not necessary at December 31, 2009 because the undiscounted cash flows exceeded the carrying values of the long-lived asset groups.  There were no indications of impairment during the quarter ended April 3, 2010.

         The Company tests for long-lived asset impairment at the following asset group levels: i) Siding, Fencing, and Stone (“Siding”), ii) the combined US Windows companies in the Windows and Doors segment (“US Windows”), and iii) Ply Gem Canada (formerly known as CWD Windows and Doors, Inc.) in the Windows and Doors segment.  For purposes of recognition and measurement of an impairment loss, a long-lived asset or asset group should represent the lowest level for which an entity can separately identify cash flows that are largely independent of the cash flows of other assets and liabilities.  Ply Gem concluded that the lowest level for identifiable cash flows is Siding, US Windows and Ply Gem Canada.   This is one level below the segment reporting unit of “Windows and Doors” and reflects the lowest level of identifiable cash flows.  Management believes that the US Windows unit cannot be further broken down as a result of the 2008 US Windows reorganization.  As a result, Ply Gem now markets themselves to US Windows customers as one company rather than separate companies.  In addition, certain manufacturing facilities provide inventory to multiple window divisions for assembling the final products.  Therefore, from an economic standpoint, the Company evaluates the cash flows as a group rather than at the divisional levels.  The US Windows and Ply Gem Canada financial data is the lowest level of reliable information that is prepared and reviewed by management on a consistent basis.  The Company made a similar conclusion for Siding as its product lines are grouped at a Siding level as there are interdependencies between products.

Goodwill impairment.  The Company records the excess of purchase price over the fair value of the net assets of acquired companies as goodwill or other identifiable intangible assets.  The Company performs an annual test for goodwill impairment during the fourth quarter of each year and also at any other date when events or changes in circumstances indicate that the carrying value of these assets may exceed their fair value.  The Company has defined its reporting units and performs the impairment testing of goodwill at the operating segment level.  The Company has aggregated US Windows and Ply Gem Canada into a single reporting unit since they have similar economic characteristics.  Thus, the Company has two reporting units: 1) Siding, Fencing, and Stone and 2) Windows and Doors.  Separate valuations are performed for each of these reporting units in order to test for impairment.

The Company uses the two-step method to determine goodwill impairment.  If the carrying amount of a reporting unit exceeds its fair value (Step One), the Company measures the possible goodwill impairment based upon a hypothetical allocation of the fair value estimate of the reporting unit to all of the underlying assets and liabilities of the reporting unit, including previously unrecognized intangible assets (Step Two).  The excess of the reporting unit’s fair value over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.  An impairment loss is recognized to the extent that a reporting unit’s recorded goodwill exceeds the implied fair value of goodwill.  There was no goodwill impairment at December 31, 2009 and no impairment indicators which would trigger an interim impairment test during the quarter ended April 3, 2010.

To determine the fair value of its reporting units, the Company equally considers both the income and market valuation methodologies.  The income valuation methodology uses the fair value of the cash flows that the reporting unit can be expected to generate in the future. This method requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows for the reporting unit over a multi-year period as well as determine the weighted average cost of capital to be used as the discount rate.  The Company also utilizes the market valuation method to estimate the fair value of the reporting units by utilizing comparable public company multiples.  These comparable public company multiples are then applied to the reporting unit’s financial performance.  During the year ended December 31, 2009, the Company utilized forward looking market multiples for its reporting units.  The forward multiples were used since each reporting unit incurred various restructuring activities during 2009.  The market approach is more volatile as an indicator of fair value as compared to the income approach as internal forecasts and projections have historically been more stable.  Since each approach has its merits, the Company equally weights the approaches to balance the internal and external factors affecting the Company’s fair value, which is consistent with prior years.

        The Company’s fair value estimates of its reporting units and goodwill are sensitive to a number of assumptions including discount rates, cash flow projections, operating margins, and comparable market multiples.  In order to accurately forecast future cash flows, the Company estimates single family housing starts and the repair and remodeling market’s growth rates.  However, there is no assurance that: 1) valuation multiples will not decline further, 2) discount rates will not increase, or 3) the earnings, book values or projected earnings and cash flows of the Company’s reporting units will not decline. The Company will continue to analyze changes to these assumptions in future periods. The Company will continue to evaluate goodwill during future periods and further declines in the residential housing and remodeling markets could result in additional goodwill impairments.

Income taxes.  The Company utilizes the asset and liability method of accounting for income taxes which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period in which the rate change occurs.  A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Estimates are required with respect to, among other things, the appropriate state income tax rates used in the various states that the Company and its subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards for both federal and state income tax purposes and valuation allowances required, if any, for tax assets that may not be realized in the future.  The Company establishes reserves when, despite our belief that our tax return positions are fully supportable, certain positions could be challenged, and the positions may not be fully sustained.  Subsequent to February 12, 2004, U.S. federal income tax returns are prepared and filed by Ply Gem Investment Holdings, Inc. on behalf of itself, Ply Gem Holdings, and Ply Gem Industries and its subsidiaries.  The tax sharing agreement between Ply Gem Holdings and Ply Gem Investment Holdings under which tax liabilities for each respective party are computed on a stand-alone basis, was amended during 2006 to include Ply Gem Prime.  On January 11, 2010, Ply Gem Investment Holdings was merged with and into Ply Gem Prime, with Ply Gem Prime as the surviving corporation.  As a result, each outstanding share of senior preferred stock of Ply Gem Investment Holdings was converted into a share of a corresponding class of shares of the capital stock of Ply Gem Prime.

        U.S. subsidiaries file unitary, combined federal income tax returns and separate state income tax returns.  Ply Gem Canada files separate Canadian income tax returns.

Purchase accounting.  Business acquisitions are accounted for using the purchase method of accounting. The cost of the acquired company is allocated to identifiable tangible and intangible assets based on estimated fair value with the excess allocated to goodwill.

Results of Operations

The following table summarizes net sales and net income (loss) by segment and is derived from the accompanying consolidated and combined statements of operations included in this report.

	Fiscal year ended December 31,			Three months ended
(Amounts in thousands)	2009	2008	2007	April 3, 2010	April 4, 2009
				(unaudited)	(unaudited)
Net sales
Siding, Fencing and Stone	$577,390	$709,432	$828,124	$117,668	$108,460
Windows and Doors	373,984	465,587	535,422	86,537	74,291
Operating earnings (loss)
Siding, Fencing and Stone	77,756	(75,431)	73,560	10,514	(7,517)
Windows and Doors	(23,504)	(334,140)	36,134	(10,756)	(21,682)
Unallocated	(14,142)	(10,546)	(7,045)	(3,461)	(3,609)
Foreign currency gain (loss)
Windows and Doors	475	(911)	3,961	104	(88)
Interest expense, net
Siding, Fencing and Stone	169	125	110	43	55
Windows and Doors	(183)	(518)	(1,673)	(46)	1
Unallocated	(135,289)	(137,005)	(96,431)	(33,951)	(33,747)
Income tax benefit (expense)
Unallocated	17,966	69,951	(3,634)	(6,532)	11,049
Gain on extinguishment of debt
Unallocated	-	-	-	98,187	-

Net income (loss)	$(76,752)	$(498,475)	$4,982	$54,102	$(55,538)

The following tables set forth our results of operations based on the amounts and the percentage relationship of the items listed to net sales for the periods indicated.

This review of performance is organized by business segment, reflecting the way we manage our business.  Each business group leader is responsible for operating results down to operating earnings (loss).  We use operating earnings as a performance measure as it captures the income and expenses within the management control of our business leaders.  Corporate management is responsible for making all financing decisions.  Therefore, each segment discussion focuses on the factors affecting operating earnings, while interest expense and income taxes and certain other unallocated expenses are separately discussed at the corporate level.

Siding, Fencing, and Stone Segment

	Fiscal Year Ended December 31,						Three Months Ended
	2009		2008		2007		April 3, 2010		April 4, 2009
							(unaudited)		(unaudited)
Statement of operations data
Net sales	$577,390	100.0%	$709,432	100.0%	$828,124	100.0%	$117,668	100.0%	$108,460	100.0%
Cost of products sold	428,037	74.1%	578,850	81.6%	659,423	79.6%	90,294	76.7%	95,475	88.0%
Gross profit	149,353	25.9%	130,582	18.4%	168,701	20.4%	27,374	23.3%	12,985	12.0%
SG&A expense	63,072	10.9%	75,240	10.6%	86,068	10.4%	14,729	12.5%	18,372	16.9%
Amortization of intangible assets	8,525	1.5%	8,546	1.2%	9,073	1.1%	2,131	1.8%	2,130	2.0%
Goodwill impairment	—	0.0%	122,227	17.2%	—	0.0%	—	0.0%	—	0.0%
Operating earnings (loss)	$77,756	13.5%	$(75,431)	-10.6%	$73,560	8.9%	$10,514	8.9%	$(7,517)	-6.9%

As a result of the Ply Gem Stone acquisition, the Company shortened the name of its “Siding, Fencing, Railing and Decking” segment to “Siding, Fencing, and Stone” during 2008.  The Ply Gem Stone results were included within this segment from October 31, 2008 forward.  The other operations within this segment remain unchanged.

Net sales

Net sales for the three months ended April 3, 2010 increased compared to the same period in 2009 by approximately $9.2 million, or 8.5%.  The increase in net sales was driven by improved industry wide market conditions in new construction as single family housing starts increased favorably impacting demand for our products.  According to the U.S. Census Bureau, fourth quarter 2009 and first quarter 2010 single family housing starts were estimated to increase by approximately 1.5% and 46.0% respectively from actual levels achieved in the fourth quarter of 2008 and the first quarter of 2009.  The increase in net sales that resulted from improved market conditions in new construction were partially offset by overall market softness in repair and remodeling expenditures.  According to the Joint Center for Housing Studies of Harvard University’s leading indicator of remodeling activity (LIRA) index, repair and remodeling activity declined in the first quarter of 2010 as compared to the first quarter of 2009.

Net sales for the year ended December 31, 2009 decreased from the year ended December 31, 2008 by approximately $132.0 million, or 18.6%.  The decrease in net sales was driven by industry wide market declines resulting from lower single family housing starts, which negatively impacted the new construction sector and overall softness in repair and remodeling expenditures.  These market conditions negatively impacted demand for our products.  According to the National Association of Home Builders (“NAHB”) January 2010 forecast, single family housing starts for 2009 are estimated to be 439,000 units which represents a decline of approximately 28.8% from 2008 actual levels of 616,000.  In addition to lower unit volume shipments, selling prices were generally lower in 2009 as compared to 2008 due to market pressure that resulted from lower raw material and freight costs.  The decrease in net sales that resulted from industry wide market demand declines and lower selling prices was partially offset by market share gains from sales to new customers and/or expanded sales to existing customers from additional products or sales in new geographical regions.  As a result of our market share gains, we believe that we outperformed the vinyl siding industry. Our 2009 unit shipments of vinyl siding decreased by approximately 12% as compared to the U.S. vinyl siding industry, as summarized by the Vinyl Siding Institute, which reported a 23% unit shipment decline in 2009. As a result, we estimate that our market share of vinyl siding units shipped increased from approximately 29% in 2008 to 33% for the year ended December 31, 2009.  Additionally, our 2009 sales include sales contributed by Ply Gem Stone which was acquired in October 2008.

Net sales for the year ended December 31, 2008 decreased from the year ended December 31, 2007 by approximately $118.7 million or 14.3%. The decrease in net sales was driven by industry wide market declines resulting from lower single family housing starts, which negatively impacted the new construction sector and overall softness in repair and remodeling expenditures.  These market conditions negatively impacted demand for our products.  According to the NAHB, 2008 single family housing starts declined approximately 40.5% from actual levels achieved in 2007 with single family housing starts declining from 1,036,000 units in 2007 to 616,000 in 2008.  The decrease in net sales that resulted from industry wide market demand declines was partially offset by price increases that we implemented in response to increasing raw materials and freight costs as discussed below in cost of products sold and sales from Ply Gem Stone.

Cost of products sold

Cost of products sold for the three months ended April 3, 2010 decreased compared to the same period in 2009 by approximately $5.2 million, or 5.4%.  The decrease in cost of products sold was driven by lower material cost due to the termination of an aluminum supply agreement in early 2009, which resulted in abnormally high aluminum material cost charged to cost of products sold in the first quarter of 2009. The decrease in cost of products sold was partially offset by increased sales as discussed above.  In addition, we incurred $1.3 million less expense associated with new customers that resulted from the buy-back, or lift-out, of our competitor’s product on initial stocking orders for the three months ended April 3, 2010 as compared to the same period in 2009.  Gross profit percentage for the three months ended April 3, 2010 increased from the same period in 2009 from 12.0% to 23.3%.  The improvement in gross profit percentage resulted from lower aluminum material cost and new customer buy-back expense as previously discussed. In addition, our gross profit percentage improved as a result of management’s initiatives to reduce fixed expenses including the consolidation of the majority of the production from the Company’s vinyl siding plant in Kearney, Missouri, into its other three remaining vinyl siding plants which was completed in the second quarter of 2009.

Cost of products sold for the year ended December 31, 2009 decreased from the year ended December 31, 2008 by approximately $150.8 million, or 26.1%. The decrease in cost of products sold was primarily due to lower sales as discussed above and decreased raw material costs, primarily PVC resin and aluminum, as well as lower freight costs driven by lower oil costs. The Company estimates that the 2009 full year average market cost of pipe grade PVC resin and aluminum declined by approximately 8.1% and 35.2% respectively as compared to 2008.  Gross profit percentage increased from 18.4% in 2008 to 25.9% in 2009.  The improvement in gross profit percentage resulted from decreased raw material and freight cost discussed above, partially offset by lower selling prices.  In addition, our gross profit percentage improved as a result of management’s initiatives to reduce fixed expenses which included the closure of the vinyl siding plant in Denison, Texas, which ceased production in February 2008, the consolidation of the majority of the production from our vinyl siding plant in Kearney, Missouri, into our other three remaining vinyl siding plants, and the consolidation of our metal accessory production from our Valencia, Pennsylvania facility into our Sidney, Ohio facility which occurred during the later part of 2008 and early 2009. The improvement in gross profit that resulted from management’s initiatives was partially offset by initial costs that were incurred with new customers that resulted from the buy-back, or lift-out, of our competitor’s product on the initial stocking orders with our new customers, which totaled $7.4 million in 2009 as compared to $1.4 million in 2008.

Cost of products sold for the year ended December 31, 2008 decreased from the year ended December 31, 2007 by approximately $80.6 million or 12.2%.  The decrease in cost of products sold was due to lower sales as discussed above, but was partially offset by higher raw material costs, primarily PVC resin and aluminum, as well as higher freight costs driven by higher oil costs.  Gross profit percentage decreased from 20.4% in 2007 to 18.4% in 2008. The decrease in gross profit percentage was driven by lower unit sales volume and increased raw material and freight costs. During 2008, we implemented selling price increases in response to higher raw material costs and freight costs, however, our gross profit percentage was negatively impacted by the delay between the time of raw material and freight cost increases and the price increases that we implemented.  We experienced market wide decreases in our raw material costs and freight costs during the later months of 2008, which resulted in corresponding decreases in our selling prices as a result of the lower raw material and freight costs.  Additionally, in light of current market conditions for building products, the Company has adjusted the size of its workforce and reduced its fixed overhead structure, including reductions in certain fixed expenses related to the vinyl siding plants in Atlanta, Georgia and Denison, Texas, which ceased production in April of 2007 and February of 2008, respectively.

Selling, general and administrative expense
SG&A expenses for the three months ended April 3, 2010 decreased compared to the same period in 2009 by approximately $3.6 million, or 19.8%.  The decrease in SG&A expense was primarily caused by lower marketing expenses related to our brand conversion from Alcoa Home Exteriors to Mastic Home Exteriors during the first quarter of 2009.  The Company reduced administrative and other fixed expenses in light of current market conditions and incurred lower restructuring and integration expense which totaled approximately $0.1 million for the first quarter of 2010 as compared to approximately $1.2 million for the same period in 2009.

SG&A expense for the year ended December 31, 2009 decreased from the year ended December 31, 2008 by approximately $12.2 million, or 16.2%.  The decrease in SG&A expense was due to lower administrative and other fixed expenses that have been reduced in light of current market conditions, as well as, lower restructuring and integration expense. The Company incurred restructuring and integration expense of approximately $2.9 million in 2009 as compared to approximately $6.9 million in 2008.

SG&A expense for the year ended December 31, 2008 decreased from the year ended December 31, 2007 by approximately $10.8 million or 12.6%. The decrease in SG&A expenses was primarily due to lower selling and marketing costs and other fixed expenses that have been reduced in light of current market conditions for building products. In addition, SG&A expense for 2007 included certain expenses incurred to integrate the AHE acquisition into the Company’s Siding, Fencing and Stone Segment.

Amortization of intangible assets

Amortization expense for the three months ended April 3, 2010 was consistent with the same period in 2009.

Amortization expense for the year ended December 31, 2009 was consistent with the year ended December 31, 2008.  Amortization expense for the year ended December 31, 2008 decreased from the year ended December 31, 2007 by approximately $0.5 million.

Goodwill impairment

The Company’s annual goodwill impairment test performed during the fourth quarter of 2009 indicated no impairment.  During 2008, the Company conducted its annual goodwill impairment test.  As a result of the depressed residential housing and remodeling markets, the Company incurred a $122.2 million impairment charge to operating earnings during the fourth quarter of 2008 for our Siding, Fencing and Stone operating segment.

Windows and Doors Segment

	Fiscal Year Ended December 31,						Three Months Ended
	2009		2008		2007		April 3, 2010		April 4, 2009
							(unaudited)		(unaudited)
Statement of operations data
Net sales	$373,984	100.0%	$465,587	100.0%	$535,422	100.0%	$86,537	100.0%	$74,291	100.0%
Cost of products sold	321,804	86.0%	401,248	86.2%	423,730	79.1%	77,014	89.0%	74,216	99.9%
Gross profit	52,180	14.0%	64,339	13.8%	111,692	20.9%	9,523	11.0%	75	0.1%
SG&A expense	64,579	17.3%	69,602	14.9%	62,850	11.7%	15,625	18.1%	18,981	25.5%
Amortization of intangible assets	11,105	3.0%	11,104	2.4%	8,558	1.6%	4,654	5.4%	2,776	3.7%
Goodwill impairment	—	0.0%	327,773	70.4%	—	0.0%	—	0.0%	—	0.0%
Intangible impairment	—	0.0%	—	0.0%	4,150	0.8%	—	0.0%	—	0.0%
Operating earnings (loss)	(23,504)	-6.3%	$(334,140)	-73.9%	$36,134	6.7%	$(10,756)	-12.4%	$(21,682)	-29.2%
Currency transaction gain (loss)	$475	0.1%	$(911)	-0.2%	$3,961	0.7%	$104	0.1%	$(88)	-0.1%

Net sales

       Net sales for the three months ended April 3, 2010 increased compared to the same period in 2009 by approximately $12.2 million, or 16.5%.  The increase in net sales resulted from higher demand for our window and door products due to higher sales of our new construction window and door products resulting from U.S. single family housing starts increases as previously discussed.  In addition, sales of our window and door products in western Canada were favorably impacted by market wide increased demand that resulted from increased housing starts in Alberta, Canada.  According to the Canadian Mortgage and Housing Corporation (CMHC) housing starts in Alberta, Canada were estimated to have increased by 126.9% in the first quarter of 2010 as compared to the same period in 2009. Our unit shipments of windows and doors in the U.S. increased 7.8% in the first three months of 2010 as compared to the same period in 2009, while our unit shipments of windows and doors in western Canada increased by 48.9% in the first three months of 2010 as compared to the same period in 2009.

Net sales for the year ended December 31, 2009 decreased compared to the same period in 2008 by approximately $91.6 million, or 19.7%. The decrease in net sales was due to lower demand for our window and door products due to lower sales of our new construction window and door products which were negatively impacted by market wide decreased demand that resulted from reductions in single family housing starts in the United States as previously discussed.  In addition, sales of our window and door products in western Canada were negatively impacted by market wide decreased demand that resulted from reductions in housing starts in Alberta, Canada which were estimated to show a decline of 30.1% in 2009 as compared to 2008 according to the Canadian Mortgage and Housing Corporation (CMHC). The decrease in net sales that resulted from industry wide market demand declines in both the U.S. and western Canadian markets were partially offset by market share gains from sales to new customers and/or expanded sales to existing customers from additional products or sales in new geographical regions.  Our unit shipments of windows and doors in the United States were down 16.8% in 2009 as compared to 2008, while according to the NAHB, single family housing starts for 2009 are expected to show a decline of approximately 28.8% from actual levels achieved in 2008.  Our unit shipments of windows and doors in western Canada were down 15.8% in 2009 as compared to 2008, while according to the CMHC, housing starts in Alberta, Canada in 2009 are estimated to show a decline of 30.1% from actual levels achieved in 2008.

Net sales for the year ended December 31, 2008 decreased from the year ended December 31, 2007 by approximately $69.8 million, or 13.0%.  The decrease was due to lower sales of our new construction window products which were negatively impacted by market wide decreased demand that resulted from reductions in single family housing starts as discussed above, as well as lower demand for our repair and remodeling windows which declined due to a slowdown in the remodeling and replacement activity across the United States.  The decrease in sales was partially offset by the sales from Pacific Windows which was acquired in September 2007 and price increases that were implemented in response to increasing raw material and freight costs as discussed below.

Cost of products sold

Cost of products sold for the three months ended April 3, 2010 increased compared to the same period in 2009 by approximately $2.8 million, or 3.8%.  The increase in cost of products sold was due to increased sales as discussed above. Gross profit as a percentage of sales increased from 0.1% in 2009 to 11.0% in 2010.  The improvement in gross profit percentage resulted from lower fixed manufacturing costs due to the closure of the Company’s Hammonton, New Jersey, Phoenix, Arizona and Tupelo, Mississippi window plants during 2009 and realigned production within its three west coast window plants, including the realignment of window lineal production during 2009.  Also, impacting our gross profit were the initial costs that were incurred with new customers that resulted from the buy-back, or lift-out, of our competitor’s product on the initial stocking orders with our new customers which were $0.0 million in 2010 as compared to $0.2 million for 2009.

Cost of products sold for the year ended December 31, 2009 decreased compared to the same period in 2008 by approximately $79.4 million, or 19.8%. The decrease in cost of products sold was primarily due to lower sales as discussed above and decreased raw material costs, primarily PVC resin and aluminum, as well as lower freight costs driven by lower oil costs as previously discussed. Gross profit percentage increased from 13.8% in 2008 to 14.0% in 2009.  The increase in gross profit percentage resulted from lower fixed manufacturing costs that were reduced in response to lower market demand and decreased raw material costs, primarily PVC resin, aluminum and glass, as well as lower freight costs driven in part by lower oil costs. The reduction in fixed manufacturing costs resulted from the closure of the Company’s Hammonton, New Jersey, Phoenix, Arizona and Tupelo, Mississippi window plants during 2009 and realigned production within its three west coast window plants, including the realignment of window lineal production during 2009.  Also, impacting our gross profit results were the initial costs that were incurred with new customers that resulted from the buy-back, or lift-out, of our competitor’s product on the initial stocking orders with our new customers which totaled $1.0 million in 2009 as compared to $0.5 million for 2008.

Cost of products sold for the year ended December 31, 2008 decreased from the year ended December 31, 2007 by approximately $22.5 million, or 5.3%. The decrease in cost of products sold was due to lower sales as discussed above, but was partially offset by cost of products sold attributable to Pacific Windows, which was acquired in the fourth quarter of 2007 and by higher raw material costs, primarily PVC resin and aluminum, as well as higher freight costs driven by higher oil costs. Gross profit as a percentage of net sales decreased from 20.9% in 2007 to 13.8% in 2008.  The decrease in gross profit percentage was driven by lower unit sales volume, increased raw material and freight costs which were not fully offset by selling price increases, as well as Pacific Windows which carried a lower gross profit margin than the Company’s other window and door products.

Selling, general and administrative expense

SG&A expenses for the three months ended April 3, 2010 decreased compared to the same period in 2009 by approximately $3.4 million, or 17.7%.  The decrease in SG&A expense was due to lower administrative and other fixed expenses that have been reduced in light of current market conditions. In addition, the Company incurred $2.7 million lower restructuring and integration expense for the first quarter of 2010 as compared to the same period in 2009.

SG&A expense for the year ended December 31, 2009 decreased from the year ended December 31, 2008 by approximately $5.0 million, or 7.2%. The decrease in SG&A expense was due to lower administrative and other fixed expenses that have been reduced in light of current market conditions. These SG&A expense reductions were partially offset by higher restructuring and integration expenses that were incurred in 2009 of approximately $5.6 million as compared to approximately $3.3 million in 2008.

SG&A expense for the year ended December 31, 2008 increased from the year ended December 31, 2007 by approximately $6.8 million, or 10.7%.  The increase in SG&A was primarily due to the addition of Pacific Windows and reorganization expenses incurred to integrate our U.S. window companies into one operating group.  The reorganization expenses are primarily comprised of fees paid to third party consultants assisting with the reorganization and integration of our U.S. window group, as well as severance costs related to positions that have been eliminated.  The Company believes that the reorganization of our U.S. window group will allow us to better serve our customers and markets, while reducing future operating costs.

Amortization of intangible assets

       Amortization expense for the three months ended April 3, 2010 increased compared to the same period in 2009 by approximately $1.9 million due to the change in the estimated lives of certain tradenames.  During the quarter ended April 3, 2010, the Company decreased the life of certain trademarks to 3 years (applied prospectively) as a result of future marketing plans regarding the use of the trademarks.

Amortization expense for the year ended December 31, 2009 was consistent with the amortization expense for the year ended December 31, 2008.  Amortization expense for the year ended December 31, 2008 increased from the year ended December 31, 2007 by approximately $2.5 million, due to the reclassification of the tradenames intangible asset from an indefinite lived asset to a definite lived asset.

Goodwill impairment

The Company’s annual goodwill impairment test performed during the fourth quarter of 2009 indicated no impairment.  As a result of the depressed residential housing and remodeling markets, the Company incurred a $127.8 million impairment charge to operating earnings during the fourth quarter of 2008 for our Windows and Doors operating segment.  The $127.8 million impairment charge taken in the fourth quarter of 2008 was in addition to the estimated $200.0 million impairment charge to operating earnings taken in the Company’s fiscal third quarter of 2008 for our Windows and Doors operating segment.

Intangible impairment

The Company evaluated the intangible assets as of December 31, 2009 and December 31, 2008 and determined that there was no impairment.  The Company evaluated the intangible assets (tradenames) with indefinite lives for impairment as of November 30, 2007, and determined that there was an impairment.  The impairment charge was primarily a result of a change in the assumption of long-term revenue growth related to the tradenames.  As a result, the Company wrote down those assets by approximately $4.2 million for the year ended December 31, 2007.

Currency transaction gain

        Currency transaction gain (loss) changed from a loss of approximately $0.1 million for the three months ended April 4, 2009 to a gain of approximately $0.1 million for the three months ended April 3, 2010.

Currency transaction gain (loss) changed from a loss of approximately $0.9 million for the year ended December 31, 2008 to a gain of approximately $0.5 million for the year ended December 31, 2009.

Currency transaction gain (loss) changed from a gain of approximately $4.0 million for the year ended December 31, 2007 to a loss of approximately $0.9 million for the year ended December 31, 2008.

Unallocated Operating Earnings, Interest, and (Provision) Benefit for Income Taxes

	Fiscal year ended December 31,			Three months ended
(Amounts in thousands)	2009	2008	2007	April 3, 2010	April 4, 2009
				(unaudited)	(unaudited)
Statement of operations data:
SG&A expense	$(14,121)	$(10,546)	$(7,045)	$(3,452)	$(3,609)
Amortization of intangible assets	(21)	-	-	(9)	-
Operating loss	(14,142)	(10,546)	(7,045)	(3,461)	(3,609)
Interest expense	(135,328)	(137.395)	(97,558)	(33,960)	(33,756)
Interest income	39	390	1,127	9	9
Gain on extinguishment of debt	-	-	-	98,187	-
(Provision) benefit for income taxes	$17,966	$69,951	$(3,634)	$(6,532)	$11,049

SG&A Expense

        Unallocated losses include items which are not directly attributed to or allocated to either of our reporting segments.  Such items include legal costs, corporate payroll, and unallocated finance and accounting expenses.  The unallocated operating loss for the three months ended April 3, 2010 decreased by approximately $0.2 million compared to the same period in 2009 primarily due to lower professional fees.

Unallocated SG&A expense include items which are not directly attributed to or allocated to either of our reporting segments.  Such items include legal costs, corporate payroll, and unallocated finance and accounting expenses.  The SG&A expense increase of approximately $3.6 million for the year ended December 31, 2009 as compared to December 31, 2008 was driven by the expansion of the corporate office and centralization of back office functions from the operating units to the corporate office including payroll, payables, credit (US Windows), cash application, and billing.

The increase of approximately $3.5 million in expenses for the year ended December 31, 2008 as compared to the prior year was primarily due to higher salary and travel and entertainment expenses due to the addition of a corporate marketing department and one-time expenses related to the move of the corporate offices to Cary, North Carolina during 2008.

Amortization of Intangible Assets

        The amortization expense for the three months ended April 3, 2010 was $9,000.  There was no amortization expense for the three months ended April 4, 2009.

The amortization expense for the year ended December 31, 2009 was $21,000.  There was no amortization expense for the year ended December 31, 2008.

Interest expense

       Interest expense for the three months ended April 3, 2010 increased by approximately $0.2 million over the same period in 2009 due to interest of approximately $0.5 million on the additional $25.0 million of 11.75% Senior Secured Notes issued in October 2009, interest of approximately $0.2 million due to the amortization of the bond discount associated with the additional $25.0 million of 11.75% Senior Secured Notes, and an increase of approximately $0.5 million due to a higher interest rate on ABL borrowings, partially offset by approximately $1.0 million of financing costs expensed as interest in 2009.

Interest expense for the year ended December 31, 2009 decreased by approximately $2.1 million over the same period in 2008.  The decrease was due to the following:

•
a decrease of approximately $27.6 million due to interest costs incurred in the second quarter of 2008 related to the issuance of new debt (approximately $14.0 million deferred financing costs associated with previous debt, approximately $6.8 million for a prepayment premium, and approximately $6.8 million of bank amendment fees that was subsequently retired),

•
an increase of approximately $16.6 million due to 2009 interest of approximately $37.2 million on the $700.0 million Senior Secured Notes issued June 9, 2008, as compared to approximately $20.6 million of 2008 interest on the Company’s previous term loan which was repaid on June 9, 2008,

•	an increase of approximately $1.2 million due to interest paid on increased borrowings under the ABL Facility,

•	an increase of approximately $6.7 million of interest charges related to the various debt financing activities which occurred during 2009 involving third party fees, and

•	an increase of approximately $1.0 million due to higher amortization of deferred financing costs in 2009 as compared to 2008.

Interest expense for the year ended December 31, 2008 increased by approximately $39.8 million, or 40.8%, over the same period in 2007.  The increase was due to the following:

•	an increase of approximately $46.2 million due to additional interest on the $700.0 million Senior Secured Notes issued June 9, 2008,

•
an increase of approximately $27.6 million due to interest costs incurred in the second quarter of 2008 related to the issuance of new debt (approximately $14.0 million deferred financing costs associated with previous debt, approximately $6.8 million for a prepayment premium, and approximately $6.8 million of bank amendment fees that was subsequently retired),

•	an increase of approximately $1.8 million on ABL/revolver borrowings,

•	a decrease of approximately $34.6 million due to interest paid in 2007 on the Company’s previous term loan which was paid off effective June 9, 2008, and

•	a decrease of approximately $1.2 million resulting from the reclassification of 2007 third-party financing costs from other expense to interest expense.

Interest income

       Interest income for the three months ended April 3, 2010, was consistent with the three months ended April 4, 2009.

Interest income for the year ended December 31, 2009 decreased from the year ended December 31, 2008 by approximately $0.4 million as a result of lower interest rates in 2009 as compared to 2008.

Interest income for the year ended December 31, 2008 decreased from the year ended December 31, 2007 by approximately $0.7 million as a result of lower interest rates in 2008 as compared to 2007.

Gain on extinguishment of debt

        As a result of the $141.2 million redemption of the 9% Senior Subordinated Notes on February 16, 2010, the Company recognized a loss on extinguishment of debt of approximately $2.2 million related predominantly to the write off of unamortized debt issuance costs.  On February 12, 2010, as a result of the $218.8 million contribution of the 9% Senior Subordinated Notes by an affiliate of the Company’s controlling stockholder in exchange for equity of Ply Gem Prime valued at approximately $114.9 million, the Company recognized a gain on extinguishment of approximately $100.4 million, including the write off of unamortized debt issuance costs of approximately $3.5 million.  The $98.2 million net gain on debt extinguishment was recorded within other income (expense) separately in the condensed consolidated statement of operations for the period ended April 3, 2010.

Income taxes

The income tax provision for the three months ended April 3, 2010 increased by approximately $17.6 million over the same period in 2009.  The Company’s pre-tax income for the quarter ended April 3, 2010 included a $98.2 million gain on extinguishment of debt in which the majority of this gain was recognized during 2009 for income tax purposes.   The Company’s pre-tax loss for the quarter ended April 3, 2010 adjusting for the extinguishment gain was $37.6 million compared to a pre-tax loss of $66.6 million for the quarter ended April 4, 2009.  Therefore, the reason for the increase in the tax provision relates to the favorable operating performance during the first quarter of 2010 in which pre-tax loss improved $29.0 million.  The reason for an income tax expense despite the pre-tax loss relates to state income taxes as well as income taxes for Ply Gem Canada.  For the quarter ended April 3, 2010, the Company’s estimated effective income tax rate for the full year was approximately 11.4%, which varied from the statutory rate primarily due to state tax expense, a decrease in the valuation allowance, and for cancellation of debt income offset by a repurchase premium and original issue discount.  During the quarter ended April 4, 2009, the Company’s effective tax rate was 16.5% which was consistent with the Company’s expectations for the full 2009 fiscal year.

During February 2010, certain affiliates of the Company’s controlling stockholder contributed approximately $218.8 million aggregate principal amount of 9% Senior Subordinated Notes to Ply Gem Holdings in exchange for equity of Ply Gem Prime valued at approximately $114.9 million.  Prior to this $218.8 million contribution to Ply Gem Holdings, the affiliates of the Company’s controlling stockholder initially transferred the notes to Ply Gem Prime, the Company’s ultimate parent, which then contributed the notes to Ply Gem Holdings.  As a result of these debt transactions, the Company recognized $35.3 million of additional cancellation of indebtedness income (“CODI”) for income tax purposes during the quarter ended April 3, 2010.  During the quarter ended April 4, 2009, affiliates of the Company’s controlling stockholder purchased a majority of the 9% Senior Subordinated Notes.  The Company determined that approximately $95.7 million would be considered CODI for the quarter ended April 4, 2009 as the acquiring party was deemed a related party for income tax purposes.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “Act”).  Among its provisions, the Act permits certain taxpayers to elect to defer the taxation of CODI arising from certain repurchases, exchanges or modifications of their outstanding debt that occur during 2009 and 2010.  For debt acquired in 2009, the CODI can be deferred for five years and then included in taxable income ratably over the next five years.  The CODI deferral and inclusion periods for debt acquired during 2010 would be four years.  If this election is made by September 2010 for debt acquired in 2009 or September 2011 for debt acquired during 2010, the Company would be required to defer the deduction of all or a substantial portion of any “original issue discount” (“OID”) expenses as well as the CODI.  These OID deductions also would be deferred until 2014 and the Company would be allowed to deduct these costs ratably over the same four or five-year period.  The Company does not currently plan to defer the 2009 or 2010 CODI.

       In addition to the $35.3 million of 2010 CODI income recognized for income tax purposes, the Company recognized a repurchase premium deduction of approximately $10.3 million and an OID deduction of approximately $17.8 million in conjunction with the debt transactions occurring during the quarter ended April 3, 2010.  These deductions partially offset the CODI that was recognized for income tax purposes in the quarter ended April 3, 2010.  The remaining $7.2 million of CODI was offset during the quarter ended April 3, 2010 by net operating losses.

Income tax benefit for the year ended December 31, 2009 decreased to approximately $17.9 million from a benefit of approximately $70.0 million for 2008.  The decrease was caused by an increase in valuation allowances of approximately $42.0 million offset by the tax benefit of approximately $24.9 million associated with cancellation of debt income and improved operating performance compared to 2008.  As of December 31, 2009, a full valuation allowance has been provided against certain deferred tax assets as it is presently deemed more likely than not that the benefit of such net tax assets will not be utilized.  Due to recent cumulative losses accumulated by the Company, management did not rely upon projections of future taxable income in assessing the recoverability of deferred tax assets.  The Company’s effective tax rate for the year ended December 31, 2009 was approximately 18.9%.  At December 31, 2008, the Company was in a net deferred tax liability position and had sufficient taxable income from reversing taxable temporary differences to realize the federal deferred tax assets.  The Company scheduled out the reversing temporary differences associated with their deferred tax assets and deferred tax liabilities to conclude that a full valuation allowance was not necessary at December 31, 2008.

Income tax expense for the year ended December 31, 2008 changed from a tax provision of approximately $3.6 million for 2007 to a tax benefit of approximately $70.0 million, primarily as a result of a pre-tax loss incurred during 2008 caused primarily by the $450.0 million goodwill impairment and the $27.6 million in deferred financing cost expenses.  The Company’s effective tax rate for the year ended December 31, 2008 was 38.1% excluding the goodwill impairment charge.

Liquidity and Capital Resources

        During the three months ended April 3, 2010, cash and cash equivalents increased approximately $14.6 million compared to $31.7 million as of April 3, 2010, reflecting increased borrowings on the ABL Facility due to our seasonal working capital needs.During the year ended December 31, 2009, cash and cash equivalents decreased approximately $41.2 million to $17.1 million as of December 31, 2009, reflecting the challenging economic conditions currently affecting the housing industry.

Our business is seasonal because inclement weather during the winter months reduces the level of building and remodeling activity in both the home repair and remodeling and new home construction sectors, especially in the Northeast and Midwest regions of the United States and Western Canada.  As a result, our liquidity typically increases during the second and third quarters as our borrowing base increases under the ABL Facility reaching a peak early in the fourth quarter, and decreases late in the fourth quarter and throughout the first quarter.

       Our primary cash needs are for working capital, capital expenditures and debt service.  As of April 3, 2010, our annual interest charges for debt service, including the ABL Facility, are estimated to be approximately $108.5 million.  We do not have any scheduled debt maturities until 2013.  The specific debt instruments and their corresponding terms and due dates are described in the following sections.  Our capital expenditures are estimated to be approximately 1.4% to 1.6% of net sales on an annual basis.  As of April 3, 2010, our purchase commitments for inventory are approximately $65.0 million.  We finance these cash requirements through internally generated cash flow and funds borrowed under the ABL Facility.

The Company’s specific cash flow movement for the three months ended April 3, 2010 and the year ended December 31, 2009 is summarized below:

Cash provided by (used in) operating  activities

        Net cash used in operating activities for the three months ended April 3, 2010 was approximately $21.4 million.  Net cash used in operating activities for the three months ended April 4, 2009 was approximately $48.7 million.  The decrease in cash used in operating activities for the first quarter of 2010 as compared to 2009 first quarter was primarily caused by favorable working capital changes for accounts payable.  Throughout the past twelve months, the Company has closely monitored their payment terms to maintain and improve liquidity especially during the fourth and first quarters when weather impacts the Company’s business.

Net cash used in operating activities for the year ended December 31, 2009 was approximately $16.9 million.  Net cash used in operating activities for the year ended December 31, 2008 was approximately $58.9 million and net cash provided by operating activities for the year ended December 31, 2007 was approximately $73.8 million.  The change in cash used in operating activities for 2009 as compared to 2008 was primarily driven by lower sales of approximately 19.0% for 2009.  The sales decrease can be attributed to the 28.8% decrease in single family housing starts during 2009 as compared to 2008.  With lower sales, receivables were lower throughout the year which contributed to less cash from operations.  The lower sales levels were offset by a positive inventory change of approximately $26.4 million and favorable working capital changes for accounts payable and accrued expenses of approximately $31.6 million compared to 2008.  The decrease in cash provided by operating activities for the year ended December 31, 2008 as compared to 2007 reflected the 40.5% decrease in single family housing starts which contributed to lower net income during the period.

Cash provided by (used in) investing activities

        Net cash used in investing activities for the three months ended April 3, 2010 was approximately $3.0 million.  Net cash used in investing activities for the three months ended April 4, 2009 was approximately $2.4 million.  The cash used in investing activities for both periods was primarily used for capital expenditures.

Net cash used in investing activities for the year ended December 31, 2009 was approximately $7.8 million.  Net cash used in investing activities for the year ended December 31, 2008 was approximately $11.5 million and net cash used in investing activities for the year ended December 31, 2007 was approximately $56.4 million.  The cash used in investing activities for the year ended December 31, 2009 was primarily used for capital expenditures.  The cash used in investing activities for year ended December 31, 2008 was predominantly from capital expenditures of $16.6 million and the acquisition of Ply Gem Stone for approximately $3.6 million, partially offset by the sale of assets of approximately $8.8 million.  The decrease in capital expenditures during 2009 reflects management’s ability to effectively manage expenditures during the current economic downturn.  The cash used in investing activities for the year ended December 31, 2007 was primarily used to fund the acquisition of Pacific Windows and for capital expenditures.

Cash provided by (used in) financing activities

       Net cash provided by financing activities for the three months ended April 3, 2010 was approximately $39.0 million, primarily from revolver borrowings of $40.0 million and proceeds from long-term debt of approximately $145.7 million, offset by the approximate $141.2 redemption of 9% Senior Subordinated Notes, and debt issuance costs of approximately $4.9 million. Net cash provided by financing activities for the three months ended April 4, 2009 was approximately $10.0 million and consisted primarily of proceeds from ABL borrowings.

Net cash used in financing activities for the year ended December 31, 2009 was approximately $17.5 million, primarily from net revolver payments of $35.0 million, proceeds from debt issuance of $20.0 million, and debt issuance costs of approximately $2.5 million. Net cash provided by financing activities for the year ended December 31, 2008 was approximately $78.2 million and consisted of approximately $15.6 million of net proceeds from long-term debt, net revolver borrowings of approximately $60.0 million, and a $30.0 million cash equity contribution that the Company received from CI Capital Partners LLC partially offset by approximately $26.6 million of debt issuance costs and approximately $0.8 million of repurchased net equity. The cash used in financing activities for the year ended December 31, 2007 was primarily used to pay down debt.

The Company's specific debt instruments and terms are described below:

Long-term debt

11.75% Senior Secured Notes due 2013.  On June 9, 2008, Ply Gem Industries issued $700.0 million of 11.75% senior secured notes due 2013 (the “Senior Secured Notes”) at an approximate 1.0% discount, yielding proceeds of approximately $693.5 million.  Ply Gem Industries used the proceeds to repay all of the outstanding indebtedness under the then existing senior secured credit facility of approximately $676.2 million of term loan borrowings and approximately $15.0 million of revolver borrowings.  The Senior Secured Notes will mature on June 15, 2013 and bear interest at the rate of 11.75% per annum.  Interest will be paid semi-annually on June 15 and December 15 of each year.  On October 23, 2009, Ply Gem Industries issued an additional $25.0 million of its Senior Secured Notes in a private placement transaction.  The net proceeds of $20.0 million were utilized for general corporate purposes.  The additional $25.0 million of Senior Secured Notes has the same terms and covenants as the initial $700.0 million of Senior Secured Notes.

Prior to April 1, 2011, Ply Gem Industries may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 111.75% of the aggregate principal amount of the Senior Secured Notes, plus accrued and unpaid interest, if any, provided that at least 65% of the original aggregate principal amount of the Senior Secured Notes remains outstanding after the redemption.  In addition, not more than once during any twelve-month period, Ply Gem Industries may redeem up to $70.0 million of the Senior Secured Notes at a redemption price equal to 103% of the aggregate amount of the Senior Secured Notes, plus accrued and unpaid interest, if any.  At any time on or after April 1, 2011, Ply Gem Industries may redeem the Senior Secured Notes, in whole or in part, at declining redemption prices set forth in the indenture governing the Senior Secured Notes, plus, in each case, accrued and unpaid interest, if any, to the redemption date.

       The Senior Secured Notes and the related guarantees are secured on a first-priority lien basis by substantially all of the assets (other than the assets securing our obligations under our ABL Facility on a first-lien basis, which consist primarily of accounts receivable and inventory) of Ply Gem Industries and the Guarantors and on a second-priority lien basis by the assets that secure the ABL Facility on a first-lien basis.

        In addition, the Company's stock ownership in its subsidiaries collateralizes the Senior Secured Notes to the extent that such equity interests and other securities can secure the notes without Rule 3-16 of Regulation S-X under the Securities Act requiring separate financial statements of such subsidiary to be filed with the Securities and Exchange Commission.  As of April 3, 2010, no subsidiary's stock has been excluded from the collateral arrangement due to the Rule 3-16 requirement.

9% Senior Subordinated Notes due 2012.  Concurrently with the acquisition of Ply Gem Industries on February 12, 2004, Ply Gem Industries issued $225.0 million aggregate principal amount of its senior subordinated notes due 2012, which are guaranteed by Ply Gem Holdings and the domestic subsidiaries of Ply Gem Industries.  Subsequently, in August 2004, in connection with the MW acquisition, Ply Gem Industries issued an additional $135.0 million of 9% Senior Subordinated Notes, which are guaranteed by Ply Gem Holdings and the domestic subsidiaries of Ply Gem Industries, including MWM Holding and its subsidiaries.  Ply Gem Industries pays interest semi-annually on February 15 and August 15 of each year.  As of December 31, 2009, certain affiliates of the Company’s controlling stockholder owned approximately $281.4 million of the outstanding 9% Senior Subordinated Notes.

        In connection with the issuance of $150.0 million aggregate principal amount of 13.125% Senior Subordinated Notes due 2014 on January 11, 2010, Ply Gem Industries redeemed approximately $141.2 million aggregate principal amount of the 9% Senior Subordinated Notes on February 16, 2010 at a redemption price of 100% of the principal amount thereof plus accrued interest.  The Company accounted for this transaction as a debt extinguishment.  In addition this debt extinguishment, approximately $218.8 million aggregate principal amount of the 9% Senior Subordinated Notes held by certain affiliates of the Company’s controlling stockholder were transferred to the Company’s indirect stockholders and ultimately to Ply Gem Prime Holdings, the Company’s indirect parent company.  Such notes were then transferred to Ply Gem Holdings and then to Ply Gem Industries as a capital contribution and cancelled on February 12, 2010.  As such, these 9% Senior Subordinated Notes were not outstanding as of April 3, 2010.

        Gain on extinguishment of debt.  As a result of the $141.2 million redemption of the 9% Senior Subordinated Notes on February 16, 2010, the Company recognized a loss on extinguishment of debt of approximately $2.2 million related predominantly to the write off of unamortized debt issuance costs.  On February 12, 2010, as a result of the $218.8 million contribution of the 9% Senior Subordinated Notes by an affiliate of the Company’s controlling stockholder in exchange for equity of Ply Gem Prime valued at approximately $114.9 million, the Company recognized a gain on extinguishment of approximately $100.4 million, including the write off of unamortized debt issuance costs of approximately $3.5 million.  The $98.2 million net gain on debt extinguishment was recorded within other income (expense) separately in the condensed consolidated statement of operations for the period ended April 3, 2010.

13.125% Senior Subordinated Notes due 2014.  On January 11, 2010, Ply Gem Industries issued $150.0 million of 13.125% Senior Subordinated Notes due 2014 (the “13.125% Senior Subordinated Notes”) at an approximate 3.0% discount, yielding proceeds of approximately $145.7 million.  Ply Gem Industries used the proceeds of the offering to redeem approximately $141.2 million aggregate principal amount of its 9% Senior Subordinated Notes due 2012 and to pay certain related costs and expenses.  The $150.0 million Senior Subordinated Notes will mature on July 15, 2014 and bear interest at the rate of 13.125% per annum.  Interest will be paid semi-annually on January 15 and July 15 of each year.

Prior to January 15, 2012, Ply Gem Industries may redeem up to 40% of the aggregate principal amount of the 13.125% Senior Subordinated Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 113.125% of the aggregate principal amount of the 13.125% Senior Subordinated Notes, plus accrued and unpaid interest, if any, provided that at least 60% of the original aggregate principal amount of the 13.125% Senior Subordinated Notes remains outstanding after the redemption.  On or after January 15, 2012, and prior to January 15, 2013, Ply Gem Industries may redeem up to 100% of the aggregate principal amount of the 13.125% Senior Subordinated Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 103% of the aggregate principal amount of the 13.125% Senior Subordinated Notes, plus accrued and unpaid interest, if any.  On or after January 15, 2013, Ply Gem Industries may redeem up to 100% of the aggregate principal amount of the 13.125% Senior Subordinated Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 100% of the aggregate principal amount of the 13.125% Senior Subordinated Notes, plus accrued and unpaid interest, if any, to the redemption date.

The 13.125% Senior Subordinated Notes are unsecured and subordinated in right of payment to all existing and future debt of the Company, including the ABL Facility and the Senior Secured Notes.  The 13.125% Senior Subordinated Notes are unconditionally guaranteed on a joint and several basis by Ply Gem Holdings and all of the domestic subsidiaries of Ply Gem Industries (other than certain unrestricted subsidiaries) on a senior subordinated basis.  The guarantees are general unsecured obligations and are subordinated in right of payment to all existing senior debt of the guarantors, including their guarantees of the Senior Secured Notes and the ABL Facility.

        The indenture governing the 13.125% Senior Subordinated Notes contains certain covenants that limit the ability of Ply Gem Industries and its subsidiaries to incur additional indebtedness, pay dividends or make other distributions or repurchases or redeem their stock, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell Ply Gem Industries’ assets.

Senior Secured Asset-Based Revolving Credit Facility due 2013.  Concurrently with the Senior Secured Notes offering on June 9, 2008, Ply Gem Industries, the Company and the subsidiaries of Ply Gem Industries entered into a new senior secured asset-based revolving credit facility (the “ABL Facility”).  The ABL Facility initially provided for revolving credit financing of up to $150.0 million, subject to borrowing base availability, with a maturity of five years (June 2013) including sub-facilities for letters of credit, swingline loans, and borrowings in Canadian dollars and United States dollars by Ply Gem Canada.

The ABL Facility provides that the revolving commitments may be increased to $200.0 million, subject to certain terms and conditions.  The Company had borrowings of $65.0 million and $25.0 million outstanding under the ABL Facility as of April 3, 2010 and December 31, 2009, respectively.  As of April 3, 2010, Ply Gem Industries had approximately $103.3 million of contractual availability and approximately $63.5 million of borrowing base availability under the ABL Facility, reflecting $65.0 million of borrowings outstanding and approximately $6.7 million of letters of credit issued.

The interest rates applicable to loans under the ABL Facility are, at the Company’s option, equal to either a base rate plus an applicable interest margin, or an adjusted LIBOR rate plus an applicable interest margin, as defined in the ABL Facility credit agreement.  As of April 3, 2010, the Company’s interest rate on the ABL Facility was approximately 6.0%.  The ABL Facility contains a requirement to maintain a fixed charge coverage ratio of 1.1:1.0 if the Company’s borrowings under the ABL Facility exceed certain levels.  The fixed charge coverage was not applicable at any point during 2009 or in the first quarter of 2010.

In July 2009, the Company amended the ABL Facility to increase the available commitments by $25.0 million from $150.0 million to $175.0 million, and change both the availability threshold for certain cash dominion events and compliance with the fixed charge and other covenants from 15% of revolving credit commitments to 15% of the lower of the revolving credit commitments or the borrowing base but not less than $20.0 million. The Company must maintain excess availability, as defined, of at least $20.0 million to avoid being subject to the fixed charge covenant ratio.  As a condition to this availability increase, the applicable margins payable on the loans were increased and made subject to certain minimums.  In October 2009, the Company amended the ABL Facility to allow for the issuance of the additional $25.0 million Senior Secured Notes and to permit certain refinancing transactions with respect to the 9% Senior Subordinated Notes.  The October amendment also permits Ply Gem Industries to issue equity securities to Ply Gem Holdings, its parent.  The October 2009 amendment did not affect the $175.0 million availability amount or the applicable interest rate margins under the ABL Facility.

       All obligations under the ABL Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of Ply Gem Industries and the Guarantors, including a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts, and certain related assets and proceeds of the foregoing and a second-priority security interest in, and mortgages on, substantially all of Ply Gem Industries’ material owned real property and equipment and all assets that secure the Senior Secured Notes on a first-priority basis.  In addition to being secured by the collateral securing the obligations of Ply Gem Industries under the domestic collateral package, the obligations of Ply Gem Canada, which is a borrower under the Canadian sub-facility under the ABL Facility, are also secured by a first-priority security interest in substantially all of the assets of such Canadian subsidiary, plus additional mortgages in Canada, and a pledge by Ply Gem Industries of the remaining 35% of the equity interests of Ply Gem Canada pledged only to secure the Canadian sub-facility.

Senior Term Loan Facility.  The Company’s senior facilities with a syndicate of financial institutions and institutional lenders provided for senior secured financing of up to approximately $762.1 million. On May 23, 2008, the Company entered into an amendment of the fifth amended and restated credit agreement which consisted of changes to certain debt covenant ratios.  The amendment also increased the interest rate on the term loan and extended the maturity of the revolving credit facility from February 12, 2009 to August 12, 2010.  On May 23, 2008, Ply Gem received from CI Capital Partners LLC a $30.0 million cash equity contribution as a condition to the credit facility amendment.  On June 9, 2008, the Company used the proceeds from the Senior Secured Notes offering to pay off the obligations under the senior term loan facility.

As a result of the debt amendment that occurred on May 23, 2008 and the issuance of Senior Secured Notes on June 9, 2008, the Company evaluated its financing costs and expensed approximately $27.6 million of fees for the year ended December 31, 2008 which has been recorded within interest expense on the consolidated statement of operations.  The $27.6 million was comprised of approximately $14.0 million of non-cash deferred financing costs associated with the previous term debt, approximately $6.8 million for a prepayment premium, and approximately $6.8 million of bank amendment fees that were subsequently retired.  The Company deferred costs of approximately $26.6 million in conjunction with this transaction which have been recorded within other long-term assets in the consolidated balance sheets.

Liquidity requirements

We intend to fund our ongoing capital and working capital requirements, including our internal growth, through a combination of cash flows from operations and, if necessary, from borrowings under our ABL Facility.  We believe that we will continue to meet our liquidity requirements over the next 12 months.  We believe that our operating units are positive cash flow generating units and will continue to sustain their operations without any significant liquidity concerns.  The performance of these operating units is significantly impacted by the performance of the housing industry, specifically single family housing starts and the repair and remodeling markets.  Any unforeseen or unanticipated downturn in these markets could have a negative impact on the Company’s liquidity position.

In order to meet these liquidity requirements as well as other anticipated liquidity needs in the normal course of business, as of April 3, 2010 we had cash and cash equivalents of approximately $31.7 million, $103.3 million of contractual availability under the ABL Facility and approximately $63.5 million of borrowing base availability.  Management currently anticipates that these amounts, as well as expected cash flows from our operations and proceeds from any debt financing should be sufficient to meet ongoing operational cash flow needs, capital expenditures, debt service obligations, and other fees payable under other contractual obligations for the foreseeable future.

Contractual Obligations

The following table summarizes our contractual cash obligations under financing arrangements and lease commitments as of December 31, 2009, including interest amounts.  Interest on the Senior Secured Notes and the Senior Subordinated Notes is fixed at 11.75% and 9.0%, respectively.  Interest on the ABL credit facility is variable and has been presented at the current rate.  Actual rates for future periods may differ from those presented here.

	Total	Less Than			More than
(Amounts in thousands)	Amount	1 Year	1 - 3 Years	3 - 5 Years	5 Years

Long-term debt (1)	$1,110,000	$-	$385,000	$725,000	$-
Interest payments (2)	369,644	121,188	209,713	38,743	-
Non-cancelable lease commitments (3)	151,258	26,168	35,838	26,581	62,671
Purchase obligations (4)	-	-	-	-	-
Other long-term liabilities (5)	13,100	1,310	2,620	2,620	6,550
Total	$1,644,002	$148,666	$633,171	$792,944	$69,221
_________

(1)
Long-term debt is shown before discount (premium), and consists of the Company’s Senior Secured Notes, 9% Senior Subordinated Notes and ABL Facility.  For more information concerning the long-term debt, see “Liquidity and Capital Resources” above.  As a result of the redemption of the 9% Senior Subordinated Notes in February 2010, the Company will have no principal payments due until the Company’s 2013 fiscal year.

(2)	Interest payments for variable interest debt are based on current interest rates and debt obligations at December 31, 2009.

(3)	Non-cancelable lease commitments represent lease payments for facilities and equipment.

(4)
Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction.  These obligations are related primarily to inventory purchases.

(5)
Other long term liabilities include pension obligations which are estimated based on the Company’s 2010 annual funding requirement.  Because we are unable to reliably estimate the timing of future tax payments related to uncertain tax positions, certain tax related obligations of approximately $9.7 million have been excluded from the table above.

As discussed in “Certain Relationships and Related Transactions,” the Company will pay an annual fee to an affiliate of CI Capital Partners each year based on 2% of EBITDA.  No amount for this fee has been included in the above table.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Inflation; Seasonality

Our performance is dependent to a significant extent upon the levels of home repair and remodeling and new home construction spending, all of which are affected by such factors as interest rates, inflation, consumer confidence and unemployment.  We do not believe that inflation has had a material impact on our business, financial condition or results of operations during the past three fiscal years.

The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States and Western Canada where inclement weather conditions during the winter months usually reduces the level of building and remodeling activity in both the home repair and remodeling and the new home construction sectors.  Our sales in both segments are usually lower during the first and fourth quarters.  Since a portion of our manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income and net earnings tend to be lower in quarters with lower sales levels.  In addition, the demand for cash to fund our working capital is greater from late in the fourth quarter through the first quarter.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) revised the authoritative guidance for accounting for transfers of financial assets, which requires enhanced disclosures regarding transfers of financial assets, including securitization transactions, and continuing exposure to the related risks. The guidance eliminates the concept of a qualifying special-purpose entity and changes the requirements for derecognizing financial assets and  is effective for the Company beginning October 3, 2010. The Company is currently evaluating the impact of adopting this guidance; however, it is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In June 2009, the FASB revised the authoritative guidance for consolidating variable interest entities, which changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance and is effective for the Company beginning October 3, 2010. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

        In January 2010, the FASB issued authoritative guidance which requires additional disclosures about transfers between Levels 1 and 2 of the fair value hierarchy and disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. This guidance was effective for the Company in the current quarter, except for the Level 3 activity disclosures, which are effective for fiscal years beginning after December 15, 2010. The adoption of this guidance, which impacts any fair value disclosures, is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk

Our principal interest rate exposure relates to the loans outstanding under our ABL Facility, which provides for borrowings of up to $175.0 million, bearing interest at a variable rate, based on an adjusted LIBOR rate plus an applicable interest margin or the base rate plus an applicable interest margin.  Assuming the ABL Facility is fully drawn, each quarter point increase or decrease in the interest rate would change our interest expense by approximately $0.4 million per year.  At December 31, 2009, we were not party to any interest rate swaps to manage our interest rate risk.  In the future, we may enter into interest rate swaps, involving exchange of floating for fixed rate interest payments, to reduce our exposure to interest rate volatility.

Foreign currency risk

Our results of operations are affected by fluctuations in the value of the U.S. dollar as compared to the value of the Canadian dollar.  For the three months ended April 3, 2010, the net impact of foreign currency changes to the Company’s results of operations was a gain of $0.1 million.  The impact of foreign currency changes related to translation resulted in a increase in stockholder’s equity of approximately $4.7 million at December 31, 2009.  The revenue or expense reported by us as a result of currency fluctuations will be greater in times of U.S. dollar devaluation and less in times of U.S. dollar appreciation. We generally do not enter into derivative financial instruments to manage foreign currency exposure.  At December 31, 2009, we did not have any significant outstanding foreign currency hedging contracts.

Commodity pricing risk

We are subject to significant market risk with respect to the pricing of our principal raw materials, which include PVC resin, aluminum, and wood.  If prices of these raw materials were to increase dramatically, we may not be able to pass such increases on to our customers and, as a result, gross margins could decline significantly.  We manage the exposure to commodity pricing risk by continuing to diversify our product mix, strategic buying programs and vendor partnering.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations.  Our lease payments related to our sale/leaseback agreement include an annual increase based on the Consumer Price Index, which could expose us to potential higher costs in years with high inflation.

Consumer and commercial credit

As general economic conditions in the United States have deteriorated significantly over the past year, the availability of consumer and commercial credit have tightened.  As such, the Company has increased its focus on the credit worthiness of our customers.  These procedures are necessary to ensure that our allowance for doubtful accounts is adequate and that we are performing proper due diligence prior to initiating sales.  We will continue to monitor these statistics over the next year to ensure that issues, if any, are identified in a timely manner to reduce risk and minimize the Company's bad debt exposure.  If general economic conditions continue to worsen, additional reserves may be necessary.

BUSINESS

Company Overview

We are a leading manufacturer of residential exterior building products in North America.  We offer a comprehensive product line of vinyl siding and skirting, vinyl windows and doors, vinyl and composite fencing and railing, and stone veneer that serves both the home repair and remodeling and the new home construction sectors in the United States and Western Canada.  Vinyl building products have the leading share of sales volume in siding and windows, and a fast growing share of sales volume in fencing in the United States. We also manufacture vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood, vinyl, aluminum, and vinyl and aluminum clad windows, and steel and fiberglass doors, enabling us to bundle complementary and color-matched products and accessories with our core vinyl products.   We believe our broad product offering and geographically diverse manufacturing base allow us to better serve our customers and provide us with a competitive advantage over other vinyl building products suppliers.  We have two reportable segments: (i) Siding, Fencing, and Stone, and (ii) Windows and Doors.

Additional information concerning our business is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 32 of this prospectus.

History

Ply Gem Holdings was incorporated on January 23, 2004 for the purpose of acquiring Ply Gem Industries from Nortek, Inc. (“Nortek”).  Nortek was at the time a wholly-owned subsidiary of Nortek Holdings, Inc. (“Nortek Holdings”).  The Ply Gem acquisition was completed on February 12, 2004, when Nortek sold Ply Gem Industries to Ply Gem Holdings pursuant to the terms of the stock purchase agreement among Ply Gem Investment Holdings, Nortek and WDS LLC, dated as of December 19, 2003, as amended.  Prior to February 12, 2004, Ply Gem Holdings had no operations and Ply Gem Industries was wholly-owned by a subsidiary of WDS LLC, which was a wholly-owned subsidiary of Nortek.  Ply Gem Holdings, a Delaware corporation, is a wholly-owned subsidiary of Ply Gem Investment Holdings, a Delaware corporation controlled by an affiliate of CI Capital Partners LLC, formerly known as Caxton-Iseman Capital LLC.  Prior to the Ply Gem Acquisition, Ply Gem Industries was known as the Windows, Doors and Siding division of Nortek.

On August 27, 2004, Ply Gem Industries acquired all of the outstanding shares of capital stock of MWM Holding in accordance with the Stock Purchase Agreement entered into among Ply Gem Industries, MWM Holding, and the selling stockholders, dated as of July 23, 2004.  MWM Holding, a Delaware corporation, is a wholly-owned subsidiary of Ply Gem Industries.  MWM Holding is the sole owner of all of the outstanding shares of capital stock of MW.  Prior to the MW acquisition, MWM Holding was owned by Investcorp SA (“Investcorp”) and its affiliates and members of MW management.

On February 24, 2006, in connection with the acquisition of Alenco, a new holding company, Ply Gem Prime Holdings, was formed pursuant to a merger involving Ply Gem Investment Holdings.  As a result, Ply Gem Prime Holdings became the sole shareholder of Ply Gem Investment Holdings, each outstanding share of capital stock of Ply Gem Investment Holdings was converted into a share of a corresponding class of shares of the capital stock of Ply Gem Prime Holdings and Ply Gem Prime Holdings assumed Ply Gem Investment Holdings’ obligations under the Ply Gem Investment Holdings 2004 Stock Option Plan.  In connection therewith, each outstanding stock option and phantom unit of Ply Gem Investment Holdings was converted on a 1:1 basis into a stock option and phantom unit of Ply Gem Prime Holdings.

On January 11, 2010, Ply Gem Investment Holdings was merged with and into Ply Gem Prime Holdings, with Ply Gem Prime Holdings as the surviving corporation.  As a result, each outstanding share of senior preferred stock of Ply Gem Investment Holdings was converted into a share of a corresponding class of shares of the capital stock of Ply Gem Prime Holdings.

On February 24, 2006, Ply Gem completed the Alenco acquisition in accordance with a securities purchase agreement entered into among Ply Gem, all of the direct and indirect stockholders, warrant holders and stock option holders of AWC and FNL Management Corp., an Ohio corporation, as their representative on February 6, 2006.  Pursuant to the securities purchase agreement, Ply Gem purchased all of the issued and outstanding shares of common stock, warrants to purchase shares of common stock and options to purchase shares of common stock of AWC (other than certain shares of common stock of AWC held by certain members of the senior management of Alenco that were contributed separately to Ply Gem Prime Holdings in exchange for shares of capital stock of Ply Gem Prime Holdings).  Immediately following the completion of the Alenco acquisition, AWC became a wholly-owned subsidiary of Ply Gem.   The Alenco acquisition directly supports the Company’s national window strategy and today operates under common leadership with our other U.S. window businesses.

On October 31, 2006, Ply Gem completed the acquisition of Alcoa Home Exteriors, Inc. (“AHE”) in accordance with a stock purchase agreement entered into among Ply Gem, Alcoa Securities Corporation and Alcoa Inc. on September 22, 2006.  Pursuant to such stock purchase agreement, Ply Gem purchased all of the issued and outstanding shares of common stock of AHE so that, immediately following the completion of such purchase, AHE became a wholly owned subsidiary of Ply Gem.  The AHE acquisition did not include an additional investment by management.  AHE is a leading manufacturer of vinyl siding, aluminum siding, injection molded shutters and vinyl, aluminum and injection molded accessories.  As a result of the AHE acquisition, AHE became part of our Siding, Fencing, and Stone Segment and operates under common leadership with our existing siding business.

On September 30, 2007, Ply Gem completed the acquisition of CertainTeed Corporation’s vinyl window and patio door business through a stock acquisition.  On the acquisition date, the Company changed the name of the acquired business to Ply Gem Pacific Windows Corporation (“Pacific Windows”).  The acquired vinyl window business is a leading manufacturer of premium vinyl windows and patio doors and produces windows for the residential new construction and remodeling markets and produces and sells window lineals to licensed window fabricators in the eastern United States. During the first quarter of 2008, Ply Gem sold certain assets that were acquired in the Pacific Windows acquisition that had been used to produce and sell window lineals to licensed fabricators in the eastern United States.  The Pacific Windows’ vinyl window and patio door business operates three fabrication facilities which are located in Auburn, Washington, Corona, California, and Sacramento, California.  The Pacific Windows acquisition directly supports the Company’s national window strategy and today Pacific Windows operates under common leadership with our other U.S. window businesses.

On October 31, 2008, Ply Gem acquired substantially all of the assets of United Stone Veneer, LLC (“USV”).  USV manufactures stone veneer products and operates a manufacturing facility in Middleburg, Pennsylvania.  As a result of the USV acquisition, the Company modified the name of its “Siding, Fencing, and Railing” segment to “Siding, Fencing, and Stone” during 2008.

Business Strategy

We seek to distinguish ourselves from other manufacturers of residential exterior building products and to sustain our profitability through the following key strategies:

•
Continued Market Share Gains. We intend to increase our market share both in our siding, fencing and stone products and in our window and door products by utilizing the breadth of our broad geographical footprint to serve customers across the United States and Canada.  Additionally, our continued investments in product innovation and quality coupled with strong customer service further enhance our ability to capture market share in each of our markets. Furthermore, we believe there is substantial opportunity across our product families to cross-sell and bundle products to further leverage our channel partners and exclusive industry relationships.

We have integrated our siding businesses into one operating group and have placed all of our siding, fencing and stone business units under common leadership to improve strategic focus, reduce costs and better serve our customers.  We have organized our U.S. window businesses under one common leadership team to enhance our strategic focus. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we believe we can provide our customers with a cost-effective, single source from which to purchase their residential exterior building products.

•
Expand Brand Coverage and Product Innovation. We intend to continually increase the value of the Ply Gem brands by leveraging the Ply Gem brand principles across each of the product brands in the Siding, Fencing and Stone and Windows and Doors business segments.  These principles embodied within the Ply Gem experience for all customers, include: Service, Distribution, Reliability, Selection, Innovation and Sustainability.  Together, they provide the customer a consistent and differentiated experience as compared to Ply Gem’s competitors. In addition, we plan to maximize the value of our new product innovations and technologies by deploying best practices and manufacturing techniques across our product categories. For example, we believe our innovations and expertise in manufacturing composite materials for railing products have favorably positioned our siding and accessories products for future introduction of composite materials.  Furthermore, our recent addition of manufactured stone veneer to our product offering will provide our existing siding customers with access to the fastest growing category of exterior cladding products.  Our vertical integration in producing aluminum windows positioned us to introduce a new aluminum and wood clad window, which won the new product of the day award at the 2008 International Builder’s Show. We currently employ 32 research and development professionals dedicated to new product development, reformulation, product redesign and other manufacturing and product improvements.

•
Further Improve Operating Efficiencies. While we have significantly improved our vinyl siding manufacturing cost structure over the last several years, we believe that there are further opportunities for improvement. We have proactively managed our manufacturing capacity in light of current depressed market conditions as was demonstrated by our closure of our Denison, Texas vinyl siding manufacturing facility in February 2008, the reduction of production at our Kearney, Missouri vinyl siding manufacturing facility in June 2009, and closure of our Hammonton, New Jersey, Phoenix, Arizona and Tupelo, Mississippi window manufacturing facilities during 2009, which reduced manufacturing costs and improved operational efficiencies at our remaining manufacturing facilities.  We continue to expand our vertical integration in manufacturing and consolidate our purchases of key raw materials, such as PVC resin which we believe provides us with a manufacturing cost advantage as compared to some of our competitors.  In addition, we implemented manufacturing improvements and best practices across all of our product categories, including, for example, expansion of our virtual plant strategy and further vertical integration in our window product lines which was demonstrated by the introduction of our aluminum clad window line. We have begun to optimize product development, sales and marketing, materials procurement, operations and administrative functions across all of our product categories and have centralized many back office functions, such as payroll, accounts payable, billing and cash application into our corporate office in Cary, North Carolina which improves the overall efficiency of these functions. We believe that additional opportunities remain as we further leverage our buying power across other raw materials as well as spending for non-raw material items by obtaining volume discounts and minimizing costs. In addition, the integration of our sales and marketing efforts across our product categories provides an ongoing opportunity to significantly improve sector penetration.

Industry Overview

Demand for exterior building products, including siding, fencing, stone, windows and doors, is primarily driven by repair and remodeling of existing homes and construction of new homes, which are affected by changes in national and local economic and demographic conditions, employment levels, availability of financing, interest rates, consumer confidence and other economic factors.

  Home Repair and Remodeling  Since the early 1990s and through 2006, demand for home repair and remodeling products increased at a compounded annual growth rate of 4.3%, according to the U.S. Census Bureau, as a result of strong economic growth, low interest rates and favorable demographics.  However, beginning in 2007 through 2009 the ability for home owners to finance repair and remodeling expenditures, such as replacement windows or vinyl siding, has been negatively impacted by a general tightening of lending requirements by banks and other financial institutions.  Another factor that has negatively impacted home owner’s ability to finance repair and remodeling expenditures is the significant decrease in home values that has occurred in the past two years in many U.S. metropolitan areas which has reduced the amount of home equity that homeowners can borrow against to finance repair and remodeling expenditures.  In fact, it is estimated that 23% of all U.S. home mortgages are underwater, whereby the home’s worth is less than the amount owed by the homeowner on the mortgage. In addition, management believes that expenditures for home repair and remodeling products are also impacted by consumer confidence which declined during 2009 due to general economic conditions and increased unemployment levels.  As such, management believes expenditures for home repair and remodeling products declined in 2009 from 2008 levels.  Although certain aspects of the recently enacted federal stimulus plan, such as energy saving tax credits, may encourage some consumers to make home improvements, including the replacement of older windows with newer more energy efficient windows, management believes these favorable measures will be largely offset during 2010 by the negative impact of high unemployment, limited availability of consumer financing and lower consumer confidence levels.  As such, management does not expect that expenditures for home repair and remodeling products will improve during 2010 from 2009 levels.
  New Home Construction  New home construction experienced strong growth from the early 1990s to 2006, with housing starts increasing at a compounded annual growth rate of 3.9%.  However in 2007, 2008 and 2009, single family housing starts declined 29.7%, 40.5% and 28.8% respectively, according to the National Association of Home Builders (“NAHB”).  Although some market forecasts including the NAHB, project an improvement in single family housing starts in 2010, management expects 2010 single family housing starts to be relatively flat compared to 2009 levels due to the negative impact from the additional foreclosures expected during 2010, continued high unemployment levels, and other negative general economic factors.
While the industry is experiencing a period of severe correction and downturn, management believes the long-term economic outlook for new construction is favorable and supported by a favorable interest rate environment and strong demographics, as increasing immigration drives demand for starter homes. According to the Joint Center for Housing Studies of Harvard University, net new households between 2010 and 2020 are expected to be between 12.5 million units and 14.8 million units, with the low end of the range equal to net new housing units achieved between 1995 and 2005.  Additionally, interest rates on home loans remain at historically low levels and the U.S. Congress passed an economic stimulus package that provides, among other things, favorable tax credits towards home purchases which are intended to stimulate demand for U.S. housing.

Description of Business

Financial information about our segments is included in the notes to our consolidated financial statements included elsewhere in this prospectus.

Siding, Fencing, and Stone Segment

Products

In our Siding, Fencing, and Stone segment, our principal products include vinyl siding and skirting, vinyl and aluminum soffit, aluminum trim coil, J-channels, wide crown molding, window and door trim, F-channels, H-molds, fascia, undersill trims, outside/inside corner posts, rain removal systems, injection molded designer accents such as shakes, shingles, scallops, shutters, vents and mounts, vinyl fence, vinyl and composite railing, and stone veneer.  We sell our siding and accessories under our Variform, Napco, Mastic Home Exteriors, and Cellwood brand names and under the Georgia-Pacific brand name through a private label program.  We also sell our Providence line of vinyl siding and accessories to Lowe’s under our Durabuilt private label brand name.  Our vinyl and vinyl-composite fencing and railing products are sold under our Kroy and Kroy Express brand names.  Our stone veneer products are sold under our United Stone Veneer brand name, however, in 2010 we changed the stone veneer products branding to Ply Gem Stone from United Stone Veneer.  A summary of our product lines is presented below according to price point:

Specialty/Super Premium
•	CSL 600 (Variform)
•	Heritage Cedar Shingle and Round Cut (Variform)
•	Victoria Harbor (Variform)
•	Cedar Select Shingle and Round Cut (Napco)
•	American “76” Collection (Napco)
•	Structure EPS (Mastic Home Exteriors)
•	Cedar Discovery (Mastic Home Exteriors)
•	Cedar Dimensions (Cellwood)
•	Cedar Spectrum Shingle (Georgia-Pacific)
•	Cedar Spectrum Round (Georgia-Pacific)
•	Seasons (Georgia-Pacific)
•	Somerset (Georgia-Pacific)
•	Board and Batten (Variform, Napco, Mastic Home Exteriors, Cellwood, and Georgia-Pacific)
•	Kroy composite railing systems (Kroy)
•	United Stone Veneer
Premium
•	Timber Oak Ascent (Variform)
•	Varigrain Preferred (Variform)
•	American Splendor (Napco)
•	Liberty Elite (Mastic Home Exteriors)
•	Charleston Beaded Collection (Mastic Home Exteriors)
•	Quest Signature (Mastic Home Exteriors)
•	T-lok Barkwood (Mastic Home Exteriors)
•	Dimensions (Cellwood)
•	Dimensions Beaded (Cellwood)
•	Chatham Ridge (Georgia-Pacific)
•	Cedar Lane Select (Georgia-Pacific)
•	Kroy Express (Kroy)

Standard
•	Camden Pointe (Variform)
•	Nottingham (Variform)
•	Ashton Heights (Variform)
•	American Herald (Napco)
•	American Tradition (Napco)
•	Ovation (Mastic Home Exteriors)
•	Silhouette Classic (Mastic Home Exteriors)
•	Carvedwood 44 (Mastic Home Exteriors)
•	Progressions (Cellwood)
•	Heritage Hill (Georgia-Pacific)
•	Forest Ridge (Georgia-Pacific)
•	Shadow Ridge (Georgia-Pacific)
•	Castle Ridge (Georgia-Pacific)
•	Kroy Vinyl Fence and Railing Products (Kroy)
Economy
•	Contractor’s Choice (Variform)
•	American Comfort (Napco)
•	Providence (Napco)
•	Mill Creek (Mastic Home Exteriors)
•	Trade-Mark cg (Mastic Home Exteriors)
•	Brentwood (Mastic Home Exteriors)
•	Evolutions (Cellwood)
•	Vision Pro (Georgia-Pacific)
Manufactured Housing
•	Parkside (Georgia-Pacific)
•	Oakside (Georgia-Pacific)

The breadth of our product lines and our multiple brand and price point strategy enable us to target multiple distribution channels (wholesale, retail and manufactured housing) and end sectors (home repair and remodeling and new home construction), with minimal channel conflict.

Customers and Distribution

We have a multi-channel distribution network that serves both the home repair and remodeling and new home construction sectors, which exhibit different, often counter-balancing, demand characteristics.  In conjunction with our multiple brand and price point strategy, we believe our multi-channel distribution strategy enables us to increase our sales and sector penetration while minimizing channel conflict.  We believe our strategy reduces our dependence on any one channel, which provides us with a greater ability to sustain our financial performance through economic fluctuations.

We sell our siding and accessories to specialty distributors (one-step distribution) and to wholesale distributors (two-step distribution).  Our specialty distributors sell directly to remodeling contractors and builders.  Our wholesale distributors sell to retail home centers and lumberyards who, in turn, sell to remodeling contractors, builders and consumers.  In the specialty channel, we have developed an extensive network of approximately 800 independent distributors, serving over 22,000 contractors and builders nationwide.  We are well-positioned in this channel as many of these distributors are both the largest and leading consolidators in the industry.  In the wholesale channel, we are the sole supplier of vinyl siding and accessories to BlueLinx (formerly a distribution operation of the Georgia-Pacific Corporation), one of the largest building products distributors in the United States.  Through BlueLinx and our BlueLinx dedicated sales force, our Georgia-Pacific private label vinyl siding products are sold at major retail home centers, lumberyards and manufactured housing manufacturers.  A portion of our siding and accessories is also sold directly to Lowe’s Home Improvement Centers under our Durabuilt brand name.  Our growing customer base of fencing and railing consists of fabricators, distributors, retail home centers and lumberyards.  Our customer base of manufactured stone veneer products consists of distributors, lumberyards, retailers and contractors.

For the three months ended April 3, 2010 and April 4, 2009, BlueLinx accounted for 14.9% and 17.6% of our Siding, Fencing and Stone segment sales.  For the three months ended April 3, 2010 and April 4, 2009, BlueLinx accounted for 8.6% and 10.4% of our consolidated net sales.  Our largest customer, BlueLinx, made up 15.2% of the net sales of our Siding, Fencing, and Stone segment and 9.2% of our consolidated net sales for both the years ended December 31, 2008 and 2009.

Production and Facilities

Vinyl siding, skirting, soffit and accessories are manufactured in our Martinsburg, West Virginia, Jasper, Tennessee, Stuarts Draft, Virginia and Kearney, Missouri facilities, while all metal products are produced in our Sidney, Ohio facility with some metal painting operations being performed in our Valencia, Pennsylvania facility.  The majority of our injection molded products such as shakes, shingles, scallops, shutters, vents and mounts are manufactured in our Gaffney, South Carolina facility.  Due to excess capacity and to reduce operating costs, the Company closed the Denison, Texas facility in early 2008 and consolidated the majority of the production from the Company’s vinyl siding plant in Kearney, Missouri into its other three remaining vinyl siding plants in the first half of 2009.  In addition, the Company consolidated its metal accessory production from our Valencia, Pennsylvania facility into our Sidney, Ohio facility which occurred during the later part of 2008 and early 2009.  The vinyl and metal plants have sufficient capacity to support planned levels of sales growth for the foreseeable future.  Our fencing and railing products are currently manufactured at our York, Nebraska and Fair Bluff, North Carolina facilities.  The fencing and railing plants have sufficient capacity to support our planned sales growth for the foreseeable future.  Our stone veneer products are manufactured at our Middleburg, Pennsylvania facility.  The stone veneer plant has sufficient capacity to support our planned sales growth for the foreseeable future.  We expect our capital expenditures for our Siding, Fencing and Stone segment in the near future to be at or below our historical expenditure levels as a result of lower near-term demand due to market conditions.

Raw Materials and Suppliers

PVC resin and aluminum are major components in the production of our siding, fencing, and stone products and changes in PVC resin and aluminum prices have a direct impact on our cost of products sold.  Historically, we have been able to pass on the price increases to our customers.  The results of operations for individual quarters can be negatively impacted by a delay between the time of raw material cost increases and price increases that we implement in our products, or conversely can be positively impacted by a delay between the time of a raw material price decrease and competitive pricing moves that we implement accordingly.

Competition

We compete with other national and regional manufacturers of vinyl siding, fencing and stone products.  We believe we are one of the largest manufacturers of vinyl siding in North America, alongside CertainTeed and Alside.  We believe that we have increased our market share and that in 2009 we accounted for approximately 33% of the U.S. vinyl siding market as compared to approximately 29% in 2008.  Our aluminum accessories competitors include Alsco, Gentek and other smaller regional competitors.  Significant growth in vinyl fencing and railing has attracted many new entrants, and the sector today is fragmented.  Our fencing and railing competitors include U.S. Fence, Homeland, Westech, Bufftech, Royal, and Azek.  Our stone veneer competitors include Owens Corning, Eldorado Stone, Coronado Stone, and smaller, regional competitors. We generally compete on product quality, breadth of product offering, sales and service support.  In addition to competition from other vinyl siding, fencing and stone products, our products face competition from alternative materials, such as wood, metal, fiber cement and masonry siding.  Increases in competition from other vinyl exterior building products manufacturers and alternative building materials could cause us to lose customers and lead to net sales decreases.

Seasonality

Markets for our products are seasonal and can be affected by inclement weather conditions.  Historically, our business has experienced increased sales in the second and third quarters of the year due to increased construction during those periods.  Because a portion of our overhead and expenses are fixed throughout the year, our operating profits tend to be lower in the first and fourth quarters.  Inclement weather conditions can affect the timing of when our products are applied or installed, causing delayed profit margins when such conditions exist.

We generally carry increased working capital during the first half of a fiscal year to support those months where customer demand exceeds production capacity.  We believe that this is typical within the industry.

Backlog

Our Siding, Fencing, and Stone segment had a backlog of approximately $14.7 million at April 3, 2010.  We expect to fill all of the orders during 2010.

Windows and Doors Segment

Products

In our Windows and Doors segment, our principal products include vinyl, aluminum, wood and clad-wood windows and patio doors, and steel, wood, and fiberglass entry doors that serve both the new home construction and the repair and remodeling sectors in the United States and Western Canada.  Our products in our Windows and Doors segment are sold under the Ply Gem Windows, Great Lakes Window, and CWD Windows and Doors brands.  In the past, we have also sold our windows and doors under our MW, Patriot, Twin Seal, Alenco, Builders View, Great Lakes, Ply Gem, Uniframe, Grandview, Seabrooke, Bayshore, Napco, and CertainTeed brand names.  A summary of our current product lines is presented below according to price point:

	Ply Gem Windows		Great Lakes Window	CWD
	New Construction	Replacement	Replacement	New Construction
Specialty/Super-Premium	Mira Premium Series	Select Series	Uniframe	Regency Fusion
Premium	Pro Series – West	Premium Series	Lifestyles	Ambassador
Standard	Pro Series - East	Pro Series	Seabrooke	Envoy Diplomat Premier
Economy	Builder Series	Contractor Series	Bayshore	Consul

In 2010, we will begin selling our CWD Windows and Doors under the Ply Gem brand in Canada which is consistent with our strategy of building brand equity in the Ply Gem name.

We continue introducing new products to the portfolio which allow us to enter or further penetrate new distribution channels and customers.  The breadth of our product lines and our multiple price point strategy enable us to target multiple distribution channels (wholesale, retail and builder direct) and end-use sectors (home repair and remodeling and new home construction).

Customers and Distribution

We have a multi-channel distribution and product strategy that enables us to serve both the home repair and remodeling and new home construction sectors.  By offering this broad product offering and industry leading service, we are able to meet the local needs of our customers on a national scale.  This strategy has enabled our customer base (existing and new) to simplify their supply chain by consolidating window suppliers.  Our good, better, best product and price point strategy allows us to increase our sales and sector penetration while minimizing channel conflict.  This strategy reduces our dependence on any one channel, providing us with a greater ability to sustain our financial performance through economic fluctuations.

The new construction product lines are sold for use in new residential and light commercial construction through a highly diversified customer base, which includes independent building material dealers, regional/national lumberyard chains, builder direct/OEMs, and retail home centers.  Our repair and remodeling window products are primarily sold through independent home improvement dealers and one-step distributors.  Dealers typically market directly to homeowners or contractors in connection with remodeling requirements while distributors concentrate on local independent retailers.

In Canada, sales of Ply Gem Canada product lines in the new construction market are predominantly made through direct sales to builders and contractors, while sales in the renovation market are made primarily through retail lumberyards.  Ply Gem Canada products are distributed through eight distribution centers.

Our sales of windows and doors to our top five largest window and door customers represented 23.1% of the net sales of our Windows and Doors segment and 9.1% of our consolidated net sales for the year ended December 31, 2009.  For the year ended December 31, 2008, our five largest customers represented 24.8% of the net sales of our Windows and Doors segment and 8.5% of our consolidated net sales.

Production and Facilities

Our window and door products leverage a network of vertically integrated production and distribution facilities located in Virginia, Ohio, North Carolina, Georgia, Texas, California, Washington and western Canada.  Our window and door manufacturing facilities have benefited from our continued investment and commitment to product development and product quality combined with increasing integration of best practices across our product offerings.  In 2009, we began producing vinyl compound for our west coast facilities which improved our operating efficiency and resulted in lower production cost for these items. In 2009, we also began making upgrades to insulated glass production lines in anticipation of more stringent energy efficiency requirements driven by changes in building codes and consumer demand for Energy Star rated products.  These improvements will continue throughout 2010.

Due to excess capacity and the need to reduce operating costs, the Company closed the Hammonton, New Jersey, Phoenix, Arizona and Tupelo, Mississippi facilities in the first six months of 2009.  While the market has required us to close facilities and ramp down capacity in our remaining facilities in 2009, all of our facilities have the ability to increase capacity in a cost effective manner by expanding production shifts.  Ongoing capital investments will focus upon new product introductions and equipment maintenance and cost reductions.

Raw Materials and Suppliers

PVC compound, wood, aluminum, and glass are major components in the production of our window and door products.  Historically, changes in PVC compound, aluminum billet, and wood cutstock prices have had the most significant impact on our material cost of products sold in our Windows and Doors segment.  We are one of the largest consumers of PVC resin in North America and we continue to leverage our purchasing power on this key raw material.  As mentioned above, the PVC resin compound that is used in window lineal production is now produced internally.  The leveraging of our PVC resin buying power and the expansion of PVC resin compounding capabilities has begun to benefit all of our domestic window companies.  Our window plants have significantly consolidated glass purchases to take advantage of strategic sourcing savings opportunities.  In addition, we have continued to vertically integrate aluminum extrusion for a variety of our product lines.

Competition

The window and patio door sector remains fragmented, comprised primarily of local and regional manufacturers with limited product offerings.  The sector’s competitors in the United States include national brands, such as Jeld-Wen, Simonton, Pella and Andersen, and numerous regional brands, including MI Home Products, Atrium, Weathershield, and Milgard.  Competitors in Canada include Jeld-Wen, Gienow, All Weather and Loewen.  We generally compete on service, product performance, a complete product offering, sales and support.  We believe all of our products are competitively priced.

Seasonality

Markets for our products are seasonal and can be affected by inclement weather conditions.  Historically, our business has experienced increased sales in the second and third quarters of the year due to increased construction during those periods.  Accordingly, our working capital is typically higher in the second and third quarters as well.  Because much of our overhead and expense are fixed throughout the year, our operating profits tend to be lower in the first and fourth quarters.  Inclement weather conditions can affect the timing of when our products are applied or installed, causing delayed profit margins when such conditions exist.

Because we have successfully implemented lean manufacturing techniques and many of our windows and doors are made to order, inventories in our Windows and Doors segment do not change significantly with seasonal demand.

Backlog

Our Windows and Doors segment had a backlog of approximately $23.8 million at April 3, 2010.  We expect to fill all of the orders during 2010.

Environmental and Other Regulatory Matters

We are subject to Canadian and U.S. federal, state, provincial and local environmental laws and regulations that relate to the presence of hazardous materials, pollution and the protection of the environment, including those governing emissions to air, discharges to water, use, storage and transport of hazardous materials, storage, treatment and disposal of waste, remediation of contaminated sites, and protection of worker health and safety.  From time to time, our facilities are subject to investigation by environmental regulators.  We believe that our current operations are in substantial compliance with all applicable environmental laws and that we maintain all material permits required to operate our business.

Based on available information, we do not believe that any known compliance obligations, claims, releases or investigations will have a material adverse effect on our results of operations, cash flows or financial position. However, there can be no guarantee that these or newly discovered matters or any inability to enforce available indemnification rights we have against Nortek (an indemnity under the stock purchase agreement governing the Ply Gem acquisition) and Alcan Aluminum Corporation (an indemnity we received when we purchased our York, Nebraska facility from Alcan Aluminum Corporation in 1998) will not result in material costs.

Under the stock purchase agreement governing the MW acquisition, the sellers agreed to indemnify us for the first $250,000 in certain costs of compliance with the New Jersey Industrial Site Recovery Act at an MW facility in Hammonton, New Jersey and for 75% of any such costs between $250,000 and $5.5 million.  MW’s Rocky Mount, Virginia property is involved in a corrective action, relating to contamination associated with an underground storage tank formerly located at the Rocky Mount, Virginia property.  Liability for this subject contamination has been previously assumed by U.S. Industries, Inc., pursuant to its indemnity obligation under the stock purchase agreement dated August 11, 1995, whereby U.S. Industries, Inc. sold the stock of MW to Fenway Partners.  As the successor in interest of Fenway Partners, we are similary indemnified by U.S. Industries, Inc.  U.S. Industries and MW are working to develop a course of action to address the site contamination that is acceptable to both companies and the Virginia regulatory authorities.

We voluntarily comply with the Vinyl Siding Institute (“VSI”) Certification Program with respect to our vinyl siding and accessories.  Prior to 1998, there was no commonly-adopted industry certification process for vinyl siding products.  Uniform minimum standards were available, but uniform compliance was not assured.  In 1998, the VSI instituted a new industry-wide program to assure compliance with minimum product standards.  All major vinyl siding manufacturers, representing over 97% of all products, comply with these guidelines.

Under the VSI Certification Program, third party verification and certification, provided by Architectural Testing, Inc., (“ATI”) is used to ensure uniform compliance with the minimum standards set by the American Society for Testing and Materials, (“ASTM”).  Those products compliant with ASTM specifications for vinyl siding will perform satisfactorily in virtually any environment.  ATI initially inspects all qualifying products for compliance and inspects plants to assure effective quality control programs.  In addition, compliance with advertised specifications is verified.  All manufacturing plants are inspected bi-annually during unannounced visits to monitor compliance.  Upon certification, products are added to the official VSI list of certified products and are eligible to bear the official VSI certification logo.

Employees

As of April 3, 2010, we had approximately 4,200 full-time employees worldwide, of whom approximately 3,800 were in the United States and 400 were in Canada.  Employees at our Canadian plant, our Valencia, Pennsylvania plant, and our Bryan, Texas plant are currently our only employees with whom we have a collective bargaining agreement.

•
Approximately 5.9% of our total employees are represented by the United Brotherhood of Carpenters and Joiners of America, pursuant to a collective bargaining agreement with certain of our Canadian employees, which expires on December 31, 2011.

•
Approximately 0.5% of our total employees are represented by the United Steelworkers of America, AFL-CIO-CLC, pursuant to a collective bargaining agreement with certain of our Valencia, Pennsylvania employees, which expires on December 1, 2011.

•
Approximately 8.3% of our total employees are represented by the International Chemical Workers Union Council, pursuant to a collective bargaining agreement with certain of our Alenco Windows employees, which expires on December 4, 2010.

Financial Information about Geographic Areas

All of the Company’s operations are located in the United States and Canada.  Revenue from external customers for the three months ended April 3, 2010 consists of:

Revenue from external customers for the three months ended April 3, 2010 consists of:

•	$187.8 million from United States customers
•	$15.7 million from Canadian customers
•	$0.7 million from all other foreign customers

Revenue from external customers for the year 2009 consists of:

•	$882.9 million from United States customers

•	$65.0 million from Canadian customers

•	$3.5 million from all other foreign customers

Revenue from external customers for the year 2008 consists of:

•	$1,084.1 million from United States customers

•	$84.5 million from Canadian customers

•	$6.4 million from all other foreign customers

Revenue from external customers for the year 2007 consists of:

•	$1,269.8 million from United States customers

•	$89.3 million from Canadian customers

•	$4.4 million from all other foreign customers

At April 3, 2010, December 31, 2009, 2008, and 2007, long-lived assets totaled approximately $18.1 million, $17.5 million, $23.2 million, and $51.2 million, respectively, in Canada, and $715.2 million, $729.7 million, $771.7 million, and $1,240.0 million, respectively, in the United States.  We are exposed to risks inherent in any foreign operation, including foreign exchange rate fluctuations.

Properties

Our corporate headquarters are located in Cary, North Carolina.  We own and lease several additional properties in the U.S. and Canada.  We operate the following facilities as indicated, and each facility is leased unless indicated with “Owned” under the Lease Expiration Date column below.

Location	Square Footage	Facility Use	Lease Expiration Date

Siding, Fencing, and Stone Segment
Jasper, TN	270,000	Manufacturing and Administration	Owned
Fair Bluff, NC (1)	200,000	Manufacturing and Administration	09/30/2024
Kearney, MO (1)	175,000	Manufacturing and Administration	09/30/2024
Valencia, PA (1)	104,000	Manufacturing and Administration	09/30/2024
Martinsburg, WV (1)	163,000	Manufacturing and Administration	09/30/2024
Martinsburg, WV	124,000	Warehouse	01/31/2011
York, NE (1)	76,000	Manufacturing	09/30/2024
Stuarts Draft, VA	257,000	Manufacturing and Administration	Owned
Sidney, OH	819,000	Manufacturing and Administration	Owned
Gaffney, SC	260,000	Manufacturing and Administration	Owned
Harrisburg, VA	268,000	Warehouse	03/15/2015
Gaffney, SC	27,000	Warehouse	Month-to-month
Blacksburg, SC	49,000	Warehouse	10/31/2010
Kansas City, MO	36,000	Administration	12/31/2017
Middleburg, PA	100,000	Manufacturing and Administration	12/31/2016

Windows and Doors Segment
Calgary, AB, Canada (1)	301,000	Manufacturing and Administration	09/30/2024
Walbridge, OH (1)	250,000	Manufacturing and Administration	09/30/2024
Walbridge, OH	30,000	Warehouse	06/30/2012
Rocky Mount, VA (1)	600,000	Manufacturing and Administration	09/30/2024
Rocky Mount, VA	162,920	Manufacturing	05/31/2013
Rocky Mount, VA	180,000	Manufacturing	08/31/2016
Rocky Mount, VA	70,000	Warehouse	02/16/2012
Rocky Mount, VA	80,000	Warehouse	08/31/2013
Rocky Mount, VA	80,000	Warehouse	08/31/2016
Rocky Mount, VA	56,160	Warehouse	Owned
Rocky Mount, VA	49,615	Warehouse	Month-to-month
Hammonton, NJ (2)	360,000	Manufacturing and Administration	02/01/2011
Tupelo, MS (2)	200,000	Manufacturing and Administration	06/16/2010
Fayetteville, NC	56,000	Warehouse	Owned
Peachtree City, GA	148,000	Manufacturing	08/19/2014
Peachtree City, GA	40,000	Manufacturing	Owned
Dallas, TX (3)	32,000	Manufacturing	Month-to-month
Dallas, TX	29,232	Warehouse	06/30/2015
Bryan, TX	274,000	Manufacturing and Administration	08/20/2014
Bryan, TX	75,000	Manufacturing	12/31/2014
Phoenix, AZ (2)	156,000	Manufacturing	03/31/2011
Auburn, WA	262,000	Manufacturing and Administration	12/31/2013
Corona, CA	128,000	Manufacturing and Administration	09/30/2012
Sacramento, CA	234,000	Manufacturing and Administration	09/12/2019

Corporate
Cary, NC	20,000	Administration	10/31/2015
__________
(1)	These properties are included in long-term leases entered into as a result of a sale/leaseback agreement entered into in August 2004 as part of the funding for the purchase of MWM Holding.

(2)	Closed facility.

(3)       The Company will vacate this lease and location during 2010.

Litigation

From time to time, we may be involved in litigation relating to claims arising out of our operations.  As of April 3, 2010, we were not a party to any material legal proceedings.

MANAGEMENT

Board of Directors and Executive Officers

The Board of Directors of Ply Gem Prime Holdings, Ply Gem Holdings, and Ply Gem Industries are identical.

Name	Age	Positions(s)
Frederick J. Iseman	57	Chairman of the Board and Director
Gary E. Robinette	61	President, Chief Executive Officer and Director
Shawn K. Poe	48	Vice President and Chief Financial Officer
John Wayne	48	President, Siding Group
Lynn Morstad	46	President, U.S. Windows Group
Keith Pigues	47	Senior Vice President, Chief Marketing Officer
Robert A. Ferris	67	Director
Steven M. Lefkowitz	45	Director
John D. Roach	66	Director
Michael P. Haley	59	Director
Timothy T. Hall	40	Director
Jeffrey T. Barber	57	Director

Set forth below is a brief description of the business experience of each of the members of our Board of Directors and our executive officers.

Frederick J. Iseman – Chairman of the Board and Director

Since the Ply Gem Acquisition, Frederick Iseman has served as our chairman of the Board of Directors.  Mr. Iseman is currently Chairman and CEO of CI Capital Partners LLC (formerly Caxton-Iseman Capital LLC), a private equity firm which was founded by Mr. Iseman in 1993.  Prior to establishing CI Capital Partners, Mr. Iseman founded Hambro-Iseman Capital Partners, a merchant banking firm.  From 1988 to 1990, Mr. Iseman was a member of the Hambro International Venture Fund.  Mr. Iseman is a former Chairman of the Board of Anteon International.

Mr. Iseman’s experience in the private equity field provides the Company with valuable insight regarding acquisitions, debt financings, equity financings, and public market sentiment.  In addition, Mr. Iseman’s experience with growing portfolio companies similar to the Company provides benchmarking and other industry tools pertinent to the Company.  Mr. Iseman’s background and experiences qualify him to serve as Chairman of the Board.

Gary E. Robinette – President, Chief Executive Officer and Director

Gary E. Robinette was appointed President and Chief Executive Officer of the Company in October 2006 at which time he was also elected to the Company’s Board of Directors.  Prior to joining Ply Gem, Mr. Robinette served as Executive Vice President and COO at Stock Building Supply, formerly a Wolseley company, since September 1998, and was also a member of the Wolseley North American Management Board.  Mr. Robinette held the position of President of Erb Lumber Inc., a Wolseley company, from 1993-1998 and served as Chief Financial Officer and Vice President of Carolina Holdings which was the predecessor company of Stock Building Supply.  Mr. Robinette received a BS in accounting from Tiffin University, where he is a member of the Board of Trustees, and a MBA from Xavier University, where he is a member of the President’s Advisory Board.  He is also a member of Harvard University’s Joint Center for Housing Studies.

Mr. Robinette’s 30 years of experience with building products and distribution companies provides the Board with relevant industry knowledge and expertise pertinent to the environment currently experienced by the Company.  Throughout Mr. Robinette’s tenure with various building product companies, he has experienced the housing industry’s thriving growth, as well as a number of recessionary declines in the market.  These experiences provide the Board with valuable insight regarding strategic decisions and the future direction and vision of the Company.

Shawn K. Poe – Vice President and Chief Financial Officer

Since the Ply Gem Acquisition, Mr. Poe has served as our Vice President and Chief Financial Officer.  Mr. Poe was appointed Vice President of Finance of our siding and accessories subsidiaries in March 2000.  Prior to joining the Company, Mr. Poe held the position of Corporate Controller and various other accounting positions at Nordyne, Inc., joining the Company in 1990.  In addition, Mr. Poe held various accounting positions with Federal Mogul Corporation from 1984 to 1990.  Mr. Poe graduated from Southeast Missouri State University in 1984 with a BS in Accounting.  Mr. Poe graduated from Fontbonne College in 1994 with a MBA.

John Wayne – President, Siding Group

Mr. Wayne was appointed President of our siding and accessories subsidiaries in January 2002.  Mr. Wayne joined our company in 1998, and prior to his appointment to President had been Vice President of Sales and Marketing for our Variform and Napco siding and accessories subsidiaries.  Prior to joining us, Mr. Wayne worked for Armstrong World Industries, Inc. from 1985 to 1998, holding a variety of sales management positions, including Vice President of Sales.  Mr. Wayne graduated from the University of Wisconsin in 1984 with a BA in Finance and Marketing.  Mr. Wayne served as the Chairman of the Vinyl Siding Institute (“VSI”), the Chairman of the VSI Code and Regulatory Committee, and Chairman of the VSI Board of Directors through December 2007 when his term ended.

Lynn Morstad - President, U.S. Windows Group

Mr. Morstad was appointed President of our U.S. Windows Group in October 2007 after having served as President of our US Window Group since November 2006.  Prior to that, Mr. Morstad served as President, Chief Operating Officer and Chief Financial Officer respectively of MW Manufacturers Inc., a Ply Gem subsidiary he joined in 2000.  From March 1998 to May 2000, Mr. Morstad was employed by the Dr. Pepper/Seven Up division of Cadbury Schweppes as Vice President and Corporate Controller. In addition, Mr. Morstad served in senior financial positions with various divisions of the Newell Company for more than eight years.  Mr. Morstad is a graduate of the University of Iowa and is a Certified Public Accountant.

Keith Pigues – Senior Vice President, Chief Marketing Officer

Mr. Pigues was appointed Senior Vice President and Chief Marketing Officer in August 2007.  Prior to joining Ply Gem, he served as Vice President of Marketing at CEMEX U.S. Operations from 2005 to 2007.  Previously, Mr. Pigues served in senior marketing and strategy positions at RR Donnelley, ADP and Honeywell International.  Mr. Pigues received a BS in electrical engineering from Christian Brothers University in 1984, and an MBA from the University of North Carolina Kenan-Flagler Business School in 1993.

Robert A. Ferris – Director

Since the Ply Gem Acquisition, Robert A. Ferris has served as a director. Mr. Ferris retired as Managing Director of CI Capital Partners LLC (formerly Caxton-Iseman Capital LLC) in December 2007, and was employed by CI Capital Partners since March 1998.  From 1981 to February 1998, Mr. Ferris was a General Partner of Sequoia Associates (a private investment firm headquartered in Menlo Park, California).  Prior to founding Sequoia Associates, Mr. Ferris was a Vice President of Arcata Corporation, a New York Stock Exchange-listed company.  Mr. Ferris is a former director of Anteon International Corporation.  Effective January 1, 2008, Mr. Ferris assumed the position of President of Celtic Capital LLC, the investment manager of the entities that primarily hold the assets and investments of the Ferris Family.

Mr. Ferris’s prior tenure with CI Capital Partners as well as public company experience as a director of Antheon provides the Board with extensive knowledge of the debt and equity markets and the effect that pending strategic decisions will have on these public markets.  Mr. Ferris provides advice regarding the impact of certain strategic decisions on the industry.

Steven M. Lefkowitz – Director

Since the Ply Gem Acquisition, Steven M. Lefkowitz has served as a director.  Mr. Lefkowitz is President of CI Capital Partners LLC (formerly Caxton-Iseman Capital LLC) and has been employed by CI Capital Partners since 1993.  From 1988 to 1993, Mr. Lefkowitz was employed by Mancuso & Company, a private investment firm, and served in several positions including as Vice President and as a Partner of Mancuso Equity Partners.  Mr. Lefkowitz is a former director of Anteon International Corporation.

Mr. Lefkowitz’s experience with private equity markets provides the Board integral knowledge with respect to acquisitions, debt financings, and equity financings.

John D. Roach – Director

Since the Ply Gem Acquisition, Mr. Roach has served as a director.  Mr. Roach is Chairman of the Board and Chief Executive Officer of Stonegate International, a private investment and advisory services company, and has been employed by Stonegate International since 2001.  Mr. Roach served as Chairman of the Board, President and Chief Executive Officer of Builders FirstSource, Inc. from 1998 to 2001, and as Chairman of the Board, President and Chief Executive Officer of Fibreboard Corporation from 1991 to 1997.  Mr. Roach is a director of Kaiser Aluminum Corporation and its subsidiary, Kaiser Aluminum & Chemical Corporation, a director of Material Sciences Corp., a provider of materials-based solutions, a director of URS Corporation, an engineering firm, a director of PMI Group, Inc., a provider of credit enhancement products and lender services, and a director of VeriSign, a leading provider of internet infrastructure services.  Mr. Roach received a BS in Industrial Management at Massachusetts Institute of Technology and an MBA at Stanford School of Business.

Mr. Roach’s industry experience has provided valuable insight to the Board regarding strategic decisions.  Mr. Roach understands the Board’s impact in establishing corporate governance and evaluating strategic alternatives.  Mr. Roach’s vast experience with multiple Boards is valuable to the current Board when establishing the future direction of the Company.

Michael P. Haley – Director

In June 2005, Mr. Haley announced his retirement as Chairman of MW Manufacturers, but has remained as a director.  Mr. Haley joined MW in June 2001 as President and served in this capacity until being named Chairman.  Prior to joining MW, Mr. Haley had been the President of American of Martinsville (a subsidiary of La-Z-Boy Inc.) from 1994 until May 2001.  In addition, Mr. Haley was President of Loewenstein Furniture Group from 1988 to 1994.  Mr. Haley graduated from Roanoke College in 1973 with a Bachelor’s Degree in Business Administration. From April 2006 to present, Mr. Haley has served as an advisor to Fenway Partners, a private equity firm.

Mr. Haley’s industry experience and background with the Company provides the Board with relevant industry knowledge and expertise when evaluating certain strategic decisions.

Timothy T. Hall – Director

In December 2006, the Board of Directors approved the addition of Mr. Hall as a member of the Board.  Mr. Hall is a Principal at CI Capital Partners LLC (formerly Caxton-Iseman Capital LLC) and has been employed by CI Capital Partners since 2001.  Prior to CI Capital Partners, Mr. Hall was a Vice President at FrontLine Capital and an Assistant Vice President at GE Equity.  Mr. Hall has a MBA from Columbia Business School and a BS degree from Lehigh University.

Mr. Hall’s experience with private equity markets provides the Board integral knowledge with respect to acquisitions, debt financings, and equity financings.

Jeffrey T. Barber – Director

In January 2010, the Board of Directors approved the addition of Mr. Barber as a member of the Board.  Mr. Barber is a certified public accountant who worked for PricewaterhouseCoopers LLP from 1977-2008 and served as managing partner of PricewaterhouseCoopers’ Raleigh, North Carolina office for 14 years.  Mr. Barber was appointed by the Governor of North Carolina to serve on the State Board of CPA Examiners, where he currently serves as Vice President of the Board.  Mr. Barber is currently a Managing Director with Fennebresque & Co., a Charlotte, North Carolina based investment banking firm.  In addition, Mr. Barber currently serves on the Board of Trustees of Blue Cross and Blue Shield of North Carolina, the Board of Directores of Sciquest, Inc., the Board of the North Carolina School of Science and Mathematics Foundation, as well as other civic organizations.  Mr. Barber has a BS degree in accounting from the University of Kentucky.

Mr. Barber’s audit experience with PricewaterhouseCoopers LLP for 30 years in which he worked on initial public offerings, Sarbanes-Oxley 404 attestations, business acquisitions, and debt financings will provide the Board with the financial background and experience to ensure the Company’s consolidated financial statements comply with financial reporting guidelines.  These experiences qualify Mr. Barber as a financial expert allowing him to contribute financial reporting considerations when evaluating certain strategic decisions.

EXECUTIVE COMPENSATION

Overview

This compensation discussion describes the material elements of compensation of the Company’s executive officers who served as named executive officers during our fiscal year ended December 31, 2009.  The individuals who served as the principal executive officer and principal financial officer during 2009, as well as the other individuals included in the Summary Compensation Table below, are referred to as the “named executive officers.”  This compensation discussion focuses primarily on compensation awarded to, earned by, or paid to the named executive officers in 2009, as reflected in the following tables and related footnotes and narratives, but also describes compensation actions taken before or after 2009 to the extent that it enhances an understanding of the executive compensation disclosure.

The principal elements of our executive compensation program are base salary, annual cash incentives, other personal benefits and perquisites, post-termination severance, and equity-based interests.  The Company’s other personal benefits and perquisites consist of life insurance benefits and car allowances.  The named executive officers are also eligible to participate in our 401(k) plan and our company-wide employee benefit health and welfare programs.

Compensation Program Objectives and Philosophy

General Philosophy

Our compensation philosophy is designed to provide a total compensation package to our executive officers that is competitive within the building materials industry and enables us to attract, retain, and motivate the appropriate talent for long-term success.  We believe that total compensation should be reflective of individual performance but should also vary with our performance in achieving financial and non-financial objectives, thus rewarding the attainment of these objectives.  We align compensation levels commensurate with responsibilities and experience of the respective executive officers.  We balance these compensation levels with our risk management policies to mitigate any conflicts of interest.  We also ensure a proper weighting of executive officers’ base salaries, incentive amounts, and equity awards to avoid risk taking incentives that could have a detrimental effect on the Company.

The components of total compensation for our executive officers are as follows:

•	Base Salary

In General.  We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary.  We provide this opportunity to attract and retain an appropriate caliber of talent for these positions and to provide a base wage that is not subject to the Company’s performance risk, as are other elements of our compensation, such as the annual cash incentive awards and equity interests described below.  Base salaries of our named executive officers are only one component of our executive officers’ compensation package and will not substitute for our incentive awards.

Our President and Chief Executive Officer, Gary E. Robinette, reviews the base salaries for our named executive officers, other than the President and Chief Executive Officer, in November and December of each year with any recommended increases being based on our performance as well as the individual’s performance and responsibilities, which we believe to be consistent with our overall philosophy of rewarding both strong individual and Company performance.  After this review, any salary increases for the executive officers other than the President and Chief Executive Officer are recommended by our President and Chief Executive Officer to our compensation committee and Board for approval.  The base salary for our President and Chief Executive Officer is determined by the compensation committee of our Board of Directors, but will not be less than $530,000 per year.

•	Annual Cash Incentive Awards

In General.  We provide the opportunity for our named executive officers to earn an annual cash incentive award based upon the Company’s performance as well as the individual’s performance.  We provide this opportunity to attract and retain an appropriate caliber of talent for these positions and to motivate executives to achieve the Company’s financial goals.  We believe that providing these annual incentives is consistent with our objective of providing compensation that varies with our performance in achieving financial and non-financial objectives.

2009 Target Award Opportunities.  In light of the depressed residential housing and remodeling markets for the year ended December 31, 2009, the Company did not establish a cash incentive plan for any employees, including the executive officers.  As a result, there were no 2009 target award opportunities for the named executive officers.

•	Perquisites and Other Personal Benefits

In General.  We provide the opportunity for our named executive officers to receive certain perquisites and other personal benefits, including car allowances and Company-paid life insurance premiums.  We provide these benefits to provide an additional useful benefit for our executives, and we believe that providing these benefits is essential to our ability to remain competitive in the general marketplace for attracting and retaining executive talent.

Total Compensation Comparison.  For the year ended December 31, 2009, personal benefits and perquisites accounted for approximately 14.7% of total compensation for our named executive officers.

•	Equity Awards

In General.  We have provided the opportunity for our named executive officers to purchase both shares of common stock, par value $.01 per share (“Common Stock”) and senior preferred stock, par value $.01 per share (“Senior Preferred Stock”) in Ply Gem Prime Holdings, Inc. (“Prime Holdings”), our indirect parent company.

We believe it is vital to our Company to provide our named executive officers with the opportunity to hold an equity interest in our business.  We believe that equity ownership among executives aligns management’s interests with those of stockholders and provides long-term incentives for the executives.  Our named executive officers are the employees who are primarily responsible for the long-term performance of the Company, so this opportunity is intended to incentivize them to improve the overall value of the business.  Providing a Senior Preferred Stock component as well as a Common Stock component allows the executives to hold an ownership interest that mirrors that held by non-employee investors in our Company and motivates and rewards the executives for achieving financial objectives.  We also believe that our management equity ownership structure promotes the retention of key management and that providing an equity component of compensation is consistent with our compensation objectives of rewarding performance-based compensation and attracting and retaining an appropriate caliber of talent.

The opportunities that we give our executive officers to invest in the business are event-driven and are not provided on any annual or other regular basis.  The number of shares that a named executive officer has been permitted to purchase is determined based upon the individual’s level of responsibility within the Company.  All equity purchases are reviewed and approved by our compensation committee and Board of Directors.

Common Stock.  Our named executive officers have purchased our Common Stock either as (1) “Incentive Stock” or (2) part of a strip of equity that is purchased at the same time the officer purchases shares of our Senior Preferred Stock.

Incentive Stock – Protected and Unprotected.  Common Stock that is purchased as Incentive Stock becomes “Protected” over time, based on the officer’s continued service to our Company.  Twenty percent (20%) of each officer’s Incentive Stock becomes Protected on the first anniversary of the purchase date and on each of the next four anniversaries.  If the officer’s employment with us is terminated at any time, no remaining Incentive Stock that is not Protected (“Unprotected”) will become Protected.  In addition, if a realization event or an initial public offering occurs at any time, any Incentive Stock that is Unprotected becomes immediately fully Protected.

Incentive Stock – Termination of Employment.  If a named executive officer’s Incentive Stock becomes Protected, the officer may have the opportunity to receive a greater per share price for such stock if the stock is purchased by the Company.  Specifically, if the named executive officer’s employment with us is terminated for reasons other than cause, then Prime Holdings has the right to purchase the officer’s shares of Protected Incentive Stock at a price per share (the “Protected Stock Purchase Price”) equal to the quotient obtained by dividing (x) the excess of (i) a multiple of consolidated EBITDA over (ii) consolidated indebtedness, less the amount of unrestricted cash of Prime Holdings and its consolidated subsidiaries as of the date of termination by (y) the number of shares of fully diluted Common Stock on the date of the officer’s termination of employment.  For any Incentive Stock that is Unprotected as of termination, the purchase price is the lesser of (a) the original purchase price paid by the officer for the Incentive Stock, plus or minus any change in adjusted retained earnings per share from the date the shares were originally purchased through the end of the most recent fiscal quarter preceding the date of termination of employment and (b) the Protected Stock Purchase Price.  If the officer is terminated for Cause, all Incentive Stock held by the officer, whether or not Protected, will be repurchased by Prime Holdings for the same price applicable to Unprotected Incentive Stock in the preceding sentence.

We believe that this schedule whereby Incentive Stock becomes Protected over time aids in our ability to retain executive officers by requiring the executives’ continued service to the Company.  In addition, because this schedule provides that the officers’ Incentive Stock becomes protected upon certain corporate transactions, this schedule will provide the officers the incentive to work toward achieving such a transaction and to share in the value received by other shareholders.

If Common Stock is not designated as “Incentive Stock” and is purchased as part of a strip with Senior Preferred Stock, then the Common Stock is fully vested at the time of purchase.  This Common Stock may be repurchased by Prime Holdings at any time following the officer’s termination of employment for the Protected Stock Purchase Price described above.

Senior Preferred Stock.  Senior Preferred Stock that is purchased by the officers is fully vested at the time of purchase.  This Senior Preferred Stock may be repurchased by Prime Holdings at any time following the officer’s termination of employment for a price that takes into account the liquidation value and the maximum dividend on the shares of Senior Preferred Stock, consistent with the Certificate of Incorporation of Prime Holdings.

None of the named executive officers purchased either Common Stock or Senior Preferred Stock during 2009 or for the three months ended April 3, 2010.

Phantom Common and Preferred Stock Units.  Upon the completion of the Ply Gem Acquisition and the MW Acquisition, certain members of management contributed their investment in predecessor companies in exchange for phantom common stock units and phantom preferred stock units which were governed by a phantom stock plan.  Under the phantom stock plan, each participant’s interest in the plan was recorded in a bookkeeping account; however, no stock was initially issued under the phantom stock plan.  Each account recorded a number of units so that, any “phantom common stock units” were deemed to be invested in Common Stock and any “phantom preferred stock units” were deemed invested in Senior Preferred Stock.  Certain of the phantom common stock units became “Protected” according to the same schedule as the Incentive Stock, based on the date the units were first awarded to the officers.  Other phantom common stock units were not subject to any such schedule.  Under the plan, upon liquidation and payment of a participant’s account, the value of the account generally was to be paid to the participant either in cash or in shares of Prime Holdings’ stock having a fair market value equal to the account balance, in the discretion of Prime Holdings.  The opportunity for any named executive officer to participate in the phantom stock plan, as well as their level of participation, was reviewed and approved by our Board of Directors.

For the first three quarters of 2006, the phantom units were recognized by the Company as liability awards that had to be marked to market every quarter.  In addition, in 2004, 2005, and 2006, new tax rules governing nonqualified deferred compensation required a re-examination of the structure of the phantom stock plan.  Because of the risk of volatility associated with the above accounting treatment and the complexity associated with tax and accounting rule changes, the Company’s Board of Directors determined that the cost associated with the administrative, accounting and tax work for the phantom stock units was excessive and outweighed the benefits of continuing to permit the officers to hold such units.

As such, in September 2006, the Company converted all phantom common and preferred stock units held by each named executive officer into a cash account payable on a fixed schedule in years 2007 and beyond.  The value of the portion of each cash account that represented phantom common units equaled the number of phantom common stock units credited to the phantom plan account on September 25, 2006 multiplied by $10.00.  From September 25, 2006 through January 31, 2007, the value of the cash account was updated as if interest was credited on such value and compounded at December 31, 2006 at a rate equal to the applicable federal rate for short-term loans.  This portion of the account was paid to each officer in a single lump-sum cash payment on January 31, 2007.  The value of the portion of the cash account that represented the value of the phantom preferred stock units equaled the face amount of the number of shares of Senior Preferred Stock represented by such units.  This portion of the account is credited with deemed earnings, as if with interest, at an annual rate of 10% compounded semi-annually as of each June 30 and December 31, from the date of issuance of the phantom preferred stock unit through the date of payment.  This portion of the account is payable on each of August 31, 2009, 2010, and 2011, such that one third of the original face amount, plus deemed earnings, is paid on each such date, or, if earlier, the officer’s death, disability or a change of control.  During the year ended December 31, 2009, Mr. Morstad received a phantom stock payout of $262,583.

In connection with the conversion described above, the Board authorized Prime Holdings to allow the officers to invest in Common Stock on September 25, 2006, which stock was either Incentive Stock or not, in the same proportion that the officer’s phantom units had been deemed invested in such stock.

•	Stock Options

The Company may grant the named executive officers an option to purchase shares of Common Stock pursuant to the Ply Gem Prime Holdings, Inc. 2004 Stock Option Plan (the “Option Plan”).  Options granted pursuant to the Option Plan are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended.  Each of our named executive officers was granted an option to purchase shares of Common Stock during the year ended December 31, 2008, as described in the “Grants of Plan-Based Awards” table of the 2008 Form 10-K disclosure statement.  However, there were no stock options granted during the year ended December 31, 2009 to named executive officers.

•	Employment Agreements

President and Chief Executive Officer.  In October 2006, Mr. Robinette joined the Company and was appointed as our President and Chief Executive Officer.  In connection with such appointment, Mr. Robinette entered into an employment agreement with us, pursuant to which we have agreed to pay him an annual base salary of not less than $530,000 and an annual cash incentive target of 100% of base salary.  In addition, Mr. Robinette was provided the opportunity by our compensation committee and Board to purchase 125,660 shares of Common Stock, at a price of $10.00 per share and 7,434 shares of Senior Preferred Stock at a price of $100.00 per share.  In November 2008, the Company finalized a retention agreement with Mr. Robinette to continue to provide service through September 1, 2011 at which point Mr. Robinette would be entitled to receive a one-time, lump-sum cash payment of $2,000,000 which the Board determined to be a reasonable and necessary amount to retain Mr. Robinette’s services and remain competitive in the marketplace for executive talent.  The Company provided this retention opportunity to Mr. Robinette because the Company believes that Mr. Robinette’s experience and talent are necessary to guide the Company through the depressed residential and housing markets which currently exist.

•	Post-termination Severance

In General.  We provide the opportunity for certain of our named executive officers to be protected under the severance provisions contained within their retention agreements and, for Mr. Robinette, his employment agreement by providing salary continuation if employment is terminated under certain circumstances (two years for Mr. Robinette and one year for our other named executive officers).  If the payment of severance to Mr. Robinette causes him to become subject to the golden parachute excise tax rules, then we will pay him a gross-up amount so that after all taxes are paid on the gross-up, he will have enough funds remaining to pay the excise tax imposed on the severance payments.  We provide this opportunity to attract and retain an appropriate caliber of talent for the position.  These retention agreements and Mr. Robinette’s employment agreement were approved by our Board of Directors, and the terms of these agreements can be found in individual agreements that have previously been filed as exhibits with the Securities and Exchange Commission (SEC).  We believe the terms of our retention agreements and of Mr. Robinette’s employment agreement are consistent with the provisions and benefit levels of other companies based upon reviewing disclosures made by those companies with the SEC.  We believe the arrangements and benefits opportunity contained within our retention agreements and Mr. Robinette’s employment agreement are reasonable and allow us to remain competitive in the general marketplace for executive talent.  These arrangements are described in detail in the “Potential Payments Upon Termination or Change in Control” section below. The employment agreement between Mr. Robinette and the Company establishes the terms of his employment including salary and benefits, annual cash incentive award target and severance provisions in the event of termination of Mr. Robinette’s employment.

•	Chief Financial Officer Retention Payment

In November of 2008, the Company finalized a retention agreement with Mr. Poe to continue to provide service through September 1, 2011 at which point Mr. Poe would be entitled to receive a one-time, lump-sum cash payment of $650,000 which the Board determined to be a reasonable and necessary amount to retain Mr. Poe’s services and remain competitive in the marketplace for executive talent.  The Company provided this retention opportunity to Mr. Poe because the Company believes that Mr. Poe’s experience and talent are necessary to guide the Company through the depressed residential and housing markets which currently exist.

The following table shows information concerning the annual compensation during 2009 for services provided to us by our President and Chief Executive Officer, our Vice President and Chief Financial Officer and our three other most highly compensated executive officers.

Summary Compensation Table

							Change in Pension
					Stock	Non-Equity	Value & Nonqualified
					and Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus		Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)	($)		($) (1)	($) (2)	Earnings ($) (3)	($) (4)	($)

Gary E. Robinette	2009	$580,000	$-		$-	$-	$-	$13,894	$593,894
President & Chief Executive Officer	2008	580,000	-		4,971	-	-	34,042	619,013
	2007	530,000	-		-	506,680	-	25,081	1,061,761

Shawn K. Poe	2009	300,000	-		-	-	-	304,836	604,836
Vice President & Chief Financial Officer	2008	300,000	-		1,519	-	-	49,260	350,779
	2007	275,000	50,000	(5)	-	197,175	-	22,133	544,308

John Wayne	2009	388,500	-		-	-	-	20,279	408,779
President, Siding Group	2008	388,500	-		16,025	-	-	39,847	444,372
	2007	370,000	-		-	301,920	-	25,409	697,329

Lynn Morstad	2009	370,000	-		-	-	5,582	21,112	396,694
President, Windows & Doors	2008	370,000	-		14,124	-	-	22,121	406,245
	2007	326,250	-		-	-	-	13,110	339,360

Keith Pigues	2009	288,500	-		-	-	-	18,167	306,667
Sr. Vice President, Marketing	2008	288,500	-		149	-	-	110,216	398,865
	2007	-	-		-	-	-	-	-

(1)
For the years ended December 31, 2009, 2008, and 2007, the amounts in this column represent the aggregate grant-date fair value of awards computed in accordance with FASB ASC Topic 718 made during each respective year.  Refer to Note 13 to the consolidated financial statements for additional information regarding the accounting for stock compensation.

(2)
The amounts in this column represent performance-based cash bonuses earned for services rendered during 2009, 2008 and 2007.  These incentive bonuses are described in the “Compensation Discussion and Analysis - Annual Cash Incentive Awards” section above.

(3)
None of the named executive officers, other than Lynn Morstad, are covered by either of the Company’s pension plans. For Mr. Morstad, the aggregate actuarial present value of his pension benefit under the MW Manufacturing Inc. Retirement Plan and SERP plan for 2009 increased by $3,927 and $1,655, respectively.  No amount is included for Mr. Morstad for 2008 because the aggregate actuarial present value of his pension benefit under the MW Manufacturing Inc. Retirement Plan and SERP plan decreased by $1,432 and $246, respectively.  The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax-qualified.

(4)	The amounts in this column with respect to 2009 consist of the following items for each named executive officer shown below:
•	Gary E. Robinette: $10,500 car allowance and $3,394 insurance premiums.
•	Shawn K. Poe: $8,400 car allowance, $9,769 insurance premiums, and $286,667 relocation payment.
•	John Wayne: $10,500 car allowance and $9,779 insurance premiums.
•	Lynn Morstad: $11,335 car allowance and $9,777 insurance premiums.
•	Keith Pigues: $8,400 car allowance and $9,767 insurance premiums.

The amounts in this column with respect to 2008 consist of the following items for each named executive officer shown below:
•	Gary E. Robinette: $10,500 car allowance, $20,550 company 401(k) contributions and profit sharing, and $2,992 insurance premiums.
•	Shawn K. Poe: $8,400 car allowance, $20,634 company 401(k) contributions and profit sharing, $8,785 insurance premiums, and $11,441 relocation payment.
•	John Wayne: $10,500 car allowance, $20,550 company 401(k) contributions and profit sharing, and $8,797 insurance premiums.
•	Lynn Morstad: $11,334 car allowance, and $1,992 company 401(k) contributions and profit sharing, and $8,795 insurance premiums.
•	Keith Pigues: $8,400 car allowance, $5,247 company 401(k) contributions and profit sharing, $8,784 insurance premiums, and $87,785 relocation payment

The amounts in this column with respect to 2007 consist of the following items for each officer shown below:
•	Gary E. Robinette: $10,500 car allowance, $13,500 company 401(k) contributions and profit sharing, and $1,081 insurance premiums.
•	Shawn K. Poe: $7,700 car allowance, $13,500 company 401(k) contributions and profit sharing, and $933 insurance premiums.
•	John Wayne: $10,500 car allowance, $13,500 company 401(k) contributions and profit sharing, $1,409 insurance premiums.
•	Lynn Morstad: $6,105 car allowance, $6,525 company 401(k) contributions, and $480 insurance premiums.

(5)	Represents 50% of a total $100,000 special bonus that Mr. Poe was eligible to receive if he remained employed with the Company through December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End 2009

	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares	of Shares
	Underlying	Underlying			or Units of	or Units of
	Unexecercised	Unexecercised			Stock that	Stock That
	Options	Options	Option	Option	Have Not	Have Not
	(#)	(#)	Exercise	Expiration	Vested	Vested
Name	Excercisable	Unexcercisable	Price	Date
	(1)	(1)	($)		(#) (2)	($) (3)

Gary E. Robinette	984	3,934	$80	October 2, 2018	44,000	$-

Shawn K. Poe	301	1,202	$80	October 2, 2018	-	-

John Wayne	643	2,573	$80	October 2, 2018	-
	3,000	12,000	$80	December 5, 2018

Lynn Morstad	773	3,090	$80	October 2, 2018	-	-
	2,400	9,600	$80	December 5, 2018

Keith Pigues	11,600	17,400	$80	August 27, 2017	2,250	-
	29	118	$80	October 2, 2018

(1)	Each option becomes vested and exercisable with respect to 20% of the shares covered by the option on each of the first five anniversaries of the grant date.

(2)	The Stock Awards set forth in this table become Protected as described in the “Compensation Discussion and Analysis – Common Stock” section above.

(3)
Because the Company’s Common Stock is not publicly traded, and the value per share under the valuation formula contained within the Stockholders’ Agreement was zero at December 31, 2009, a market value of zero is shown.

Stock Vested

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting	Vesting
	(#) (1)	($) (2)

Gary E. Robinette	22,000	$-

Shawn K. Poe	7,683	$-

John Wayne	9,061	$-

Lynn Morstad	9,600	$-

Keith Pigues	750	$-

(1)
The Stock Awards in this table represent the number of shares of Common Stock that were either vested on the date of grant or that became Protected during 2009, as described in the “Compensation Discussion and Analysis – Common Stock” section above.

(2)
This amount represents the value of the shares of Common Stock that became Protected during 2009. Because the Company’s Common Stock is not publicly traded and the value per share under the valuation formula contained within the Stockholders’ Agreement was zero at December 31, 2009, a market value of zero is shown.  These shares remain subject to certain transfer restrictions provided in a stockholders’ agreement with Prime Holdings and there is no current market in which the officers may sell such shares.  During the year ended December 31, 2009, there were no stock options exercised by any employees.

Pension Benefits for 2009

		Number of Years		Present Value of	Payments During Last
Name	Plan Name	Credited Service		Accumulated Benefit	Fiscal Year
		(#)		($)	($)
(a)	(b)	(c)		(d) (1)	(e)

Gary E. Robinette	NA

Shawn K. Poe	NA

John Wayne	NA

Lynn Morstad	MW Retirement Plan	4	(2)	$28,377
	MW SERP Plan	4	(2)	$12,027

Keith Pigues	NA

(1)
The material assumptions used to derive the present value of the accumulated pension benefit shown in this table are set forth in footnote number 7 “Defined Benefit Plans” to our consolidated financial statements.

(2)	The number in this column is less than the number of the officer’s actual years of service with the Company. This is because the plans have been frozen, as described below.

Pension Plans

The Company maintains the MW Manufacturing Inc. Retirement Plan, a tax-qualified defined benefit retirement plan, acquired with the MW Acquisition in August 2004 (the “MW Plan”).  Mr. Morstad is a participant in the MW Plan.  None of the other named executive officers are participants in the Company’s pension plans.

The MW Plans’ benefits are calculated based upon years of service with the Company and compensation levels during the service period.  Participation under the MW Plan was frozen with respect to all salaried employees effective October 31, 2004.  The decision to freeze the benefit provisions affects any executive officer under the MW Plan.

The normal retirement date to receive full benefits is the first calendar month following the participant’s 65th birthday.  There are provisions under the MW Plan for a reduced benefit amount upon election of early retirement prior to age 65, with this option available to all participants of the MW Plan, including executive officers.

The benefit payment options under the MW Plan is:

•	Life annuity

•	Period certain annuities

•	Joint and survivor annuity (if married)

•	In some cases a full or partial lump sum payment

Nonqualified Deferred Compensation for 2009

	Aggregate	Aggregate
	Earnings	Balance
	in Last FY	at Last FYE
Name	($)	($) (1) (2)

Gary E. Robinette	-	-

Shawn K. Poe	-	138,452

John Wayne	-	395,632

Lynn Morstad	-	-

Keith Pigues	-	-

(1)
These amounts do not represent above-market or preferential earnings on compensation deferred on a basis that is not tax-qualified, and these amounts were not reported in the “Summary Compensation Table” above.

(2)
The aggregate balance at December 31, 2009 represents the balance of the cash-denominated deferred compensation accounts established in connection with the conversion of the phantom stock plan awards on September 25, 2006, as described in the “Compensation Discussion and Analysis – Phantom Common and Preferred Stock Units” section above.

Termination or Change in Control Arrangements for 2009

Each of the named executive officers is entitled to certain payments and benefits in the event his employment is terminated by the Company without “cause” or he resigns following a “material adverse change”.  The following chart quantifies these payments and benefits:

	Years	Severance	Benefits	Bonus	Total
Name		($)	($)	($) (1)	($)

Employment Agreement:
Gary E. Robinette	2	$1,060,000	$8,776	$-	$1,068,776

Retention Agreements:
Shawn K. Poe	1	300,000	10,549	-	310,549

John Wayne	1	388,500	10,677	-	380,677

Lynn Morstad	1	370,000	10,651	-	399,151

Keith Pigues	1	288,500	10,533	-	299,033

(1)
For the year ended December 31, 2009, in light of the depressed residential housing and repair and remodeling markets, the Company did not establish a cash incentive plan for any employees, including the executive officers.  Therefore, the bonus paid as a result of a termination or change in control would be zero.

Mr. Robinette’s employment agreement and the retention agreements for each of Mr. Poe, Mr. Wayne, Mr. Morstad, and Mr. Pigues provide that the officer will receive payments and benefits if he is terminated without “cause” or resigns following a “material adverse change”.  “Cause” means certain failures to perform duties after demand by the Board or obey the Board or a senior executive of the Company, a material act of dishonesty in connection with executive duties, or conviction of a felony, a fraudulent or dishonest misdemeanor, or a civil judgment for fraud.

“Material adverse change” is defined in Mr. Robinette’s employment agreement as assignment of duties inconsistent with his position, reduction of salary or target bonus, or Company action that would deny him any material employee benefit, without his consent.  “Material adverse change” in the retention agreements is defined the same as in Mr. Robinette’s employment agreement; however, it does not include a reduction in target bonus, but does include the Company requiring the executive to be based more than 50 miles from his current office location, as well as any Company breach of any provision of the retention agreement.

To receive any payments or benefits in connection with a termination for cause or material adverse change, the executive must release certain claims against the Company.  In addition, the executive must comply with certain restrictive covenants, including a covenant not to compete with our business for two years following termination in the case of Mr. Robinette and one year following termination in the case of all other executives.  The restrictive covenants also prohibit the executives from soliciting our employees for two years following termination in the case of Mr. Robinette and one year following termination in the case of all other executives.  The covenants also prohibit disclosure of our confidential information and the mailing of disparaging statements about the Company and our people.

Mr. Robinette’s Employment Agreement provides that he will receive an amount equal to two years of his base salary at the time of termination, plus medical insurance benefit coverage paid over the 24 months following termination.  In addition, Mr. Robinette will be eligible to receive payment of a “Year 1 Bonus” equal to the amount that would have been actually earned and paid to Mr. Robinette under the cash incentive award plan had he been employed for the entire 12 month period of the year, plus a “Year 2 Bonus” equal to a pro-rated portion of the Year 1 Bonus based upon the number of months that Mr. Robinette was employed with the Company during the year of termination of his employment with the Company.  If Mr. Robinette dies or becomes disabled prior to September 1, 2011, he will be paid a pro rata portion of the $2,000,000 retention payment described above under “Employment Agreements – President and Chief Executive Officer”.

For the named executive officers other than Mr. Robinette, if the named executive officer’s employment is terminated during the year, the officer is eligible to receive an amount equal to one year of base salary at the rate of the time of termination, paid over a one year period, plus a pro rata portion of an amount equal to the lesser of the officer’s annual cash incentive award target or the actual cash incentive award that would have been paid under the incentive award plan had the officer been employed at the date that such cash incentive award is actually paid, paid in a lump sum as soon as practicable following the date on which the amount which will be paid is determined. The named executive officers other than Mr. Robinette, are also eligible to receive a lump sum payment equal to a pro rata portion of any annual cash bonus the officer would have received with respect to the year of termination, paid when bonuses are paid to other executives, as well as continuation of medical and dental benefits for one year following termination of employment.

Mr. Poe may be eligible to receive severance in addition to that shown in the table above worth up to one additional year if at the end of the 12 month period following his termination he has not been able to obtain employment providing him with a salary of at least $300,000.  If Mr. Poe dies or becomes disabled prior to September 1, 2011, he will be paid a pro rata portion of the $650,000 retention payment described above under “Employment Agreements – Chief Financial Officer Retention Payment”.

The named executive officers may be entitled to receive a cash payment for their individual shares of Incentive Stock, if Prime Holdings elects to exercise its call right under the Stockholders’ Agreement. If Prime Holdings had exercised its call right on December 31, 2007, the named executive officers would not have received any money for any of the shares of common stock.  Because shares of the Company’s Common Stock are not publicly traded and the value per share at December 31, 2009 per the formula contained in the Stockholders’ Agreement is zero, no amount has been reflected in the table for incentive equity.

In addition, upon a change in control, all Common Stock held by the named executive officers that is Unprotected will become Protected and all options to purchase Common Stock will become fully vested.  If a change in control had occurred on December 31, 2009, applying the Protected price formula in the Stockholders’ Agreement based on EBITDA as of that date, the value per share of Common Stock would be zero.  If on December 31, 2009 we had undergone a change in control, the value attributed to the acceleration of the options would have been zero, as the exercise price of $80 for the options is more than the value per share of common stock of zero on December 31, 2009.

Director Compensation for 2009

	Fees	Option	All
	Earned	Awards	Other
	or Paid		Compensation	Total
Name	in Cash
	($)	($)	($)	($)

Frederick Iseman	$-	$-	$14,050	$14,050

Robert A. Ferris	-	-	-	-

Steven M. Lefkowitz	-	-	-	-

John D. Roach	60,000	-	23,158	83,158

Michael Haley	60,000	-	14,000	74,000

Edward M. Straw	60,000	-	12,285	72,285

Timothy T. Hall	-	-	-	-

(1)	All Other Compensation includes a $2,000 payment per each board meeting attended and payment for other non-board advisory services provided.

Compensation Committee lnterlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Upon completion of the Ply Gem Acquisition, Ply Gem Industries entered into two advisory agreements with an affiliate of CI Capital Partners LLC, formerly Caxton-Iseman Capital LLC, (the “Caxton-Iseman Party”), which we refer to as the “Debt Financing Advisory Agreement” and the “General Advisory Agreement”.

Under the Debt Financing Advisory Agreement, Ply Gem Industries paid the Caxton-Iseman Party a debt financing arrangement and advisory fee, equal to 2.375% of the aggregate amount of the debt financing incurred in connection with the Ply Gem Acquisition ($11.4 million).

Under the General Advisory Agreement, the Caxton-Iseman Party provides us with acquisition and financial advisory services as the Board of Directors shall reasonably request.  In consideration of these services, Ply Gem Industries agreed to pay the Caxton-Iseman Party (1) an annual fee equal to 2% of our EBITDA, as defined in such agreement, (2) a transaction fee, payable upon the completion by us of any acquisition, of 2% of the sale price, (3) a transaction fee, payable upon the completion by us of any divestitures, of 1% of the sale price, and (4) a transaction fee, payable upon the completion of the sale of our company, of 1% of the sale price.  EBITDA in the General Advisory Agreement is based on our net income (loss) plus extraordinary losses and/or any net capital losses realized, provision for income taxes, interest expense (including amortization or write-off of debt discount and debt issuance costs and commissions, and other items), depreciation and amortization, dividends paid or accrued on preferred stock, certain management fees paid to the Caxton-Iseman Party, charges related to certain phantom units, and a number of other items.  The annual fee payable in any year may not exceed the amounts permitted under the senior credit facilities or the indenture governing the Senior Secured Notes, and the Caxton-Iseman Party is obligated to return any portion of the annual fee that has been prepaid if an event of default has occurred and is continuing under either the senior credit facilities or the indenture governing the Senior Secured Notes.

In conncection with the Pacific Windows Acquisition, in October 2007 the Company paid the Caxton-Iseman party a transaction fee equal to 2% of the purchase price of Pacific Windows ($0.7 million).  In connection with the USV Acquisition, in October 2008 the Company paid the Caxton-Iseman party a transaction fee equal to 2% of the purchase price of USV ($0.1 million).

Under the General Advisory Agreement the Company paid a management fee of approximately $1.7 million for the year ended December 31, 2008, approximately $3.5 million for the year ended December 31, 2007, and approximately $2.5 million for the year ended December 31, 2006.  For the three months ended April 3, 2010 and April 4, 2009, the Company paid the Caxton-Iseman party a management fee of approximately $0.2 million and $0.7 million.

The initial term of the General Advisory Agreement is 10 years, and is automatically renewable for consecutive one-year extensions, unless Ply Gem Industries or the Caxton-Iseman Party provide notice of termination.  In addition, the General Advisory Agreement may be terminated by the Caxton-Iseman Party at any time, upon the occurrence of specified change of control transactions or upon an initial public offering of our shares or shares of any of our parent companies.  If the General Advisory Agreement is terminated for any reason prior to the end of the initial term, Ply Gem Industries will pay to the Caxton-Iseman Party an amount equal to the present value of the annual advisory fees that would have been payable through the end of the initial term, based on our cost of funds to borrow amounts under our senior credit facilities.  Under the General Advisory Agreement the Company paid a management fee of approximately $2.5 million for the year ended December 31, 2009.

In 2009, affiliates of the Company’s controlling stockholder purchased approximately $281.4 million of the 9% Senior Subordinated Notes.  Approximately $218.8 million aggregate principal amount of the 9% Senior Subordinated Notes held by such affiliates were transferred to the Company’s indirect stockholders and ultimately to Ply Gem Prime Holdings, our indirect parent company.  Such notes were then transferred to Ply Gem Holdings and then to Ply Gem Industries in exchange for equity as a capital contribution and cancelled on February 12, 2010.  On February 16, 2010, Ply Gem Industries redeemed the remaining $141.2 million aggregate principal amount of outstanding 9% Senior Subordinated Notes (including approximately $62.5 million of the 9% Senior Subordinated Notes held by affiliates of the Company’s controlling stockholder).  During the year ended December 31, 2009, the Company paid these affiliates approximately $15.5 million of interest for the 9% Senior Subordinated Notes owned by these related parties.

On May 23, 2008, in connection with an amendment to our prior credit facilities and as a condition to such amendment, affiliates of CI Capital Partners LLC made (i) an $18 million cash investment in Ply Gem Prime Holdings and received 14,518 shares of Ply Gem Prime Holdings' common stock and 210,482 shares of Ply Gem Prime Holdings' Class A common stock and (ii) a $12 million cash investment in Ply Gem Investment Holdings, and received 12,000 shares of senior preferred stock.  Ply Gem Prime Holdings and Ply Gem Investment Holdings then made an aggregate $30 million capital contribution to Ply Gem Holdings, which in turn contributed such amount to the capital of Ply Gem Industries.

In connection with the MW Acquisition, Ply Gem Investment Holdings received an equity investment of approximately $0.5 million from the GeMROI Company, an outside sales agency that represents, among other products and companies, MW windows for which the Company pays GeMROI a sales commission for their services.  During 2007, the Company paid GeMROI approximately $1.8 miilion in sales commission for their services.  No fees were paid to GeMROI in 2008 or 2009.

As a result of the Ply Gem Acquisition, Ply Gem Investment Holdings is the common parent of an affiliated group of corporations that includes Ply Gem Holdings, Ply Gem Industries and their subsidiaries. Ply Gem Investment Holdings elected to file consolidated federal income tax returns on behalf of the group. Accordingly, Ply Gem Investment Holdings, Ply Gem Industries and Ply Gem Holdings have entered into a Tax Sharing Agreement, under which Ply Gem Industries and Ply Gem Holdings will make payments to Ply Gem Investment Holdings. These payments will not be in excess of the tax liabilities of Ply Gem Industries, Ply Gem Holdings, and their respective subsidiaries, if these tax liabilities had been computed on a stand-alone basis.  As previously stated, on January 11, 2010, Ply Gem Investment Holdings was merged with and into Ply Gem Prime Holdings, with Ply Gem Prime Holdings as the surviving corporation.

Before entering into any related party transaction, it is the Company’s policy to submit the proposed transaction to the Board for approval.  The Company is not subject to the New York Stock Exchange listing requirements.  As such, the Board has not made any affirmative determinations regarding material relationships of the directors with the Company, meaning that as of December 31, 2009, none of the Company’s current non-employee directors qualified as independent directors as defined in Section 303A of the NYSE’s Listed Company Manual.

PRINCIPAL STOCKHOLDERS

Ply Gem Holdings is the sole holder of all 100 issued and outstanding shares of Ply Gem Industries’ common stock.  Ply Gem Prime Holdings, Inc. is the sole holder of all 100 issued and outstanding shares of common stock of Ply Gem Holdings.

The following table sets forth the number and percentage of the outstanding shares of common stock of Ply Gem Prime Holdings Inc. beneficially owned as of April 3, 2010 by:

•	each named executive officer;

•	each of our directors;

•	each person known to us to be the beneficial owner of more than 5% of the common stock of Ply Gem Prime Holdings; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table below is c/o Ply Gem Industries, Inc., 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513.

	Shares of Ply Gem Prime Holdings, Inc. Beneficially Owned(1)
Name of Beneficial Owner	Common Shares(2)%
Caxton-Iseman (Ply Gem), L.P. (3)	828,040	18.7%
Caxton-Iseman (Ply Gem) II, L.P. (3)	2,990,767	67.5%
Frederick J. Iseman (3) (4)	3,818,807	86.2%
Robert A. Ferris (3)	-	*
Steven M. Lefkowitz (3) (5)	3,818,807	86.2%
Gary E. Robinette	125,660	2.8%
Shawn K. Poe	40,608	0.9%
John Wayne	45,304	1.0%
Lynn Morstad	55,974	1.3%
Keith Pigues	3,750	*
John D. Roach	3,577	*
Michael Haley	10,939	*
Jeffrey T. Barber	-	*
Timothy Hall (3)	-	*
All Directors and Executive Officers as a Group	4,237,360	95.6%

*	Less than 1%.

(1)	Determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Ply Gem Prime Holdings also has a series of non-voting senior preferred stock.

(3)	Address is c/o CI Capital Partners LLC, 500 Park Avenue, New York, New York 10022.

(4)
By virtue of his indirect control of Caxton-Iseman (Ply Gem), L.P. and Caxton-Iseman (Ply Gem) II, L.P., Mr. Iseman is deemed to beneficially own (i) the 3,818,807 shares of common stock of Ply Gem Prime Holdings held by those entities and (ii) the 733,853 shares of senior preferred stock of Ply Gem Prime Holdings held by those entities.

(5)
By virtue of being a director of the general partner of Caxton-Iseman (Ply Gem), L.P. and Caxton-Iseman (Ply Gem) II, L.P., Mr. Lefkowitz is deemed to beneficially own (i) the 3,818,807 shares of common stock of Ply Gem Prime Holdings held by those entities and (ii) the 733,853 shares of senior preferred stock of Ply Gem Holdings held by those entities.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Asset-Based Revolving Credit Facility

We summarize below the principal terms of the agreements that govern our senior secured asset-based revolving credit facility. This summary is not a complete description of all the terms of such agreements.

General

We have entered into a senior secured asset-based revolving credit facility, or ABL Facility, with Credit Suisse Securities (USA) LLC, as lead arranger and bookrunner, and a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of our ABL Facility. This summary is not a complete description of all the terms of the ABL Facility.

The ABL Facility provides for revolving credit financing of up to $175.0 million after giving effect to an amendment on July 16, 2009, subject to borrowing base availability. The ABL Facility has a maturity of five years and includes sub-facilities for letters of credit, swingline loans and borrowings in Canadian dollars and United States dollars by Ply Gem Canada. In addition, the ABL Facility provides that the revolving commitments may be further increased to $200.0 million, subject to certain terms and conditions.

The borrowing base at any time equals the sum (subject to certain eligibility requirements, reserves and other adjustments) of:

• 85% of the net amount of eligible receivables; and

• 85% of the net orderly liquidation value of eligible inventory.

All borrowings under our ABL Facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Interest Rate and Fees

Borrowings under our ABL Facility, after giving effect to an amendment on July 16, 2009, bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse, (2) the federal funds effective rate plus ½ of 1% and (3) the effective Eurodollar rate plus 1% or (b) a Eurodollar rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs (but in no event less than 2% per annum), in each case plus an applicable margin. The initial applicable margin for borrowings under our ABL Facility is 2.75% for base rate loans and 3.75% for Eurodollar rate loans. The applicable margin for borrowings under the ABL Facility will be subject to step ups and step downs based on excess availability under that facility. Swingline loans will bear interest at a rate per annum equal to the base rate plus the applicable margin. In addition to paying interest on outstanding principal under our ABL Facility, we are required to pay a commitment fee, in respect of the unutilized commitments thereunder which fee will be determined based on utilization of the ABL Facility (increasing when utilization is low and decreasing when utilization is high). We must also pay customary letter of credit fees equal to the applicable margin on Eurodollar loans and agency fees.

Mandatory Repayments

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our ABL Facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under our ABL Facility is less than the greater of (a) 15% of the lesser of (i) the commitments and (ii) the borrowing base and (b) $20.0 million, or certain events of default have occurred, we will be required to deposit cash from our material deposit accounts (including all concentration accounts) daily in a collection account maintained with the administrative agent under our ABL Facility, which will be used to repay outstanding loans and cash collateralize letters of credit.

Voluntary Repayment

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar loans.

Amortization and Final Maturity

There is no scheduled amortization under our ABL Facility. All outstanding loans under the facility are due and payable in full on June 9, 2013.  As a result of the Refinancing Transactions, the ABL Facility will mature on June 9, 2013.

Guarantees and Security

All obligations under our ABL Facility are fully and unconditionally guaranteed by substantially all of our existing and future, direct and indirect, wholly-owned domestic subsidiaries and in any event by all subsidiaries that guarantee the notes. All obligations under our ABL Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of the guarantors, including:

•	a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts, and certain related assets and proceeds of the foregoing; and

•
a second-priority security interest in, and mortgages on, substantially all of our material owned real property and equipment and all assets that secure the Senior Secured Notes on a first-priority basis.

The obligations of Ply Gem Canada, which is a borrower under the Canadian sub-facility under the ABL Facility, are secured by a first-priority security interest in substantially all of the assets of such Canadian subsidiary and by our and the guarantors’ assets on the same basis as borrowings by us are secured under the ABL Facility, plus additional mortgages in Canada and a pledge by Ply Gem Industries of the remaining 35% of the equity interests of Ply Gem Canada pledged only to secure the Canadian sub-facility.

Restrictive Covenants and Other Matters

Our ABL Facility requires that if excess availability is less than the greater of (a) 15% of the lesser of (i) the commitments and (ii) the borrowing base and (b) $20.0 million, or certain events of default have occurred, we must comply with a minimum fixed charge coverage ratio test and certain other covenants. In addition, our ABL Facility includes negative covenants that, subject to significant exceptions, limit our ability and the ability of our parent and our subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale leaseback transactions;

•	make investments and loans;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and asset sales;

•	prepay, redeem or purchase certain indebtedness including the notes;

•	amend or otherwise alter terms of certain indebtedness, including the notes, and certain material agreements;

•	enter into agreements limiting subsidiary distributions;

•	engage in certain transactions with affiliates; and

•	alter the business that we conduct.

Our ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), material judgments, actual or asserted failure of any guaranty or security document supporting our ABL Facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under our ABL Facility are entitled to take various actions, including the acceleration of amounts due under our ABL Facility and all actions permitted to be taken by a secured creditor.

Senior Secured Notes

On June 9, 2008, we issued $700.0 million of Senior Secured Notes. On October 23, 2009, we issued an additional $25.0 million of Senior Secured Notes. The Senior Secured Notes will mature on June 15, 2013 and bear interest at the rate of 11.75% per annum. Interest is payable semi-annually on June 15 and December 15 of each year.

Our obligations under the Senior Secured Notes are guaranteed on a senior secured basis by our parent company, Ply Gem Holdings, and substantially all of its subsidiaries located in the United States. The Senior Secured Notes and the related guarantees are secured on a first-priority lien basis by substantially all of the assets (other than the assets securing our obligations under the ABL Facility on a first-lien basis, which consist primarily of accounts receivable and inventory) of Ply Gem Industries and the guarantors and on a second-priority lien basis by the assets that secure the ABL Facility on a first-lien basis. The Senior Secured Notes rank equally with all of our existing and future senior indebtedness.

Prior to April 1, 2011, we may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 111.75% of the aggregate principal amount of the Senior Secured Notes plus accrued and unpaid interest, if any, provided that at least 65% of the original aggregate principal amount of the Senior Secured Notes remains outstanding after the redemption. In addition, not more than once during any 12-month period we may redeem up to $70.0 million of the Senior Secured Notes at a redemption price equal to 103% of the aggregate amount of the Senior Secured Notes plus accrued and unpaid interest, if any. At any time on or after April 1, 2011, we may redeem the Senior Secured Notes, in whole or in part, at redemption prices of 105.875% in 2011, 102.938% in 2012 and 100.000% in 2013 plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning April 1 of the years indicated.

If we experience a change of control, we may be required to offer to purchase the Senior Secured Notes at a purchase price equal to 101% of the aggregate principal amount of the Senior Secured Notes plus accrued and unpaid interest, if any. Following any such offer to purchase, under certain circumstances, prior to April 1, 2011, we may redeem all, but not less than all, of the Senior Secured Notes not tendered in such offer at a price equal to 101% of the principal amount plus accrued and unpaid interest. In addition, if we experience a change of control prior to April 1, 2011, we may redeem all, but not less than all, of the Senior Secured Notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium.

The indenture that governs the Senior Secured Notes contains covenants that restrict our ability and the ability of our subsidiaries to:

•	incur and guarantee indebtedness or issue equity interests of restricted subsidiaries;

•	repay subordinated indebtedness prior to its stated maturity;

•	pay dividends or make other distributions on or redeem or repurchase its stock;

•	issue capital stock;

•	make certain investments or acquisitions;

•	create liens;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with stockholders and affiliates;

•	make capital expenditures; and

•	pay dividends, distributions or other payments from our subsidiaries.

The restrictive covenants generally do not restrict the parent company, Ply Gem Holdings, and any of its subsidiaries that are not subsidiaries of us.

The indenture that governs the Senior Secured Notes also contains certain customary events of default, including among other things, covenant defaults, payment defaults and cross-accelerations to certain indebtedness, certain events of bankruptcy, material judgments, and failure of any guaranty or certain security interests supporting the indenture governing the Senior Secured Notes to be in full force and effect. If such an event of default occurs, the holders of the Senior Secured Notes are entitled to take various actions, including the acceleration of amounts due under the Senior Secured Notes and all actions permitted to be taken by a secured creditor.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on June 30, 2010, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)
Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)
Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)
Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc.;

(2)	a commercial bank or trust company having an office or correspondent in the United States; or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a)
by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company; or

(b)
for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1)	the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)
a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)
trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)
you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;

(3)
you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;

(4)
you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

(6)
if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)
you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

(2)
on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)
the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn;

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

(3)
be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and

(5)
if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer;

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

(3)
there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose;

(4)
there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer; and

(5)	we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders.  Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered;

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or

(3)
waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.  We will amortize the costs of the initial note offering and the exchange offer over the term of the notes.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for this exchange offer.  You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail or hand/overnight delivery:

U.S. Bank National Association
EP-MN-WS2N
60 Livingston Avenue
St. Paul, MN 55107

Facsimile Transmission:

U.S. Bank National Association
(651) 495-8158

Confirm by Telephone:  (800) 934-6802
Attention:  Specialized Finance Department

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)
certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act.  You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

(2)	you are prohibited by law or SEC policy from participating in the exchange offer or do not receive freely tradable exchange notes in the exchange offer,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence.  We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  See “Plan of Distribution.”

DESCRIPTION OF NOTES

As used below in this “Description of Notes” section, the “Issuer” means Ply Gem Industries, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. The Issuer issued the initial notes and will issue the exchange notes described in this prospectus (collectively, the “Notes”) under an Indenture, dated as of January 11, 2010 (the “Indenture”), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Issuer at its address set forth elsewhere in this prospectus.

The following is a summary of the material terms and provisions of the Notes. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

Principal, Maturity and Interest

An aggregate principal amount of initial notes equal to $150.0 million was issued on January 11, 2010 and an aggregate principal amount of exchange notes equal to up to $150.0 million is being issued in this offering. The Issuer may issue additional Notes having identical terms and conditions to the Notes offered in the initial notes offering, except for issue date, issue price, first interest payment date and the amount of interest paid on the first interest payment date after such issue date, in an unlimited aggregate principal amount (the “Additional Notes”), subject to compliance with the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.” Any Additional Notes will be part of the same issue as the Notes offered in the initial notes offering and will be treated as one class with the Notes offered in the initial notes offering for purposes of voting, redemptions, offers to purchase, amendments and waivers. For purposes of this “Description of Notes,” except for the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness,” references to the Notes include Additional Notes, if any.

The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will mature on July 15, 2014. The Notes will bear interest from the issue date of the Notes at a rate of 13.125% per annum. Such interest will be paid in cash.

Interest on the Notes will be payable semi-annually on January 15 and July 15 of each year, commencing on July 15, 2010, to Holders of record at the close of business on January 1 and July 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Ranking

The Notes and the Guarantees are unsecured and are subordinated in right of payment to all of the existing and future senior debt of the Issuer and the Guarantors, including borrowings under the ABL Facility and the Senior Secured Notes. The Notes are structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Issuer’s subsidiaries that are not guarantors.

As of April 3, 2010, the Issuer and the guarantors had approximately $926.8 million aggregate principal amount of Indebtedness outstanding, including $790.0 million of Senior Debt comprised of $725.0 million aggregate principal amount of Senior Secured Notes and $65.0 million of borrowings under the ABL Facility, with an additional $63.5 million available to be borrowed under the revolving portion of the ABL Facility. As of April 3, 2010, the Issuer’s Canadian subsidiary had an additional $6.5 million of liabilities (including trade payables), to which the Notes would have been structurally subordinated.

Subordination of Notes

The payment of all Obligations on or relating to the Notes is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt of the Issuer, including all Obligations with respect to the Credit Facilities and Senior Secured Notes, whether outstanding on the Issue Date or incurred after that date.

The holders of Senior Debt are entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before the Holders of Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes (other than Permitted Junior Securities) in the event of any distribution to creditors of the Issuer:

•	in a total or partial liquidation, dissolution or winding up of the Issuer;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its assets;

•	in an assignment for the benefit of creditors; or

•	in any marshalling of the Issuer’s assets and liabilities.

In addition, the Issuer may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any Notes for cash or assets or otherwise (other than, in either case, Permitted Junior Securities), if:

•	a payment default on any Senior Debt occurs and is continuing; or

•
any other default occurs and is continuing on any Designated Senior Debt that permits holders of such Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Debt.

Payments on and distributions with respect to any Obligations on or with respect to the Notes may and shall be resumed:

•	in the case of a payment default, upon the date on which all payment defaults are cured or waived; and

•
in case of a nonpayment default, the earliest of (1) the date on which all such nonpayment defaults are cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

Notwithstanding anything to the contrary, payments and distributions made from the trusts established pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge” will be permitted and will not be subordinated so long as the payments into the trusts were made in accordance with the requirements described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge” and did not violate the subordination provisions when they were made.

The Issuer must promptly notify the Representative of the Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuer, Holders of the Notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. See “Risk Factors—Risks Related to Our Substantial Indebtedness and this Offering—Your right to receive payments on the notes is subordinated to our senior debt.”

Subordination of Guarantees

Each Guarantee is subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt.

Note Guarantees

The Issuer’s obligations under the Notes and the Indenture are jointly and severally guaranteed on a senior subordinated basis (the “Note Guarantees”) by (1) Parent and (2) each Restricted Subsidiary (other than any Foreign Subsidiary).

Not all of the Issuer’s Subsidiaries guarantee the Notes. Unrestricted Subsidiaries, Foreign Subsidiaries and future domestic subsidiaries that do not guarantee any Credit Facility are not Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. For the three months ended April 3, 2010, the Issuer’s Canadian subsidiary (which was the only subsidiary on the Issue Date that was not guaranteeing the notes) represented approximately 7.6% of the Issuer’s net sales, (19.4%) of the Issuer’s operating loss and 9.3% of the Issuer’s adjusted EBITDA. In addition, as of April 3, 2010, it held approximately 4.1% of the Issuer’s combined assets and had approximately $6.5 million of liabilities (including trade payables), to which the Notes would have been effectively subordinated.

As of the date of the Indenture, all of the Issuer’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate some of the Issuer’s Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

•
the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Subsidiary Guarantor under its Note Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement permitted under clause (1) of “—Certain Covenants—Limitations on Additional Indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Note Guarantee will be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

A Subsidiary Guarantor shall be released from its obligations under its Note Guarantee:

1)
in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries;

2)
if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively;

3)
if such Subsidiary Guarantor shall not guarantee any Indebtedness under any Credit Facility (other than if such Subsidiary Guarantor no longer guarantees any Indebtedness under any Credit Facility as a result of payment under any guarantee of any such Indebtedness by any Subsidiary Guarantor); provided that a Subsidiary Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under “—Certain Covenants—Limitations on Additional Indebtedness,” be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor; or

4)
if the Issuer exercises its legal defeasance option or its covenant defeasance option described under “—Legal Defeasance and Covenant Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Optional Redemption

Except as set forth below, the Notes may not be redeemed prior to January 15, 2012 (the “First Call Date”). At any time on or after the First Call Date, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period (or, in the case of the period beginning on January 15, 2014, six-month period) beginning on January 15 of the years indicated:

Year	Optional Redemption Price
2012	106.5625%
2013	103.2813%
2014	100.0000%

The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Redemption with Proceeds from Equity Offerings

At any time prior to January 15, 2012, the Issuer may redeem at its option on any one or more occasions up to 40% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 113.125% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 60% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering. On or after January 15, 2012, and prior to January 15, 2013, the Issuer may redeem at its option on any one or more occasions up to 100% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds from one or more Qualified Equity Offerings at a redemption price equal to 103% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption. On or after January 15, 2013, the Issuer may redeem at its option on any one or more occasions up to 100% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds from one or more Qualified Equity Offerings at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Redemption upon a Change of Control

At any time prior to First Call Date, the Notes may also be redeemed, in whole but not in part, at the Issuer’s option, upon the occurrence of a Change of Control, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the date of redemption (but in no event more than 90 days after the occurrence of such Change of Control). The Issuer may provide in such notice that payment of such price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the occurrence of the related Change of Control, and any such redemption or notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of the related Change of Control.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of:

1)	1.0% of the principal amount of such Note; and

2)	the excess of:

a)
the present value at such redemption date of (1) the redemption price of such Note on the First Call Date (such redemption price being that described in the first paragraph of this “Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through the First Call Date, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 75 basis points per annum, discounted on a semi-annual bond equivalent basis, over

b)	the principal amount of such Note on such redemption date.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the First Call Date; provided, however, that if the period from such redemption date to the First Call Date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Redemption Following a Change of Control Offer

At any time prior to the First Call Date, after the completion of a Change of Control Offer that was accepted by Holders of not less than 75% of the aggregate principal amount of Notes then outstanding, the Issuer may redeem all, but not less than all, of the Notes not validly tendered in the Change of Control Offer, at a redemption price equal to 101% of the principal amount, and accrued and unpaid interest, if any, to the date of redemption; provided that such redemption occurs within 90 days after the completion of such Change of Control Offer.

The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under “—Optional Redemption—Redemption with Proceeds from Equity Offerings,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction  of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or cause to be mailed, to the Holders a notice:

1)	describing the transaction or transactions that constitute the Change of Control;

2)
offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

3)
describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

The agreements governing the Issuer’s outstanding Senior Debt currently prohibit the Issuer from purchasing any Notes, and also provide that some change of control events with respect to the Issuer would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If the Issuer does not obtain consent or repay the borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Debt. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

Holders will not be entitled to require the Issuer to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. In addition, holders may not be entitled to require the Issuer to purchase their Notes in certain circumstances involving a significant change in the composition of the Issuer’s Board of Directors, including in connection with a proxy contest where the Issuer’s Board of Directors does not approve a dissident slate of directors elected by the shareholders but approves them as required by paragraph (2) of the definition of “Change of Control.”

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants

The Indenture contains, among others, the following covenants:

  Limitations on Additional Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness, and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

1)
Indebtedness of the Issuer or any Guarantor under the Credit Facilities (including, without limitation, the Senior Secured Notes) in an aggregate amount at any time outstanding not to exceed the sum of (a) the greater of (i) $250.0 million and (ii) the Borrowing Base as of the date of such incurrence and (b) the greater of (i) $725.0 million less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with the covenant described under “—Limitations on Asset Sales” and (ii) the amount that is 3.0 times Consolidated Cash Flow for the Four-Quarter Period;

2)	the Notes issued on the Issue Date and the Note Guarantees and the Exchange Notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

3)
Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date including, without limitation, the Old Notes (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the transactions contemplated hereby);

4)
Indebtedness under Hedging Obligations of the Issuer or any Restricted Subsidiary not for the purpose of speculation; provided that if such Hedging Obligations relate to Indebtedness of the type described in clause (1) of the definition of Indebtedness, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

5)
Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

6)
Indebtedness in respect of bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances;

7)	Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $25.0 million;

8)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

9)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

10)
Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (2), (3), (11)(B) or (13)(B) of this paragraph or this clause (10); provided, however, that this clause (10) may not be used to refinance the Old Notes;

11)
(A) Acquired Indebtedness of the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $20.0 million at any time outstanding and (B) Acquired Indebtedness of the Issuer or any Restricted Subsidiary assumed or acquired in connection with a transaction governed by, and effected in accordance with, the first paragraph of the covenant described under “—Limitations on Mergers, Consolidations, Etc.”;

12)
Indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing any such acquisition; provided that the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed (a) in the case of an acquisition, $10.0 million (provided that the amount of such liability shall be deemed to be the amount thereof, if any, reflected on the balance sheet of the Issuer or any Restricted Subsidiary (e.g., the amount of such liability shall be deemed to be zero if no amount is reflected on such balance sheet)) and (b) in the case of a disposition, the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

13)
(A) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $30.0 million at any time outstanding and (B) Indebtedness of Foreign Subsidiaries if, after giving effect thereto the Consolidated Interest Coverage Ratio (with the references to the Issuer and the Restricted Subsidiaries in the definitions used in the calculation thereof being to Foreign Subsidiaries (other than Unrestricted Subsidiaries)) of all Foreign Subsidiaries would be at least 2.00 to 1.00; provided that Indebtedness under this clause (13) may be incurred under any Credit Facility;

14)
Indebtedness of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate amount, together with the aggregate amount of Investments under clause (13) of the definition of “Permitted Investments,” not to exceed $5.0 million at any time outstanding; and

15)	Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $25.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall classify and may reclassify, in its sole discretion, such item of Indebtedness and may divide, classify and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitations on Layering Indebtedness

The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur or suffer to exist any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior in right of payment to the Notes or the Note Guarantee of such Subsidiary Guarantor and subordinated in right of payment to any other Indebtedness of the Issuer or of such Subsidiary Guarantor, as the case may be. The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) secured Indebtedness as subordinated or junior to any other secured Indebtedness merely because it has a junior priority with respect to the same collateral or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitations on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

1)	a Default shall have occurred and be continuing or shall occur as a consequence thereof;

2)	the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

3)
the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7) or (8) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

a)
50% of Consolidated Net Income for the period (taken as one accounting period) commencing on January 1, 2004 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

b)
100% of the aggregate net cash proceeds received by the Issuer and 100% of the Fair Market Value at the time of receipt of assets other than cash, if any, received by the Issuer, either (x) as contributions to the common equity of the Issuer after June 9, 2008 or (y) from the issuance and sale of Qualified Equity Interests after June 9, 2008, other than (A) any such proceeds which are used to redeem Notes in accordance with the paragraph under “—Optional Redemption—Redemption with Proceeds from Equity Offerings,” (B) any such proceeds or assets received from a Subsidiary of the Issuer or (C) any 9% Notes received in the Note Contribution, plus

c)
the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to June 9, 2008 is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer or in connection with the Note Contribution) into Qualified Equity Interests (or a capital contribution in respect of Qualified Equity Interests) (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

d)
in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after June 9, 2008, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, plus

e)
upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

The foregoing provisions will not prohibit:

1)
the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

2)
the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, or capital contribution in respect of, Qualified Equity Interests;

3)
the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, or capital contribution in respect of, Qualified Equity Interests, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with the covenants described under “—Change of Control” and “—Limitations on Asset Sales” and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

4)
payments by the Issuer or to Parent to permit Parent or Holdings, and which are used by Parent or Holdings, to redeem Equity Interests of the Issuer, Parent or Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed the sum of (A) $5.0 million during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests of Holdings, Parent or the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (4), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (4);

5)	payments to Parent permitted pursuant to clauses (3) or (4) of the covenant described under “—Limitations on Transactions with Affiliates”;

6)	repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

7)	distributions to Parent in order to enable Parent or Holdings to pay customary and reasonable costs and expenses of an offering of securities of Parent or Holdings that is not consummated; or

8)	additional Restricted Payments of $20.0 million;

provided that (a) in the case of any Restricted Payment pursuant to clause (3)(c) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2), (3) or (4)(B) above shall increase the Restricted Payments Basket.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

a)	pay dividends or make any other distributions on or in respect of its Equity Interests;

b)	make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

c)	transfer any of its assets to the Issuer or any other Restricted Subsidiary; except for:

1)	encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

2)	encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

3)	non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

4)	encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities) as in effect on that date;

5)	restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

6)	restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

7)
any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

8)
any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

9)
customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

10)
Purchase Money Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

11)	restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

12)
encumbrances or restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of assets subject to such security agreements or mortgages;

13)
encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries, or municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds, permitted to be incurred under the Indenture; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the Notes when due; and

14)
any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

1)
such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

2)	the Issuer delivers to the Trustee:

a)
with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and (x) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the directors of the Issuer who are disinterested with respect to such Affiliate Transaction, approving such Affiliate Transaction or (y) if there are no such disinterested directors, a written opinion described in clause (b) below; and

b)
with respect to any Affiliate Transaction involving aggregate value of $20.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

The foregoing restrictions shall not apply to:

1)
transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

2)
reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), indemnification arrangements, compensation, employment and severance agreements, in each case approved by the Board of Directors;

3)
the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

4)
payments by the Issuer to or on behalf of Parent in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs of Parent actually incurred by Parent, in any case in an aggregate amount not to exceed $500,000 in any calendar year;

5)	loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

6)
payments to Sponsor or an Affiliate or Related Party thereof in respect of management and consulting services rendered to the Issuer and the Restricted Subsidiaries in the amounts and at the times specified or permitted in the Advisory Agreement, as in effect on the Issue Date or as thereafter amended, extended, renewed or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Holders in any material respect than such agreement as it was in effect on the date the Advisory Agreement was entered into; provided that no Default described in clause (1), (2), (3), (7) or (8) of the definition of “Event of Default” shall have occurred and be continuing or occur as a consequence thereof;

7)	any Restricted Payments which are made in accordance with the covenant described under “—Limitations on Restricted Payments”;

8)
entering into an agreement that provides registration rights to the shareholders of the Issuer, Parent or Holdings or amending any such agreement with shareholders of the Issuer, Parent or Holdings and the performance of such agreements;

9)
any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

10)
any merger, consolidation or reorganization of the Issuer with an Affiliate, solely for the purposes of (a) reorganizing to facilitate an initial public offering of securities of the Issuer, Parent, Holdings or other holding company, (b) forming a holding company or (c) reincorporating the Issuer in a new jurisdiction;

11)
(a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests;

12)
(a) any agreement in effect on the Issue Date (other than the Advisory Agreement) and disclosed in this prospectus, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Holders in any material respect than such agreement as it was in effect on the Issue Date or (b) any transaction pursuant to any agreement referred to in the immediately preceding clause (a); or

13)
any Investment in an Unrestricted Subsidiary; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such Unrestricted Subsidiary.

Limitations on Liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever securing any Indebtedness against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom to holders of Indebtedness (or their agent) (in each case, other than Permitted Liens), unless contemporaneously therewith:

1)
in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

2)
in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

1)	the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

2)
either (x) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents or (y) the cash or Cash Equivalents portion (without giving effect to clause (c) of the next paragraph) of the total consideration received in such Asset Sale shall be no less than an amount equal to the product of (A) 5.25 and (B) the portion of Consolidated Cash Flow for the Four-Quarter Period directly attributable to the assets included in such Asset Sale.

For purposes of clause (2), the following shall be deemed to be cash:

a)
the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

b)	the amount of any obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

c)
the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to clause (b) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, by no later than 12 months following the later of the consummation thereof and the Issuer’s or Restricted Subsidiary’s receipt of the Net Available Proceeds, have applied all or any of the Net Available Proceeds therefrom to:

1)
repay Senior Debt or Guarantor Senior Debt, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

2)	repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

3)
(A) invest in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); provided that the Issuer or such Restricted Subsidiary shall be deemed to have applied Net Available Proceeds in accordance with this clause (3) within such 12-month period if, within such 12-month period, it has entered into a binding commitment or agreement to invest such Net Available Proceeds and continues to use all reasonable efforts to so apply such Net Available Proceeds as soon as practicable thereafter; provided, further, that upon any abandonment or termination of such commitment or agreement, the Net Available Proceeds not applied will constitute Excess Proceeds (as defined below). In addition, following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, cash (whether or not actual Net Available Proceeds of such Asset Sale) used for the purposes described in subclause (A), (B) and (C) of this clause (3) that are designated as uses in accordance with this clause (3), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Available Proceeds applied in accordance with this clause (3).

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1)  the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2)  the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price or the offer price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3)  if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4)  upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “—Limitations on Mergers, Consolidations, Etc.,” other than a transaction meeting the requirements of clause (3)(a) of the first paragraph of such covenant, the successor shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

1)	no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

2)
either (A) the Subsidiary to be so Designated has total assets of $1,000 or less; or (B) the Issuer would be permitted to make, at the time of such Designation, (x) a Permitted Investment or (y) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” if such Subsidiary or any of its Subsidiaries owns (i) any Equity Interests (other than Qualified Equity Interests) of the Issuer or (ii) any Equity Interests of any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so Designated.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

1)	no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

2)
all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee, certifying compliance with the foregoing provisions.

Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, (2) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary, or (3) if immediately after giving effect to such sale or issuance, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under “—Limitations on Asset Sales.” Notwithstanding the foregoing, this covenant shall not prohibit the issuance or sale of Equity Interests of any Restricted Subsidiary in connection with (a) the formation or capitalization of a Restricted Subsidiary or (b) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Issuer by reason of acquisition of securities or assets from another Person; provided that following the consummation of any transaction or transactions contemplated by clause (a) or (b), the ownership of the Equity Interests of the relevant Restricted Subsidiary or Restricted Subsidiaries shall be as if this covenant had been complied with at all times.

Limitations on Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer’s jurisdiction of incorporation to another State of the United States or forming a holding company for the Issuer), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

1)	either

a)	the Issuer will be the surviving or continuing Person; or

b)
the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement;

2)
immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

3)
immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (b) the Consolidated Interest Coverage Ratio of the Issuer or the Successor, as the case may be, would be not less than the Consolidated Coverage Ratio of the Issuer immediately prior to such transaction.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Parent will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of Parent and its Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

1)	either:

a)	Parent will be the surviving or continuing Person; or

b)
the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Parent Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Parent Successor (unless the Parent Successor is the Issuer) expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of Parent under the Notes, the Indenture and the Registration Rights Agreement; and

2)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

Except as provided in the fifth paragraph under the caption “—Note Guarantees,” no Guarantor (other than Parent) may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

1)	either:

a)	such Guarantor will be the surviving or continuing Person; or

b)
the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement, and, in the case of a consolidation or merger with Parent, is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia; and

2)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer or Parent, as the case may be.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer or Parent in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable. Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.

Additional Note Guarantees

If, after the Issue Date, any Restricted Subsidiary (including any newly formed, newly acquired or newly Designated Restricted Subsidiary) (other than any Foreign Subsidiary) guarantees any Indebtedness under any Credit Facility, then the Issuer shall cause such Restricted Subsidiary to:

1)
execute and deliver to the Trustee (a) a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee, and

2)
deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Each Note Guarantee by a Guarantor may be released as described under “—Note Guarantees.”

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act:

1)	all quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms; and

2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

Notwithstanding anything to the contrary, the Issuer will be deemed to have complied with its obligations in the preceding two paragraphs following the filing of the Exchange Offer Registration Statement and prior to the effectiveness thereof if the Exchange Offer Registration Statement includes the information specified in clause (1) above at the times it would otherwise be required to file such Forms. If Parent has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports described herein with respect to Parent (including any financial information required by Regulation S-X relating to the Issuer and the Subsidiary Guarantors), the Issuer shall be deemed to be in compliance with the provisions of this covenant.

The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

Each of the following is an “Event of Default”:

1)
failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture);

2)
failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture);

3)
failure by the Issuer to comply with any of its agreements or covenants described above under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described above under “—Change of Control” (whether or not such compliance is prohibited by the subordination provisions of the Indenture);

4)
failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

5)
default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

a)	is caused by a failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) principal on such Indebtedness within the applicable express grace period,

b)	results in the acceleration of such Indebtedness prior to its express final maturity or

c)	results in the judicial authorization to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $20.0 million or more;

6)
one or more judgments or orders that exceed $20.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

7)	the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

a)	commences a voluntary case,

b)	consents to the entry of an order for relief against it in an involuntary case,

c)	consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

d)	makes a general assignment for the benefit of its creditors;

8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

a)	is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

b)	appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

c)	orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

9)
any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable (a) if there is no Indebtedness outstanding under any Credit Facility at such time, immediately and (b) if otherwise, upon the earlier of (x) the final maturity (after giving effect to any applicable grace period or extensions thereof) or an acceleration of any Indebtedness under any Credit Facility prior to the express final stated maturity thereof and (y) five business days after the Representative under each Credit Facility receives the acceleration declaration, but, in the case of this clause (b) only, if such Event of Default is then continuing; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

1)
has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

2)	has been offered indemnity satisfactory to it in its reasonable judgment; and

3)	has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

1)	rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

2)
the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

3)	the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1)
the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

a)	the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

b)	since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

3)
in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

4)	no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

5)
the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

6)
the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

7)
the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the Opinion of Counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

1)
all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)
a)
all Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year or have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

b)	the Issuer has paid all sums payable by it under the Indenture, and

c)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided that without the consent of each Holder affected, no amendment or waiver may:

1)	reduce, or change the maturity, of the principal of any Note;

2)	reduce the rate of or extend the time for payment of interest on any Note;

3)
reduce any premium payable upon optional redemption of the Notes or change the date on, or the circumstances under, which any Notes are subject to redemption (other than provisions relating to the purchase of Notes described above under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

4)	make any Note payable in money or currency other than that stated in the Notes;

5)	modify or change any provision of the Indenture or the related definitions affecting the subordination of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

6)	reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

7)
waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

8)	impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any such payment on the Notes;

9)	release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

10)	make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” to add any Subsidiary of the Issuer as a Guarantor, to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the Indenture, without the consent of such holder or, in accordance with the terms of such Senior Debt or Guarantor Senior Debt, the consent of the agent or representative of such holder or the requisite holders of such Senior Debt or Designated Senior Debt.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. U.S. Bank National Association is also the trustee with respect to the Senior Secured Notes and was the trustee with respect to the Old Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Advisory Agreement” means the General Advisory Agreement dated as of February 12, 2004, between the Issuer and CxCIC LLC.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition and the definition of “Permitted Holder”, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Asset Acquisition” means:

1)
an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

2)	the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

1)	transfers of cash or Cash Equivalents;

2)	transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

3)	Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

4)	the creation or realization of any Lien permitted under the Indenture;

5)	transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

6)
sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries; and

7)
any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $3.5 million.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Borrowing Base” means, as of any date, the sum of (x) 90% of the book value of the inventory of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, (y) 90% of the book value of the accounts receivable of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with GAAP.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

1)
marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

2)
demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

3)
commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

4)
repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

5)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following events:

1)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the Stockholders’ Agreement be deemed a “group” solely by virtue of being parties to the Stockholders’ Agreement), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer; provided, however, that such event shall not be deemed to be a Change of Control so long as one or more of the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer;

2)
during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

3)
(a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; provided that it shall not constitute a Change of Control under this clause (3)(b) if, after giving effect to such transaction, one or more of the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing (i) 35% or more of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person in such transaction immediately after such transaction and (ii) a greater percentage of the total voting power of the Voting Stock of the Issuer than any other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

4)	the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Equity Interests of Parent or the Issuer shall not itself be considered a “person” or “group” for purposes of clause (1) or (3) above.

“CI Noteholders” means Caxton-Iseman (Ply Gem) III, L.P. and Caxton-Iseman (Ply Gem) IV, L.P.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

1)	Consolidated Net Income, plus

2)
in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary (other than any Foreign Subsidiary) only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

a)	Consolidated Income Tax Expense,

b)	Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

c)	Consolidated Depreciation Expense,

d)	Consolidated Interest Expense,

e)	Restructuring Expenses,

f)	payments pursuant to the Advisory Agreement, and

g)	all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

3)	the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of determination (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

1)
the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

2)
any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any Pro Forma Cost Savings) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

1)
interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

2)
if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

3)
notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (less interest income) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

1)	imputed interest on Capitalized Lease Obligations,

2)	commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

3)	the net costs associated with Hedging Obligations,

4)	the interest portion of any deferred payment obligations,

5)	all other non-cash interest expense,

6)	capitalized interest,

7)
the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

8)	all interest payable with respect to discontinued operations, and

9)
all interest on any Indebtedness described in clause (7) or (8) of the definition of “Indebtedness”; provided that such interest shall be included in Consolidated Interest Expense only to the extent that the amount of the related Indebtedness is reflected on the balance sheet of the Issuer or any Restricted Subsidiary, less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Transactions and (B) the amortization during such period of other capitalized financing costs; provided, however, that, in the case of clause (B), the aggregate amount of amortization relating to such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise thereto.

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

1)
the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

2)
except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

3)
the net income of any Restricted Subsidiary (other than any Foreign Subsidiary) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

4)
for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

5)
any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

6)	gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

7)	unrealized gains and losses with respect to Hedging Obligations;

8)	the cumulative effect of any change in accounting principles;

9)
any amortization or write-offs of debt issuance or deferred financing costs, premiums and prepayment penalties, and other costs and expenses, in each case, paid or charged during such period to the extent attributable to the Transactions and the Exchange Offer pursuant to the Registration Rights Agreement;

10)	gains and losses realized upon the refinancing of any Indebtedness of the Issuer or any Restricted Subsidiary;

11)
any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period;

12)
non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Equity Interests or other equity-based awards or any amendment or substitution of any such Equity Interests or other equity-based awards;

13)	any non-cash goodwill or non-cash asset impairment charges subsequent to the Issue Date;

14)
any expenses or reserves for liabilities to the extent that the Issuer or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided that any liabilities for which the Issuer or such Restricted Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the Issuer or such Restricted Subsidiary will not be indemnified; and

15)
so long as the Issuer and the Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes, with Parent, Holdings or any other holding company, the excess of (a) the Consolidated Income Tax Expense for such period over (b) all tax payments payable for such period by the Issuer and the Restricted Subsidiaries to Parent, Holdings or such other holding company under a tax sharing agreement or arrangement.

In addition:

a)
Consolidated Net Income shall be reduced by the amount of any payments to or on behalf of Parent made pursuant to clause (4) of the last paragraph of the covenant described under “—Certain Covenants—Limitations on Transactions with Affiliates”; and

b)
any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (17), (18) or (19) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means, with respect to any cash gain or loss, any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Issuer (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under the Indenture or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Issuer and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“Credit Agreement” means the Credit Agreement dated June 9, 2008, as amended and restated on July 16, 2009, and as further amended on October 9, 2009, by and among the Issuer, as Borrower, Parent, CWD Windows and Doors, Inc., a Canadian corporation, as Canadian borrower, Credit Suisse, as administrative agent, General Electric Capital Corporation, as collateral agent, and the lenders named therein and the guarantors party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time.

“Credit Facilities” means (i) the Credit Agreement, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the debt under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, (ii) the Senior Secured Notes Agreements, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the debt under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount issued thereunder or altering the maturity thereof and (iii) whether or not the Credit Agreement or Senior Secured Notes Agreements referred to in clauses (i) and (ii), respectively, remain in effect or outstanding, if designated by the Issuer to be included in the definition of “Credit Facilities,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other debt, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designated Senior Debt” means (1) Senior Debt and Guarantor Senior Debt under or in respect of the Credit Facilities and (2) any other Indebtedness constituting Senior Debt or Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively, and such Equity Interests provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Offer Registration Statement” has the meaning given to such term in the Registration Rights Agreement.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee. Fair Market Value (other than of any asset with a public trading market) in excess of $20.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Board of Directors of the Issuer and delivered to the Trustee.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia.

“Four-Quarter Period” has the meaning given to such term in the definition of “Consolidated Interest Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on and all Obligations of any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

1)
all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

2)	all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include;

1)	any Indebtedness of such Guarantor to Parent or any of its Subsidiaries;

2)	obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

3)	Indebtedness represented by Disqualified Equity Interests;

4)	any liability for taxes owed or owing by such Guarantor;

5)
that portion of any Indebtedness incurred in violation of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” (but, as to any such obligation, no such portion of any Indebtedness incurred in violation of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” shall be deemed to exist for purposes of this clause (5) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture); and

6)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor.

“Guarantors” means (1) Parent, (2) each Restricted Subsidiary of the Issuer on the Issue Date (other than any Foreign Subsidiaries) and (3) each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“Holdings” means Ply Gem Investment Holdings, Inc., a Delaware corporation, and its successors and assigns.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) the accrual of interest, the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall not be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

1)	all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

3)	all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

4)
all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

5)	the amount of all Disqualified Equity Interests of such Person calculated in accordance with GAAP (whether classified as debt, equity or mezzanine);

6)	all Capitalized Lease Obligations of such Person;

7)	all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

8)
all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

9)	to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

10)
all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, except trade payables incurred by such Person in the ordinary course of business.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, disinterested and independent with respect to the Issuer and its Affiliates.

“interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

“Investments” of any Person means:

1)
all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

2)
all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

3)	all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

4)	the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer, Parent or Holdings shall be deemed not to be Investments.

“Issue Date” means January 11, 2010.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

1)	brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants, investment banks, consultants and placement agents) of such Asset Sale;

2)	provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

3)	amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

4)	payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

5)
appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Note Contribution” means the transfer by Parent of $218.8 million aggregate principal amount of Old Notes to the Issuer as a capital contribution.

“Note Transfer” means the transfer of $218.8 million aggregate principal amount of Old Notes held by the CI Noteholders to Parent through a series of transactions.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the initial notes by the Issuer pursuant to the offering memorandum dated January 6, 2010.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Old Notes” means the Issuer’s 9.0% Senior Subordinated Notes due 2012.

“Parent” means Ply Gem Holdings, Inc., a Delaware corporation, and its successors and assigns.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus and businesses that are reasonably related thereto, reasonable extensions thereof or necessary or desirable to facilitate any such business, and any unrelated business to the extent that it is not material in size as compared with the Issuer’s business as a whole.

“Permitted Holders” means (1) Sponsor, Caxton Associates, LLC, Caxton-Iseman (Ply Gem) L.P., Caxton-Iseman (Ply Gem) II L.P., Frederick J. Iseman, Lee D. Meyer, John Wayne, Shawn Poe, Mark Watson, Bryan Sveinson, David S. McCready, Robert A. Ferris, Steven M. Lefkowitz and any other Person that is a controlled Affiliate of any of the foregoing and (2) any Related Party of any of the foregoing; provided that in no event shall any operating portfolio company or any holding company for any operating portfolio company (other than the Issuer) be a Permitted Holder.

“Permitted Investment” means:

1)
(i) Investments by the Issuer or any Subsidiary Guarantor in (a) any Restricted Subsidiary that is a Subsidiary Guarantor or (b) any Person that will become immediately after such Investment a Restricted Subsidiary that is a Subsidiary Guarantor or that will merge or consolidate into the Issuer or any Restricted Subsidiary that is a Subsidiary Guarantor and (ii) Investments by any Restricted Subsidiary that is not a Subsidiary Guarantor in any other Restricted Subsidiary;

2)	Investments in the Issuer by any Restricted Subsidiary;

3)
loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer, Parent or Holdings not in excess of $5.0 million at any one time outstanding;

4)	Hedging Obligations incurred pursuant to the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

5)	cash and Cash Equivalents;

6)
receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

7)
Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

8)
Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

9)	lease, utility and other similar deposits in the ordinary course of business;

10)	Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests;

11)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

12)	guarantees of Indebtedness permitted to be incurred under the Indenture;

13)
loans and advances to suppliers, licensees, franchisees or customers of the Issuer or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount, together with the aggregate amount of Indebtedness under clause (14) of the definition of “Permitted Indebtedness,” not to exceed $5.0 million at any time outstanding;

14)
payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as operating expenses for accounting purposes and that are made in the ordinary course of business;

15)	Investments in existence on the Issue Date;

16)	prepaid expenses, negotiable instruments held for collection and workers’ compensation, performance and other similar deposits in the ordinary course of business;

17)
Investments in an aggregate amount not to exceed, at any one time outstanding, the greater of (a) $20.0 million and (b) 7.0% of Consolidated Net Tangible Assets at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value);

18)
Investments in Subsidiaries that are not Guarantors or Foreign Subsidiaries in an aggregate amount not to exceed $10.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); and

19)
Investments in Foreign Subsidiaries in an aggregate amount not to exceed, at any one time outstanding, the greater of (a) $10.0 million and (b) 3.5% of Consolidated Net Tangible Assets at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (17), (18) or (19) above shall be deemed to be reduced:

a)
upon the disposition or repayment of or return on any Investment made pursuant to clause (17), (18) or (19) above, as the case may be, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

b)
upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (17), (18) or (19) above, as the case may be.

“Permitted Junior Securities” means:

1)	Equity Interests in the Issuer or any Guarantor; or

2)
debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (a) all Senior Debt and Guarantor Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under the Indenture.

“Permitted Liens” means the following types of Liens:

1)
Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves or other appropriate provisions as may be required pursuant to GAAP;

2)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

3)
Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

4)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

5)
judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

6)
easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

7)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

8)
Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

9)
(A) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and (B) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

10)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

11)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

12)	Liens securing all of the Notes and Liens securing any Note Guarantee;

13)	Liens securing Senior Debt or Guarantor Senior Debt;

14)	Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

15)	Liens in favor of the Issuer or a Guarantor;

16)	Liens securing Indebtedness under the Credit Facilities;

17)
Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

18)
Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

19)
Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

20)
Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (16), (17), (18) and (19); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14), (17), (18) and (19), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

21)
Liens securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor permitted to be incurred under the Indenture; provided that such Lien extends only to the assets and Equity Interests of such Restricted Subsidiary;

22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

23)	Liens with respect to obligations that do not in the aggregate exceed $10.0 million at any one time outstanding;

24)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or any of its Restricted Subsidiaries relating to such property or assets;

25)
Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the issuer or (B) such Person or such property is acquired by the Issuer or any Restricted Subsidiary; provided that such Liens do not extend to any other assets of the Issuer or any Restricted Subsidiary and such Lien secures only those obligations which it secures on the date of such acquisition (and extensions, renewals, refinancings and replacements thereof);

26)
Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture; and

27)
Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs that occurred during the Four-Quarter Period that are (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) implemented, committed to be implemented or the commencement of implementation of which has begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during the Four-Quarter Period in order to achieve such reduction in costs.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, and the payment of any sales or other taxes associated therewith; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and payment and (2) such Indebtedness shall be incurred within one year after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests by the Issuer or Equity Interests by Parent or Holdings; provided, however, that in the case of an issuance or sale of Equity Interests of Parent or Holdings, cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Issuer as a capital contribution or consideration for the issuance and sale of Qualified Equity Interests immediately prior to such redemption.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of “—Optional Redemption.”

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew, refund, redeem, defease or retire.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used (or will be used within 90 days) to redeem, extend, renew, replace, defease, refund or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

1)
the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

2)	the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

3)
if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

4)	the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

5)
the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and UBS Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the initial purchasers, and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Related Party” means, with respect to any Person, (1) any controlling stockholder, controlling member, general partner, Subsidiary, or spouse or immediate family member (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Payment” means any of the following:

1)
the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

2)
the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, or any equity holder of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

3)	any Investment other than a Permitted Investment; or

4)	any redemption for consideration prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Restructuring Expenses” means (i) losses, expenses and charges incurred in connection with restructuring within the Issuer and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith and (ii) the net-out-of-pocket costs and expenses of the Issuer and its Restricted Subsidiaries related to acquiring the inventory of a prior supplier of a new customer in connection with the Issuer and/or one or more Restricted Subsidiaries becoming a supplier to such customer.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Debt” means the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on and all Obligations of any Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Senior Debt” shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

1)
all monetary obligations of every nature under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

2)	all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

1)	any Indebtedness of the Issuer to Parent or any of its Subsidiaries;

2)	obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

3)	Indebtedness represented by Disqualified Equity Interests;

4)	any liability for taxes owed or owing by the Issuer;

5)
that portion of any Indebtedness incurred in violation of the “Limitations on Additional Indebtedness” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (5) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture); and

6)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer.

“Senior Secured Notes” means the Issuer’s 11.75% Senior Secured Notes due 2013.

“Senior Secured Notes Agreements” means the Senior Secured Notes and the indenture, dated as of June 9, 2008, among the Issuer, the Guarantors and U.S. Bank National Association, as trustee and as collateral agent, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “—Events of Default” has occurred and is continuing, or which are being released from their Note Guarantees (in the case of clause (9) of the provisions described under “Amendment, Supplement and Waiver”), would constitute a Significant Subsidiary under clause (1) of this definition.

“Sponsor” means CI Capital Partners LLC.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of February 24, 2007, by and among Ply Gem Prime Holdings, Inc., Ply Gem Investment Holdings, Inc., Caxton-Iseman (Ply Gem), L.P., Caxton-Iseman (Ply Gem) II, L.P. and certain members of the Issuer’s management and other parties thereto.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

1)
any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Subsidiary Guarantor” means any Guarantor other than Parent.

“Transactions” means (i) the Offering, (ii) the Note Transfer, (iii) the Note Contribution, (iv) the discharge and redemption of any outstanding Old Notes following the Offering, (iv) the purchases by the CI Noteholders of the Old Notes prior to the consummation of the Offering and (v) the issuance by the Issuer of an additional $25.0 million aggregate principal amount of Senior Secured Notes on October 23, 2009.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form of Securities

Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons.  We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

Depository Trust Company Procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System and Clearstream Banking, S.A.  These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.  We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants.  These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.  Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant.  The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised us that, in accordance with its procedures, upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes.  Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company.  Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems.  Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream.  These depositories, in turn, will hold these positions in their names on the books of DTC.  All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company.  Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own.  This may limit or curtail the ability to transfer beneficial interests in a global note to these persons.  Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture.  Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever.  Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture.  Consequently, none of Ply Gem, the trustee or any of our agents, or the trustee’s agents has or will have any responsibility or liability for:

1)
any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note or

2)	any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date.  Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and Ply Gem and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company.  Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction.  However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time.  None of Ply Gem, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive notes in registered certificated form if:

1)	The Depository Trust Company notifies us that it is unwilling or unable to act as depository for the global notes and we fail to appoint a successor depository within 90 days, or

2)	we, at our option, notify the trustee in writing that we elect to cause the issuance of Notes in definitive form under the indenture governing the Notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company’s Same-Day Funds Settlement System.  As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants.  We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company.  The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Payment

The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes.  With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York.  This office will initially be the office of the Paying Agent maintained for that purpose.  At our option however, we may make these installments of interest by

1)	check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

2)	transfer to an account maintained by the payee.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by United States Holders and non-United States Holders (each as defined below and collectively referred to as “Holders”) pursuant to the exchange offering.  Subject to the limitations and qualifications set forth in this Registration Statement (including exhibit 8.1 thereto), this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. This discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder (“Treasury Regulations”), rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions in effect or in existence as of the date of this prospectus, all of which are subject to change at any time or to different interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a Holder in light of such Holder’s particular circumstances (for example, United States Holders subject to the alternative minimum tax provisions of the Code) or to Holders subject to special rules, such as certain financial institutions, U.S. expatriates, partnerships or other pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities, Holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the initial notes or exchange notes (collectively referred to as “notes”) as part of a “straddle,” “hedge,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Treasury Regulations Section 1.1275-6. Moreover, the effect of any applicable state, local or foreign tax laws, or U.S. federal gift and estate tax law is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by Holders pursuant to the exchange offering or that any such position would not be sustained.

If an entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity exchanging initial notes for exchange notes and of holding and disposing of exchange notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

UNITED STATES HOLDERS

This section applies to “United States Holders.” A United States Holder is:

•	an individual who is a citizen or lawful resident alien of the United States,

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•
a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Exchange Offer

Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, United States Holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note.

Payments upon Optional Redemption, Change of Control or Other Circumstances

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. In other circumstances, we may redeem the exchange notes, in whole or in part, before their maturity date, at a price that may exceed the principal amount of the exchange notes. The requirement or option to make any such payments may implicate the provisions of Treasury Regulations governing “contingent payment debt instruments.” However, a debt instrument is not considered a “contingent payment debt instrument” if, at the date of its issuance, there is only a “remote” chance that such payments will be made, and therefore the possibility that any such payments will be made will not affect the amount of interest income a United States Holder recognizes. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat any such payments as part of the yield to maturity of any exchange note. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its exchange notes in excess of stated interest and original issue discount otherwise includible and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional amounts on the exchange notes pursuant to the registration rights provisions or a premium pursuant to the optional redemption or change of control provisions, United States Holders will be required to recognize such amounts as income. The remainder of this summary assumes that the exchange notes will not be subject to the Treasury Regulations governing contingent payment debt instruments.

Interest

Absent an election to the contrary (see “—Original Issue Discount—Election to treat all interest as OID,” below), payments of qualified stated interest (“QSI”) on the exchange notes will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such holder’s method of tax accounting. We expect the regular interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

Original Issue Discount

Because the initial notes were issued with OID, the exchange notes should be treated as having been issued with issue discount (“OID”) for U.S. federal income tax purposes. The following is a summary of the OID rules and their application to the exchange notes.

A United States Holder will be required to include OID in gross income (as ordinary income) for U.S. federal income tax purposes as it accrues (regardless of its method of accounting for U.S. federal income tax purposes), which may be in advance of receipt of the cash attributable to that income. OID accrues under the constant-yield method, based on a compounded yield to maturity, as described below. Accordingly, a United States Holder will be required to include in income increasingly greater amounts of OID in successive accrual periods, unless the accrual periods vary in length (as described below).

The annual amounts of OID a United States Holder must include in income will equal the sum of the “daily portions” of the OID with respect to an exchange note for all days on which such holder owns the exchange note during the taxable year. A United States Holder determines the daily portions of OID by allocating to each day in an “accrual period” the pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of an exchange note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess of:

•	the product of the “adjusted issue price” of the exchange note at the beginning of the accrual period and its “yield to maturity,” over

•	the aggregate amount of any QSI payments allocable to the accrual period.

All of the stated interest on the exchange notes should constitute QSI. The adjusted issue price of an exchange note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of OID previously included in gross income, reduced by the amount of any payment (other than a payment of QSI) previously made on the exchange note. If an interval between payments of QSI on an exchange note contains more than one accrual period, then, when a United States Holder determines the amount of OID allocable to an accrual period, such holder must allocate the amount of QSI payable at the end of the interval, including any QSI that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, a United States Holder must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any QSI that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, a United States Holder can compute the amount of OID allocable to the initial period using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of QSI) and the adjusted issue price at the beginning of the final accrual period.

Election to treat all interest as OID.  A United States Holder may elect to include in gross income all interest that accrues on its exchange note using the constant-yield method described under “—In general,” above, with the modifications described below.

If a United States Holder makes this election for its exchange note, then, when such holder applies the constant-yield method:

•	the issue price of the exchange note will equal such holder's initial basis in the exchange note,

•	the issue date of the exchange note will be the date such holder acquired the initial note, and

•	no payments on the exchange note will be treated as payments of QSI.

This will apply only to the exchange note for which such election is made by a United States Holder; however, if the exchange note has bond premium (described below under “—Market Discount, Acquisition Premium and Bond Premium—Bond Premium”), a United States Holder will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that such holder holds at the beginning of the taxable year to which the election applies or any taxable year thereafter.  Additionally, if a United States Holder makes this election for a market discount note, such holder will be treated as having made the election discussed below under “—Market Discount, Acquisition Premium and Bond Premium—Market Discount” to include market discount in income currently over the life of all debt instruments that you hold at the time of the election or acquire thereafter.  A United States Holder may not revoke an election to apply the constant-yield method to all interest on an exchange note without the consent of the IRS.

Market Discount, Acquisition Premium and Bond Premium

Market Discount. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note, increased by the amount of any OID previously accrued on the initial note (without regard to the amortization of any acquisition premium). Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to a United States Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a United States Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS. If a United States Holder makes the election described above in “—Original Issue Discount—Election to treat all interest as OID” for a market discount note, such holder would be treated as having made an election to include market discount in income currently under a constant yield method, as discussed in this paragraph.

Acquisition Premium. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on the initial note after the purchase date but is greater than the adjusted issue price of such initial note, the excess is acquisition premium. Any acquisition premium applicable to an initial note should carry over to the exchange note received in exchange therefor. If such holder does not elect to include all interest income on the exchange notes in gross income under the constant yield method (see “—Original Issue Discount—Election to Treat All Interest as OID,” above), such holder’s accruals of OID will be reduced by a fraction equal to (i) the excess of such holder’s adjusted basis in the initial note immediately after the purchase over the adjusted issue price of the initial note, divided by (ii) the excess of the sum of all amounts payable (other than qualified stated interest) on the initial note after the purchase date over the adjusted issue price of the initial note.

Bond Premium.

                 If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. Such holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If such holder elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If such holder does not make this election, such holder will be required to include in gross income the full amount of interest on the exchange note in accordance with such holder’s regular method of tax accounting, and will include the premium in such holder’s tax basis for the exchange note for purposes of computing the amount of such holder’s gain or loss recognized on the taxable disposition of the exchange note. United States Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Sale or Other Taxable Disposition of the Exchange Notes

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note at the time of disposition. A United States Holder’s adjusted tax basis in an exchange note will be the price such holder paid therefor, increased by any OID and market discount previously included in gross income and reduced (but not below zero) by amortized bond premium and payments, if any, such holder previously received other than QSI interest payments. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if the United States Holder has held the exchange note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of noncorporate United States Holders, including individuals, may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will apply to United States Holders other than certain exempt recipients, such as corporations, with respect to certain payments of interest and accruals of OID on the exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, a United States Holder other than certain exempt recipients may be subject to “backup withholding” on the receipt of certain payments on the exchange notes if such holder:

•	fails to provide a correct taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number,

•	is notified by the IRS that it is subject to backup withholding,

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

NON-UNITED STATES HOLDERS

This section applies to “non-United States Holders.” A non-United States Holder is a person that holds the notes, that is not a United States Holder and that is an individual, corporation (or other entity taxable as a corporation created under non-U.S. law), estate or trust.

Exchange Offer

Non-United States Holders should not recognize gain or loss upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offer.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, interest paid to a non-United States Holder on an exchange note (which, for purposes of the non-United States Holder discussion, includes any accrued OID) will not be subject to U.S. federal income tax or withholding tax, provided that such non-United States Holder meets one of the following requirements:

•
Such holder does not own, actually or constructively, for U.S. federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of the stock of the Issuer entitled to vote.

•	Such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Issuer through equity ownership.

•	Such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

•	Such holder provides a properly completed IRS Form W-8BEN certifying its non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (A) such holder provides a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with such holder’s conduct of a U.S. trade or business and such holder provides a properly completed IRS Form W-8ECI or Form W-8BEN.

Sale or Other Taxable Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding, a non-United States Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note unless:

•
such holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•
such gain is effectively connected with such holder’s conduct of a trade or business in the United States, in which case such holder will be subject to tax as described below under “Effectively Connected Income.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Effectively Connected Income

If interest or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, the such holder will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if such holder were a United States Holder, unless an applicable income tax treaty provides otherwise. However, the interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if such holder claims the exemption by providing a properly completed IRS Form W-8ECI or W-8BEN. In addition, if such holder is a foreign corporation, such holder may also be subject to a branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to a non-United States Holder any payments to such holder in respect of interest and accruals of OID during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an exchange note to a non-United States Holder, if such holder provides us with a properly competed IRS Form W-8BEN, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that such holder is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of exchange notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities.  Ply Gem has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, until August 30, 2010,  all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

Ply Gem will not receive any proceeds from any sale of exchange notes by broker-dealers.  The exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.  Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, Ply Gem will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.  Ply Gem has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes and guarantees offered hereby.  Marshall & Melhorn, LLC will pass on certain legal matters of Ohio law relating to the guarantees by Alcoa Home Exteriors, Inc. and Great Lakes Window, Inc.  Lathrop & Gage LLP will pass on certain legal matters of Missouri law relating to the guarantees by Variform, Inc.  Adams and Reese LLP will pass on certain legal matters of Texas law relating to the guarantees by New Alenco Extrusion, Ltd., New Alenco Window, Ltd. and New Glazing Industries, Ltd.  Paul, Weiss, Rifkind, Wharton & Garrison LLP has relied upon the opinions of these other firm as to matters of state law in the indicated jurisdictions.

Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented CI Capital Partners LLC and its related parties from time to time. Certain members of Paul, Weiss, Rifkind, Wharton & Garrison LLP have made investments in Ply Gem Investment Holdings, Inc., and the CI Noteholders.

EXPERTS

The consolidated financial statements and schedule of Ply Gem Holdings, Inc. and subsidiaries as of December 31, 2008, and for the years ended December 31, 2008 and 2007 have been included herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.  That report refers to a change in the Company’s method of accounting for a portion of its inventory in 2008 from the last-in, first-out (LIFO) method to the first in, first out (FIFO) method, the adoption of the recognition and disclosure requirements in 2007 and the measurement provisions in 2008 of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132(R) (now included in FASB Accounting Standards Codification (ASC) 715, Compensation – Retirement Benefits), the adoption of FASB  Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (included in FASB ASC Topic 740, Income Taxes).

                The consolidated financial statements of Ply Gem Holdings, Inc. at December 31, 2009, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register the exchange notes.  This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement.  For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Copies of these reports and other information that we file with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  In addition, the SEC maintains a web site that contains reports and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to Shawn K. Poe, Vice President and Chief Financial Officer, Ply Gem Industries, Inc., 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513, (919) 677-3900.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements

Reports of Independent Registered Public Accounting Firms	F-2

Consolidated Statements of Operations for each of the years in the three-year period ended December 31, 2009	F-4

Consolidated Balance Sheets as of December 31, 2009 and 2008	F-5

Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 2009	F-6

Consolidated Statements of Stockholder’s Equity (Deficit) and Comprehensive Income (Loss) for each of the years in the three-year period ended December 31, 2009	F-7

Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Operations - Three months ended April 3, 2010 and April 4, 2009	F-53

Condensed Consolidated Balance Sheets as of April 3, 2010 and December 31, 2009	F-54

Condensed Consolidated Statements of Cash Flows - Three months ended April 3, 2010 and April 4, 2009	F-55

Notes to Condensed Consolidated Financial Statements	F-56

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
of Ply Gem Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Ply Gem Holdings, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholder’s deficit and comprehensive loss, and cash flows for the year then ended. Our audit also included the financial statement schedule as of and for the year ended December 31, 2009 listed in Item 15(a)(2) of this Form 10-K. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ply Gem Holdings, Inc. and subsidiaries at December 31, 2009, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information as of and for the year ended December 31, 2009 set forth therein.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 19, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Ply Gem Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Ply Gem Holdings, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholder’s equity (deficit) and comprehensive income (loss), and cash flows for the years ended December 31, 2008 and 2007.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ply Gem Holdings, Inc. and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in note 5 to the consolidated financial statements, the Company has elected to change its method of accounting for a portion of its inventory in 2008 from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. As discussed in note 7 to the consolidated financial statements, the Company adopted the recognition and disclosure requirements in 2007 and the measurement provisions in 2008 of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132(R) (now included in FASB Accounting Standards Codification (ASC) 715, Compensation – Retirement Benefits). As discussed in note 12 to the consolidated financial statements, on January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (included in FASB ASC Topic 740, Income Taxes).

/s/ KPMG LLP

Raleigh, North Carolina
March 30, 2009

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(Amounts in thousands)	2009	2008	2007

Net sales	$951,374	$1,175,019	$1,363,546
Costs and expenses:
Cost of products sold	749,841	980,098	1,083,153
Selling, general and administrative expenses	141,772	155,388	155,963
Amortization of intangible assets	19,651	19,650	17,631
Goodwill impairment	-	450,000	-
Intangible asset impairment	-	-	4,150
Total costs and expenses	911,264	1,605,136	1,260,897
Operating earnings (loss)	40,110	(430,117)	102,649
Foreign currency gain (loss)	475	(911)	3,961
Interest expense	(135,514)	(138,015)	(99,698)
Interest income	211	617	1,704
Income (loss) before provision (benefit) for income taxes	(94,718)	(568,426)	8,616
Provision (benefit) for income taxes	(17,966)	(69,951)	3,634
Net income (loss)	$(76,752)	$(498,475)	$4,982

See accompanying notes to consolidated financial statements.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Amounts in thousands, except share amounts)	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$17,063	$58,289
Accounts receivable, less allowances of $5,467 and $6,405, respectively	94,428	90,527
Inventories:
Raw materials	39,787	53,060
Work in process	23,343	28,085
Finished goods	34,950	42,267
Total inventory	98,080	123,412
Prepaid expenses and other current assets	19,448	19,985
Deferred income taxes	5,762	16,867
Total current assets	234,781	309,080
Property and Equipment, at cost:
Land	3,732	3,709
Buildings and improvements	35,687	35,206
Machinery and equipment	261,319	253,290
Total property and equipment	300,738	292,205
Less accumulated depreciation	(159,036)	(122,194)
Total property and equipment, net	141,702	170,011
Other Assets:
Intangible assets, less accumulated amortization of $84,139 and $64,488,
respectively	174,064	193,604
Goodwill	392,838	390,779
Deferred income taxes	2,716	-
Other	35,932	40,579
Total other assets	605,550	624,962
	$982,033	$1,104,053

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
Accounts payable	$52,833	$59,603
Accrued expenses and taxes	72,423	76,304
Total current liabilities	125,256	135,907
Deferred income taxes	4,211	28,355
Other long term liabilities	65,651	68,233
Long-term debt due to related parties	281,376	-
Long-term debt	819,021	1,114,186

Commitments and contingencies

Stockholder's Deficit:
Preferred stock $0.01 par, 100 shares authorized, none issued and outstanding	-	-
Common stock $0.01 par, 100 shares authorized, issued and outstanding	-	-
Additional paid-in-capital	209,939	209,908
Accumulated deficit	(523,745)	(446,993)
Accumulated other comprehensive income (loss)	324	(5,543)
Total stockholder's deficit	(313,482)	(242,628)
	$982,033	$1,104,053

See accompanying notes to consolidated financial statements.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(Amounts in thousands)	2009	2008	2007

Cash flows from operating activities:
Net income (loss)	$(76,752)	$(498,475)	$4,982
Adjustments to reconcile net income (loss) to cash
provided by (used in) operating activities:
Depreciation and amortization expense	56,271	61,765	54,067
Fair value premium on purchased inventory	-	19	1,289
Non-cash interest expense, net	8,911	7,144	6,941
(Gain) loss on foreign currency transactions	(475)	911	(3,961)
Goodwill impairment	-	450,000	-
Intangible asset impairment	-	-	4,150
Loss on sale of assets	5	886	356
Write-off of debt financing costs	-	14,047	-
Deferred income taxes	(16,050)	(71,362)	(1,288)
Changes in operating assets and
liabilities, net of effects from acquisitions:
Accounts receivable, net	(2,822)	18,179	32,654
Inventories	26,400	3,306	7,523
Prepaid expenses and other current assets	(287)	674	7,127
Accounts payable	(7,820)	(21,885)	(17,074)
Accrued expenses and taxes	1,599	(15,905)	(23,326)
Cash payments on restructuring liabilities	(6,034)	(7,547)	(210)
Other	172	(622)	614
Net cash provided by (used in) operating activities	(16,882)	(58,865)	73,844
Cash flows from investing activities:
Capital expenditures	(7,807)	(16,569)	(20,017)
Proceeds from sale of assets	81	8,825	63
Acquisitions, net of cash acquired	-	(3,614)	(36,453)
Other	(109)	(129)	-
Net cash used in investing activities	(7,835)	(11,487)	(56,407)
Cash flows from financing activities:
Proceeds from long-term debt	20,000	693,504	-
Net revolver borrowings (payments)	(35,000)	60,000	-
Payments on long-term debt	-	(677,910)	(10,623)
Debt issuance costs paid	(2,528)	(26,578)	(2,100)
Equity contributions	-	30,310	900
Equity repurchases	-	(1,093)	(3,245)
Net cash provided by (used in)
financing activities	(17,528)	78,233	(15,068)
Impact of exchange rate movements on cash	1,019	(1,645)	863
Net increase (decrease) in cash and cash equivalents	(41,226)	6,236	3,232
Cash and cash equivalents at the beginning of the period	58,289	52,053	48,821
Cash and cash equivalents at the end of the period	$17,063	$58,289	$52,053

Supplemental Information
Interest paid	$124,005	$111,388	$98,847
Income taxes paid (received), net	$943	$(464)	$6,576

See accompanying notes to consolidated financial statements.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

		Retained	Accumulated
	Additional	Earnings	Other	Total
	Paid in	(Accumulated	Comprehensive	Stockholder's
	Capital	Deficit)	Income (Loss)	Equity (Deficit)
(Amounts in thousands)

Balance, December 31, 2006	$181,792	$46,503	$2,296	$230,591

Comprehensive income:
Net income	-	4,982	-	4,982
Currency translation	-	-	5,658	5,658
Minimum pension liability for actuarial
gain, net of tax ($638)	-	-	961	961
Total comprehensive income				11,601
Adjustment to initially apply ASC 715-20,
net of tax ($460)	-	-	720	720
Contributions (repurchase of equity)	(1,125)	-	-	(1,125)
Balance, December 31, 2007	$180,667	$51,485	$9,635	$241,787

Comprehensive income:
Net loss	-	(498,475)	-	(498,475)
Currency translation	-	-	(9,517)	(9,517)
Minimum pension liability for actuarial
loss, net of tax ($3,774)	-	-	(5,661)	(5,661)
Total comprehensive loss				(513,653)
Adoption of ASC 715-20 measurement date	-	(3)	-	(3)
Contributions (repurchase of equity)	29,241	-	-	29,241
Balance, December 31, 2008	$209,908	$(446,993)	$(5,543)	$(242,628)

Comprehensive income:
Net loss	-	(76,752)	-	(76,752)
Currency translation	-	-	4,709	4,709
Minimum pension liability for actuarial
gain, net of tax $743	-	-	1,158	1,158
Total comprehensive loss				(70,885)
Other	31	-	-	31
Balance, December 31, 2009	$209,939	$(523,745)	$324	$(313,482)

See accompanying notes to consolidated financial statements.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Ply Gem Holdings, Inc. (“Ply Gem Holdings”) and its wholly-owned subsidiaries (individually and collectively, the “Company” or “Ply Gem”) are diversified manufacturers of residential and commercial building products, operating with two segments: (i) Siding, Fencing, and Stone and (ii) Windows and Doors.  Through these segments, Ply Gem Industries, Inc. (“Ply Gem Industries”) manufactures and sells, primarily in the United States and Canada, a wide variety of products for the residential and commercial construction, manufactured housing, and remodeling and renovation markets.

Ply Gem Holdings, a wholly owned subsidiary of Ply Gem Prime Holdings, Inc., was incorporated on January 23, 2004 for the purpose of acquiring Ply Gem Industries from Nortek, Inc. (“Nortek”).  The Ply Gem acquisition was completed on February 12, 2004, when Nortek sold Ply Gem Industries to Ply Gem Holdings, an affiliate of CI Capital Partners LLC pursuant to the terms of the stock purchase agreement among Ply Gem Investment Holdings, Inc., Nortek, and WDS LLC dated as of December 19, 2003, as amended.  Prior to February 12, 2004, the date of the Ply Gem acquisition, Ply Gem Holdings had no operations and Ply Gem Industries was wholly owned by a subsidiary of WDS LLC, which was a wholly owned subsidiary of Nortek.  As a result of the Ply Gem acquisition, we applied purchase accounting on the date of February 12, 2004.

On August 27, 2004, Ply Gem Industries acquired all of the outstanding shares of capital stock of MWM Holding, Inc., (“MWM Holding”), in accordance with a stock purchase agreement entered into among Ply Gem Industries, MWM Holding and the selling stockholders.

On February 24, 2006, Ply Gem Industries acquired all of the outstanding shares of capital stock, warrants to purchase shares of common stock and options to purchase shares of common stock of AWC Holding Company (“AWC”, and together with its subsidiaries, “Alenco”), in accordance with a securities purchase agreement entered into among Ply Gem, all of the direct and indirect stockholders, warrant holders and stock options holders of AWC and FNL Management Corp, an Ohio corporation, as their representative.  The accompanying consolidated financial statements include the operating results of Alenco for periods after February 26, 2006, the date of acquisition.

On October 31, 2006, Ply Gem Industries acquired all of the issued and outstanding shares of common stock of Alcoa Home Exteriors, Inc. (“AHE”), in accordance with a stock purchase agreement entered into among Ply Gem Industries, Alcoa Securities Corporation, and Alcoa Inc. The accompanying consolidated financial statements include the operating results of AHE for periods after October 31, 2006, the date of acquisition.

On September 30, 2007, Ply Gem Industries completed the acquisition of CertainTeed Corporation’s vinyl window and patio door business through a stock acquisition.  On the acquisition date, the Company changed the name of the acquired business to Ply Gem Pacific Windows Corporation (“Pacific Windows”).  The accompanying consolidated financial statements include the operating results of Pacific Windows for periods after September 30, 2007, the date of acquisition.

On October 31, 2008, Ply Gem Industries acquired substantially all of the assets of United Stone Veneer, LLC (“USV”).  The accompanying consolidated financial statements include the operating results of USV for the period after October 31, 2008.  As a result of the USV acquisition, the Company modified the name of the “Siding, Fencing, and Railing” segment to “Siding, Fencing, and Stone” during 2008.  Our stone veneer products are sold under our United Stone Veneer brand name, however, in 2010 we will change the brand of our stone veneer products to Ply Gem Stone from United Stone Veneer.

Ply Gem is a diversified manufacturer of residential and commercial building products, which are sold primarily in the United States and Canada, and include a wide variety of products for the residential and commercial construction, the do-it-yourself and the professional remodeling and renovation markets.  The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States and Western Canada where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home repair and remodeling and new home construction sectors.  The Company’s sales are usually lower during the first and fourth quarters.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Ply Gem Holdings and its subsidiaries, all of which are wholly owned.  All intercompany accounts and transactions have been eliminated.

Reclassifications

Certain amounts in the prior fiscal year have been reclassified to conform to the presentation adopted in the current fiscal year, with no effect on net income (loss) or retained earnings (accumulated deficit).

Accounting Policies and Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States involves estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expense during the reporting periods.  Certain of the Company’s accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates.  By their nature, these judgments are subject to an inherent degree of uncertainty.  The Company periodically evaluates the judgments and estimates used in their critical accounting policies to ensure that such judgments and estimates are reasonable.  Such estimates include the allowance for doubtful accounts receivable, valuation reserve for inventories, warranty reserves, legal contingencies, assumptions used in the calculation of income taxes, and projected cash flows used in the goodwill and intangible asset impairment tests.  These judgments are based on the Company’s historical experience, current trends and information available from other sources, as appropriate and are based on management’s best estimates and judgments.  The Company adjusts such estimates and assumptions when facts and circumstances dictate.  Illiquid credit markets, volatile equity, foreign currency, and the depressed housing and remodeling market have combined to increase the uncertainty inherent in such estimates and assumptions.  If different conditions result from those assumptions used in the Company’s judgments, actual results could be materially different from the Company’s estimates.

Recognition of Sales and Related Costs, Incentives and Allowances

The Company recognizes sales upon the shipment of products, net of applicable provisions for discounts and allowances.  Generally, the customer takes title upon shipment and assumes the risks and rewards of ownership of the product.  For certain products customers take title upon delivery, at which time revenue is then recognized.  Allowances for cash discounts, volume rebates and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome.  Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed upon with the Company’s various customers, which are typically earned by the customer over an annual period.  The Company records periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements.  Customer returns are recorded on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period.  The Company generally estimates customer returns based upon the time lag that historically occurs between the sale date and the return date while also factoring in any new business conditions that might impact the historical analysis such as new product introduction.  The Company also provides for estimates of warranty and shipping costs at the time of sale.  Shipping and warranty costs are included in cost of products sold.  Bad debt provisions are included in selling, general and administrative expenses.  The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that are expected to impact the historical analysis such as new product introduction for warranty and bankruptcies of particular customers for bad debts.

Cash Equivalents

Cash equivalents consist of short-term highly liquid investments with original maturities of three months or less which are readily convertible into cash.  At December 31, 2009 and 2008, the Company had approximately $0.6 million of certificates of deposits.  At December 31, 2009, the maturity date of these certificates is March 22, 2010.

Inventories

Inventories in the accompanying consolidated balance sheets are valued at the lower of cost or market. During the year ended December 31, 2008, the Company elected to conform its method of valuing its inventory to the FIFO method from the LIFO method for a portion of its inventory.  The change in accounting method occurred following the consolidation of the LIFO inventory into another location that uses the FIFO method of accounting.  The Company records provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value.  The process for evaluating obsolete and excess inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business.  Accelerating the disposal process or incorrect estimates of future sales potential may cause actual results to differ from the estimates at the time such inventory is disposed or sold.

The inventory reserves were approximately $6.7 million at December 31, 2009, increasing during 2009 by $0.6 million compared to the December 31, 2008 reserve balance of approximately $6.1 million.

Property and Equipment

Property and equipment are presented at cost.  Depreciation of property and equipment are provided on a straight-line basis over estimated useful lives, which are generally as follows:

Buildings and improvements	10-37 years
Machinery and equipment; including leases	3-15 years
Leasehold improvements	Term of lease or useful life; whichever is shorter

Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals and betterments are capitalized. When assets are sold, or otherwise disposed, the cost and related accumulated depreciation are eliminated and the resulting gain or loss is recognized in operations.

Intangible Assets, Goodwill and other Long-lived Assets

Long-lived assets

The Company reviews long-lived assets for impairment annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.  The Company performs undiscounted operating cash flow analyses to determine if impairment exists.  If impairment is determined to exist, any related impairment loss is calculated based on the asset’s fair value and the discounted cash flow.

As of December 31, 2008, the Company determined that the historic decline in the US housing market required a re-evaluation of the Company’s forecasts.  The US housing market was and continues to operate at a 50 year low.  The Company’s revised forecasts reflected reduced undiscounted cash flow projections for the affected asset groups, which were believed to be indicative of an adverse change in the business climate that could negatively affect the value of the long-lived asset groups.  The Company tested for impairment using the “Step One” test for asset groups held and used, and determined that further impairment testing of the fair value of the asset groups (under “Step Two”) was not necessary at December 31, 2008 because the undiscounted cash flows exceeded the carrying values of the long-lived asset groups.

As of December 31, 2009, the Company determined that the continued decline in the US housing market required a re-evaluation of the Company’s forecasts.  The Company again tested for impairment using the “Step One” test for asset groups held and used, and determined that further impairment testing of the fair value of the asset groups (under “Step Two”) was not necessary at December 31, 2009 because the undiscounted cash flows exceeded the carrying values of the long-lived asset groups.

The Company tests for long-lived asset impairment at the following asset group levels: i) Siding, Fencing, and Stone (“Siding”), ii) the combined US Windows companies in the Windows and Doors segment (“US Windows”), and iii) Ply Gem Canada, Inc., (formerly known as CWD Windows and Doors, Inc. in the Windows and Doors segment (“Canada Windows”).  For purposes of recognition and measurement of an impairment loss, a long-lived asset or asset group should represent the lowest level for which an entity can separately identify cash flows that are largely independent of the cash flows of other assets and liabilities.  Ply Gem concluded that the lowest level for identifiable cash flows is “Siding”,  “US Windows” and “Canada Windows”.   This is one level below the segment reporting unit of “Windows and Doors” and reflects the lowest level of identifiable cash flows.  Management believes that the US Windows unit cannot be further broken down as a result of the 2008 US Windows reorganization.  As a result, US Windows is now marketed as one window company rather than separate companies.  From an economic standpoint, Ply Gem now goes to US Windows customers as one company rather than separate companies.  In addition, certain manufacturing facilities provide inventory to multiple window divisions for assembling the final products.  Therefore, from an economic standpoint the Company evaluates the cash flows as a group rather than at the divisional levels.  The US Windows and Canada Windows financial data is the lowest level of reliable information that is prepared and reviewed by management on a consistent basis.  The Company made a similar conclusion for Siding as its product lines are grouped at a Siding level as there are interdependencies between products.

As of December 31, 2009, the estimated cash flow forecasts (based on independent industry information) exceeded the respective carrying values by $329.7 million, $115.9 million, and $1,959.4 million for US Windows, Canada Windows, and Siding, respectively, thus not requiring a Step Two impairment test on the long-lived assets.  As of December 31, 2008, the estimated cash flow forecasts (based on independent industry information) exceeded the respective carrying values by $350.7 million, $127.5 million, and $1,076.5 million for US Windows, Canada Windows and Siding, respectively, thus not requiring a Step Two impairment test on the long-lived assets.

Goodwill

Purchase accounting involves judgment with respect to the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill (see Note 2).  For significant acquisitions, the Company values items such as property and equipment and acquired intangibles based upon appraisals.

The Company evaluates goodwill and certain indefinite-lived intangible assets for impairment on an annual basis and whenever events or business conditions warrant.  All other intangible assets are amortized over their estimated useful lives.  The Company assesses goodwill for impairment during the fourth quarter of each year (November 28 for 2009) and also at any other date when events or changes in circumstances indicate that the carrying value of these assets may exceed their fair value.  To evaluate goodwill for impairment, the Company estimates the fair value of reporting units considering such factors as discounted cash flows and valuation multiples for comparable publicly traded companies.  A significant reduction in projected sales and earnings which would lead to a reduction in future cash flows could indicate potential impairment.  Refer to Note 3 for additional considerations regarding the impairment recognized during the year ended December 31, 2008.

Debt Issuance Costs

Debt issuance costs, composed of facility, agency, and certain legal fees associated with acquiring new debt financing are amortized over the contractual term of the related agreement using the effective interest method.  Net debt issuance costs totaled approximately $27.3 million and $32.5 million as of December 31, 2009 and December 31, 2008, respectively, and have been recorded in other long term assets in the Company’s consolidated balance sheet.

Share Based Compensation

Share-based compensation cost for the Company’s stock option plan is measured at the grant date, based on the estimated fair value of the award, and is recognized over the requisite service period.  The fair value of each option award is estimated on the date of the grant using a Black-Scholes option valuation model.  Expected volatility is based on a review of several market indicators, including peer companies.  The risk-free interest rate is based on U.S. Treasury issues with a term equal to the expected life of the option.

Insurance Liabilities

The Company is self-insured for certain casualty losses and medical liabilities. The Company records insurance liabilities and related expenses for health, workers’ compensation, product and general liability losses and other insurance expenses in accordance with either the contractual terms of their policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date.  Insurance liabilities are recorded as current liabilities to the extent they are expected to be paid in the succeeding year with the remaining requirements classified as long-term liabilities.  The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date.  The Company relies on historical trends when determining the appropriate health insurance reserves to record in its consolidated balance sheets.  In certain cases where partial insurance coverage exists, the Company must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to the Company.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period in which the rate change occurs.  A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Estimates are required with respect to, among other things, the appropriate state income tax rates used in the various states that the Company and its subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards for both federal and state income tax purposes and valuation allowances required, if any, for tax assets that may not be realized in the future.  The Company establishes reserves when, despite our belief that our tax return positions are fully supportable, certain positions could be challenged, and the positions may not be fully sustained.  Subsequent to February 12, 2004, U.S. federal income tax returns are prepared and filed by Ply Gem Investment Holdings, Inc. on behalf of itself, Ply Gem Holdings, and Ply Gem Industries and its subsidiaries.  The existing tax sharing agreement between Ply Gem Holdings and Ply Gem Investment Holdings under which tax liabilities for each respective party are computed on a stand-alone basis, was amended during 2006 to include Ply Gem Prime Holdings.  As previously stated on January 11, 2010, Ply Gem Investment Holdings was merged with and into Ply Gem Prime Holdings with Ply Gem Prime Holdings as the surviving corporation.  U.S. subsidiaries file unitary, combined federal income tax returns and separate state income tax returns.  Ply Gem Canada files separate Canadian income tax returns.

Sales Taxes

Sales taxes collected from customers are recorded as liabilities until remitted to taxing authorities and therefore are not reflected in the consolidated statements of operations.

Commitments and Contingencies

The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated.  Costs accrued have been estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes.

Liquidity

The Company intends to fund its ongoing capital and working capital requirements, including its internal growth, through a combination of cash flows from operations and, if necessary, from borrowings under the revolving credit portion of its ABL Facility.  As of December 31, 2009, the Company had approximately $1,100.4 million of indebtedness and $142.9 million of contractual availability under the ABL facility and approximately $77.9 million of borrowing base availability reflecting $25.0 million of ABL borrowings and approximately $7.1 million of letters of credit issued under the ABL facility.  As of December 31, 2009, the Company estimates that it will pay $121.2 million in interest payments during the year ending December 31, 2010.  After the debt financings conducted in 2010, which are discussed in Note 6 to the consolidated financial statements, the Company’s annual interest charges for debt service are estimated to be approximately $108.5 million for the year ending December 31, 2010.

Because of the inherent seasonality in our business and the resulting working capital requirements, the Company’s liquidity position fluctuates within a given year.  The seasonal effect that creates the Company’s greatest needs has historically been experienced during the first six months of the year and the Company anticipates borrowing funds under its ABL Facility to support this requirement.  However, the Company anticipates the funds generated from operations and funds available under the ABL Facility will be adequate to finance its ongoing operational cash flow needs, capital expenditures, debt service obligations, management incentive expenses, and other fees payable under other contractual obligations for the foreseeable future.

Foreign Currency

Ply Gem Canada, the Company’s Canadian subsidiary, utilizes the Canadian dollar as its functional currency.  For reporting purposes, the Company translates the assets and liabilities of its foreign entity at the exchange rates in effect at year-end.  Net sales and expenses are translated using average exchange rates in effect during the period.  Gains and losses from foreign currency translation are credited or charged to accumulated other comprehensive income or loss in the accompanying consolidated balance sheets.

For the years ended December 31, 2009, December 31, 2008, and December 31, 2007, the Company recorded a gain from foreign currency transactions of approximately $0.5 million, a loss from foreign currency transactions of approximately $0.9 million, and a gain from foreign currency transactions of approximately $4.0 million, respectively.  As of December 31, 2009 and December 31, 2008, accumulated other comprehensive income (loss) included a currency translation adjustment of approximately $4.1 million and $(0.6) million, respectively.

Concentration of Credit Risk

The accounts receivable balance related to one customer of the Company’s Siding, Fencing, and Stone segment was approximately $5.5 million and $5.8 million at December 31, 2009 and December 31, 2008, respectively.   This customer accounted for approximately 9.2% of consolidated net sales for the years ended December 31, 2009 and 2008, and 10.2% of consolidated net sales for the year ended December 31, 2007.

Fair Value Measurement

The Company adopted the fair value accounting standard during the first quarter of 2008.  The accounting standard for fair value provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This standard does not apply measurements related to share-based payments, nor does it apply to measurements related to inventory.

The accounting standard for fair value discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
•
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Inputs that reflect the reporting entity’s own assumptions.

The hierarchy requires the use of observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.  The Company’s population of recurring financial assets and liabilities subject to fair value measurements and the necessary disclosures are as follows:

			Quoted Prices	Significant
			in Active Markets	Other	Significant
(Amounts in thousands)			for identical	Observable	Unobservable
	Carrying		Assets	Inputs	Inputs
Description	Value	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Certificates of deposit	$600	$600	$600	$-	$-
Money market funds	-	-	-	-	-
As of December 31, 2009	$600	$600	$600	$-	$-
Liabilities:
Senior Subordinated Notes-9%	$360,000	$302,400	$302,400	$-	$-
Senior Secured Notes-11.75%	725,000	725,000	725,000	-	-
As of December 31, 2009	$1,085,000	$1,027,400	$1,027,400	$-	$-

Assets:
Certificates of deposit	$600	$600	$600	$-	$-
Money market funds	29,197	29,197	29,197	-	-
As of December 31, 2008	$29,797	$29,797	$29,797	$-	$-
Liabilities:
Senior Subordinated Notes-9%	$360,000	$86,400	$86,400	$-	$-
Senior Secured Notes-11.75%	700,000	378,000	378,000	-	-
As of December 31, 2008	$1,060,000	$464,400	$464,400	$-	$-

The fair value of the long-term debt instruments was determined by utilizing available market information.  The carrying value of the Company’s other financial instruments approximates their fair value.

In accordance with the fair value accounting standard, certain non-financial assets and non-financial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test.  Certain non-financial assets and non-financial liabilities measured at fair value on a non-recurring basis include non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment.

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance to affirm that the acquisition method of accounting (previously referred to as the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.   This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, contingent consideration and any noncontrolling interest in the acquiree at the acquisition date to be measured at their fair values as of that date.  It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of the provision for income taxes. This guidance is effective for the Company’s fiscal year beginning January 1, 2009, and is to be applied prospectively. The impact to the Company will depend on future acquisition activity.

In December 2008, the FASB issued authoritative guidance to require employers to provide additional disclosures about plan assets of a defined benefit pension or other post-retirement plan.  The objective of this guidance is to provide users of financial statements with an understanding of how investment allocation decisions are made, the major categories of plan assets held by the plans, the inputs and valuation techniques used to measure the fair value of plan assets, significant concentration of risk within the Company’s plan assets, and for fair value measurements determined using significant unobservable inputs a reconciliation of changes between the beginning and ending balances. This guidance is effective for fiscal years ending after December 15, 2009. The Company adopted the new disclosure requirements in the 2009 annual reporting period.

In January 2009, the FASB issued authoritative guidance on disclosures about derivative instruments and hedging activities.  This guidance required qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in hedged positions. This guidance also requires enhanced disclosure regarding derivative instruments in financial statements and how hedges affect an entity’s financial position, financial performance and cash flows. The adoption of this guidance did not have any impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued authoritative guidance on determining fair value when the volume and level of market activity for an asset or liability has significantly decreased and identifying market transactions that are not orderly.  This guidance clarifies the methodology used to determine fair value when there is no active market or where the price inputs being used represent distressed sales. This guidance also reaffirms the objective of fair value measurement, as stated in authoritative guidance for fair value measurements, which is to reflect how much an asset would be sold for in an orderly transaction. It also reaffirms the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive. This guidance is effective for financial statement purposes for interim and annual financial statements issued for fiscal periods ended after June 15, 2009. The Company adopted the provisions of this guidance effective April 2009 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued authoritative guidance for interim disclosures about fair value of financial instruments, which requires fair value disclosures for financial instruments that are not reflected in the consolidated balance sheets at fair value. Prior to the issuance of this guidance, the fair values of those assets and liabilities were disclosed only once each year. This guidance requires the Company to disclose this information on a quarterly basis and provide quantitative and qualitative information about fair value estimates for all financial instruments not measured in the consolidated balance sheets at fair value.  This guidance was effective in the quarter ended July 4, 2009, and the adoption of these standards did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued authoritative guidance on the determination of the useful life of intangible assets.  This guidance amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset.  This guidance also requires expanded disclosure regarding the determination of intangible asset useful lives. The Company adopted the provisions of this guidance effective April 2009 and the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued authoritative guidance regarding subsequent events that provides guidance as to when an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the necessary disclosures related to these events. The Company adopted the provisions of this guidance effective May 2009, and the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB amended authoritative accounting guidance related to transfers of financial assets which updates existing guidance. The amended authoritative accounting guidance limits the circumstances in which financial assets can be derecognized and requires enhanced disclosures regarding transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. The amended authoritative accounting guidance also eliminates the concept of a qualifying special-purpose entity (QSPE), which will require companies to evaluate former QSPEs for consolidation.  This guidance will not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB amended authoritative accounting guidance related to the consolidation of variable interest entities (“VIEs”). The amended authoritative accounting guidance updates existing guidance used to determine whether or not a company is required to consolidate a VIE and requires enhanced disclosures. The amended authoritative accounting guidance also eliminates quantitative-based assessments and will require companies to perform ongoing qualitative assessments to determine whether or not the VIE should be consolidated.  The impact to the Company will depend on future transactions and investments.

In June 2009, the FASB issued authoritative guidance regarding accounting standards codification and the hierarchy of the Generally Accepted Accounting Principles (“GAAP”).  This guidance has become the source of authoritative U.S. GAAP recognized by the FASB and applied by nongovernmental entities.  This guidance was effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The Company adopted the provisions of this guidance effective October 2009, and the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

2.     PURCHASE ACCOUNTING

Pacific Windows Acquisition

On September 30, 2007, Ply Gem completed its acquisition of CertainTeed Corporation’s vinyl window and patio door business through a stock acquisition.  On the acquisition date, the Company changed the name of the acquired business to Ply Gem Pacific Windows Corporation. The Company accounted for the transaction as a purchase, which results in a new valuation for the assets and liabilities of Pacific Windows based upon fair values as of the purchase date.  The acquired vinyl window business is a leading manufacturer of premium vinyl windows and doors and produces windows for the residential new construction and remodeling markets. The acquisition provided the Company with a presence on the west coast.

The purchase price was allocated to the assets and liabilities based on their fair values.  The following is the allocation of the purchase price.

(Amounts in thousands)
Other current assets, net of cash	$10,766
Inventories	9,379
Property, plant and equipment	19,133
Trademarks	1,200
Customer relationships	1,800
Goodwill	18,052
Other assets	1,398
Current liabilities	(11,916)
Other liabilities	(13,230)
Purchase price, net of cash acquired	$36,582

The Company paid approximately $35.1 million on September 28, 2007 for the acquisition of Pacific Windows.  Transaction costs of approximately $1.5 million were incurred in 2007.  During 2008, the Company paid approximately $0.1 million in transaction costs for this acquisition.  During 2009, the Company recorded a purchase price adjustment of approximately $0.6 million.  None of the goodwill is expected to be deductible for tax purposes.

United Stone Veneer Acquisition

On October 31, 2008, Ply Gem Industries acquired substantially all of the assets of USV.  The Company accounted for the transaction as a purchase.  USV manufactures stone veneer enabling the Company to expand its building products offering across different areas and capitalize on this product growth opportunity.  The consolidated financial statements include the operating results of USV for periods after October 31, 2008.  As a result of the USV acquisition, the Company changed its “Siding, Fencing, and Railing” segment to “Siding, Fencing, and Stone” as of and for the year ended December 31, 2008.

The preliminary purchase price was allocated to the assets and liabilities based on their fair values.  The following is the allocation of the purchase price.

(Amounts in thousands)
Other current assets, net of cash	$566
Inventories	307
Property and equipment	1,863
Goodwill	1,584
Current liabilities	(706)
Purchase price, net of cash acquired	$3,614

The goodwill is expected to be deductible for tax purposes.

3.     GOODWILL IMPAIRMENT

The Company records the excess of purchase price over the fair value of the net assets of acquired companies as goodwill or other identifiable intangible assets.  The Company performs an annual test for goodwill impairment during the fourth quarter of each year and also at any other date when events or changes in circumstances indicate that the carrying value of these assets may exceed their fair value.  The Company has defined its reporting units and performs the impairment testing of goodwill at the operating segment level.  The Company has aggregated US Windows and Canada Windows into a single reporting unit since they have similar economic characteristics.  Thus, the Company has two reporting units- (Siding, Fencing, and Stone) and (Windows and Doors.)  Separate valuations are performed for each of these reporting units in order to test for impairment.   During the year ended December 31, 2008, the Company acquired USV on October 31, 2008, which was included within the Siding, Fencing, and Stone reporting unit.

The Company uses the two-step method to determine goodwill impairment.  If the carrying amount of a reporting unit exceeds its fair value (Step One), the Company measures the possible goodwill impairment based upon a hypothetical allocation of the fair value estimate of the reporting unit to all of the underlying assets and liabilities of the reporting unit, including previously unrecognized intangible assets (Step Two).  The excess of the reporting unit’s fair value over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.  An impairment loss is recognized to the extent that a reporting unit’s recorded goodwill exceeds the implied fair value of goodwill.

To determine the fair value of its reporting units, the Company equally considers both the income and market valuation methodologies.  The income valuation methodology uses the fair value of the cash flows that the reporting unit can be expected to generate in the future. This method requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows for the reporting unit over a multi-year period as well as determine the weighted average cost of capital to be used as the discount rate.  The Company also utilizes the market valuation method to estimate the fair value of the reporting units by utilizing comparable public company multiples.  These comparable public company multiples are then applied to the reporting unit’s financial performance.  During the year ended December 31, 2009, the Company utilized forward looking market multiples for its reporting units.  The forward multiples were used since each reporting unit incurred various restructuring activities during 2009.  The market approach is more volatile as an indicator of fair value as compared to the income approach as internal forecasts and projections have historically been more stable.  Since each approach has its merits, the Company equally weights the approaches to balance the internal and external factors affecting the Company’s fair value.  This weighting is consistent with prior years.

The Company’s fair value estimates of its reporting units and goodwill are sensitive to a number of assumptions including discount rates, cash flow projections, operating margins, and comparable market multiples.  In order to accurately forecast future cash flows, the Company estimated single family housing starts and the repair and remodeling market’s growth rate through 2014.  These assumptions modeled information published by the National Association of Home Builders (“NAHB”).  The Company estimated single family housing starts increasing from 2009 levels (439,000) to approximately 1,100,000 in 2014 (terminal growth year) and the repair and remodeling growth rate at approximately 3.0% for 2014.  The 1,100,000 terminal housing starts figure represents a historical average that tracks domestic population growth.  The forecasted sales growth and operating earnings increases coincided with the growth in these two key assumptions.  The Company utilized its weighted average cost of capital and its long-term growth rate to derive the appropriate capitalization rate used in the terminal value calculation.  The Company utilized these fair value estimate assumptions during the impairment reviews conducted in the quarter ended September 27, 2008 and the years ended December 31, 2008 and 2009.
The Company determined that the uncertainty and decline in the residential housing and remodeling market was a triggering event during the third quarter of 2008 with housing starts declining to a 50 year low in August 2008 which caused US Windows to lower their forecasted cash flow projections.  As a result of the interim impairment test, the Company concluded that the Windows and Doors reporting unit failed Step One of the impairment test comparing carrying value and fair value.  The Siding, Fencing, and Stone fair value exceeded its carrying value by approximately 20% as of September 27, 2008.  The Step Two Windows and Doors impairment test results indicated that an estimated impairment of approximately $200.0 million existed at September 27, 2008.  This impairment was recognized within the Windows and Doors segment in the third quarter of 2008.

The Company’s annual goodwill impairment test performed during the fourth quarter of 2008 was affected by further housing market declines as the NAHB further decreased their housing start estimates for 2009 and 2010 as well as significant decreases in market multiples.  As a result of the annual impairment test, the Company concluded that the Windows and Doors and Siding, Fencing, and Stone reporting units failed Step One of the impairment test comparing carrying value and fair value.  The Step Two impairment test results indicated that an additional impairment of approximately $127.8 million existed in the Company’s Windows and Doors segment at December 31, 2008.  In addition, an impairment of approximately $122.2 million was indicated in Step Two of the goodwill impairment test for our Siding, Fencing, and Stone segment.  These impairments were recognized in the respective segments in the fourth quarter of 2008.  For the year ended December 31, 2008, the Company recognized a $450.0 million goodwill impairment charge within its results of operations.

The Company’s annual goodwill impairment test performed during the fourth quarter of 2009 indicated no impairment.  The Windows and Doors and Siding, Fencing, and Stone reporting units exceeded their carrying values by approximately 26% and 50%, respectively.

The Company provides no assurance that: 1) valuation multiples will not decline further, 2) discount rates will not increase, or 3) the earnings, book values or projected earnings and cash flows of the Company’s reporting units will not decline. The Company will continue to analyze changes to these assumptions in future periods. The Company will continue to evaluate goodwill during future periods and further declines in the residential housing and remodeling markets could result in additional goodwill impairments.

The reporting unit goodwill balances were as follows as of December 31, 2009 and December 31, 2008:

(Amounts in thousands)
	December 31, 2009	December 31, 2008
Windows and Doors	$72,731	$70,683
Siding, Fencing and Stone	320,107	320,096
	$392,838	$390,779

The increase in goodwill during the year ended December 31, 2009 was due to currency translation adjustments of approximately $1.4 million and purchase price adjustments of approximately $0.6 million. A rollforward of goodwill for 2009 and 2008 is included in the table below:

(Amounts in thousands)	Windows and	Siding, Fencing
	Doors	and Stone
Balance as of January 1, 2008
Goodwill	$395,072	$440,748
Accumulated impairment losses	-	-
	395,072	440,748

Impairment losses	(327,773)	(122,227)
Goodwill acquired during the year (USV acquisition)	-	1,584
Currency translation adjustments	(5,743)	-
Income tax purchase accounting	7,178	(9)
Pacific Windows purchase accounting	1,949	-
Balance as of December 31, 2008
Goodwill	398,456	442,323
Accumulated impairment losses	(327,773)	(122,227)
	70,683	320,096

Currency translation adjustments	1,441	-
Pacific Windows purchase accounting	607	11
Balance as of December 31, 2009
Goodwill	400,504	442,334
Accumulated impairment losses	(327,773)	(122,227)
	$72,731	$320,107

4.     INTANGIBLE ASSETS

The table that follows presents the major components of intangible assets as of December 31, 2009 and 2008:

(Amounts in thousands)	Average Amortization Period (in Years)	Cost	Accumulated Amortization	Net Carrying Value
As of December 31, 2009:
Patents	14	$12,770	$(5,477)	$7,293
Trademarks/Tradenames	15	85,644	(21,475)	64,169
Customer relationships	13	158,158	(56,249)	101,909
Other		1,631	(938)	693
Total intangible assets		$258,203	$(84,139)	$174,064

As of December 31, 2008:
Patents	14	$12,770	$(4,533)	$8,237
Trademarks/Tradenames	15	85,644	(15,578)	70,066
Customer relationships	13	158,158	(43,850)	114,308
Other		1,520	(527)	993
Total intangible assets		$258,092	$(64,488)	$193,604

Amortization expense for both years ended December 31, 2009 and 2008 was approximately $19.7 million.  Amortization expense for the fiscal years 2010, 2011, 2012, 2013, and 2014 is estimated to be approximately $27.1 million, $26.7 million, $26.6 million, $16.5 million, and $15.1 million, respectively.  In January 2010, the Company decreased the life of certain trademarks to 3 years (applied prospectively from January 2010) as a result of future marketing plans regarding the use of certain trademarks.  In the intervening period, the Company will continue to use these trademarks.  As a result, amortization expense will increase in 2010-2012.

5.     INVENTORY CHANGE

During 2008, the Company elected to adopt the FIFO method of inventory valuation for its entire inventory as a result of the operational decision to transfer production from the Valencia, Pennsylvania facility to the Sidney, Ohio facility.  Previously, the Valencia, Pennsylvania facility utilized the LIFO method and Sidney, Ohio utilized the FIFO method. Since over 92% of the Company’s inventory previously utilized FIFO methodology, the Company elected to utilize FIFO across all of its inventory.  The Company believes the FIFO method of accounting is preferable because it provides a better measure of the current value of its inventory and provides a better matching of manufacturing costs with revenues.  The change resulted in the application of a single costing method to all of the Company’s inventories.  Comparative financial statements of prior years have been adjusted to apply the new method retrospectively.  The retrospective change resulted in an increase to retained earnings as of January 1, 2006 of approximately $1.6 million, net of taxes of $1.2 million. The following financial statement items for fiscal year 2007 were affected by the change in accounting principle.

Consolidated Statements of Operations
	For the year ended December 31, 2007
(Amounts in thousands)	As Computed	Effect of	As Computed
	Under LIFO	Change	Under FIFO
Costs and expenses:
Cost of products sold	$1,082,153	$1,000	$1,083,153
Total costs and expenses	1,259,897	1,000	1,260,897

Operating earnings (loss)	103,649	(1,000)	102,649
Income (loss) before provision (benefit) for income taxes	9,616	(1,000)	8,616
Provision (benefit) for income taxes	4,002	(368)	3,634
Net income (loss)	$5,614	$(632)	$4,982

Consolidated Statements of Cash Flows
	For the year ended December 31, 2007
(Amounts in thousands)	As Computed	Effect of	As Computed
	Under LIFO	Change	Under FIFO
Net income (loss)	$5,614	$(632)	$4,982
Deferred income taxes	(920)	(368)	(1,288)
Inventories	6,523	1,000	7,523
Net cash provided by operating activities	73,844	-	73,844

Had the Company continued to apply the LIFO method, the impact on the consolidated statement of operations during 2008 would have been an increase in operating earnings of approximately $0.8 million for the year ended December 31, 2008.

6.     LONG-TERM DEBT

Long-term debt in the accompanying consolidated balance sheets at December 31, 2009 and 2008 consists of the following:
	December 31, 2009	December 31, 2008
(Amounts in thousands)

Senior secured asset based revolving credit facility	$25,000	$60,000
9% Senior subordinated notes due 2012, net of unamortized premium of $105 and $146	360,105	360,146
11.75% Senior secured notes due 2013, net of unamortized discount of $9,708 and $5,960	715,292	694,040
	$1,100,397	$1,114,186
Less:
9% Senior subordinated notes due to related parties,
including unamortized premium of $82	281,376	-
	$819,021	$1,114,186

11.75% Senior Secured Notes due 2013

On June 9, 2008, Ply Gem Industries issued $700.0 million of 11.75% senior secured notes due 2013 (the “Senior Secured Notes”) at an approximate 1.0% discount, yielding proceeds of approximately $693.5 million.  Ply Gem Industries used the proceeds to repay all of the outstanding indebtedness under the then existing senior secured credit facility of approximately $676.2 million of term loan borrowings and approximately $15.0 million of revolver borrowings.  The Senior Secured Notes will mature on June 15, 2013 and bear interest at the rate of 11.75% per annum.  Interest will be paid semi-annually on June 15 and December 15 of each year.  On October 23, 2009, Ply Gem Industries issued an additional $25.0 million of its Senior Secured Notes in a private placement transaction.  The net proceeds of $20.0 million will be utilized for general corporate purposes.  The additional $25.0 million of Senior Secured Notes has the same terms and covenants as the initial $700.0 million of Senior Secured Notes.

Prior to April 1, 2011, Ply Gem Industries may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 111.75% of the aggregate principal amount of the Senior Secured Notes, plus accrued and unpaid interest, if any, provided that at least 65% of the original aggregate principal amount of the Senior Secured Notes remains outstanding after the redemption.  In addition, not more than once during any twelve-month period, Ply Gem Industries may redeem up to $70.0 million of the Senior Secured Notes at a redemption price equal to 103% of the aggregate amount of the Senior Secured Notes, plus accrued and unpaid interest, if any.  At any time on or after April 1, 2011, Ply Gem Industries may redeem the Senior Secured Notes, in whole or in part, at declining redemption prices set forth in the indenture governing the Senior Secured Notes, plus, in each case, accrued and unpaid interest, if any, to the redemption date.

The Senior Secured Notes are fully and unconditionally guaranteed on a joint and several basis by Ply Gem Holdings and all of the domestic subsidiaries of Ply Gem Industries (the “Guarantors”).  The indenture governing the Senior Secured Notes contains certain covenants that limit the ability of Ply Gem Industries and its subsidiaries to incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem their stock, make loans and investments, sell assets, incur certain liens, enter into agreements restricting their ability to pay dividends, enter into transactions with affiliates, and consolidate, merge or sell Ply Gem Industries’ assets. On November 3, 2008, Ply Gem Industries completed its exchange offer with respect to the Senior Secured Notes by exchanging $700.0 million Senior Secured Notes, which were registered under the Securities Act of 1933, as amended (the "Securities Act"), for $700.0 million of the issued and outstanding Senior Secured Notes.  Upon completion of the exchange offer, all issued and outstanding Senior Secured Notes were registered under the Securities Act.  However, the $25.0 million of Senior Secured Notes issued in October 2009 were not registered under the Securities Act and there is no contractual requirement to register these instruments.

The Senior Secured Notes and the related guarantees are secured on a first-priority lien basis by substantially all of the assets (other than the assets securing the Company’s obligations under the senior secured asset-based revolving credit facility, which consist primarily of accounts receivable and inventory) of Ply Gem Industries and the Guarantors and on a second-priority lien basis by the assets that secure the asset based revolving credit facility.

In addition, the Company’s stock ownership in its subsidiaries collateralizes the Senior Secured Notes to the extent that such equity interests and other securities can secure the notes without Rule 3-16 of Regulation S-X under the Securities Act requiring separate financial statements of such subsidiary to be filed with the Securities and Exchange Commission.  As of December 31, 2009, no subsidiary’s stock has been excluded from the collateral arrangement due to the Rule 3-16 requirement.

Senior Secured Asset Based Revolving Credit Facility due 2013

Concurrently with the Senior Secured Notes offering on June 9, 2008, Ply Gem Industries, the Company and the subsidiaries of Ply Gem Industries entered into a new senior secured asset-based revolving credit facility (the “ABL Facility”).  The ABL Facility initially provided for revolving credit financing of up to $150.0 million, subject to borrowing base availability, with a maturity of five years (June 2013) including sub-facilities for letters of credit, swingline loans, and borrowings in Canadian dollars and United States dollars by Ply Gem Canada.

The ABL Facility provides that the revolving commitments may be increased to $200.0 million, subject to certain terms and conditions.  The Company had borrowings of $25.0 million and $60.0 million outstanding under the ABL Facility as of December 31, 2009 and December 31, 2008, respectively.  As of December 31, 2009, Ply Gem Industries had approximately $142.9 million of contractual availability and approximately $77.9 million of borrowing base availability under the ABL Facility, reflecting $25.0 million of borrowings outstanding and approximately $7.1 million of letters of credit issued.

The interest rates applicable to loans under the ABL Facility are, at the Company’s option, equal to either a base rate plus an applicable interest margin, or an adjusted LIBOR rate plus an applicable interest margin, as defined in the ABL Facility credit agreement.  As of December 31, 2009, the Company’s interest rate on the ABL Facility was approximately 6.0%.  The ABL Facility contains a requirement to maintain a fixed charge coverage ratio of 1.1:1.0 if the Company’s borrowings under the ABL Facility exceed certain levels.  The fixed charge coverage was not applicable at any point during 2008 or 2009.

In July 2009, the Company amended the ABL Facility to increase the available commitments by $25.0 million from $150.0 million to $175.0 million, and change both the availability threshold for certain cash dominion events and compliance with the fixed charge and other covenants from 15% of revolving credit commitments to 15% of the lower of the revolving credit commitments or the borrowing base but not less than $20.0 million. The Company must maintain excess availability, as defined, of at least $20.0 million to avoid being subject to the fixed charge covenant ratio.  As a condition to this availability increase, the applicable margins payable on the loans were increased and made subject to certain minimums.  In October 2009, the Company amended the ABL Facility to allow for the issuance of the additional $25.0 million Senior Secured Notes and to permit certain refinancing transactions with respect to the 9% Senior Subordinated Notes.  The October amendment also permits Ply Gem Industries to issue equity securities to Ply Gem Holdings, its parent.  The October 2009 amendment did not affect the $175.0 million availability amount or the applicable interest rate margins under the ABL Facility.

All obligations under the ABL Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of Ply Gem Industries and the Guarantors, including a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts, and certain related assets and proceeds of the foregoing and a second-priority security interest in, and mortgages on, substantially all of Ply Gem Industries’ material owned real property and equipment and all assets that secure the Senior Secured Notes on a first-priority basis.  In addition to being secured by the collateral securing the obligations of Ply Gem Industries under the domestic collateral package, the obligations of Ply Gem Canada, which is a borrower under the Canadian sub-facility under the ABL Facility, are also secured by a first-priority security interest in substantially all of the assets of such Canadian subsidiary, plus additional mortgages in Canada, and a pledge by Ply Gem Industries of the remaining 35% of the equity interests of Ply Gem Canada pledged only to secure the Canadian sub-facility.

9.00% Senior Subordinated Notes due 2012

Concurrently with the acquisition of Ply Gem Industries on February 12, 2004, Ply Gem Industries issued $225.0 million aggregate principal amount of its senior subordinated notes due 2012 (the “9% Senior Subordinated Notes”), which are guaranteed by Ply Gem Holdings and the domestic subsidiaries of Ply Gem Industries.  Subsequently, in August 2004, in connection with the MW acquisition, Ply Gem Industries issued an additional $135.0 million of 9% Senior Subordinated Notes, which are guaranteed by Ply Gem Holdings and the domestic subsidiaries of Ply Gem Industries, including MWM Holding and its subsidiaries.  Ply Gem Industries pays interest semi-annually on February 15 and August 15 of each year.  As of December 31, 2009, certain affiliates of the Company’s controlling stockholder owned approximately $281.4 million of the outstanding 9% Senior Subordinated Notes.

On November 19, 2009, Ply Gem Industries launched an exchange offer for certain of its 9% Senior Subordinated Notes which expired in accordance with its terms without any notes being accepted by the Company.  In connection with this exchange offer, the Company incurred third-party and bank fees of approximately $0.5 million during the year ended December 31, 2009 which has been expensed within interest expense in the consolidated statement of operations.

In connection with the issuance of $150.0 million 13.125% Senior Subordinated Notes due 2014 on January 11, 2010 (see description in corresponding section below), Ply Gem Industries redeemed approximately $141.2 million aggregate principal amount of the 9% Senior Subordinated Notes on February 16, 2010 at a redemption price of 100% of the principal amount thereof plus accrued interest.  The Company expects to account for this 2010 transaction as a debt extinguishment.  The Company is in the process of determining the impact of this transaction on its consolidated statement of operations and consolidated balance sheet.  In addition to the 2010 debt extinguishment, approximately $218.8 million aggregate principal amount of the 9% Senior Subordinated Notes held by certain affiliates of the Company’s controlling stockholder were transferred to the Company’s indirect stockholders and ultimately to Ply Gem Prime Holdings, the Company’s indirect parent company.  Such notes were then transferred to Ply Gem Holdings and then to Ply Gem Industries as a capital contribution and cancelled on February 12, 2010.    In connection with this transaction in which a majority of the 9% Senior Subordinated Notes were acquired by certain affiliates, the Company expensed approximately $6.1 million of third party fees which has been recorded within interest expense in the consolidated statement of operations for the year ended December 31, 2009.

13.125% Senior Subordinated Notes due 2014

On January 11, 2010, Ply Gem Industries issued $150.0 million of 13.125% Senior Subordinated Notes due 2014 (the “13.125% Senior Subordinated Notes”) at an approximate 3.0% discount, yielding proceeds of approximately $145.7 million.  Ply Gem Industries used the proceeds of the offering to redeem approximately $141.2 million aggregate principal amount of its 9% Senior Subordinated Notes due 2012 and to pay certain related costs and expenses.  The $150.0 million Senior Subordinated Notes will mature on July 15, 2014 and bear interest at the rate of 13.125% per annum.  Interest will be paid semi-annually on January 15 and July 15 of each year.

Prior to January 15, 2012, Ply Gem Industries may redeem up to 40% of the aggregate principal amount of the 13.125% Senior Subordinated Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 113.125% of the aggregate principal amount of the 13.125% Senior Subordinated Notes, plus accrued and unpaid interest, if any, provided that at least 60% of the original aggregate principal amount of the 13.125% Senior Subordinated Notes remains outstanding after the redemption.  On or after January 15, 2012, and prior to January 15, 2013, Ply Gem Industries may redeem up to 100% of the aggregate principal amount of the 13.125% Senior Subordinated Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 103% of the aggregate principal amount of the 13.125% Senior Subordinated Notes, plus accrued and unpaid interest, if any.  On or after January 15, 2013, Ply Gem Industries may redeem up to 100% of the aggregate principal amount of the 13.125% Senior Subordinated Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 100% of the aggregate principal amount of the 13.125% Senior Subordinated Notes, plus accrued and unpaid interest, if any, to the redemption date.

The 13.125% Senior Subordinated Notes are unsecured and subordinated in right of payment to all existing and future debt of the Company, including the ABL Facility and the Senior Secured Notes.  The 13.125% Senior Subordinated Notes are unconditionally guaranteed on a joint and several basis by Ply Gem Holdings and all of the domestic subsidiaries of Ply Gem Industries (other than certain unrestricted subsidiaries) on a senior subordinated basis.  The guarantees are general unsecured obligations and are subordinated in right of payment to all existing senior debt of the guarantors, including their guarantees of the Senior Secured Notes and the ABL Facility.

The indenture governing the 13.125% Senior Subordinated Notes contains certain covenants that limit the ability of Ply Gem Industries and its subsidiaries to incur additional indebtedness, pay dividends or make other distributions or repurchases or redeem their stock, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell Ply Gem Industries’ assets.

Senior Term Loan Facility

The Company’s senior facilities with a syndicate of financial institutions and institutional lenders provided for senior secured financing of up to approximately $762.1 million. On May 23, 2008, the Company entered into an amendment of the fifth amended and restated credit agreement which consisted of changes to certain debt covenant ratios.  The amendment also increased the interest rate on the term loan and extended the maturity of the revolving credit facility from February 12, 2009 to August 12, 2010.  On May 23, 2008, Ply Gem received from CI Capital Partners LLC a $30.0 million cash equity contribution as a condition to the credit facility amendment.  On June 9, 2008, the Company used the proceeds from the Senior Secured Notes offering to pay off the obligations under the senior term loan facility.

As a result of the debt amendment that occurred on May 23, 2008 and the issuance of Senior Secured Notes on June 9, 2008, the Company evaluated its financing costs and expensed approximately $27.6 million of fees for the year ended December 31, 2008 which has been recorded within interest expense on the consolidated statement of operations.  The $27.6 million was comprised of approximately $14.0 million of non-cash deferred financing costs associated with the previous term debt, approximately $6.8 million for a prepayment premium, and approximately $6.8 million of bank amendment fees that were subsequently retired.  The Company deferred costs of approximately $26.6 million in conjunction with this transaction which have been recorded within other long-term assets in the consolidated balance sheet.

The following table summarizes the Company’s long-term debt maturities due in each fiscal year after December 31, 2009:

(Amounts in thousands)
2010	$-
2011	-
2012	360,105
2013	740,292
2014	-
Thereafter	-
$1,100,397

As a result of the January and February 2010 debt transactions, the Company will have no principal payments due until the Company’s 2013 fiscal year, the ABL Facility will mature in 2013, and the Company’s long term debt maturities have been reduced by approximately $210.0 million reflecting the $141.2 million redemption of the 9% Senior Subordinated Notes, the $218.8 million capital contribution of 9% Senior Subordinated Notes and the new $150.0 million 13.125% Senior Subordinated Notes.

7.     DEFINED BENEFIT PLANS

The Company has two pension plans, the Ply Gem Group Pension Plan (the “Ply Gem Plan”) and the MW Manufacturers, Inc. Retirement Plan (the “MW Plan”).  The plans are combined in the following discussion.  Prior to 2008, the Company used a September 30th measurement date for both plans. The Company changed the measurement date for both plans to December 31 effective with December 31, 2008.

The table that follows provides a reconciliation of benefit obligations, plan assets, and funded status of the combined plans in the accompanying consolidated balance sheets at December 31, 2009 and 2008:

(Amounts in thousands)	December 31,	December 31,
	2009	2008
Change in projected benefit obligation
Benefit obligation at beginning of year	$32,245	$33,910
Service cost	177	193
Interest cost	2,000	2,003
Adjustment due to change in measurement date	-	548
Actuarial loss (gain)	2,377	(1,222)
Benefits and expenses paid	(1,953)	(3,187)
Projected benefit obligation at end of year	$34,846	$32,245

Change in plan assets
Fair value of plan assets at beginning of year	$19,691	$29,488
Actual return on plan assets	5,253	(8,470)
Employer and participant contributions	1,403	1,310
Adjustment due to change in measurement date	-	550
Benefits and expenses paid	(1,953)	(3,187)
Fair value of plan assets at end of year	$24,394	$19,691

Funded status and financial position:
Fair value of plan assets	$24,394	$19,691
Benefit obligation at end of year	34,846	32,245
Funded status	$(10,452)	$(12,554)

Amount recognized in the balance sheet consist of:
Current liability	$(1,650)	$(1,810)
Noncurrent liability	(8,802)	(10,744)
Liability recognized in the balance sheet	$(10,452)	$(12,554)

The accumulated benefit obligation for the combined plans was approximately $34.8 million and $32.2 million as of December 31, 2009 and December 31, 2008, respectively.

Accumulated Other Comprehensive Income

Amounts recognized in accumulated other comprehensive income at December 31, 2009 and December 31, 2008 consisted of the following:

(Amounts in thousands)
	December 31, 2009	December 31, 2008
Initial net asset (obligation)	$-	$-
Prior service credit (cost)	-	-
Net loss	6,328	8,244
Accumulated other comprehensive loss	$6,328	$8,244

These amounts do not include any amounts recognized in accumulated other comprehensive income related to the nonqualified Supplemental Executive Retirement Plan.

Actuarial Assumptions

Plan assets consist of cash and cash equivalents, fixed income mutual funds, equity mutual funds, as well as other investments.  The discount rate for the projected benefit obligation was chosen based upon rates of returns available for high-quality fixed-income securities as of the plan's measurement date.   The Company reviewed several bond indices, comparative data, and the plan's anticipated cash flows to determine a single discount rate which would approximate the rate in which the obligation could be effectively settled.  The expected long-term rate of return on assets is based on the Company’s historical rate of return. The weighted average rate assumptions used in determining pension costs and the projected benefit obligation for the periods indicated are as follows:

	For the year ended December 31,
	2009	2008	2007

Discount rate for projected
benefit obligation	5.95%	6.35%	6.00%
Discount rate for pension costs	6.35%	6.00%	5.75%
Expected long-term average
return on plan assets	7.50%	7.50%	7.75%

Net Periodic Benefit Costs

The Company’s net periodic benefit expense for the combined plans for the periods indicated consists of the following components:

(Amounts in thousands)	For the year ended December 31,
	2009	2008	2007

Service cost	$177	$193	$314
Interest cost	2,000	2,003	1,947
Expected return on plan assets	(1,462)	(2,200)	(2,025)
Amortization of net (gain) or loss	502	-	-
Net periodic benefit expense (income)	$1,217	$(4)	$236

Pension Assets

The weighted-average asset allocations at December 31, 2009 by asset category are as follows:

			Weighted Average
	Target	Actual allocation as of	Expected Long-Term
	Allocation	December 31, 2009	Rate of Return (1)
Asset Category
U.S. Large Cap Funds	30.0%	28.0%	2.4%
U.S. Mid Cap Funds	7.0%	9.0%	0.6%
U.S. Small Cap Funds	6.0%	8.0%	0.6%
International Equity	11.0%	11.0%	1.0%
Fixed income	42.0%	38.0%	2.1%
Other investments	4.0%	6.0%	0.3%
	100.0%	100.0%	7.0%

(1) The weighted average expected long-term rate of return by asset category is based on the Company's target allocation.

The Company has established formal investment policies for the assets associated with the Company’s pension plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Investment policies reflect the unique circumstances of the respective plans and include requirements designed to mitigate risk including quality and diversification standards. Asset allocation targets are based on periodic asset reviews and/or risk budgeting study results which help determine the appropriate investment strategies for acceptable risk levels. The investment policies permit variances from the targets within certain parameters.

Factors such as asset class allocations, long-term rates of return (actual and expected), and results of periodic asset liability modeling studies are considered when constructing the long-term rate of return assumption for the Company’s pension plans. While historical rates of return play an important role in the analysis, the Company also considers data points from other external sources if there is a reasonable justification to do so.

The plan assets are invested to maximize returns without undue exposure to risk.Risk is controlled by maintaining a portfolio of assets that is diversified across a variety of asset classes, investment styles and investment managers.  The plan’s asset allocation policies are consistent with the established investment objectives and risk tolerances.  The asset allocation policies are developed by examining the historical relationships of risk and return among asset classes, and are designed to provide the highest probability of meeting or exceeding the return objectives at the lowest possible risk.  The weighted average expected long-term rate of return by asset category is based on the Company’s target allocation.

The following table summarizes the Company’s plan assets measured at fair value on a recurring basis (at least annually) as of December 31, 2009:

	Fair value as of	Quoted Prices in Active	Significant Other	Significant
(Amounts in thousands)	December 31,	Markets for Identical	Observable Inputs	Unobservable Inputs
	2009	Assets (Level 1)	(Level 2)	(Level 3)
Equity Securities (1)
U.S. Large Cap Funds	$6,848	$-	$6,848	$-
U.S. Mid Cap Funds	2,047	-	2,047	-
U.S. Small Cap Funds	2,003	-	2,003	-
International Funds	2,615	-	2,615	-
Fixed Income
Domestic Bond Funds (2)	9,354	-	9,354	-
Other Investments
Commodity Funds (3)	1,471	-	1,471	-
Cash & Equivalents	56	-	56	-
	$24,394	$-	$24,394	$-

(1) Equity securities are comprised of mutual funds valued at net asset value per share multiplied by number of shares at measurement date.
(2) Domestic bonds are comprised of mutual funds valued at net asset value per share multiplied by number of shares at measurement date.
(3) Commodity funds are comprised of two mutual funds which are small market energy funds which were categorized by investment advisory firm.

The Ply Gem Plan was frozen as of December 31, 1998, and no further increases in benefits may occur as a result of increases in service or compensation.

The MW Plan was frozen for salaried participants as of October 31, 2004, and no further increases in benefits for salaried participants may occur as a result of increases in service or compensation.  The MW Plan was frozen for non-salaried participants during 2005.  No additional non-salaried participants may enter the plan, but increases in benefits as a result of increases in service or compensation will still occur.

Benefit Plan Contributions

The Company made cash contributions to the combined plans of approximately $1.4 million and $1.3 million for the years ended December 31, 2009 and 2008, respectively.  During fiscal year 2010, the Company expects to make cash contributions to the combined plans of approximately $1.3 million.

Benefit Plan Payments

The following table shows expected benefit payments for the next five fiscal years and the aggregate five years thereafter from the combined plans. These benefit payments consist of qualified defined benefit plan payments that are made from the respective plan trusts and do not represent an immediate cash outflow to the Company.

Fiscal Year	Expected Benefit Payments Pension Plan Benefit Payments
(Amounts in thousands)

2010	$1,650
2011	1,810
2012	1,900
2013	1,960
2014	2,110
2015-2019	11,840

Other Retirement Plans

The Company also has an unfunded nonqualified Supplemental Executive Retirement Plan for certain employees.  The projected benefit obligation relating to this unfunded plan totaled approximately $312,000 and $299,000 at December 31, 2009 and 2008, respectively.  The Company has recorded this obligation in other long term liabilities in the consolidated balance sheets as of December 31, 2009 and 2008.  Pension expense for the plan was approximately $18,000 for both years ended December 31, 2009 and 2008.

8.     DEFINED CONTRIBUTION PLANS

The Company has defined contribution 401(k) plans covering substantially all employees.  The Company has historically provided a matching contribution that can vary by subsidiary.  The level varies between 25% of the first 6% of employee contributions to 100% of the first 6% of employee contributions.  The majority of the subsidiaries have a match of 50% of the first 6% contributions.  Each matching contribution formula is approved on an annual basis.  The Company also has the option of making discretionary contributions. Effective April 1, 2008, the Company suspended matching contributions for all subsidiaries until financial conditions improve sufficiently to allow reinstatement. The Company’s contributions were approximately $1.5 million for the year ended December 31, 2008, and $4.3 million for the year ended December 31, 2007.   The Company did not make any contributions for the year ended December 31, 2009.

9.     COMMITMENTS AND CONTINGENCIES

Operating leases

At December 31, 2009, the Company is obligated under lease agreements for the rental of certain real estate and machinery and equipment used in its operations.  Future minimum rental obligations total approximately $151.3 million at December 31, 2009.  The obligations are payable as follows:

(Amounts in thousands)

2010	$26,168
2011	19,723
2012	16,115
2013	13,744
2014	12,837
Thereafter	62,671

Total rental expense for all operating leases amounted to approximately $26.1 million for the year ended December 31, 2009, $30.3 million for the year ended December 31, 2008, and $23.7 million for the year ended December 31, 2007.

Indemnifications

In connection with the Ply Gem acquisition, in which Ply Gem Industries was acquired from Nortek in February 2004, Nortek has agreed to indemnify the Company for certain liabilities as set forth in the stock purchase agreement governing the Ply Gem acquisition.  In the event Nortek is unable to satisfy amounts due under these indemnifications, the Company would be liable.  The Company believes that Nortek has the financial capacity to honor its indemnification obligations and therefore does not anticipate incurring any losses related to liabilities indemnified by Nortek under the stock purchase agreement.  A receivable related to this indemnification has been recorded in other long-term assets in the approximate amount of $7.4 million and $7.8 million at December 31, 2009 and December 31, 2008, respectively.  As of December 31, 2009 and December 31, 2008, the Company has recorded liabilities in relation to these indemnifications of approximately $2.8 million and $2.7 million, respectively, in current liabilities and $4.6 million and $5.1 million, respectively, in long-term liabilities, consisting of the following:

(Amounts in thousands)
	2009	2008
Product claim liabilities	$3,505	$3,718
Multiemployer pension plan withdrawal liability	3,292	3,492
Other	599	584
	$7,396	$7,794

The product claim liabilities of approximately $3.5 million and $3.7 million at December 31, 2009 and December 31, 2008, respectively, consisting of approximately $2.3 million and $2.3 million, respectively, recorded in current liabilities and approximately $1.2 million and $1.4 million, respectively, recorded in long term liabilities, represents the estimated costs to resolve the outstanding matters related to a former subsidiary of the Company, which is a defendant in a number of lawsuits alleging damage caused by alleged defects in certain pressure treated wood products.  The Company had indemnified the buyer of the former subsidiary for all known liabilities and future claims relating to such matters and retained the rights to all potential reimbursements related to insurance coverage.  Many of the suits have been resolved by dismissal or settlement with amounts being paid out of insurance proceeds or other third party recoveries.  The Company and the former subsidiary continue to vigorously defend the remaining suits.  Certain defense and indemnity costs are being paid out of insurance proceeds and proceeds from a settlement with suppliers of material used in the production of the treated wood products.  The Company and the former subsidiary have engaged in coverage litigation with certain insurers and have settled coverage claims with several of the insurers.

The multiemployer pension liability of approximately $3.3 million and $3.5 million recorded in long term liabilities at December 31, 2009 and December 31, 2008, respectively, relate to liabilities assumed by the Company in 1998 when its former subsidiary, Studley Products, Inc. (“Studley”) was sold.  In connection with the sale, Studley ceased making contributions to the Production Service and Sales District Council Pension Fund (the “Pension Fund”), and the Company assumed responsibility for all withdrawal liabilities to be assessed by the Pension Fund.  Accordingly, the Company is making quarterly payments of approximately $0.1 million to the Pension Fund through 2018 based upon the assessment of withdrawal liability received from the Pension Fund.  The multiemployer pension liability represents the present value of the quarterly payment stream using a 6% discount rate as well as an estimate of additional amounts that may be assessed in the future by the Pension Fund under the contractual provisions of the Pension Fund.

Included in the indemnified items are accrued liabilities as of December 31, 2009 and 2008, of approximately $0.4 million and $0.4 million, respectively, in accrued expenses to cover the estimated costs of known litigation claims, including the estimated cost of legal services incurred, that the Company is contesting including certain employment and former shareholder litigation related to the Company.

Warranty claims

The Company sells a number of products and offers a number of warranties.  The specific terms and conditions of these warranties vary depending on the product sold.  The Company estimates the costs that may be incurred under their warranties and records a liability for such costs at the time of sale.  Factors that affect the Company’s warranty liabilities include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction.  The Company assesses the adequacy of the recorded warranty claims and adjusts the amounts as necessary.  As of December 31, 2009 and 2008, warranty liabilities of approximately $10.4 million and $12.1 million, respectively, have been recorded in current liabilities and approximately $33.0 million and $33.6 million, respectively, have been recorded in long term liabilities.

Changes in the Company’s short-term and long-term warranty liabilities are as follows:

	For the year ended December 31,
(Amounts in thousands)	2009	2008	2007

Balance, beginning of period	$45,653	$49,899	$36,947
Warranty expense provided during period	12,783	13,232	15,429
Settlements made during period	(15,038)	(18,122)	(15,489)
Liability assumed with acquisitions	-	644	13,012
Balance, end of period	$43,398	$45,653	$49,899

Other contingencies

The Company is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which may include product recalls.  Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned.  The Company has used various substances in their products and manufacturing operations, which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.  It is impossible to ascertain the ultimate legal and financial liability with respect to certain contingent liabilities, including lawsuits, and therefore in these cases, no such estimate has been made.  The Company is not aware of any contingencies for which a material loss is reasonably possible.

10.  ACCRUED EXPENSES AND TAXES, AND OTHER LONG-TERM LIABILITIES

Accrued expenses and taxes, net, consist of the following at December 31, 2009 and December 31, 2008:

(Amounts in thousands)	December 31, 2009	December 31, 2008

Insurance	$5,210	$5,169
Employee compensation and benefits	3,259	6,705
Sales and marketing	18,585	18,023
Product warranty	10,408	12,069
Short-term product claim liability	2,320	2,321
Accrued freight	466	748
Interest	16,844	17,238
Accrued severance	-	471
Accrued pension	1,650	1,810
Accrued deferred compensation	2,081	1,886
Accrued taxes	1,993	1,188
Other	9,607	8,676
	$72,423	$76,304

Other long-term liabilities consist of the following at December 31, 2009 and December 31, 2008:

(Amounts in thousands)	December 31, 2009	December 31, 2008

Insurance	$2,714	$3,697
Pension liabilities	8,802	10,744
Multiemployer pension withdrawal liability	3,292	3,492
Product warranty	32,990	33,584
Long-term product claim liability	1,185	1,397
Long-term deferred compensation	1,821	3,416
Liabilities for tax uncertainties	9,735	7,806
Other	5,112	4,097
	$65,651	$68,233

11.  RESTRUCTURING

In September 2008, the Company commenced its plan to move certain metal production from its Valencia, Pennsylvania facility to its Sidney, Ohio facility.  The Valencia facility remains open on a reduced production schedule, primarily performing contract coating for third parties.  Total costs to move this production were approximately $2.0 million consisting of termination benefits and other restructuring costs of approximately $0.7 million and $1.3 million, respectively.

In November 2008, the Company announced the closure of its Hammonton, New Jersey and Phoenix, Arizona window and door manufacturing facilities.  During December 2008, production began to shift to other locations and production ceased at Hammonton and Phoenix during 2009.  By shifting production to other facilities within the Company, the closures reduced costs and increased operating efficiencies.  Total costs are expected to be approximately $5.4 million, including approximately $1.0 million for personnel-related costs and approximately $4.4 million in other facilities-related costs, which include approximately $4.0 million in lease costs.

On April 2, 2009, the Company announced that it would consolidate production across several of its manufacturing facilities improving the Company’s overall operating efficiency.  The Company’s plans included shifting the majority of the production from its Kearney, Missouri facility to its other three vinyl siding manufacturing facilities.  The Company continues to operate the Kearney, Missouri facility on a limited basis until the housing market recovers.  The Company also closed its Tupelo, Mississippi window and door manufacturing facility.  In addition, the Company consolidated certain of the vinyl lineal production to its Rocky Mount, Virginia facility and realigned production of its west coast window and door facilities at Sacramento, California and Auburn, Washington to better serve customers and improve overall operating efficiency. In connection with the April 2, 2009 announcement, the Company expects to incur pre-tax exit and restructuring costs, all of which will be cash charges, of approximately $2.0 million, including approximately $0.9 million for personnel-related costs, approximately $0.1 million for contract termination costs, and approximately $1.0 million in other facilities-related costs.

The following table summarizes the Company’s restructuring activity for the year ended December 31, 2009:

(Amounts in thousands)	Accrued as of	Adjustments	Cash payments	Expensed	Accrued as of
	December 31, 2008	during 2009	during 2009	during 2009	December 31, 2009
Valencia, PA
Severance costs	$243	$-	$(346)	$103	$-
Equipment removal and other	-	-	(898)	898	-
	$243	$-	$(1,244)	$1,001	$-
Hammonton, NJ
Severance costs	$217	$(36)	$(872)	$691	$-
Other termination benefits	-	136	(136)	-	-
Contract terminations	-	312	(902)	2,463	1,873
Equipment removal and other	-	-	(191)	191	-
	$217	$412	$(2,101)	$3,345	$1,873
Phoenix, AZ
Severance costs	$11	$-	$(44)	$33	$-
Other termination benefits	-	16	(16)	-	-
Contract terminations	-	-	(674)	1,440	766
Equipment removal and other	-	-	(184)	184	-
	$11	$16	$(918)	$1,657	$766
Kearney, MO
Severance costs	$-	$-	$(650)	$650	$-
Equipment removal and other	-	-	(794)	794	-
	$-	$-	$(1,444)	$1,444	$-
Tupelo, MS
Severance costs	$-	$-	$(145)	$145	$-
Contract terminations	-	-	(31)	140	109
Equipment removal and other	-	-	(43)	43	-
	$-	$-	$(219)	$328	$109
Auburn, WA
Severance costs	$-	$-	$(90)	$90	$-
Equipment removal and other	-	-	(18)	18	-
	$-	$-	$(108)	$108	$-

For the year ended December 31, 2009, the Company incurred costs of approximately $7.9 million.  Approximately $2.5 million was recorded in selling, general and administrative expenses in the Siding, Fencing and Stone segment and approximately $5.4 million was recorded primarily in selling, general and administrative expenses in the Windows and Doors segment.

12.   INCOME TAXES

The following is a summary of the components of earnings (loss) before provision (benefit) for income taxes:

	For the Year Ended December 31,
(Amounts in thousands)	2009	2008	2007

Domestic	$(101,378)	$(548,749)	$(7,897)
Foreign	6,660	(19,677)	16,513
	$(94,718)	$(568,426)	$8,616

The following is a summary of the provision (benefit) for income taxes included in the accompanying consolidated statement of operations:

(Amounts in thousands)	For the Year Ended December 31,
	2009	2008	2007
Federal:
Current	$(5,176)	$(628)	$142
Deferred	(17,825)	(62,281)	(2,707)
	(23,001)	(62,909)	(2,565)
State:
Current	$1,827	$298	$1,476
Deferred	1,149	(3,765)	(895)
	2,976	(3,467)	581
Foreign:
Current	$1,433	$3,976	$4,011
Deferred	626	(7,551)	1,607
	2,059	(3,575)	5,618

Total	$(17,966)	$(69,951)	$3,634

The table that follows reconciles the federal statutory income tax rate to the effective tax rate of approximately 18.9% for the year ended December 31, 2009, 12.3% for the year ended December 31, 2008, and 41.6% for the year ended December 31, 2007.

(Amounts in thousands)	For the Year Ended December 31,
	2009	2008	2007
Income tax provision (benefit)
at the federal statutory rate	$(33,151)	$(198,949)	$3,015

Net change from statutory rate:
Prior period federal adjustment	-	-	(563)
Valuation allowance	35,890	208	-
Federal impact of cancellation of debt income	(17,603)	-	-
State impact of cancellation of debt income	(1,187)	-	-
State income tax provision (benefit) net of federal income tax benefit, including the 2008 effect of Michigan change and goodwill impairment	(3,293)	(21,294)	542
Impairment of goodwill – federal	-	146,928	-
Taxes at non U.S. statutory rate	89	643	(161)
Additional provisions for uncertain tax provisions	1,114	1,703	269
Canadian rate differential	(361)	-	-
Other, net	536	810	532
	$(17,966)	$(69,951)	$3,634

The tax effect of temporary differences, which gave rise to significant portions of deferred income tax assets and liabilities as of December 31, 2009 and 2008 are as follows:

(Amounts in thousands)	December 31, 2009	December 31, 2008
Deferred tax assets:
Accounts receivable	$2,151	$2,125
Accrued rebates	-	900
Insurance reserves	2,882	2,982
Warranty reserves	11,929	12,517
Pension accrual	4,207	6,882
Deferred financing	-	2,797
Deferred compensation	272	70
Inventories	2,833	-
Plant closure/relocation	2,748	95
Original issue discount – cancellation of indebtedness	47,503	-
Capital loss carry-forwards and net operating loss carry-forwards	55,581	34,968
State net operating loss carry-forwards	8,471	5,725
Interest	4,559	-
Other assets, net	391	13,282
Valuation allowance	(37,050)	(1,067)
Total deferred tax assets	106,477	81,276
Deferred tax liabilities:
Property and equipment, net	(24,848)	(29,141)
Inventories	-	(4,402)
Intangible assets, net	(53,749)	(57,590)
Deferred financing	(11,138)	-
Cancellation of debt income	(10,089)	-
Other liabilities, net	(2,386)	(1,631)
Total deferred tax liabilities	(102,210)	(92,764)
Net deferred tax asset (liability)	$4,267	$(11,488)

Cancellation of indebtedness

Affiliates of the Company’s controlling stockholder purchased approximately $281.4 million of the Company’s 9% Senior Subordinated Notes during the year ended December 31, 2009.  The cumulative affiliate purchases were made at amounts below the $281.4 million face value of the 9% Senior Subordinated Notes.  The Company determined that approximately $121.5 million would be considered cancellation of indebtedness income (“CODI”) for tax purposes.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “Act”).  Among its provisions, the Act permits certain taxpayers to elect to defer the taxation of CODI arising from certain repurchases, exchanges or modifications of their outstanding debt that occur during 2009 and 2010.  The CODI can be deferred for five years, if formally elected by the Company prior to September 2010 and then included in taxable income ratably over the next five years.

The Company determined that it was eligible to reduce CODI by certain tax attributes including net operating loss carry-forwards for the year ended December 31, 2009.  The Company reduced certain tax attributes including NOLs and tax basis in certain assets in lieu of recognizing approximately $121.5 million of CODI for income tax purposes during the year ended December 31, 2009.

Valuation allowance

As of December 31, 2009, a federal valuation allowance has been provided against certain deferred tax assets as it is presently deemed more likely than not that the benefit of such net tax assets will not be utilized. The Company considered the impact of reversible temporary differences with regard to realization of deferred tax assets to determine the amount of valuation allowance for 2009.  Due to recent cumulative losses accumulated by the Company, management did not rely upon projections of future taxable income in assessing the recoverability of deferred tax assets.  At December 31, 2008, the Company was in a net deferred tax liability position and had sufficient taxable income from reversing taxable temporary differences to realize the federal deferred tax assets.  The Company scheduled out the reversing temporary differences associated with their deferred tax assets and deferred tax liabilities to conclude that a full valuation allowance was not necessary at December 31, 2008.

During the year ended December 31, 2009, the Company’s federal valuation allowances increased by approximately $29.7 million.  The Company currently has book goodwill of approximately $13.4 million that is not amortized and results in a deferred tax liability of approximately $2.2 million at December 31, 2009.  Therefore, the reversal of deferred tax liabilities related to this goodwill is not considered a source of future taxable income in assessing the realization of its deferred tax assets.  The Company continues to evaluate the realizability of its net deferred tax assets and its estimates are subject to change.

Other tax considerations

During 2009, the Company filed an amended federal income tax return for the year ended December 31, 2005 in order to adjust its net operating loss limitations.  The Company recorded the resulting income tax benefit as an income tax receivable of approximately $4.1 million as of December 31, 2009, which has been recorded in prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 2009.

The Worker, Homeownership, and Business Assistance Act of 2009 provided for a five year carryback of net operating losses for either 2008 or 2009 losses.  Additionally, the ninety percent limitation on the usage of alternative minimum tax net operating loss deductions was suspended during this extended carryback period.  The Company is eligible to receive a refund of the alternative minimum tax paid for tax years 2005 through 2007 totalling approximately $1.1 million, which has been recorded in prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 2009.

As of December 31, 2009, the Company has approximately $158.8 million of federal net operating loss carry-forwards which can be used to offset future taxable income.  These carry-forwards will expire between the years of 2017 and 2028 if not utilized.  The Company has approximately $8.5 million (net of federal benefit) of deferred tax assets related to state NOL carry-forwards which can be used to offset future state taxable income.  The Company has established a valuation allowance of approximately $7.3 million for these state NOL carry-forwards.  During 2007, Ply Gem had approximately $0.4 million of unused capital loss carry-forwards that expired.  The Company had established a valuation allowance for these carry-forwards. Further declines in the residential housing and remodeling markets could cause taxable income to decrease in future tax years and result in the need for additional valuation allowances on the federal and state level.  Future tax planning strategies implemented by the Company could reduce or eliminate this risk.

The Company has not provided United States income taxes or foreign withholding taxes on un-remitted foreign earnings in Canada. Notwithstanding the provisions within the American Jobs Creation Act of 2004, the Company continues to consider these amounts to be permanently invested.  As of December 31, 2009, accumulated foreign earnings in Canada were approximately $13.3 million.

Tax uncertainties

The Company records reserves for certain tax uncertainties based on the likelihood of an unfavorable outcome.  As of December 31, 2009, the reserve was approximately $9.7 million which includes interest of approximately $1.3 million.  Of this amount, approximately $15.5 million, if recognized, would have an impact on the Company’s effective tax rate.    As of December 31, 2008, the reserve was approximately $7.8 million which includes interest of approximately $1.5 million.

The Company has elected to treat interest and penalties on uncertain tax positions as income tax expense in its consolidated statement of operations.  Interest charges have been recorded in the contingency reserve account recorded within other long term liabilities in the consolidated balance sheet. The Company’s federal income tax returns for the tax years ended December 31, 2006, 2007 and 2008 are currently under examination by the Internal Revenue Service as well as the 2005 amended net operating loss limitation.

The following is a rollforward of tax contingencies from January 1, 2008 through December 31, 2009.

(Amount in thousands)
Balance at January 1, 2008	$6,877
Additions based on tax positions related to current year	-
Additions for tax positions of prior years	1,800
Reductions for tax positions of prior years	-
Settlement or lapse of applicable statutes	(1,287)
Unrecognized tax benefits balance at December 31, 2008	7,390
Additions based on tax positions related to current year	10,324
Additions for tax positions of prior years	687
Reductions for tax positions of prior years	-
Settlement or lapse of applicable statutes	-
Unrecognized tax benefits balance at December 31, 2009	$18,401

During the next 12 months, it is reasonably possible the Company may reverse $6.4 million of the tax contingency reserves primarily related to additional federal and state taxes that have expiring statutes of limitations.

13.  STOCK-BASED COMPENSATION

Stock option plan

On February 12, 2004, Ply Gem Investment Holdings’ Board of Directors adopted the Ply Gem Investment Holdings 2004 Stock Option Plan (the “Plan”) allowing for grants of options to purchase up to 148,050 shares of Ply Gem Investment Holdings common stock under nonqualified stock options or incentive stock options and on November 30, 2004, increased the grants allowed under the plan up to 184,065 shares.  On February 24, 2006 in connection with the Alenco acquisition, a new holding company, Ply Gem Prime Holdings, was formed pursuant to a merger involving Ply Gem Investment Holdings.  As a result, Ply Gem Prime Holdings became the sole shareholder of Ply Gem Investment Holdings, each outstanding share of capital stock of Ply Gem Investment Holdings was converted into a share of a corresponding class of shares of the capital stock of Ply Gem Prime Holdings and Ply Gem Prime Holdings  assumed Ply Gem Investment Holdings’ obligations under the Ply Gem Investment Holdings 2004 Stock Option Plan and the Ply Gem Investment Holdings Phantom Stock Plan.  In connection therewith, each outstanding stock option and phantom unit of Ply Gem Investment Holdings was converted on a 1:1 basis into a stock option and phantom unit of Ply Gem Prime Holdings.   Employees, directors and consultants of Ply Gem Prime Holdings or any of its majority-owned subsidiaries are eligible for options, as specified in the Plan.  Ply Gem Prime Holdings’ Board of Directors may, among other things, select recipients of options grants, determine whether options will be nonqualified or incentive stock options, set the number of shares that may be purchased pursuant to option exercise, and determine other terms and conditions of options. The exercise price of an option must be at least the estimated fair market value of a share of common stock as of the grant date.  Options generally vest over five years from the date of grant, unless specified otherwise in any individual option agreement.  Generally, options will expire on the tenth anniversary of the grant date or in connection with termination of employment.  The Board of Directors has the discretion to accelerate the vesting and exercisability of outstanding options.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing method.  The assumptions used in the model are outlined in the following table:

	December 31, 2009	December 31, 2008	December 31, 2007
Weighted average fair value of options granted	$0.72	$0.77	$0.75
Weighted average assumptions used:
Expected volatility	30%	30%	30%
Expected term (in years)	5	5	5
Risk-free interest rate	2.30%	4.92%	4.59%
Expected dividend yield	0%	0%	0%

A summary of changes in stock options outstanding during the year ended December 31, 2009 is presented below:

	Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)

Balance at January 1, 2009	314,694	$48.79	7.83
Granted	26,250	$80.00	9.96
Forfeited or expired	(6,900)	$44.20	-
Balance at December 31, 2009	334,044	$51.33	6.98

As of December 31, 2009, 105,094 options are 100% vested.  At December 31, 2009, the Company had approximately $0.1 million of total unrecognized compensation expense that will be recognized over the weighted average period of 1.80 years.

Other share-based compensation

Upon completion of each of the Ply Gem acquisition, MW acquisition and Alenco acquisition, certain members of management made a cash contribution to Ply Gem Prime Holdings in exchange for shares of Ply Gem Prime Holdings’ common stock.  (As previously described, investments in connection with the Ply Gem acquisition and the MW acquisition were in Ply Gem Investment Holdings common stock, which stock was later converted into Ply Gem Prime Holdings common stock in connection with the Alenco acquisition.)  Management’s shares of common stock are governed by the Ply Gem Prime Holdings Stockholders’ Agreement which gives the management participants put rights in certain circumstances to put the stock back to Ply Gem Prime Holdings at a price that is determined using defined formulas contained within the Stockholders’ Agreement.  The Stockholders’ Agreement contains two separate put right price formulas. The determination of which put right price formula will be applicable to each of the participant’s common stock shares is based upon the participants reaching certain vesting requirements which are described in the Stockholders’ Agreement.  The common shares generally vest at a rate of 20% per year of service, but may vest earlier if certain events occur.  Based on the above, the Company has accounted for these awards of common shares under the modified transition method.

On September 29, 2006 the Company amended the put right section of its Stockholders’ Agreement to require that Stockholders must have held vested shares for a minimum of six-months from the last day of the quarter during which such shares vested in order to receive the put right price formula for vested shares to ensure that stockholders are exposed to the risks and rewards of true equity ownership.  As a result, the Company modified its accounting treatment, and as of September 29, 2006, treated these as equity classified awards.  On September 29, 2006, the repurchase price under the put right formula was less than $0.  As such, no compensation cost will be recognized for these shares.

Common Stock Shares Owned by Management
Balance at January 1, 2009	642,895
Shares issued	-
Shares repurchased	-
Balance at December 31, 2009	642,895

Phantom stock

Upon the completion of the Ply Gem Acquisition and the MW Acquisition, certain members of management contributed their investment in predecessor companies in exchange for phantom common stock units and phantom preferred stock units which were governed by a phantom stock plan.  Under the phantom stock plan, each participant’s interest in the plan was recorded in a bookkeeping account; however, no stock was initially issued under the phantom stock plan.  Each account recorded a number of units so that, any “phantom common stock units” were deemed to be invested in common stock and any “phantom preferred stock units” were deemed invested in senior preferred stock.  Under the plan, upon liquidation and payment of a participant’s account, the value of the account generally was to be paid to the participant either in cash or in shares of Prime Holdings’ stock having a fair market value equal to the account balance, in the discretion of Prime Holdings.

For the first three quarters of 2006, the phantom units were recognized by the Company as liability awards that had to be marked to market every quarter.  During September 2006, the Company converted all phantom common and preferred stock units into a cash account payable on a fixed schedule in years 2007 and beyond.  The value of the portion of each cash account that represented phantom common units equaled the number of phantom common stock units credited to the phantom plan account on September 25, 2006 multiplied by $10.00.  From September 25, 2006 through January 31, 2007, the value of the cash account was updated as if interest was credited on such value and compounded at December 31, 2006 at a rate equal to the applicable federal rate for short-term loans.  This portion of the account was paid to each party in a single lump-sum cash payment on January 31, 2007.  The value of the portion of the cash account that represented the value of the phantom preferred stock units equaled the face amount of the number of shares of senior preferred stock represented by such units.  This portion of the account is credited with deemed earnings, as if with interest, at an annual rate of 10% compounded semi-annually as of each June 30 and December 31, from the date of issuance of the phantom preferred stock unit through the date of payment.  This portion of the account is payable on each of August 31, 2009, 2010, and 2011, such that one third of the original face amount, plus deemed earnings, is paid on each such date, or, if earlier, the officer’s death, disability or a change of control.  During the year ended December 31, 2009, the Company made cash phantom stock payments of approximately $1.8 million.  As of December 31, 2009 and 2008, the Company accrued on its consolidated balance sheet approximately $2.1 million and $1.9 million, respectively, in accrued expenses and taxes and approximately $1.8 million and $3.4 million, respectively in other long term liabilities for the phantom stock liability.

14.  SEGMENT INFORMATION

The Company defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.  Operating segments meeting certain aggregation criteria may be combined into one reportable segment for disclosure purposes. Comparative information for prior years is presented to conform to our current organizational structure.

The Company has two reportable segments: 1) Siding, Fencing, and Stone and 2) Windows and Doors.  As a result of the USV acquisition, the Company shortened the name of its “Siding, Fencing, Railing and Decking” segment to “Siding, Fencing, and Stone” during 2008.  The USV results were included within this segment from October 31, 2008 forward.  The other operations within this segment remain unchanged.

The income before income taxes of each segment includes the revenue generated on transactions involving products within that segment less identifiable expenses.  Unallocated income and expenses include items which are not directly attributed to or allocated to either of the Company’s reporting segments.  Such items include interest, legal costs, corporate payroll, and unallocated finance and accounting expenses. Unallocated corporate assets include cash and certain receivables.  Interest expense is presented net of interest income.

Following is a summary of the Company’s segment information:

(Amounts in thousands)	For the year ended December 31,
	2009	2008	2007
Net Sales
Siding, Fencing, and Stone	$577,390	$709,432	$828,124
Windows and Doors	373,984	465,587	535,422
	$951,374	$1,175,019	$1,363,546

Operating earnings (loss)
Siding, Fencing, and Stone	$77,756	$(75,431)	$73,560
Windows and Doors	(23,504)	(344,140)	36,134
Unallocated	(14,142)	(10,546)	(7,045)
	$40,110	$(430,117)	$102,649

Interest expense, net
Siding, Fencing, and Stone	$(169)	$(125)	$(110)
Windows and Doors	183	518	1,673
Unallocated	135,289	137,005	96,431
	$135,303	$137,398	$97,994
Depreciation and amortization
Siding, Fencing, and Stone	$29,341	$34,249	$33,858
Windows and Doors	26,740	27,389	20,168
Unallocated	190	127	41
	$56,271	$61,765	$54,067
Income tax expense (benefit)
Unallocated	$(17,966)	$(69,951)	$3,634

Capital expenditures
Siding, Fencing, and Stone	$3,562	$6,770	$11,260
Windows and Doors	4,222	9,491	8,757
Unallocated	23	308	-
	$7,807	$16,569	$20,017

Total assets
Siding, Fencing, and Stone	$604,753	$652,560
Windows and Doors	333,876	360,094
Unallocated	43,404	91,399
	$982,033	$1,104,053

The operating loss for the Siding, Fencing, and Stone segment and the Windows and Doors segment includes goodwill impairments of approximately $122.2 million and approximately $327.8 million, respectively, in 2008.

Our Canadian subsidiary, which had sales of approximately $63.7 million for the year ended December 31, 2009, represents a majority of our sales to foreign customers.  Other subsidiaries’ sales outside the United States are less than 1% of our total sales.

15.  RELATED PARTY TRANSACTIONS

Under the General Advisory Agreement (the “General Advisory Agreement”) the Company entered into with an affiliate of CI Capital Partners LLC, formerly Caxton-Iseman Capital LLC (the “Caxton-Iseman Party”), the Caxton-Iseman Party provides the Company with acquisition and financial advisory services as the Board of Directors shall reasonably request.  In consideration of these services, the Company agreed to pay the Caxton-Iseman Party (1) an annual fee equal to 2% of our earnings before interest, tax, depreciation and amortization, (“EBITDA”), as defined in such agreement, (2) a transaction fee, payable upon the completion by the Company of any acquisition, of 2% of the sale price, (3) a transaction fee, payable upon the completion by the Company of any divestitures, of 1% of the sale price, and (4) a transaction fee, payable upon the completion of the sale of the Company, of 1% of the sale price.  EBITDA in the General Advisory Agreement is based on the Company’s net income (loss) plus extraordinary losses and/or any net capital losses realized, provision for income taxes, interest expense (including amortization or write-off of debt discount and debt issuance costs and commissions, and other items), depreciation and amortization, dividends paid or accrued on preferred stock, certain management fees paid to the Caxton-Iseman Party, charges related to certain phantom units, and a number of other items.  The annual fee payable in any year may not exceed the amounts permitted under the senior credit facilities or the indenture governing the Senior Secured Notes, and the Caxton-Iseman Party is obligated to return any portion of the annual fee that has been prepaid if an event of default has occurred and is continuing under either the senior credit facilities or the indenture governing the Senior Secured Notes.

Under the Debt Financing Advisory Agreement (the “Debt Financing Advisory Agreement”) the Company entered into with the Caxton-Iseman Party, the Company paid the Caxton-Iseman Party a debt financing arrangement and advisory fee, equal to 2.375% of the aggregate amount of the debt financing incurred in connection with the Ply Gem Acquisition ($11.4 million), in the first quarter of 2004.  Pursuant to the General Advisory Agreement, the Company paid the Caxton-Iseman Party a transaction fee of approximately $0.7 million in connection with the Pacific Windows Corporation acquisition in September 2007, and approximately $0.1 million in connection with the USV acquisition in October 2008 (in each case, the fee, as described above, was 2% of the purchase price paid in the respective acquisition).  Under the “General Advisory Agreement” the Company paid and expensed as a component of selling, general, and administrative expenses, a management fee of approximately $2.5 million, $1.7 million, and $3.5 million, for the years ended December 31, 2009, 2008 and 2007, respectively.

The initial term of the General Advisory Agreement is 10 years, and is automatically renewable for consecutive one-year extensions, unless Ply Gem Industries or the Caxton-Iseman Party provide notice of termination.  In addition, the General Advisory Agreement may be terminated by the Caxton-Iseman Party at any time, upon the occurrence of specified change of control transactions or upon an initial public offering of the Company’s shares or shares of any of the Company’s parent companies.  If the General Advisory Agreement is terminated for any reason prior to the end of the initial term, Ply Gem Industries will pay to the Caxton-Iseman Party an amount equal to the present value of the annual advisory fees that would have been payable through the end of the initial term, based on the Company’s cost of funds to borrow amounts under the Company’s senior credit facilities.

On May 23, 2008, in connection with an amendment to our prior credit facilities and as a condition to such amendment, affiliates of CI Capital Partners LLC made (i) an $18 million cash investment in Ply Gem Prime Holdings and received 14,518 shares of Ply Gem Prime Holdings’ common stock and 210,482 shares of Ply Gem Prime Holdings’ Class A common stock and (ii) a $12 million cash investment in Ply Gem Investment Holdings, and received 12,000 shares of senior preferred stock. Ply Gem Prime Holdings and Ply Gem Investment Holdings then made an aggregate $30 million capital contribution to Ply Gem Holdings, which in turn contributed such amount to the capital of Ply Gem Industries.

During February 2010, certain affiliates of the Company’s controlling stockholder contributed approximately $218.8 million aggregate principal amount of 9% Senior Subordinated Notes to Ply Gem Industries in exchange for equity.  During the year ended December 31, 2009, the Company paid these affiliates approximately $15.5 million of interest for the 9% Senior Subordinated Notes owned by these related parties.

16.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the quarterly results of operations.

	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	December 31,	October 3,	July 4,	April 4,
(Amounts in thousands)	2009	2009	2009	2009

Net sales	$214,578	$293,469	$260,576	$182,751

Gross profit	48,350	77,378	62,745	13,060

Net income (loss)	(17,620)	4,385	(7,979)	(55,538)

	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	December 31,	September 27,	June 28,	March 29,
(Amounts in thousands)	2008	2008	2008	2008

Net sales	$234,541	$342,825	$341,280	$256,373

Gross profit	30,687	65,388	68,354	30,492

Net loss	(266,308)	(190,832)	(19,493)	(21,842)

The net loss for the quarter ended September 27, 2008 includes a goodwill impairment of $200.0 million and the net loss for the quarter ended December 31, 2008 includes a goodwill impairment of an additional $250.0 million.

17.  GUARANTOR/NON-GUARANTOR

The Senior Secured Notes and 9% Senior Subordinated Notes were both issued by our direct subsidiary, Ply Gem Industries, and the Senior Secured Notes are, and prior to their redemption in February 2010 the 9% Senior Subordinated Notes were, fully and unconditionally guaranteed on a joint and several basis by the Company and certain of Ply Gem Industries’ wholly owned subsidiaries.  Accordingly, the following guarantor and non-guarantor information is presented as of December 31, 2009 and December 31, 2008, and for the years ended December 31, 2009, 2008, and 2007.  The non-guarantor information presented represents our Canadian subsidiary, Ply Gem Canada.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2009

	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
(Amounts in thousands)	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated

Net sales	$-	$-	$887,662	$63,712	$-	$951,374
Costs and expenses:
Cost of products sold	-	-	706,670	43,171	-	749,841
Selling, general and
administrative expenses	-	14,121	115,974	11,677	-	141,772
Intercompany administrative
charges	-	-	13,138	1,016	(14,154)	-
Amortization of intangible assets	-	21	19,630	-	-	19,651
Total costs and expenses	-	14,142	855,412	55,864	(14,154)	911,264
Operating earnings (loss)	-	(14,142)	32,250	7,848	14,154	40,110
Foreign currency gain	-	-	-	475	-	475
Intercompany interest	-	121,035	(119,369)	(1,666)	-	-
Interest expense	-	(135,328)	(186)	-	-	(135,514)
Interest income		39	169	3		211
Intercompany administrative income	-	14,154	-	-	(14,154)	-
Income (loss) before equity in
subsidiaries' income (loss)	-	(14,242)	(87,136)	6,660	-	(94,718)
Equity in subsidiaries' income (loss)	(76,752)	(65,211)	-	-	141,963	-
Income (loss) before provision
(benefit) for income taxes	(76,752)	(79,453)	(87,136)	6,660	141,963	(94,718)
Provision (benefit) for income taxes	-	(2,701)	(17,324)	2,059	-	(17,966)
Net income (loss)	$(76,752)	$(76,752)	$(69,812)	$4,601	$141,963	$(76,752)

Other comprehensive income (loss):
Foreign currency translation adjustments	-	-	-	4,709	-	4,709
Minimum pension liability for actuarial gain	-	853	305	-	-	1,158
Total comprehensive income (loss)	$(76,752)	$(75,899)	$(69,507)	$9,310	$141,963	$(70,885)

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2008

	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
(Amounts in thousands)	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated

Net sales	$-	$-	$1,092,830	$82,189	$-	$1,175,019
Costs and expenses:
Cost of products sold	-	-	925,876	54,222	-	980,098
Selling, general and
administrative expenses	-	10,546	131,265	13,577	-	155,388
Intercompany administrative
charges	-	-	10,937	-	(10,937)	-
Amortization of intangible assets	-	-	19,650	-	-	19,650
Goodwill impairment	-	-	418,549	31,451	-	450,000
Total costs and expenses	-	10,546	1,506,277	99,250	(10,937)	1,605,136
Operating loss	-	(10,546)	(413,447)	(17,061)	10,937	(430,117)
Foreign currency loss	-	-	-	(911)	-	(911)
Intercompany interest	-	128,864	(127,672)	(1,192)	-	-
Interest expense	-	(137,395)	-	(620)	-	(138,015)
Interest income		390	134	93		617
Intercompany administrative income	-	10,937	-	-	(10,937)	-
Loss before equity in
subsidiaries' loss	-	(7,750)	(540,985)	(19,691)	-	(568,426)
Equity in subsidiaries' loss	(498,475)	(491,679)	-	-	990,154	-
Loss before benefit for
income taxes	(498,475)	(499,429)	(540,985)	(19,691)	990,154	(568,426)
Benefit for income taxes	-	(954)	(65,423)	(3,574)	-	(69,951)
Net loss	$(498,475)	$(498,475)	$(475,562)	$(16,117)	$990,154	$(498,475)

Other comprehensive income (loss):
Foreign currency translation adjustments	-	-	-	(9,517)	-	(9,517)
Minimum pension liability for actuarial loss	-	(2,855)	(2,806)	-	-	(5,661)
Total comprehensive loss	$(498,475)	$(501,330)	$(478,368)	$(25,634)	$990,154	$(513,653)

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the year ended December 31, 2007

	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
(Amounts in thousands)	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated

Net sales	$-	$-	$1,275,571	$87,975	$-	$1,363,546
Costs and expenses:
Cost of products sold	-	-	1,024,632	58,521	-	1,083,153
Selling, general and
administrative expenses	-	7,045	134,344	14,574	-	155,963
Intercompany administrative
charges	-	-	12,762	-	(12,762)	-
Amortization of intangible assets	-	-	17,631	-	-	17,631
Intangible asset impairment	-	-	4,150	-	-	4,150
Total costs and expenses	-	7,045	1,193,519	73,095	(12,762)	1,260,897
Operating earnings (loss)	-	(7,045)	82,052	14,880	12,762	102,649
Foreign currency gain	-	-	-	3,961	-	3,961
Intercompany interest	-	91,418	(91,039)	(379)	-	-
Interest expense	-	(97,558)	(1)	(2,139)	-	(99,698)
Interest income	-	1,127	388	189	-	1,704
Intercompany administrative income	-	12,762	-	-	(12,762)	-
Income (loss) before equity in
subsidiaries' income (loss)	-	704	(8,600)	16,512	-	8,616
Equity in subsidiaries' income (loss)	4,982	4,571	-	-	(9,553)	-
Income before provision (benefit)
for income taxes	4,982	5,275	(8,600)	16,512	(9,553)	8,616
Provision (benefit) for income taxes	-	293	(2,111)	5,452	-	3,634
Net income (loss)	$4,982	$4,982	$(6,489)	$11,060	$(9,553)	$4,982

Other comprehensive income (loss):
Foreign currency translation adjustments	-	-	-	5,658	-	5,658
Minimum pension liability for actuarial gain	-	73	888	-	-	961
Total comprehensive income (loss)	$4,982	$5,055	$(5,601)	$16,718	$(9,553)	$11,601

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2009

	Guarantor	Issuer		Non-
(Amounts in thousands)	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$-	$7,341	$2,592	$7,130	$-	$17,063
Accounts receivable, net	-	-	86,657	7,771	-	94,428
Inventories:
Raw materials	-	-	35,151	4,636	-	39,787
Work in process	-	-	22,632	711	-	23,343
Finished goods	-	-	32,505	2,445	-	34,950
Total inventory	-	-	90,288	7,792	-	98,080
Prepaid expenses and other
current assets	-	512	15,793	3,143	-	19,448
Deferred income taxes	-	-	5,748	14	-	5,762
Total current assets	-	7,853	201,078	25,850	-	234,781
Investments in subsidiaries	(313,482)	(320,928)	-	-	634,410	-
Property and Equipment, at cost:
Land	-	-	3,565	167	-	3,732
Buildings and improvements	-	-	34,639	1,048	-	35,687
Machinery and equipment	-	1,272	253,233	6,814	-	261,319
	-	1,272	291,437	8,029	-	300,738
Less accumulated depreciation	-	(425)	(155,023)	(3,588)	-	(159,036)
Total property and equipment, net	-	847	136,414	4,441	-	141,702
Other Assets:
Intangible assets, net	-	-	174,064	-	-	174,064
Goodwill	-	-	382,472	10,366	-	392,838
Deferred income taxes	-	-	-	2,716	-	2,716
Intercompany note receivable	-	1,101,260	-	-	(1,101,260)	-
Other	-	34,704	1,228	-	-	35,932
Total other assets	-	1,135,964	557,764	13,082	(1,101,260)	605,550
	$(313,482)	$823,736	$895,256	$43,373	$(466,850)	$982,033

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$-	$4,354	$45,352	$3,127	$-	$52,833
Accrued expenses and taxes	-	22,745	47,424	2,254	-	72,423
Total current liabilities	-	27,099	92,776	5,381	-	125,256
Deferred income taxes	-	-	4,211	-	-	4,211
Intercompany note payable	-	-	1,088,999	12,261	(1,101,260)	-
Other long term liabilities	-	9,722	54,990	939	-	65,651
Long-term debt due to related parties	-	281,376	-	-	-	281,376
Long-term debt	-	819,021	-	-	-	819,021
Commitments and contingencies
Stockholder's Equity (Deficit):
Preferred stock	-	-	-	-	-	-
Common stock	-	-	-	-	-	-
Additional paid-in-capital	209,939	209,939	153,646	7,246	(370,831)	209,939
Retained earnings (accumulated deficit)	(523,745)	(523,745)	(499,366)	13,439	1,009,672	(523,745)
Accumulated other
comprehensive income	324	324	-	4,107	(4,431)	324
Total stockholder's equity (deficit)	(313,482)	(313,482)	(345,720)	24,792	634,410	(313,482)
	$(313,482)	$823,736	$895,256	$43,373	$(466,850)	$982,033

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2008

	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
(Amounts in thousands)	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$-	$46,181	$4,490	$7,618	$-	$58,289
Accounts receivable, net	-	-	83,537	6,990	-	90,527
Inventories:
Raw materials	-	-	49,448	3,612	-	53,060
Work in process	-	-	27,137	948	-	28,085
Finished goods	-	-	40,133	2,134	-	42,267
Total inventory	-	-	116,718	6,694	-	123,412
Prepaid expenses and other
current assets	-	3,956	15,559	470	-	19,985
Deferred income taxes	-	-	13,924	2,943	-	16,867
Total current assets	-	50,137	234,228	24,715	-	309,080
Investments in subsidiaries	(242,628)	(289,731)	-	-	532,359	-
Property and Equipment, at cost:
Land	-	-	3,565	144	-	3,709
Buildings and improvements	-	-	34,378	828	-	35,206
Machinery and equipment	-	1,246	246,211	5,833	-	253,290
	-	1,246	284,154	6,805	-	292,205
Less accumulated depreciation	-	(257)	(119,426)	(2,511)	-	(122,194)
Total property and equipment, net	-	989	164,728	4,294	-	170,011
Other Assets:
Intangible assets, net	-	-	193,604	-	-	193,604
Goodwill	-	-	381,854	8,925	-	390,779
Intercompany note receivable	-	1,107,260	-	-	(1,107,260)	-
Other	-	40,273	306	-	-	40,579
Total other assets	-	1,147,533	575,764	8,925	(1,107,260)	624,962
	$(242,628)	$908,928	$974,720	$37,934	$(574,901)	$1,104,053

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$-	$1,070	$55,304	$3,229	$-	$59,603
Accrued expenses and taxes	-	24,600	49,795	1,909	-	76,304
Total current liabilities	-	25,670	105,099	5,138	-	135,907
Deferred income taxes	-	-	28,355	-	-	28,355
Intercompany note payable	-	-	1,088,999	18,261	(1,107,260)	-
Other long term liabilities	-	11,700	55,623	910	-	68,233
Long-term debt	-	1,114,186	-	-	-	1,114,186
Commitments and contingencies
Stockholder's Equity (Deficit):
Preferred stock	-	-	-	-	-	-
Common stock	-	-	-	-	-	-
Additional paid-in-capital	209,908	209,908	126,198	5,389	(341,495)	209,908
Retained earnings (accumulated deficit)	(446,993)	(446,993)	(429,554)	8,838	867,709	(446,993)
Accumulated other
comprehensive income (loss)	(5,543)	(5,543)	-	(602)	6,145	(5,543)
Total stockholder's equity (deficit)	(242,628)	(242,628)	(303,356)	13,625	532,359	(242,628)
	$(242,628)	$908,928	$974,720	$37,934	$(574,901)	$1,104,053

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2009

	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
(Amounts in thousands)	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated

Cash flows from operating
activities:
Net income (loss)	$(76,752)	$(76,752)	$(69,812)	$4,601	$141,963	$(76,752)
Adjustments to reconcile net
income (loss) to cash provided by
(used in) operating activities:
Depreciation and amortization
expense	-	169	55,398	704	-	56,271
Non-cash interest expense, net	-	8,911	-	-	-	8,911
Gain on foreign currency transactions	-	-	-	(475)	-	(475)
Loss (gain) on sale of assets	-	-	22	(17)	-	5
Deferred income taxes	-	-	(16,676)	626	-	(16,050)
Equity in subsidiaries' net income (loss)	76,752	65,211	-	-	(141,963)	-
Changes in operating assets and
liabilities:
Accounts receivable, net	-	-	(3,120)	298	-	(2,822)
Inventories	-	-	26,430	(30)	-	26,400
Prepaid expenses and other
current assets	-	3,441	(1,099)	(2,629)	-	(287)
Accounts payable	-	3,284	(10,482)	(622)	-	(7,820)
Accrued expenses and taxes	-	(3,437)	4,854	182	-	1,599
Cash payments on restructuring liabilities	-	-	(6,034)	-	-	(6,034)
Other	-	31	328	(187)	-	172
Net cash provided by (used in)
operating activities	-	858	(20,191)	2,451	-	(16,882)
Cash flows from investing
activities:
Capital expenditures	-	(23)	(7,572)	(212)	-	(7,807)
Proceeds from sale of assets	-	-	58	23	-	81
Other	-	-	(109)	-	-	(109)
Net cash used in
investing activities	-	(23)	(7,623)	(189)	-	(7,835)
Cash flows from financing
activities:
Proceeds from long-term debt	-	20,000	-	-	-	20,000
Net revolver payments	-	(35,000)	-	-	-	(35,000)
Proceeds from intercompany						-
investment	-	(22,147)	25,916	(3,769)	-	-
Debt issuance costs paid	-	(2,528)	-	-	-	(2,528)
Net cash provided by (used in)
financing activities	-	(39,675)	25,916	(3,769)	-	(17,528)
Impact of exchange rate movement
on cash	-	-	-	1,019	-	1,019
Net decrease in cash
and cash equivalents	-	(38,840)	(1,898)	(488)	-	(41,226)
Cash and cash equivalents at the
beginning of the period	-	46,181	4,490	7,618	-	58,289
Cash and cash equivalents at the end
of the period	$-	$7,341	$2,592	$7,130	$-	$17,063

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2008
	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
(Amounts in thousands)	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated
Cash flows from operating activities:
Net income (loss)	$(498,475)	$(498,475)	$(475,562)	$(16,117)	$990,154	$(498,475)
Adjustments to reconcile net
income (loss) to cash provided by
(used in) operating activities:
Depreciation and amortization
expense	-	136	60,855	774	-	61,765
Fair value premium on purchased inventory	-	-	19	-	-	19
Non-cash interest expense, net	-	7,144	-	-	-	7,144
Loss on foreign currency transactions	-	-	-	911	-	911
Goodwill impairment	-	-	418,549	31,451	-	450,000
Loss on sale of assets	-	-	886	-	-	886
Write-off of debt financing costs	-	14,047	-	-	-	14,047
Deferred income taxes	-	-	(71,293)	(69)	-	(71,362)
Equity in subsidiaries' net income (loss)	498,475	491,679	-	-	(990,154)	-
Changes in operating assets and
liabilities:
Accounts receivable, net	-	-	15,415	2,764	-	18,179
Inventories	-	-	3,046	260	-	3,306
Prepaid expenses and other
current assets	-	2,649	(1,771)	(204)	-	674
Accounts payable	-	724	(21,306)	(1,303)	-	(21,885)
Accrued expenses and taxes	-	1,732	(6,315)	(11,322)	-	(15,905)
Cash payments on restructuring liabilities	-	-	(7,547)	-	-	(7,547)
Other	-	24	18	(664)	-	(622)
Net cash provided by (used in)
operating activities	-	19,660	(85,006)	6,481	-	(58,865)
Cash flows from investing
activities:
Capital expenditures	-	(704)	(14,765)	(1,100)	-	(16,569)
Proceeds from sale of assets	-	5,810	3,015	-	-	8,825
Acquisitions, net of cash acquired	-	-	(3,614)	-	-	(3,614)
Other	-	(129)	-	-	-	(129)
Net cash provided by (used in)
investing activities	-	4,977	(15,364)	(1,100)	-	(11,487)
Cash flows from financing
activities:
Proceeds from long-term debt	-	693,504	-	-	-	693,504
Net revolver borrowings	-	60,000	-	-	-	60,000
Proceeds from intercompany						-
investment	-	(117,698)	99,437	18,261	-	-
Payments on long-term debt	-	(657,347)	-	(20,563)	-	(677,910)
Debt issuance costs paid	-	(26,578)	-	-	-	(26,578)
Equity contributions	-	30,310	-	-	-	30,310
Equity repurchases	-	(1,093)	-	-	-	(1,093)
Net cash provided by (used in)
financing activities	-	(18,902)	99,437	(2,302)	-	78,233
Impact of exchange rate movement
on cash	-	-	-	(1,645)	-	(1,645)
Net increase (decrease) in cash
and cash equivalents	-	5,735	(933)	1,434	-	6,236
Cash and cash equivalents at the
beginning of the period	-	40,446	5,423	6,184	-	52,053
Cash and cash equivalents at the end
of the period	$-	$46,181	$4,490	$7,618	$-	$58,289

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2007

	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
(Amounts in thousands)	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated

Cash flows from operating
activities:
Net income (loss)	$4,982	$4,982	$(6,489)	$11,060	$(9,553)	$4,982
Adjustments to reconcile net
income (loss) to cash provided by
operating activities:
Depreciation and amortization
expense	-	41	53,312	714	-	54,067
Fair value premium on purchased inventory	-	-	1,289	-	-	1,289
Non-cash interest expense, net	-	6,941	-	-	-	6,941
Gain on foreign currency transactions	-	-	-	(3,961)	-	(3,961)
Intangible asset impairment	-	-	4,150	-	-	4,150
Loss on sale of assets	-	-	356	-	-	356
Deferred income taxes	-	-	(2,856)	1,568	-	(1,288)
Equity in subsidiaries' net income	(4,982)	(4,571)	-	-	9,553	-
Changes in operating assets and
liabilities:
Accounts receivable, net	-	-	33,665	(1,011)	-	32,654
Inventories	-	-	7,283	240	-	7,523
Prepaid expenses and other
current assets	-	4,553	2,446	128	-	7,127
Accounts payable	-	131	(17,055)	(150)	-	(17,074)
Accrued expenses and taxes	-	(1,844)	(23,764)	2,282	-	(23,326)
Cash payments on restructuring liabilities	-	-	(210)	-	-	(210)
Other	-	45	(199)	768	-	614
Net cash provided by
operating activities	-	10,278	51,928	11,638	-	73,844
Cash flows from investing
activities:
Capital expenditures	-	-	(18,973)	(1,044)	-	(20,017)
Proceeds from sale of assets	-	-	63	-	-	63
Acquisitions, net of cash acquired	-	(36,453)	-	-	-	(36,453)
Net cash used in investing
activities	-	(36,453)	(18,910)	(1,044)	-	(56,407)
Cash flows from financing
activities:
Net revolver borrowings	-	-	-	-	-	-
Proceeds from intercompany						-
investment	-	41,178	(36,832)	(4,346)	-	-
Payments on long-term debt	-	(6,373)	-	(4,250)	-	(10,623)
Debt issuance costs	-	(2,100)	-	-	-	(2,100)
Equity contributions	-	900	-	-	-	900
Equity repurchases	-	(3,245)	-	-	-	(3,245)
Net cash provided by (used in)
financing activities	-	30,360	(36,832)	(8,596)	-	(15,068)
Impact of exchange rate movement
on cash	-	-	-	863	-	863
Net increase (decrease) in cash
and cash equivalents	-	4,185	(3,814)	2,861	-	3,232
Cash and cash equivalents at the
beginning of the period	-	36,261	9,237	3,323	-	48,821
Cash and cash equivalents at the end
of the period	$-	$40,446	$5,423	$6,184	$-	$52,053

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES,
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended
(Amounts in thousands)	April 3, 2010	April 4, 2009

Net sales	$204,205	$182,751
Costs and expenses:
Cost of products sold	167,308	169,691
Selling, general and administrative expenses	33,806	40,962
Amortization of intangible assets	6,794	4,906
Total costs and expenses	207,908	215,559
Operating loss	(3,703)	(32,808)
Foreign currency gain (loss)	104	(88)
Interest expense	(34,007)	(33,756)
Interest income	53	65
Gain on extinguishment of debt	98,187	-
Income (loss) before provision (benefit) for income taxes	60,634	(66,587)
Provision (benefit) for income taxes	6,532	(11,049)
Net income (loss)	$54,102	$(55,538)

See accompanying notes to condensed consolidated financial statements.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Amounts in thousands, except share amounts)	April 3, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$31,659	$17,063
Accounts receivable, less allowances of $5,470 and $5,467, respectively	114,960	94,428
Inventories:
Raw materials	41,731	39,787
Work in process	25,597	23,343
Finished goods	42,117	34,950
Total inventory	109,445	98,080
Prepaid expenses and other current assets	21,913	19,448
Deferred income taxes	-	5,762
Total current assets	277,977	234,781
Property and Equipment, at cost:
Land	3,739	3,732
Buildings and improvements	35,763	35,687
Machinery and equipment	264,537	261,319
Total property and equipment	304,039	300,738
Less accumulated depreciation	(167,789)	(159,036)
Total property and equipment, net	136,250	141,702
Other Assets:
Intangible assets, net	167,270	174,064
Goodwill	393,281	392,838
Deferred income taxes	3,605	2,716
Other	32,918	35,932
Total other assets	597,074	605,550
	$1,011,301	$982,033
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
Accounts payable	$68,099	$52,833
Accrued expenses and taxes	92,231	72,423
Total current liabilities	160,330	125,256
Deferred income taxes	2,940	4,211
Other long term liabilities	65,084	65,651
Long-term debt due to related parties	-	281,376
Long-term debt	926,778	819,021

Commitments and contingencies

Stockholder's Deficit:
Preferred stock $0.01 par, 100 shares authorized, none issued and outstanding	-	-
Common stock $0.01 par, 100 shares authorized, issued and outstanding	-	-
Additional paid-in-capital	324,174	209,939
Accumulated deficit	(469,643)	(523,745)
Accumulated other comprehensive income	1,638	324
Total stockholder's deficit	(143,831)	(313,482)
	$1,011,301	$982,033

See accompanying notes to condensed consolidated financial statements.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the three months ended
(Amounts in thousands)	April 3, 2010	April 4, 2009

Cash flows from operating activities:
Net income (loss)	$54,102	$(55,538)
Adjustments to reconcile net income (loss) to cash
used in operating activities:
Depreciation and amortization expense	15,454	13,896
Non-cash interest expense, net	2,730	2,044
(Gain) loss on foreign currency transactions	(104)	88
Gain on extinguishment of debt	(98,187)	-
Deferred income taxes	3,746	(15,096)
Changes in operating assets and liabilities:
Accounts receivable, net	(20,160)	(15,926)
Inventories	(11,086)	17,044
Prepaid expenses and other current assets	(2,476)	(2,817)
Accounts payable	15,109	(11,514)
Accrued expenses and taxes	20,429	21,405
Cash payments on restructuring liabilities	(1,094)	(1,926)
Other	121	(376)
Net cash used in operating activities	(21,416)	(48,716)
Cash flows from investing activities:
Capital expenditures	(3,029)	(2,446)
Proceeds from sale of assets	1	21
Net cash used in investing activities	(3,028)	(2,425)
Cash flows from financing activities:
Proceeds from long-term debt	145,709	-
Net revolver borrowings	40,000	10,000
Payments on long-term debt	(141,191)	-
Debt issuance costs paid	(4,868)	(26)
Equity contributions	1,200	-
Equity repurchases	(1,900)	-
Net cash provided by financing activities	38,950	9,974
Impact of exchange rate movements on cash	90	93
Net increase (decrease) in cash and cash equivalents	14,596	(41,074)
Cash and cash equivalents at the beginning of the period	17,063	58,289
Cash and cash equivalents at the end of the period	$31,659	$17,215

See accompanying notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Ply Gem Holdings, Inc. and its subsidiaries (referred to herein as “Ply Gem Holdings”, “Ply Gem”, the “Company”, “we”, “us”, or “our”) have been prepared in accordance with U.S. generally accepted accounting principles as described in the consolidated financial statements and related notes included in our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2010.  These statements do not include all of the information and footnotes required by U.S. generally accepted accounting principles and should be read in conjunction with our 2009 Annual Report on Form 10-K.  In management’s opinion, all normal and recurring adjustments considered necessary for a fair presentation have been included.  Operating results for the period from January 1, 2010 through April 3, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

Prior to January 11, 2010, Ply Gem Holdings was a wholly owned subsidiary of Ply Gem Investment Holdings, Inc. (“Ply Gem Investment Holdings”), which was wholly owned by Ply Gem Prime Holdings, Inc. (“Ply Gem Prime”).   Ply Gem Investment Holdings was incorporated on January 23, 2004 for the purpose of acquiring Ply Gem Industries, Inc. (“Ply Gem Industries”) from Nortek, Inc. (“Nortek”).  The Ply Gem acquisition was completed on February 12, 2004, when Nortek sold Ply Gem Industries to Ply Gem Holdings, an affiliate of CI Capital Partners LLC pursuant to the terms of the stock purchase agreement among Ply Gem Investment Holdings, Nortek, and WDS LLC, dated as of December 19, 2003, as amended.  Prior to February 12, 2004, the date of the Ply Gem acquisition, Ply Gem Holdings had no operations and Ply Gem Industries was wholly owned by a subsidiary of WDS LLC, which was a wholly owned subsidiary of Nortek.  On February 24, 2006, in connection with the acquisition of Alenco, a new holding company, Ply Gem Prime Holdings, was formed pursuant to a merger involving Ply Gem Investment Holdings.  As a result, Ply Gem Prime Holdings became the sole shareholder of Ply Gem Investment Holdings. On January 11, 2010, Ply Gem Investment Holdings was merged with and into Ply Gem Prime, with Ply Gem Prime as the surviving corporation.  As a result, Ply Gem Holdings is a wholly owned subsidiary of Ply Gem Prime.

The condensed consolidated balance sheet at December 31, 2009 has been derived from the audited consolidated financial statements of Ply Gem Holdings at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the last Saturday of the last week in the quarter.  Therefore, the financial results of certain fiscal quarters will not be comparable to the prior and subsequent fiscal quarters.  The accompanying financial statements include the Company’s condensed consolidated statements of operations for the three month periods ended April 3, 2010 and April 4, 2009, the condensed consolidated statements of cash flows for the three month periods ended April 3, 2010 and April 4, 2009, and the condensed consolidated balance sheets for the Company as of April 3, 2010 and December 31, 2009.

Ply Gem is a diversified manufacturer of residential and commercial building products, which are sold primarily in the United States and Canada, and include a wide variety of products for the residential and commercial construction, the do-it-yourself and the professional remodeling and renovation markets.  The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States and western Canada where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home repair and remodeling and new home construction sectors.  The Company’s sales are usually lower during the first and fourth quarters.

To a significant extent our performance is dependent upon the levels of home repair and remodeling and new home construction spending, all of which are affected by such factors as interest rates, inflation, consumer confidence, unemployment, and availability of consumer credit.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Ply Gem Holdings and its subsidiaries, all of which are wholly owned.  All intercompany accounts and transactions have been eliminated.

Reclassifications

Certain amounts in the prior fiscal year have been reclassified to conform to the presentation adopted in the current fiscal year with no effect on net income (loss) or accumulated deficit.

Accounting Policies and Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles involves estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expense during the reporting periods.  Certain of the Company’s accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates.  By their nature, these judgments are subject to an inherent degree of uncertainty.  The Company periodically evaluates the judgments and estimates used in their critical accounting policies to ensure that such judgments and estimates are reasonable.  Such estimates include the allowance for doubtful accounts receivable, valuation reserve for inventories, warranty reserves, legal contingencies, assumptions used in the calculation of income taxes, and projected cash flows used in the goodwill and intangible asset impairment tests.  These judgments are based on the Company’s historical experience, current trends and information available from other sources, and are based on management’s best estimates and judgments.  The Company adjusts such estimates and assumptions when facts and circumstances dictate.  Illiquid credit markets, volatile equity, foreign currency, and the depressed housing and remodeling market have combined to increase the uncertainty inherent in such estimates and assumptions.  If different conditions result from those assumptions used in the Company’s judgments, actual results could be materially different from the Company’s estimates.

Inventories

Inventories in the accompanying condensed consolidated balance sheets are valued at the lower of cost or market.  The Company records provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value.  The process for evaluating obsolete and excess inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be sold in the normal course of business.  Accelerating the disposal process or incorrect estimates of future sales may cause actual results to differ from estimates at the time such inventory is disposed or sold.   As of April 3, 2010, the Company had inventory purchase commitments of approximately $65.0 million.  Inventory reserves were approximately $7.1 million at April 3, 2010, increasing approximately $0.4 million compared to the December 31, 2009 reserve balance of approximately $6.7 million.

Goodwill and other Long-lived Assets

Long-lived assets

The Company reviews long-lived assets for impairment annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.  The Company performs undiscounted operating cash flow analyses to determine if impairment exists.  If impairment is determined to exist, any related impairment loss is calculated based on the asset’s fair value and the discounted cash flow.

As of December 31, 2009, the Company determined that the continued decline in the US housing market required a re-evaluation of the Company’s forecasts.  The Company tested for impairment using the “Step One” test for asset groups held and used, and determined that further impairment testing of the fair value of the asset groups (under “Step Two”) was not necessary at December 31, 2009 because the undiscounted cash flows exceeded the carrying values of the long-lived asset groups.  There were no indications of impairment during the quarter ended April 3, 2010.

The Company tests for long-lived asset impairment at the following asset group levels: i) Siding, Fencing, and Stone (“Siding”), ii) the combined US Windows companies in the Windows and Doors segment (“US Windows”), and iii) Ply Gem Canada (formerly known as CWD Windows and Doors, Inc.) in the Windows and Doors segment.  For purposes of recognition and measurement of an impairment loss, a long-lived asset or asset group should represent the lowest level for which an entity can separately identify cash flows that are largely independent of the cash flows of other assets and liabilities.  Ply Gem concluded that the lowest level for identifiable cash flows is Siding, US Windows and Ply Gem Canada.   This is one level below the segment reporting unit of “Windows and Doors” and reflects the lowest level of identifiable cash flows.  Management believes that the US Windows unit cannot be further broken down as a result of the 2008 US Windows reorganization.  As a result, Ply Gem now markets themselves to US Windows customers as one company rather than separate companies.  In addition, certain manufacturing facilities provide inventory to multiple window divisions for assembling the final products.  Therefore, from an economic standpoint, the Company evaluates the cash flows as a group rather than at the divisional levels.  The US Windows and Ply Gem Canada financial data is the lowest level of reliable information that is prepared and reviewed by management on a consistent basis.  The Company made a similar conclusion for Siding as its product lines are grouped at a Siding level as there are interdependencies between products.

Goodwill

The Company evaluates goodwill for impairment on an annual basis and whenever events or business conditions warrant.  All other intangible assets are amortized over their estimated useful lives.  The Company assesses goodwill for impairment during the fourth quarter of each year and also at any other date when events or changes in circumstances indicate that the carrying value of these assets may exceed their fair value.  To evaluate goodwill for impairment, the Company estimates the fair value of reporting units considering such factors as discounted cash flows and valuation multiples for comparable publicly traded companies.  A significant reduction in projected sales and earnings which would lead to a reduction in future cash flows could indicate potential impairment.  There were no indications of impairment during the quarter ended April 3, 2010 that would trigger an interim impairment test.

Debt Issuance Costs

Debt issuance costs, composed of facility, agency, and certain legal fees associated with acquiring new debt financing, are amortized over the contractual term of the related agreement using the effective interest method.  Debt issuance costs, net of accumulated amortization, were approximately $24.4 million and $27.3 million at April 3, 2010 and December 31, 2009, respectively, and have been recorded in other long term assets in the accompanying condensed consolidated balance sheets.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period in which the rate change occurs.  A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Estimates are required with respect to, among other things, the appropriate state income tax rates used in the various states that the Company and its subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards for both federal and state income tax purposes and valuation allowances required, if any, for tax assets that may not be realized in the future.  The Company establishes reserves when, despite our belief that our tax return positions are fully supportable, certain positions could be challenged, and the positions may not be fully sustained.  Subsequent to February 12, 2004, U.S. federal income tax returns are prepared and filed by Ply Gem Investment Holdings, Inc. on behalf of itself, Ply Gem Holdings, and Ply Gem Industries and its subsidiaries.  The tax sharing agreement between Ply Gem Holdings and Ply Gem Investment Holdings under which tax liabilities for each respective party are computed on a stand-alone basis, was amended during 2006 to include Ply Gem Prime.  On January 11, 2010, Ply Gem Investment Holdings was merged with and into Ply Gem Prime, with Ply Gem Prime as the surviving corporation.  As a result, each outstanding share of senior preferred stock of Ply Gem Investment Holdings was converted into a share of a corresponding class of shares of the capital stock of Ply Gem Prime.

U.S. subsidiaries file unitary, combined federal income tax returns and separate state income tax returns.  Ply Gem Canada files separate Canadian income tax returns.

Foreign Currency

The Company’s Canadian subsidiary, Ply Gem Canada, utilizes the Canadian dollar as its functional currency.  For reporting purposes, the Company translates the assets and liabilities of its foreign subsidiary at the exchange rates in effect at the end of the reporting periods.  Net sales and expenses are translated using average exchange rates in effect during the reporting periods.  Gains and losses from foreign currency translation are credited or charged to accumulated other comprehensive income (loss) in the accompanying condensed consolidated balance sheets.

For the three month periods ended April 3, 2010 and April 4, 2009, the Company recorded a gain from foreign currency transactions of approximately $0.1 million and a loss from foreign currency transactions of approximately $0.1 million, respectively.  As of April 3, 2010, and December 31, 2009, accumulated other comprehensive income  included a currency translation adjustment of approximately $5.4 million and $4.1 million, respectively.

Concentration of Credit Risk

The accounts receivable balance related to one customer of the Siding, Fencing and Stone segment was approximately $9.8 million and $5.5 million at April 3, 2010 and December 31, 2009, respectively.  This customer accounted for approximately 8.6% of net sales for the three month period ended April 3, 2010 and 10.2% of net sales for the three months ended April 4, 2009.

Fair Value Measurement

The Company adopted the fair value accounting standard during the first quarter of 2008.  The accounting standard for fair value provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This standard does not apply measurements related to share-based payments, nor does it apply to measurements related to inventory.

The accounting standard for fair value discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
•
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Inputs that reflect the reporting entity’s own assumptions.

The hierarchy requires the use of observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.  The Company’s population of recurring financial assets and liabilities subject to fair value measurements and the necessary disclosures are as follows:

			Quoted Prices	Significant
(Amounts in thousands)			in Active Markets	Other	Significant
		Fair	for identical	Observable	Unobservable
	Carrying	Value	Assets	Inputs	Inputs
	Value	Total	(Level 1)	(Level 2)	(Level 3)
As of April 3, 2010:
Assets:
Certificates of deposit	$600	$600	$600	$-	$-
Liabilities:
Senior Subordinated Notes-13.125%	$150,000	$156,000	$156,000	$-	$-
Senior Secured Notes-11.75%	725,000	766,688	766,688	-	-
	$875,000	$922,688	$922,688	$-	$-

As of December 31, 2009:
Assets:
Certificates of deposit	$600	$600	$600	$-	$-
Liabilities:
Senior Subordinated Notes-9%	$360,000	$302,400	$302,400	$-	$-
Senior Secured Notes-11.75%	725,000	725,000	725,000	-	-
	$1,085,000	$1,027,400	$1,027,400	$-	$-

The fair value of the long-term debt instruments was determined by utilizing available market information.  The carrying value of the Company’s other financial instruments approximates their fair value.

In accordance with the fair value accounting standard, certain non-financial assets and non-financial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test.  Certain non-financial assets and non-financial liabilities measured at fair value on a non-recurring basis include non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) revised the authoritative guidance for accounting for transfers of financial assets, which requires enhanced disclosures regarding transfers of financial assets, including securitization transactions, and continuing exposure to the related risks. The guidance eliminates the concept of a qualifying special-purpose entity and changes the requirements for derecognizing financial assets and  is effective for the Company beginning October 3, 2010. The Company is currently evaluating the impact of adopting this guidance; however, it is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In June 2009, the FASB revised the authoritative guidance for consolidating variable interest entities, which changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance and is effective for the Company beginning October 3, 2010. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

In January 2010, the FASB issued authoritative guidance which requires additional disclosures about transfers between Levels 1 and 2 of the fair value hierarchy and disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. This guidance was effective for the Company in the current quarter, except for the Level 3 activity disclosures, which are effective for fiscal years beginning after December 15, 2010. The adoption of this guidance, which impacts any fair value disclosures, is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

2.  GOODWILL

The Company records the excess of purchase price over the fair value of the net assets of acquired companies as goodwill or other identifiable intangible assets.  The Company performs an annual test for goodwill impairment during the fourth quarter of each year and also at any other date when events or changes in circumstances indicate that the carrying value of these assets may exceed their fair value.  The Company has defined its reporting units and performs the impairment testing of goodwill at the operating segment level.  The Company has aggregated US Windows and Ply Gem Canada into a single reporting unit since they have similar economic characteristics.  Thus, the Company has two reporting units: 1) Siding, Fencing, and Stone and 2) Windows and Doors.  Separate valuations are performed for each of these reporting units in order to test for impairment.

The Company uses the two-step method to determine goodwill impairment.  If the carrying amount of a reporting unit exceeds its fair value (Step One), the Company measures the possible goodwill impairment based upon a hypothetical allocation of the fair value estimate of the reporting unit to all of the underlying assets and liabilities of the reporting unit, including previously unrecognized intangible assets (Step Two).  The excess of the reporting unit’s fair value over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.  An impairment loss is recognized to the extent that a reporting unit’s recorded goodwill exceeds the implied fair value of goodwill.  There was no goodwill impairment at December 31, 2009 and no impairment indicators which would trigger an interim impairment test during the quarter ended April 3, 2010.

To determine the fair value of its reporting units, the Company equally considers both the income and market valuation methodologies.  The income valuation methodology uses the fair value of the cash flows that the reporting unit can be expected to generate in the future. This method requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows for the reporting unit over a multi-year period as well as determine the weighted average cost of capital to be used as the discount rate.  The Company also utilizes the market valuation method to estimate the fair value of the reporting units by utilizing comparable public company multiples.  These comparable public company multiples are then applied to the reporting unit’s financial performance.  During the year ended December 31, 2009, the Company utilized forward looking market multiples for its reporting units.  The forward multiples were used since each reporting unit incurred various restructuring activities during 2009.  The market approach is more volatile as an indicator of fair value as compared to the income approach as internal forecasts and projections have historically been more stable.  Since each approach has its merits, the Company equally weights the approaches to balance the internal and external factors affecting the Company’s fair value, which is consistent with prior years.

The Company’s fair value estimates of its reporting units and goodwill are sensitive to a number of assumptions including discount rates, cash flow projections, operating margins, and comparable market multiples.  In order to accurately forecast future cash flows, the Company estimates single family housing starts and the repair and remodeling market’s growth rates.  However, there is no assurance that: 1) valuation multiples will not decline further, 2) discount rates will not increase, or 3) the earnings, book values or projected earnings and cash flows of the Company’s reporting units will not decline. The Company will continue to analyze changes to these assumptions in future periods. The Company will continue to evaluate goodwill during future periods and further declines in the residential housing and remodeling markets could result in additional goodwill impairments.

The reporting unit goodwill balances were as follows as of April 3, 2010 and December 31, 2009:
(Amounts in thousands)
	April 3, 2010	December 31, 2009
Windows and Doors	$73,174	$72,731
Siding, Fencing and Stone	320,107	320,107
	$393,281	$392,838

The increase in goodwill during the three months ended April 3, 2010 was due to currency translation adjustments of approximately $0.4 million.

3.  INTANGIBLE ASSETS

The following table presents the components of intangible assets as of April 3, 2010 and December 31, 2009:

	Average
	Amortization
(Amounts in thousands)	Period		Accumulated	Net Carrying
	(in Years)	Cost	Amortization	Value
As of April 3, 2010
Patents	14	$12,770	$(5,713)	$7,057
Trademarks/tradenames	11	85,644	(24,827)	60,817
Customer relationships	13	158,158	(59,348)	98,810
Other	4	1,631	(1,045)	586
Total intangible assets		$258,203	$(90,933)	$167,270

As of December 31, 2009
Patents	14	$12,770	$(5,477)	$7,293
Trademarks/tradenames	15	85,644	(21,475)	64,169
Customer relationships	13	158,158	(56,249)	101,909
Other	4	1,631	(938)	693
Total intangible assets		$258,203	$(84,139)	$174,064

Amortization expense for the remainder of 2010 and for fiscal years 2011, 2012, 2013, and 2014 is estimated to be approximately $20.3 million, $26.7 million, $26.6 million, $16.5 million, and $15.1 million, respectively.  During the quarter ended April 3, 2010, the Company decreased the remaining useful life of certain trademarks in the Windows and Doors segment to 3 years (applied prospectively) as a result of future marketing plans regarding the use of certain trademarks.  The Company determined that the trademarks’ undiscounted cash flows over the abbreviated 3 year period exceeded the carrying value of these trademarks.  As a result, there was no further impairment test conducted for these trademarks.  For the quarter ended April 3, 2010, the Company incurred approximately $1.9 million of increased amortization expense compared to the quarter ended April 4, 2009.

4.  COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is comprised of the following:

	For the three months ended
(Amounts in thousands)	April 3, 2010	April 4, 2009

Net income (loss)	$54,102	$(55,538)
Foreign currency translation adjustment	1,314	(407)

Comprehensive income (loss)	$55,416	$(55,945)

5.  LONG-TERM DEBT

Long-term debt in the accompanying condensed consolidated balance sheets at April 3, 2010 and December 31, 2009 consists of the following:
(Amounts in thousands)	April 3, 2010	December 31, 2009

Senior secured asset based revolving credit facility	$65,000	$25,000
9% Senior subordinated notes due 2012, net of
unamortized premium of $0 and $105	-	360,105
11.75% Senior secured notes due 2013, net of
unamortized discount of $9,132 and $9,708	715,868	715,292
13.125% Senior subordinated notes due 2014, net of
unamortized discount of $4,090	145,910	-
	$926,778	$1,100,397
Less:
9% Senior subordinated notes due to related parties
including unamortized premium of $0 and $82	-	281,376
	$926,778	$819,021

11.75% Senior Secured Notes due 2013

On June 9, 2008, Ply Gem Industries issued $700.0 million of 11.75% senior secured notes due 2013 (the “Senior Secured Notes”) at an approximate 1.0% discount, yielding proceeds of approximately $693.5 million.  Ply Gem Industries used the proceeds to repay all of the outstanding indebtedness under the then existing senior secured credit facility of approximately $676.2 million of term loan borrowings and approximately $15.0 million of revolver borrowings.  The Senior Secured Notes will mature on June 15, 2013 and bear interest at the rate of 11.75% per annum.  Interest will be paid semi-annually on June 15 and December 15 of each year.  On October 23, 2009, Ply Gem Industries issued an additional $25.0 million of its Senior Secured Notes in a private placement transaction.  The net proceeds of $20.0 million were utilized for general corporate purposes.  The additional $25.0 million of Senior Secured Notes has the same terms and covenants as the initial $700.0 million of Senior Secured Notes.

Prior to April 1, 2011, Ply Gem Industries may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 111.75% of the aggregate principal amount of the Senior Secured Notes, plus accrued and unpaid interest, if any, provided that at least 65% of the original aggregate principal amount of the Senior Secured Notes remains outstanding after the redemption.  In addition, not more than once during any twelve-month period, Ply Gem Industries may redeem up to $70.0 million of the Senior Secured Notes at a redemption price equal to 103% of the aggregate amount of the Senior Secured Notes, plus accrued and unpaid interest, if any.  At any time on or after April 1, 2011, Ply Gem Industries may redeem the Senior Secured Notes, in whole or in part, at declining redemption prices set forth in the indenture governing the Senior Secured Notes, plus, in each case, accrued and unpaid interest, if any, to the redemption date.

The Senior Secured Notes are fully and unconditionally guaranteed on a joint and several basis by Ply Gem Holdings and all of the domestic subsidiaries of Ply Gem Industries (the “Guarantors”).  The indenture governing the Senior Secured Notes contains certain covenants that limit the ability of Ply Gem Industries and its subsidiaries to incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem their stock, make loans and investments, sell assets, incur certain liens, enter into agreements restricting their ability to pay dividends, enter into transactions with affiliates, and consolidate, merge or sell Ply Gem Industries’ assets. On November 3, 2008, Ply Gem Industries completed its exchange offer with respect to the Senior Secured Notes by exchanging $700.0 million Senior Secured Notes, which were registered under the Securities Act of 1933, as amended (the "Securities Act"), for $700.0 million of the issued and outstanding Senior Secured Notes.  Upon completion of the exchange offer, all issued and outstanding Senior Secured Notes were registered under the Securities Act.  However, the issuance of $25.0 million of Senior Secured Notes in October 2009 was not registered under the Securities Act and there is no contractual requirement to register these Senior Secured Notes.

The Senior Secured Notes and the related guarantees are secured on a first-priority lien basis by substantially all of the assets (other than the assets securing the Company’s obligations under the senior secured asset based revolving credit facility, which consist primarily of accounts receivable and inventory) of Ply Gem Industries and the Guarantors and on a second-priority lien basis by the assets that secure the asset based revolving credit facility.

In addition, the Company’s stock ownership in its subsidiaries collateralizes the Senior Secured Notes to the extent that such equity interests and other securities can secure the notes without Rule 3-16 of Regulation S-X under the Securities Act requiring separate financial statements of such subsidiary to be filed with the Securities and Exchange Commission.  As of April 3, 2010, no subsidiary’s stock has been excluded from the collateral arrangement due to the Rule 3-16 requirement.

Senior Secured Asset Based Revolving Credit Facility due 2013

Concurrently with the Senior Secured Notes offering on June 9, 2008, Ply Gem Industries, the Company and the subsidiaries of Ply Gem Industries entered into a new senior secured asset-based revolving credit facility (the “ABL Facility”).  The ABL Facility initially provided for revolving credit financing of up to $150.0 million, subject to borrowing base availability, with a maturity of five years (June 2013) including sub-facilities for letters of credit, swingline loans, and borrowings in Canadian dollars and United States dollars by Ply Gem Canada.

The ABL Facility provides that the revolving commitments may be increased to $200.0 million, subject to certain terms and conditions.  The Company had borrowings of $65.0 million and $25.0 million outstanding under the ABL Facility as of April 3, 2010 and December 31, 2009, respectively.  As of April 3, 2010, Ply Gem Industries had approximately $103.3 million of contractual availability and approximately $63.5 million of borrowing base availability under the ABL Facility, reflecting $65.0 million of borrowings outstanding and approximately $6.7 million of letters of credit issued.

The interest rates applicable to loans under the ABL Facility are, at the Company’s option, equal to either a base rate plus an applicable interest margin, or an adjusted LIBOR rate plus an applicable interest margin, as defined in the ABL Facility credit agreement.  As of April 3, 2010, the Company’s interest rate on the ABL Facility was approximately 6.0%.  The ABL Facility contains a requirement to maintain a fixed charge coverage ratio of 1.1:1.0 if the Company’s borrowings under the ABL Facility exceed certain levels.  The fixed charge coverage was not applicable at any point during 2009 or the first quarter of 2010.

In July 2009, the Company amended the ABL Facility to increase the available commitments by $25.0 million from $150.0 million to $175.0 million, and change both the availability threshold for certain cash dominion events and compliance with the fixed charge and other covenants from 15% of revolving credit commitments to 15% of the lower of the revolving credit commitments or the borrowing base but not less than $20.0 million. The Company must maintain excess availability, as defined, of at least $20.0 million to avoid being subject to the fixed charge covenant ratio.  As a condition to this availability increase, the applicable margins payable on the loans were increased and made subject to certain minimums.  In October 2009, the Company amended the ABL Facility to allow for the issuance of $25.0 million of additional Senior Secured Notes and to permit certain refinancing transactions with respect to the 9% senior subordinated notes due 2012 (the "9% Senior Subordinated Notes").  The October amendment also permits Ply Gem Industries to issue equity securities to Ply Gem Holdings, its parent.  The October 2009 amendment did not affect the $175.0 million availability amount or the applicable interest rate margins under the ABL Facility.

All obligations under the ABL Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of Ply Gem Industries and the Guarantors, including a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts, and certain related assets and proceeds of the foregoing and a second-priority security interest in, and mortgages on, substantially all of Ply Gem Industries’ material owned real property and equipment and all assets that secure the Senior Secured Notes on a first-priority basis.  In addition to being secured by the collateral securing the obligations of Ply Gem Industries under the domestic collateral package, the obligations of Ply Gem Canada, which is a borrower under the Canadian sub-facility under the ABL Facility, are also secured by a first-priority security interest in substantially all of the assets of such Canadian subsidiary, plus additional mortgages in Canada, and a pledge by Ply Gem Industries of the remaining 35% of the equity interests of Ply Gem Canada pledged only to secure the Canadian sub-facility.

9.00% Senior Subordinated Notes due 2012

Concurrently with the acquisition of Ply Gem Industries on February 12, 2004, Ply Gem Industries issued $225.0 million aggregate principal amount of its 9% Senior Subordinated Notes due 2012, which are guaranteed by Ply Gem Holdings and the domestic subsidiaries of Ply Gem Industries.  Subsequently, in August 2004, in connection with the MW acquisiton, Ply Gem Industries issued an additional $135.0 million of 9% Senior Subordinated Notes, which are guaranteed by Ply Gem Holdings and the domestic subsidiaries of Ply Gem Industries, including MWM Holding and its subsidiaries.  Ply Gem Industries pays interest semi-annually on February 15 and August 15 of each year.  As of December 31, 2009, certain affiliates of the Company’s controlling stockholder owned approximately $281.4 million of the outstanding 9% Senior Subordinated Notes.

In connection with the issuance of $150.0 million aggregate principal amount of 13.125% Senior Subordinated Notes due 2014 on January 11, 2010 (see description in corresponding section below), Ply Gem Industries redeemed approximately $141.2 million aggregate principal amount of the 9% Senior Subordinated Notes on February 16, 2010 at a redemption price of 100% of the principal amount thereof plus accrued interest.  The Company accounted for this transaction as a debt extinguishment.  In addition to this debt extinguishment, approximately $218.8 million aggregate principal amount of the 9% Senior Subordinated Notes held by certain affiliates of the Company’s controlling stockholder were transferred to the Company’s indirect stockholders and ultimately to Ply Gem Prime Holdings, the Company’s indirect parent company.  Such notes were then transferred to Ply Gem Holdings and then to Ply Gem Industries as a capital contribution and cancelled on February 12, 2010.  As such, these 9% Senior Subordinated Notes were not outstanding as of April 3, 2010.

Gain on extinguishment of debt

As a result of the $141.2 million redemption of the 9% Senior Subordinated Notes on February 16, 2010, the Company recognized a loss on extinguishment of debt of approximately $2.2 million related predominantly to the write off of unamortized debt issuance costs.  On February 12, 2010, as a result of the $218.8 million contribution of the 9% Senior Subordinated Notes by an affiliate of the Company’s controlling stockholder in exchange for equity of Ply Gem Prime valued at approximately $114.9 million, the Company recognized a gain on extinguishment of approximately $100.4 million, including the write off of unamortized debt issuance costs of approximately $3.5 million.  The $98.2 million net gain on debt extinguishment was recorded within other income (expense) separately in the condensed consolidated statement of operations for the period ended April 3, 2010.

13.125% Senior Subordinated Notes due 2014

On January 11, 2010, Ply Gem Industries issued $150.0 million of 13.125% Senior Subordinated Notes due 2014 (the “13.125% Senior Subordinated Notes”) at an approximate 3.0% discount, yielding proceeds of approximately $145.7 million.  Ply Gem Industries used the proceeds of the offering to redeem approximately $141.2 million aggregate principal amount of its 9% Senior Subordinated Notes due 2012 and to pay certain related costs and expenses.  The $150.0 million Senior Subordinated Notes will mature on July 15, 2014 and bear interest at the rate of 13.125% per annum.  Interest will be paid semi-annually on January 15 and July 15 of each year.

Prior to January 15, 2012, Ply Gem Industries may redeem up to 40% of the aggregate principal amount of the 13.125% Senior Subordinated Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 113.125% of the aggregate principal amount of the 13.125% Senior Subordinated Notes, plus accrued and unpaid interest, if any, provided that at least 60% of the original aggregate principal amount of the 13.125% Senior Subordinated Notes remains outstanding after the redemption.  On or after January 15, 2012, and prior to January 15, 2013, Ply Gem Industries may redeem up to 100% of the aggregate principal amount of the 13.125% Senior Subordinated Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 103% of the aggregate principal amount of the 13.125% Senior Subordinated Notes, plus accrued and unpaid interest, if any.  On or after January 15, 2013, Ply Gem Industries may redeem up to 100% of the aggregate principal amount of the 13.125% Senior Subordinated Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 100% of the aggregate principal amount of the 13.125% Senior Subordinated Notes, plus accrued and unpaid interest, if any, to the redemption date.

The 13.125% Senior Subordinated Notes are unsecured and subordinated in right of payment to all existing and future debt of the Company, including the ABL Facility and the Senior Secured Notes.  The 13.125% Senior Subordinated Notes are unconditionally guaranteed on a joint and several basis by Ply Gem Holdings and all of the domestic subsidiaries of Ply Gem Industries (other than certain unrestricted subsidiaries) on a senior subordinated basis.  The guarantees are general unsecured obligations and are subordinated in right of payment to all existing senior debt of the guarantors, including their guarantees of the Senior Secured Notes and the ABL Facility.

The indenture governing the 13.125% Senior Subordinated Notes contains certain covenants that limit the ability of Ply Gem Industries and its subsidiaries to incur additional indebtedness, pay dividends or make other distributions or repurchases or redeem their stock, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell Ply Gem Industries’ assets.

6.  PENSION PLANS

The Company has two separate pension plans, the Ply Gem Group Pension Plan and the MW Manufacturers, Inc. Retirement Plan.
The Company’s net periodic expense for the combined pension plans for the periods indicated consists of the following components:

	For the three months ended
(Amounts in thousands)	April 3, 2010	April 4, 2009

Service cost	$40	$44
Interest cost	506	500
Expected return on plan assets	(453)	(366)
Amortization of loss	78	126
Net periodic expense	$171	$304

7.  COMMITMENTS AND CONTINGENCIES

Indemnifications

In connection with the Ply Gem acquisition, in which Ply Gem Industries was acquired from Nortek in February 2004, Nortek has agreed to indemnify the Company for certain liabilities as set forth in the stock purchase agreement governing the Ply Gem acquisition.  In the event Nortek is unable to satisfy amounts due under these indemnifications, the Company would be liable.  The Company believes that Nortek has the financial capacity to honor its indemnification obligations and therefore does not anticipate incurring any losses related to liabilities indemnified by Nortek under the stock purchase agreement.  A receivable related to this indemnification has been recorded in other long-term assets in the approximate amount of $7.2 million and $7.4 million at April 3, 2010 and December 31, 2009, respectively.  As of April 3, 2010 and December 31, 2009, the Company has recorded liabilities in relation to these indemnifications of approximately $2.7 million and $2.8 million, respectively, in current liabilities and $4.5 million and $4.6 million, respectively, in long-term liabilities, consisting of the following:

(Amounts in thousands)	April 3, 2010	December 31, 2009

Product claim liabilities	$3,422	$3,505
Multiemployer pension plan withdrawal liability	3,239	3,292
Other	585	599
	$7,246	$7,396

Warranty claims

The Company sells a number of products and offers a number of warranties on these products.  The specific terms and conditions of these warranties vary depending on the product sold and the country in which the product is sold.  The Company estimates the costs expected to be incurred under its warranties and records a liability for such costs at the time of sale, which is recorded in both accrued expenses and other long-term liabilities in the accompanying condensed consolidated balance sheets.  Factors that affect the Company’s warranty liabilities include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction.  The Company periodically assesses the adequacy of the recorded warranty claims and adjusts the amounts as necessary.  As of April 3, 2010 and December 31, 2009, warranty liabilities of approximately $10.3 million and $10.4 million, respectively, have been recorded in current liabilities and approximately $32.9 million and $33.0 million, respectively, have been recorded in long-term liabilities.

Changes in the Company’s warranty liabilities are as follows:

	For the three months ended
(Amounts in thousands)	April 3, 2010	April 4, 2009

Balance, beginning of period	$43,398	$45,653
Warranty expense provided during period	2,851	2,915
Settlements made during period	(3,025)	(4,070)
Balance, end of period	$43,224	$44,498

Other contingencies

The Company is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which may include product recalls.  Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned.  The Company has used various substances in their products and manufacturing operations, which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.  Also, it is not possible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, and therefore no such estimate has been made.  However, the Company is not aware of any contingencies for which a material loss is reasonably possible.

8.  ACCRUED EXPENSES, TAXES, AND OTHER LONG-TERM LIABILITIES

Accrued expenses and taxes consist of the following:
(Amounts in thousands)	April 3, 2010	December 31, 2009

Insurance	$5,157	$5,210
Employee compensation and benefits	4,857	3,259
Sales and marketing	18,465	18,585
Product warranty	10,330	10,408
Short-term product claim liability	2,320	2,320
Accrued freight	1,034	466
Interest	30,838	16,844
Accrued pension	1,650	1,650
Accrued deferred compensation	2,081	2,081
Accrued taxes	4,815	1,993
Other	10,684	9,607
	$92,231	$72,423

Other long-term liabilities consist of the following:
(Amounts in thousands)	April 3, 2010	December 31, 2009

Insurance	$2,651	$2,714
Pension liabilities	8,637	8,802
Multi-employer pension withdrawal liability	3,239	3,292
Product warranty	32,894	32,990
Long-term product claim liability	1,102	1,185
Long-term deferred compensation	1,919	1,821
Liabilities for tax uncertainties	9,813	9,735
Other	4,829	5,112
	$65,084	$65,651

9.   RESTRUCTURING

In November 2008, the Company announced the closure of its Hammonton, New Jersey and Phoenix, Arizona window and door manufacturing facilities.  During December 2008, production began to shift to other locations and production ceased at Hammonton and Phoenix during 2009.  By shifting production to other facilities within the Company, the closures reduced costs and increased operating efficiencies.  Total costs are expected to be approximately $5.4 million, including approximately $1.0 million for personnel-related costs and approximately $4.4 million in other facilities-related costs, which include approximately $4.0 million in lease costs.

On April 2, 2009, the Company announced that it would consolidate production across several of its manufacturing facilities improving the Company’s overall operating efficiency.  The Company’s plans included shifting the majority of the production from its Kearney, Missouri facility to its other three vinyl siding manufacturing facilities.  The Company continues to operate the Kearney, Missouri facility on a limited basis until the housing market recovers.  The Company also closed its Tupelo, Mississippi window and door manufacturing facility.  In addition, the Company consolidated certain of the vinyl lineal production to its Rocky Mount, Virginia facility and realigned production of its west coast window and door facilities at Sacramento, California and Auburn, Washington to better serve customers and improve overall operating efficiency. In connection with the April 2, 2009 announcement, the Company expects to incur pre-tax exit and restructuring costs, all of which will be cash charges, of approximately $2.0 million, including approximately $0.9 million for personnel-related costs, approximately $0.1 million for contract termination costs, and approximately $1.0 million in other facilities-related costs.

The following table summarizes the Company’s restructuring activity for the three months ended April 3, 2010:

(Amounts in thousands)	Accrued as of	Adjustments	Cash payments	Expensed	Accrued as of
	December 31, 2009	during 2010	during 2010	during 2010	April 3, 2010
Hammonton, NJ
Severance costs	$-	$-	$-	$-	$-
Other termination benefits	-	-	-	-	-
Contract terminations	1,873	-	(732)	32	1,173
Equipment removal and other	-	-	-	-	-
	$1,873	$-	$(732)	$32	$1,173

Phoenix, AZ
Severance costs	$-	$-	$-	$-	$-
Other termination benefits	-	-	-	-	-
Contract terminations	766	-	(184)	14	596
Equipment removal and other	-	-	-	-	-
	$766	$-	$(184)	$14	$596

Kearney, MO
Severance costs	$-	$-	$-	$-	$-
Equipment removal and other	-	-	(105)	105	-
	$-	$-	$(105)	$105	$-

Tupelo, MS
Severance costs	$-	$-	$-	$-	$-
Contract terminations	109	-	(73)	1	37
Equipment removal and other	-	-	-	-	-
	$109	$-	$(73)	$1	$37

For the three month periods ended April 3, 2010 and April 4, 2009, the Company expensed approximately $0.2 million and $3.3 million, respectively, related to this restructuring.  For the three months ended April 3, 2010, approximately $0.1 million was recorded in selling, general and administrative expenses in the Siding, Fencing and Stone segment and approximately $0.1 million was recorded in selling, general and administrative expenses in the Windows and Doors  segment.  For the three months ended April 4, 2009, approximately $0.7 million was recorded in selling, general and administrative expenses in the Siding, Fencing and Stone segment and approximately $2.6 million were recorded in selling, general and administrative expenses in the Windows and Doors segment.

10.   INCOME TAXES

Effective tax rate and debt transactions

Income taxes for interim periods have been included in the accompanying condensed consolidated financial statements on the basis of an estimated annual effective tax rate. In addition to the amount of tax resulting from applying the estimated annual effective tax rate to pre-tax income (loss), the Company includes certain items treated as discrete events to arrive at an estimated overall tax amount.  For the period ended April 3, 2010, the Company’s estimated effective income tax rate for the full year was approximately 11.4%, which varied from the statutory rate primarily due to state tax expense, a decrease in the valuation allowance, and to cancellation of debt income offset by a repurchase premium and original issue discount.
During February 2010, certain affiliates of the Company’s controlling stockholder contributed approximately $218.8 million aggregate principal amount of 9% Senior Subordinated Notes to Ply Gem Holdings in exchange for equity of Ply Gem Prime valued at approximately $114.9 million.  Prior to this $218.8 million contribution to Ply Gem Holdings, the affiliates of the Company’s controlling stockholder initially transferred the notes to Ply Gem Prime, the Company’s ultimate parent, which then contributed the notes to Ply Gem Holdings.  As a result of these debt transactions, the Company recognized $35.3 million of additional cancellation of indebtedness income (“CODI”) for income tax purposes during the quarter ended April 3, 2010.  During the quarter ended April 4, 2009, affiliates of the Company’s controlling stockholder purchased a majority of the 9% Senior Subordinated Notes.  The Company determined that approximately $95.7 million would be considered CODI for the quarter ended April 4, 2009 as the acquiring party was deemed a related party for tax purposes.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “Act”).  Among its provisions, the Act permits certain taxpayers to elect to defer the taxation of CODI arising from certain repurchases, exchanges or modifications of their outstanding debt that occur during 2009 and 2010.  For debt acquired in 2009, the CODI can be deferred for five years and then included in taxable income ratably over the next five years.  The CODI deferral and inclusion periods for debt acquired during 2010 would be four years.  If this election is made by September 2010 for debt acquired in 2009 or September 2011 for debt acquired during 2010, the Company would be required to defer the deduction of all or a substantial portion of any “original issue discount” (“OID”) expenses as well as the CODI.  These OID deductions also would be deferred until 2014 and the Company would be allowed to deduct these costs ratably over the same four or five-year period.  The Company does not currently plan to defer the 2009 or 2010 CODI.

In addition to the $35.3 million of 2010 CODI income recognized for income tax purposes, the Company recognized a repurchase premium deduction of approximately $10.3 million and an OID deduction of approximately $17.8 million in conjunction with the debt transactions occurring during the quarter ended April 3, 2010.  These deductions partially offset the CODI that was recognized for income tax purposes in the quarter ended April 3, 2010.  The remaining $7.2 million of CODI was offset during the quarter ended April 3, 2010 by net operating losses.

Valuation allowance

As of April 3, 2010, a full valuation allowance has been provided against certain deferred tax assets as it is presently deemed more likely than not that the benefit of such net tax assets will not be utilized. Due to recent cumulative losses accumulated by the Company, management did not rely upon projections of future taxable income in assessing the recoverability of deferred tax assets.  The Company currently has book goodwill of approximately $13.4 million that is not amortized and results in a deferred tax liability of approximately $2.9 million at April 3, 2010.  Therefore, the reversal of deferred tax liabilities related to this goodwill is not considered a source of future taxable income in assessing the realization of its deferred tax assets.  The Company continues to evaluate the realizability of its net deferred tax assets and its estimates are subject to change.

Other tax considerations

During the quarter ended April 4, 2009, the Company filed an amended federal income tax return for the year ended December 31, 2005 in order to adjust its net operating loss limitations.  The Company recorded the resulting income tax benefit as an income tax receivable of approximately $4.1 million.  As of April 3, 2010 and December 31, 2009, this amount has been recorded in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets.

The Worker, Homeownership, and Business Assistance Act of 2009 provided for a five year carryback of net operating losses for either 2008 or 2009 losses.  Additionally, the ninety percent limitation on the usage of alternative minimum tax net operating loss deductions was suspended during this extended carryback period.  The Company has prepared an amended 2008 carryback claim in order to receive a refund of the alternative minimum tax paid for tax years 2005 through 2007 totaling approximately $1.1 million, which has been recorded in prepaid expenses and other current assets in the consolidated balance sheets as of April 3, 2010 and December 31, 2009.

Tax uncertainties

Despite our belief that our tax return positions are consistent with applicable tax laws, the Company believes that certain positions could be challenged by taxing authorities.  Our tax reserves reflect the difference between the tax benefit claimed on tax returns and the amount recognized in the financial statements. These reserves have been established based on management’s assessment as to potential exposure attributable to permanent differences and interest applicable to both permanent and temporary differences.  The tax reserves are reviewed periodically and adjusted in light of changing facts and circumstances, such as progress of tax audits, lapse of applicable statutes of limitations and changes in tax law.  During the three months ended April 3, 2010, the Company increased the tax contingency reserve by $0.1 million for interest related to previously recorded tax uncertainties.  The Company’s federal income tax returns for the tax years ended December 31, 2006, 2007 and 2008 are currently under examination by the Internal Revenue Service as well as the 2005 amended net operating loss limitation.

11.  STOCK-BASED COMPENSATION

Stock Option Plan

A rollforward of stock options outstanding during the three months ended April 3, 2010 is as follows:

	Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)

Balance at January 1, 2010	334,044	$51.33	6.98
Granted	-	-	-
Forfeited or expired	-	-	-
Balance at April 3, 2010	334,044	$51.33	6.73

As of April 3, 2010, 105,094 options have vested.  At April 3, 2010, the Company had approximately $0.1 million of total unrecognized compensation expense that will be recognized over a weighted average period of 1.65 years.

Other Share-Based Compensation

Upon completion of the acquisition of Ply Gem, the acquisition of MW and the acquisition of AWC Holding Company and its subsidiaries (collectively, “Alenco”), certain members of management made a cash contribution to Ply Gem Prime in exchange for shares of Ply Gem Prime’s common stock.   Ply Gem Prime is the sole shareholder of Ply Gem Holdings.

A rollforward of Ply Gem Prime’s common stock shares during the three months ended April 3, 2010 is as follows.

Common Stock Shares Owned by Management
Balance at January 1, 2010	642,895
Shares issued	7,512
Shares repurchased	(38,000)
Balance at April 3, 2010	612,407

Phantom stock

Upon the completion of the Ply Gem Acquisition and the MW Acquisition, certain members of management contributed their investment in predecessor companies in exchange for phantom common stock units and phantom preferred stock units which were governed by a phantom stock plan.  Under the phantom stock plan, each participant’s interest in the plan was recorded in a bookkeeping account; however, no stock was initially issued under the phantom stock plan.  Each account recorded a number of units so that, any “phantom common stock units” were deemed to be invested in common stock and any “phantom preferred stock units” were deemed invested in senior preferred stock.  Under the plan, upon liquidation and payment of a participant’s account, the value of the account generally was to be paid to the participant either in cash or in shares of Ply Gem Prime’s stock having a fair market value equal to the account balance, in the discretion of Ply Gem Prime.

In 2006, the Company converted all phantom common and preferred stock units into a cash account payable on a fixed schedule in years 2007 and beyond.  The value of the portion of each cash account that represented phantom common units equaled the number of phantom common stock units credited to the phantom plan account on September 25, 2006 multiplied by $10.00.  From September 25, 2006 through January 31, 2007, the value of the cash account was updated as if interest was credited on such value and compounded at December 31, 2006 at a rate equal to the applicable federal rate for short-term loans.  This portion of the account was paid to each party in a single lump-sum cash payment on January 31, 2007.  The value of the portion of the cash account that represented the value of the phantom preferred stock units equaled the face amount of the number of shares of senior preferred stock represented by such units.  This portion of the account is credited with deemed earnings, as if with interest, at an annual rate of 10% compounded semi-annually as of each June 30 and December 31, from the date of issuance of the phantom preferred stock unit through the date of payment.  This portion of the account is payable on each of August 31, 2009, 2010, and 2011, such that one third of the original face amount, plus deemed earnings, is paid on each such date, or, if earlier, the officer’s death, disability or a change of control.  During the year ended December 31, 2009, the Company made cash phantom stock payments of approximately $1.8 million.  As of April 3, 2010  and December 31, 2009, the Company accrued on its consolidated balance sheet approximately $2.1 million and $2.1 million, respectively, in accrued expenses and taxes and approximately $1.9 million and $1.8 million, respectively in other long term liabilities for the phantom stock.

12.  SEGMENT INFORMATION

The Company’s operating segments are components of the business for which separate financial information is available and are evaluated regularly by management in deciding how to allocate resources and in assessing performance.
The Company has two reportable segments: 1) Siding, Fencing, and Stone, and 2) Windows and Doors.  The operating earnings (loss) of each segment includes the revenue generated on transactions involving products within that segment less identifiable expenses.  Corporate unallocated income and expenses include items which are not directly attributed to or allocated to either of the reporting segments.  Such items include interest, legal costs, corporate payroll, and unallocated finance and accounting expenses. Corporate unallocated assets include debt issuance costs, cash and certain non-operating receivables.

The following is a summary of the Company’s segment information:

	For the three months ended
(Amounts in thousands)	April 3, 2010	April 4, 2009

Net sales
Siding, Fencing, and Stone	$117,668	$108,460
Windows and Doors	86,537	74,291
	$204,205	$182,751

Operating earnings (loss)
Siding, Fencing, and Stone	$10,514	$(7,517)
Windows and Doors	(10,756)	(21,682)
Unallocated	(3,461)	(3,609)
	$(3,703)	$(32,808)

	Total assets as of
	April 3, 2010	December 31, 2009

Siding, Fencing, and Stone	$623,136	$604,753
Windows and Doors	327,952	333,876
Unallocated	60,213	43,404
	$1,011,301	$982,033

13.  RELATED PARTY TRANSACTIONS

The Company has entered into two advisory agreements with an affiliate of CI Capital Partners LLC, formerly Caxton-Iseman Capital, LLC (the “Caxton-Iseman Party”), which we refer to as the “Debt Financing Advisory Agreement” and the “General Advisory Agreement”.  The Caxton-Iseman Party provides the Company with acquisition and financial advisory services as the Board of Directors shall reasonably request.  Under the General Advisory Agreement, the Company expensed management fees to the Caxton-Iseman Party of approximately $0.2 million and $0.7 million within selling, general, and administrative expenses for the three month periods ended April 3, 2010 and April 4, 2009, respectively.

During February 2010, certain affiliates of the Company’s controlling stockholder contributed approximately $218.8 million aggregate principal amount of 9% Senior Subordinated Notes to Ply Gem Holdings in exchange for equity of Ply Gem Prime valued at approximately $114.9 million.  Prior to this $218.8 million contribution, the affiliates of the Company’s controlling stockholder initially transferred the notes to Ply Gem Prime, the Company’s ultimate parent, which then contributed the notes to Ply Gem Holdings.  As a result of these debt transactions, the Company paid interest to related parties of approximately $9.8 million during the quarter ended April 3, 2010.  These interest payments have been recorded within interest expense in the Company’s condensed consolidated statement of operations.
During the quarter ended April 3, 2010, the Company received equity contributions of approximately $1.2 million from certain members of management.  In addition, the Company repurchased equity of approximately $1.9 million from certain former members of management.

14.  GUARANTOR / NON-GUARANTOR FINANCIAL INFORMATION

The Senior Secured Notes and 13.125% Senior Subordinated Notes were both issued by our direct subsidiary, Ply Gem Industries, and the Senior Secured Notes and the 13.125% Senior Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the Company and certain of Ply Gem Industries’ wholly owned subsidiaries.  Accordingly, the following guarantor and non-guarantor information is presented as of April 3, 2010 and December 31, 2009, and for the three month periods ended April 3, 2010 and April 4, 2009.  The non-guarantor information presented represents our Canadian subsidiary.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the three months ended April 3, 2010

	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
(Amounts in thousands)	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated

Net sales	$-	$-	$188,785	$15,420	$-	$204,205
Costs and expenses:
Cost of products sold	-	-	156,224	11,084	-	167,308
Selling, general and
administrative expenses	-	3,452	26,915	3,439	-	33,806
Intercompany administrative
charges	-	-	2,823	177	(3,000)	-
Amortization of intangible assets	-	9	6,785	-	-	6,794
Total costs and expenses	-	3,461	192,747	14,700	(3,000)	207,908
Operating earnings (loss)	-	(3,461)	(3,962)	720	3,000	(3,703)
Foreign currency gain	-	-	-	104	-	104
Intercompany interest	-	29,344	(29,039)	(305)	-	-
Interest expense	-	(33,960)	(47)	-	-	(34,007)
Interest income		9	43	1		53
Gain on extinguishment of debt	-	98,187	-	-	-	98,187
Intercompany administrative income	-	3,000	-	-	(3,000)	-
Income (loss) before equity in
subsidiaries' income (loss)	-	93,119	(33,005)	520	-	60,634
Equity in subsidiaries' income (loss)	54,102	(28,985)	-	-	(25,117)	-
Income (loss) before provision
(benefit) for income taxes	54,102	64,134	(33,005)	520	(25,117)	60,634
Provision (benefit) for income taxes	-	10,032	(3,662)	162	-	6,532
Net income (loss)	$54,102	$54,102	$(29,343)	$358	$(25,117)	$54,102

Other comprehensive income (loss):
Foreign currency translation adjustments	-	-	-	1,314	-	1,314
Total comprehensive income (loss)	$54,102	$54,102	$(29,343)	$1,672	$(25,117)	$55,416

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the three months ended April 4, 2009

	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
(Amounts in thousands)	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated

Net sales	$-	$-	$173,623	$9,128	$-	$182,751
Costs and expenses:
Cost of products sold	-	-	162,592	7,099	-	169,691
Selling, general and
administrative expenses	-	3,609	34,747	2,606	-	40,962
Intercompany administrative
charges	-	-	1,737	-	(1,737)	-
Amortization of intangible assets	-	-	4,906	-	-	4,906
Total costs and expenses	-	3,609	203,982	9,705	(1,737)	215,559
Operating loss	-	(3,609)	(30,359)	(577)	1,737	(32,808)
Foreign currency loss	-	-	-	(88)	-	(88)
Intercompany interest	-	30,351	(29,842)	(509)	-	-
Interest expense	-	(33,756)	-	-	-	(33,756)
Interest income	-	9	55	1	-	65
Intercompany administrative income	-	1,737	-	-	(1,737)	-
Loss before equity in
subsidiaries' loss	-	(5,268)	(60,146)	(1,173)	-	(66,587)
Equity in subsidiaries' loss	(55,538)	(51,144)	-	-	106,682	-
Loss before benefit for
income taxes	(55,538)	(56,412)	(60,146)	(1,173)	106,682	(66,587)
Benefit for income taxes	-	(874)	(9,854)	(321)	-	(11,049)
Net loss	$(55,538)	$(55,538)	$(50,292)	$(852)	$106,682	$(55,538)

Other comprehensive income (loss):
Foreign currency translation adjustments	-	-	-	(407)	-	(407)
Total comprehensive loss	$(55,538)	$(55,538)	$(50,292)	$(1,259)	$106,682	$(55,945)

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
As of April 3, 2010

(Amounts in thousands)	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
ASSETS	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated
Current Assets:
Cash and cash equivalents	$-	$27,240	$828	$3,591	$-	$31,659
Accounts receivable, net	-	-	106,083	8,877	-	114,960
Inventories:
Raw materials	-	-	37,421	4,310	-	41,731
Work in process	-	-	24,862	735	-	25,597
Finished goods	-	-	39,961	2,156	-	42,117
Total inventory	-	-	102,244	7,201	-	109,445
Prepaid expenses and other
current assets	-	498	17,453	3,962	-	21,913
Total current assets	-	27,738	226,608	23,631	-	277,977
Investments in subsidiaries	(143,831)	(325,098)	-	-	468,929	-
Property and Equipment, at cost:
Land	-	-	3,565	174	-	3,739
Buildings and improvements	-	-	34,652	1,111	-	35,763
Machinery and equipment	-	1,272	256,149	7,116	-	264,537
	-	1,272	294,366	8,401	-	304,039
Less accumulated depreciation	-	(467)	(163,392)	(3,930)	-	(167,789)
Total property and equipment, net	-	805	130,974	4,471	-	136,250
Other Assets:
Intangible assets, net	-	-	167,270	-	-	167,270
Goodwill	-	-	382,472	10,809	-	393,281
Deferred income taxes	-	-	761	2,844	-	3,605
Intercompany note receivable	-	1,097,761	-	-	(1,097,761)	-
Other	-	31,670	1,248	-	-	32,918
Total other assets	-	1,129,431	551,751	13,653	(1,097,761)	597,074
	$(143,831)	$832,876	$909,333	$41,755	$(628,832)	$1,011,301

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$-	$3,472	$60,909	$3,718	$-	$68,099
Accrued expenses and taxes	-	37,378	52,062	2,791	-	92,231
Total current liabilities	-	40,850	112,971	6,509	-	160,330
Deferred income taxes	-	-	2,940	-	-	2,940
Intercompany note payable	-	-	1,088,999	8,762	(1,097,761)	-
Other long term liabilities	-	9,079	55,026	979	-	65,084
Long-term debt due to related parties	-	-	-	-	-	-
Long-term debt	-	926,778	-	-	-	926,778
Commitments and contingencies
Stockholder's Equity (Deficit):
Preferred stock	-	-	-	-	-	-
Common stock	-	-	-	-	-	-
Additional paid-in-capital	324,174	324,174	178,106	10,070	(512,350)	324,174
(Accumulated deficit) retained earnings	(469,643)	(469,643)	(528,709)	13,797	984,555	(469,643)
Accumulated other
comprehensive income	1,638	1,638	-	1,638	(3,276)	1,638
Total stockholder's (deficit) equity	(143,831)	(143,831)	(350,603)	25,505	468,929	(143,831)
	$(143,831)	$832,876	$909,333	$41,755	$(628,832)	$1,011,301

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2009

(Amounts in thousands)	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
ASSETS	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated
Current Assets:
Cash and cash equivalents	$-	$7,341	$2,592	$7,130	$-	$17,063
Accounts receivable, net	-	-	86,657	7,771	-	94,428
Inventories:
Raw materials	-	-	35,151	4,636	-	39,787
Work in process	-	-	22,632	711	-	23,343
Finished goods	-	-	32,505	2,445	-	34,950
Total inventory	-	-	90,288	7,792	-	98,080
Prepaid expenses and other
current assets	-	512	15,793	3,143	-	19,448
Deferred income taxes	-	-	5,748	14	-	5,762
Total current assets	-	7,853	201,078	25,850	-	234,781
Investments in subsidiaries	(313,482)	(320,928)	-	-	634,410	-
Property and Equipment, at cost:
Land	-	-	3,565	167	-	3,732
Buildings and improvements	-	-	34,639	1,048	-	35,687
Machinery and equipment	-	1,272	253,233	6,814	-	261,319
	-	1,272	291,437	8,029	-	300,738
Less accumulated depreciation	-	(425)	(155,023)	(3,588)	-	(159,036)
Total property and equipment, net	-	847	136,414	4,441	-	141,702
Other Assets:
Intangible assets, net	-	-	174,064	-	-	174,064
Goodwill	-	-	382,472	10,366	-	392,838
Deferred income taxes	-	-	-	2,716	-	2,716
Intercompany note receivable	-	1,101,260	-	-	(1,101,260)	-
Other	-	34,704	1,228	-	-	35,932
Total other assets	-	1,135,964	557,764	13,082	(1,101,260)	605,550
	$(313,482)	$823,736	$895,256	$43,373	$(466,850)	$982,033

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$-	$4,354	$45,352	$3,127	$-	$52,833
Accrued expenses and taxes	-	22,745	47,424	2,254	-	72,423
Total current liabilities	-	27,099	92,776	5,381	-	125,256
Deferred income taxes	-	-	4,211	-	-	4,211
Intercompany note payable	-	-	1,088,999	12,261	(1,101,260)	-
Other long term liabilities	-	9,722	54,990	939	-	65,651
Long-term debt due to related parties	-	281,376	-	-	-	281,376
Long-term debt	-	819,021	-	-	-	819,021
Commitments and contingencies
Stockholder's Equity (Deficit):
Preferred stock	-	-	-	-	-	-
Common stock	-	-	-	-	-	-
Additional paid-in-capital	209,939	209,939	153,646	7,246	(370,831)	209,939
(Accumulated deficit) retained earnings	(523,745)	(523,745)	(499,366)	13,439	1,009,672	(523,745)
Accumulated other
comprehensive income (loss)	324	324	-	4,107	(4,431)	324
Total stockholder's (deficit) equity	(313,482)	(313,482)	(345,720)	24,792	634,410	(313,482)
	$(313,482)	$823,736	$895,256	$43,373	$(466,850)	$982,033

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the three months ended April 3, 2010

(Amounts in thousands)	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated
Cash flows from operating
activities:
Net income (loss)	$54,102	$54,102	$(29,343)	$358	$(25,117)	$54,102
Adjustments to reconcile net
income (loss) to cash provided by
(used in) operating activities:
Depreciation and amortization
expense	-	42	15,217	195	-	15,454
Non-cash interest expense, net	-	2,730	-	-	-	2,730
Gain on foreign currency transactions	-	-	-	(104)	-	(104)
Gain on extinguishment of debt	-	(98,187)	-	-	-	(98,187)
Deferred income taxes	-	-	3,716	30	-	3,746
Equity in subsidiaries' net income (loss)	(54,102)	28,985	-	-	25,117	-
Changes in operating assets and
liabilities:
Accounts receivable, net	-	-	(19,426)	(734)	-	(20,160)
Inventories	-	-	(11,956)	870	-	(11,086)
Prepaid expenses and other
current assets	-	13	(1,679)	(810)	-	(2,476)
Accounts payable	-	(882)	15,553	438	-	15,109
Accrued expenses and taxes	-	14,142	5,771	516	-	20,429
Cash payments on restructuring liabilities	-	-	(1,094)	-	-	(1,094)
Other	-	5	1	115	-	121
Net cash provided by (used in)
operating activities	-	950	(23,240)	874	-	(21,416)
Cash flows from investing
activities:
Capital expenditures	-	-	(2,987)	(42)	-	(3,029)
Proceeds from sale of assets	-	-	1	-	-	1
Net cash used in
investing activities	-	-	(2,986)	(42)	-	(3,028)
Cash flows from financing
activities:
Proceeds from long-term debt	-	145,709	-	-	-	145,709
Net revolver borrowings	-	40,000	-	-	-	40,000
Payments on long-term debt	-	(141,191)	-	-	-	(141,191)
Proceeds from intercompany						-
investment	-	(20,001)	24,462	(4,461)	-	-
Debt issuance costs paid	-	(4,868)	-	-	-	(4,868)
Equity contributions	-	1,200	-	-	-	1,200
Equity repurchases	-	(1,900)	-	-	-	(1,900)
Net cash provided by (used in)
financing activities	-	18,949	24,462	(4,461)	-	38,950
Impact of exchange rate movement
on cash	-	-	-	90	-	90
Net increase (decrease) in cash
and cash equivalents	-	19,899	(1,764)	(3,539)	-	14,596
Cash and cash equivalents at the
beginning of the period	-	7,341	2,592	7,130	-	17,063
Cash and cash equivalents at the end
of the period	$-	$27,240	$828	$3,591	$-	$31,659

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the three months ended April 4, 2009

(Amounts in thousands)	Guarantor	Issuer		Non-
	Ply Gem	Ply Gem	Guarantor	Guarantor	Consolidating
	Holdings, Inc.	Industries, Inc.	Subsidiaries	Subsidiary	Adjustments	Consolidated
Cash flows from operating
activities:
Net loss	$(55,538)	$(55,538)	$(50,292)	$(852)	$106,682	$(55,538)
Adjustments to reconcile net
loss to cash provided by
(used in) operating activities:
Depreciation and amortization
expense	-	43	13,683	170	-	13,896
Non-cash interest expense, net	-	2,044	-	-	-	2,044
Loss on foreign currency transactions	-	-	-	88	-	88
Deferred income taxes	-	-	(15,133)	37	-	(15,096)
Equity in subsidiaries' net income (loss)	55,538	51,144	-	-	(106,682)	-
Changes in operating assets and
liabilities:
Accounts receivable, net	-	-	(18,124)	2,198	-	(15,926)
Inventories	-	-	16,519	525	-	17,044
Prepaid expenses and other
current assets	-	184	(1,800)	(1,201)	-	(2,817)
Accounts payable	-	256	(10,696)	(1,074)	-	(11,514)
Accrued expenses and taxes	-	13,979	2,301	5,125	-	21,405
Cash payments on restructuring liabilities	-	-	(1,926)	-	-	(1,926)
Other	-	11	(32)	(355)	-	(376)
Net cash provided by (used in)
operating activities	-	12,123	(65,500)	4,661	-	(48,716)
Cash flows from investing
activities:
Capital expenditures	-	(109)	(2,301)	(36)	-	(2,446)
Proceeds from sale of assets	-	-	21	-	-	21
Net cash used in
investing activities	-	(109)	(2,280)	(36)	-	(2,425)
Cash flows from financing
activities:
Proceeds from revolver borrowings	-	10,000	-	-	-	10,000
Proceeds from intercompany						-
investment	-	(54,465)	64,073	(9,608)	-	-
Debt issuance costs paid	-	(26)	-	-	-	(26)
Net cash provided by (used in)
financing activities	-	(44,491)	64,073	(9,608)	-	9,974
Impact of exchange rate movement
on cash	-	-	-	93	-	93
Net decrease in cash
and cash equivalents	-	(32,477)	(3,707)	(4,890)	-	(41,074)
Cash and cash equivalents at the
beginning of the period	-	46,181	4,490	7,618	-	58,289
Cash and cash equivalents at the end
of the period	$-	$13,704	$783	$2,728	$-	$17,215

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Ply Gem since the date of this prospectus.

Until August 30, 2010, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.